Use these links to rapidly review the document

INDEX TO FINANCIAL STATEMENTS

As filed with the Securities and Exchange Commission on December 31, 2009

Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-11

FOR REGISTRATION UNDER THE SECURITIES ACT OF 1933
OF SECURITIES OF CERTAIN REAL ESTATE COMPANIES

Government Properties Income Trust
(Exact name of registrant as specified in governing instruments)

400 Centre Street
Newton, Massachusetts 02458
(617) 219-1440
(Address, including zip code, and telephone number,
including area code, of registrant's principal executive offices)

David M. Blackman
Treasurer and Chief Financial Officer
Government Properties Income Trust
400 Centre Street
Newton, Massachusetts 02458
(617) 219-1440
(Name, address, including zip code, and telephone number, including area code, of agent for service)

COPIES TO:

William J. Curry Sullivan & Worcester LLP One Post Office Square Boston, Massachusetts 02109 (617) 338-2800	Bartholomew A. Sheehan Sidley Austin LLP 787 Seventh Avenue New York, New York 10019 (212) 839-5300

        Approximate date of commencement of proposed sale to the public:    As soon as practicable after the Registration Statement becomes effective.

          If any of the Securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act, check the following box. ☐

          If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering ☐

          If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

          If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

          If delivery of the prospectus is expected to be made pursuant to Rule 434, check the following box. ☐

          Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of "large accelerated filer" "accelerated filer" and "smaller reporting company" in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☐	Non-accelerated filer ☒ (Do not check if a smaller reporting company)	Smaller reporting company ☐

CALCULATION OF REGISTRATION FEE

Title of securities to be registered	Proposed maximum aggregate offering price(1)	Amount of registration fee(2)

Common Shares of Beneficial Interest, $0.01 par value per share	$174,242,250	12,423.47

(1)
Estimated solely for the purposes of calculating the registration fee pursuant to Rule 457(o) of the Securities Act of 1933, as amended.

(2)
Calculated pursuant to Rule 457(o) of the Securities Act of 1933, as amended.

          The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and we are not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

PROSPECTUS (Subject to Completion)

Issued December 31, 2009

6,500,000 Shares

Government Properties Income Trust

Common Shares of Beneficial Interest

We are a Maryland real estate investment trust that owns and intends to invest in properties that are majority leased to government tenants. We own 33 properties and have entered into a binding purchase and sale agreement to acquire an additional property. Together, our owned properties and the property that we expect to acquire are located in 16 states and the District of Columbia; these properties contain approximately 4.2 million rentable square feet, of which approximately 96.1% is leased to the U.S. Government and four state governments.

We are offering 6,500,000 of our common shares of beneficial interest, $0.01 par value per share, or Shares. We expect to use the net proceeds of this offering to reduce amounts outstanding under our secured revolving credit facility and to fund our business activities, including some or all of the purchase price of our pending acquisition.

Our Shares are traded on the New York Stock Exchange, or the NYSE, under the trading symbol "GOV." On December 22, 2009, the last reported sale price of our Shares by the NYSE was $23.45 per share.

We are organized as a Maryland real estate investment trust and intend to elect and qualify to be taxed as a real estate investment trust for U.S. federal income tax purposes, or a REIT, commencing with our taxable year ending December 31, 2009. Subject to certain exceptions described herein, our Amended and Restated Declaration of Trust provides that no person may own, or be deemed to own, more than 9.8% of the number or value of shares of any class or series of our outstanding shares of beneficial interest, including our Shares.

Investing in our Shares involves risks. See "Risk Factors" beginning on page 13.

PRICE $              A SHARE

	Price to Public	Underwriting Discounts and Commissions	Proceeds, Before Expenses, to Us
Per Share	$	$	$
Total	$	$	$

We have granted the underwriters the right to purchase up to an additional 975,000 Shares to cover over-allotments.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The underwriters expect to deliver the Shares to purchasers on January      , 2010.

MORGAN STANLEY

January      , 2010

U.S. Defense Intelligence Agency
Landover, MD

Pending acquisition: Closing Expected During First Quarter 2010
Rentable square feet: 266,000

U.S. Occupational Health and Safety Administration
Arlington Heights, IL

Recent acquisition: December 2009
Rentable square feet: 57,770

California National Guard Headquarters
Sacramento, CA

Recent acquisition: December 2009
Rentable square feet: 110,500

U.S. Postal Service
Nashua, NH

Recent acquisition: August 2009
Rentable square feet: 321,800

California Department of Finance
Sacramento, CA

Recent acquisition: December 2009
Rentable square feet: 163,425

U.S. Bureau of Land Management
Cheyenne, WY

Rentable square feet: 122,647

U.S. Department of Energy
Richland, WA

Rentable square feet: 92,914

U.S. Centers for Disease Control
Atlanta, GA

Rentable square feet: 151,252

U.S. Bureau of Reclamation
Lakewood, CO

Rentable square feet: 71,208

        You should rely only on the information contained in this prospectus. We have not, and the underwriters have not, authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. We are not, and the underwriters are not, making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. You should assume that the information appearing in this prospectus is accurate only as of the date on the front cover of this prospectus. Our business, financial condition, results of operations and prospects may have changed since that date.

        Unless the content otherwise requires, references in this prospectus to "we," "us" or "our" mean Government Properties Income Trust and its consolidated subsidiaries, and references in this prospectus to "HRP" mean HRPT Properties Trust and its consolidated subsidiaries. References in this prospectus to our "Declaration of Trust" and our "Bylaws" refer to our Amended and Restated Declaration of Trust and our Amended and Restated Bylaws, respectively.

        References in this prospectus to a "government tenant" mean a tenant that is, or is majority controlled by (whether through equity ownership or voting control), a nation or government, a state or other political subdivision thereof, any federal, state, local or foreign entity or organization exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government, including any governmental authority, agency, department, board, commission or instrumentality of the United States, any state of the United States or any political subdivision thereof, and any tribunal. References in this prospectus to properties that are "majority leased to government tenants" mean properties where 50% or more of the rentable square feet of such property is then leased to one or more government tenants.

 STATEMENT CONCERNING LIMITED LIABILITY

        THE AMENDED AND RESTATED DECLARATION OF TRUST ESTABLISHING GOVERNMENT PROPERTIES INCOME TRUST, DATED JUNE 8, 2009, AS FILED WITH THE STATE DEPARTMENT OF ASSESSMENTS AND TAXATION OF MARYLAND, PROVIDES THAT NO TRUSTEE, OFFICER, SHAREHOLDER, EMPLOYEE OR AGENT OF GOVERNMENT PROPERTIES INCOME TRUST SHALL BE HELD TO ANY PERSONAL LIABILITY, JOINTLY OR SEVERALLY, FOR ANY OBLIGATION OF, OR CLAIM AGAINST, GOVERNMENT PROPERTIES INCOME TRUST. ALL PERSONS DEALING WITH GOVERNMENT PROPERTIES INCOME TRUST IN ANY WAY SHALL LOOK ONLY TO THE ASSETS OF GOVERNMENT PROPERTIES INCOME TRUST FOR THE PAYMENT OF ANY SUM OR THE PERFORMANCE OF ANY OBLIGATION.

PROSPECTUS SUMMARY

        This summary does not contain all of the information that you should consider before investing in our Shares. You should read the entire prospectus carefully before making an investment decision, especially the risks discussed under "Risk Factors." Unless otherwise stated, the information in this prospectus assumes that 6,500,000 Shares are sold at a public offering price of $23.45 per Share, which was the last reported sale price of our Shares on December 22, 2009, as reported on the NYSE, and that the over-allotment option granted to the underwriters is not exercised. Unless otherwise stated, rental income is the annualized rents from our tenants (including the tenant at the property in Landover, Maryland that we expect to acquire during the first quarter of 2010) pursuant to signed leases as of September 30, 2009, plus estimated expense reimbursements, and excludes lease value amortization.

Our Company

        We are a Maryland real estate investment trust that owns and intends to invest in properties that are majority leased to government tenants. We intend to elect and qualify to be taxed as a REIT for U.S. federal income tax purposes commencing with our taxable year ending December 31, 2009. We completed our initial public offering, or IPO, on June 8, 2009. At that time, we owned 29 properties consisting of approximately 3.3 million rentable square feet of space. Since the completion of our IPO, we have acquired four properties and have entered into a binding purchase and sale agreement to acquire an additional property; these five properties are majority leased to government tenants and have an aggregate purchase price of approximately $133.0 million, including the assumption of $24.8 million of mortgage debt associated with the property that we expect to acquire during the first quarter of 2010. Our pending acquisition is subject to customary closing conditions and no assurance can be given that it will be consummated. In aggregate, these five properties include 919,495 rentable square feet and are 99.7% occupied, with a weighted average remaining lease term (based on rentable square feet) of approximately 6.6 years.

As of September 30, 2009 and pro forma for our recent and pending acquisitions, 28 of our properties are leased primarily to the U.S. Government and six of our properties are leased to the States of California, Maryland, Minnesota and South Carolina, or the State Governments. Pro forma for our recent and pending acquisitions, approximately 83.9% of our rental income as of September 30, 2009 would have been paid by the U.S. Government and 9.9% would have been paid by the State Governments, while approximately 6.2% would have been paid by non-government tenants. The following chart and table depict the geographic and tenant diversity of our properties based on annualized rental income as of September 30, 2009, pro forma for our recent and pending acquisitions:	Geographic Diversity D.C., MD and VA, or the DC metro area, comprise approximately 34.3%

 Tenant Diversity

Tenant and Agency Occupant	Pro forma Rentable Square Feet as of September 30, 2009		Pro forma Rental Income as of September 30, 2009
	(in thousands)	(percent of total)	(in thousands)	(percent of total)
U.S. Government:
Centers for Disease Control	481	11.4%	$9,718	10.7%
Internal Revenue Service	532	12.6%	8,873	9.7%
Department of Justice	229	5.4%	8,801	9.7%
Immigration and Customs Enforcement	235	5.6%	8,039	8.8%
Federal Bureau of Investigation	191	4.5%	5,426	6.0%
Defense Intelligence Agency	266	6.3%	4,775	5.2%
Department of Energy	206	4.9%	4,131	4.5%
Food and Drug Administration	101	2.4%	3,495	3.8%
Defense Information Systems Agency	163	3.9%	3,409	3.7%
Drug Enforcement Administration	148	3.5%	3,161	3.5%
Bureau of Reclamation	142	3.4%	2,976	3.3%
Department of Veterans Affairs	175	4.1%	2,742	3.0%
U.S. Postal Service	322	7.6%	2,657	2.9%
Occupational Health and Safety Administration	58	1.4%	1,951	2.1%
Department of the Interior	71	1.7%	1,801	2.0%
Financial Management Service	98	2.3%	1,540	1.7%
Environmental Protection Agency	43	1.0%	1,514	1.7%
Bureau of Land Management	123	2.9%	1,459	1.6%

Subtotals	3,584	84.9%	76,468	83.9%
States:
California—Various State Agencies	255	6.0%	5,748	6.3%
Maryland—Various State Agencies	85	2.0%	1,200	1.3%
South Carolina—Department of Labor, Licensing & Regulation	72	1.7%	1,064	1.2%
Minnesota—State Lottery	61	1.5%	1,025	1.1%

Subtotals	473	11.2%	9,037	9.9%
35 Non Government Tenants	148	3.5%	5,659	6.2%

Subtotal Leased Square Feet	4,205	99.6%	91,164	100.0%
Available for Lease	18	0.4%	—	—%

Total	4,223	100.0%	$91,164	100.0%

        Federal, state and local governments are among the largest users of leased real estate in the United States. We believe that the expected increase in government regulation resulting from the recent economic recession will increase the U.S. Government's demand for leased office space. Similarly, we believe that budgetary pressures may cause an increased demand for leased space, as opposed to government owned space, among government tenants generally. Our business plan is to maintain our properties, seek to renew our leases as they expire, selectively acquire additional properties that are majority leased to government tenants and pay distributions to our shareholders.

Recent Developments

  Investment Activity

        Since the completion of our IPO on June 8, 2009, we have acquired four properties and have entered into a binding purchase and sale agreement to acquire one additional property. These properties are majority leased to government tenants and have an aggregate purchase price of approximately $133.0 million, including the assumption of $24.8 million of mortgage debt associated with the property that we expect to acquire during the first quarter of 2010. These five properties include 919,495 rentable square feet and are 99.7% occupied with a weighted average remaining lease term (based on rentable square feet) of approximately 6.6 years.

  •
  In August 2009, we acquired an industrial property in Nashua, New Hampshire with 321,800 rentable square feet, which is 100% leased to the United States Postal Service, or USPS, for $18.2 million.

  •
  In December 2009, we acquired an office property in Sacramento, California with 163,425 rentable square feet, which is approximately 62% leased to the State of California and occupied by the California Department of Finance, for $40.0 million.

  •
  In December 2009, we acquired a second office property in Sacramento, California with 110,500 rentable square feet, which is 100% leased to the State of California and occupied by the California National Guard, for $15.1 million.

  •
  In December 2009, we acquired an office property in Arlington Heights, Illinois with 57,770 rentable square feet, which is 100% leased to the U.S. Government and occupied by the Occupational Health and Safety Administration, or OSHA, for $16.0 million.

  •
  In November 2009, we entered into a binding purchase and sale agreement to acquire an office and warehouse building located in Landover, Maryland with 266,000 rentable square feet, which is 100% leased to the U.S. Government and occupied by the Defense Intelligence Agency, with a purchase price of $43.7 million. This property is encumbered by a mortgage for $24.8 million that is currently not prepayable. We have completed our acquisition diligence for this property and expect to assume this mortgage and acquire this property during the first quarter of 2010; however, no assurance can be given that this acquisition will be consummated in that time period or at all.

        Beginning in the first quarter of 2009, we are required to expense all of the costs associated with acquiring properties. Prior to the first quarter 2009, these expenses were capitalized into the cost of acquired properties. As a result of our acquisition activity, we expect to incur approximately $818,000 in expenses in the fourth quarter of 2009. Given the timing of recent and pending acquisitions, we will record minimal revenues in the fourth quarter of 2009 for recent acquisitions we acquired in December 2009, and we will not record any revenue in the fourth quarter of 2009 for our pending acquisition.

        In December 2009, we entered into an agreement to acquire an office property in Lakewood, Colorado with 166,745 rentable square feet, which is 100% leased to the U.S. Government, with a purchase price of approximately $29.1 million. This property is encumbered by a mortgage for approximately $10.4 million that is currently not prepayable. We are currently conducting ongoing acquisition due diligence with respect to this property, and assuming successful completion of our due diligence review and satisfaction of the other closing conditions specified in the purchase and sale agreement, we expect to consummate this acquisition during the first quarter of 2010. However, no assurance can be given that this acquisition will be consummated in that time period or at all.

        The following table provides additional information about our recent and pending acquisitions:

					As of September 30, 2009
Property	Primary Tenant—Occupant	Acquisition Price		Year Built(1)	Rentable Square Feet	Occupancy	Weighted Average Remaining Lease Term (years)(2)
		(in thousands)
Recent Acquisitions
10-12 Celina Drive, Nashua, NH	U.S. Postal Service	$18,200		1997	321,800	100%	3.4
915 L Street, Sacramento, CA	State of California— Department of Finance	40,000		1988	163,425	98%	6.3
9800 Goethe Road, Sacramento, CA	State of California— California National Guard	15,085		1993	110,500	100%	7.8
2020 S. Arlington Heights Road, Arlington Heights, IL	U.S. Government— Occupational Health and Safety Administration	16,025		2002	57,770	100%	8.3

Subtotals		89,310			653,495	99%	5.3
Pending Acquisition(3)
3300 75th Avenue, Landover, MD	U.S. Government— Defense Intelligence Agency	43,650	(4)	2004	266,000	100%	9.9

Total		$132,960			919,495	99.7%	6.6

(1)
Year built is year developed or year substantial renovations were completed. Substantial renovations are those costing in excess of 25% of our investment in the property.

(2)
The weighted average remaining lease term is calculated based on rentable square feet.

(3)
We currently expect to complete this acquisition during the first quarter of 2010; however, no assurance can be given that this acquisition will be consummated in that time period or at all.

(4)
Acquisition price includes $24.8 million of mortgage debt expected to be assumed in connection with the acquisition.

  Investment in Affiliated Insurance Company

        In December 2009, we invested $5.1 million in Affiliated Insurance Company, or AIC, an Indiana Insurance Company, with Reit Management & Research LLC, or RMR, and other companies to which RMR provides management services. AIC was formed and licensed to provide insurance and risk management services. We currently own approximately 14.3% of this insurance company. Through this insurance business, we may benefit financially by possibly reducing insurance expenses and/or by having our pro rata share of any profits realized by this insurance business. However, AIC has not yet commenced providing insurance or risk management services to any party, including us. For more information about this investment, see "Certain Relationships and Related Person Transactions."

Distributions

        We intend to pay regular quarterly distributions to holders of our Shares. Our current quarterly distribution rate is $0.40 per Share ($1.60 on an annualized basis). However, the timing and amount of any distributions will be at the discretion of our Board of Trustees and will depend upon various factors that our Board of Trustees deems relevant, including our results of operations, our financial condition, our capital requirements, our funds from operations, or FFO, our cash available for distribution, restrictive covenants in our financial or other contractual arrangements (including our secured revolving credit facility), economic conditions and restrictions under Maryland law. In October 2009, we declared a common share distribution of $0.50 per Share. This distribution consisted of a regular quarterly distribution of $0.40 per Share with respect to the quarter ended September 30, 2009, plus an additional $0.10 relating to the 22 days after the completion of our IPO during the prior quarter. In December 2009, we declared a regular quarterly common share distribution of $0.40 per Share with respect to the quarter ended December 31, 2009. This distribution will be paid on or about January 29, 2010 to our shareholders of record on December 21, 2009. Persons who purchase Shares in this offering will not receive this distribution. Subject to the approval of our Board of Trustees, we expect to declare our next regular quarterly distribution shortly before or after March 31, 2010. Shareholders who purchase Shares in this offering and who continue to own those Shares through the record date for any such distribution will receive that distribution. For more information, see "Distribution Policy."

Investment Highlights

  •
  Strong Credit Quality Tenants.  Pro forma for our recent and pending acquisitions, approximately 83.9% of our rental income as of September 30, 2009 would have been paid by the U.S. Government and approximately 9.9% would have been paid by the State Governments. We currently expect that our future investments will be focused on properties that are majority leased to government tenants. We believe that government tenants generally have strong credit characteristics and are less likely to default under lease obligations than commercial tenants. Accordingly, we believe that our expected distributions may be more secure than the distributions paid by many other REITs.

  •
  Favorable Lease Renewal Experience.  Based on the experience of our manager, RMR, we believe that properties leased to government tenants are typically relet to the same tenant or another government tenant. During the period that RMR has managed the properties that comprise our portfolio, all of the space in our government leased properties that has been relet was relet to a government tenant.

  •
  Significant Presence in the DC Metro Area.  Pro forma for our recent and pending acquisitions, approximately 34.3% of our rental income as of September 30, 2009 would have been paid by tenants located in the DC metro area. We believe that the DC metro area has one of the most stable bases of office employment in the United States and it is less likely to experience high office vacancy rates than most other areas of the country.

  •
  Growth Potential.  During the past 40 years, the amount of space owned by the Government Services Administration, or the GSA, which administers most of the non-military real estate requirements of the U.S. Government, has remained relatively constant, but the amount of GSA leased space has increased from approximately 46 million square feet to approximately 178 million square feet. Due to the large amount of space currently leased to government tenants and our belief that government demand for leased office space will increase, we believe that we will have significant opportunities to acquire additional properties that are majority leased to government tenants.

  •
  Access to Capital; Conservative Capital Structure.  We have a $250 million secured revolving credit facility. Pro forma for our recent and pending acquisitions, as of September 30, 2009, the aggregate principal amount outstanding under our secured revolving credit facility would have been approximately $155.3 million and our ratio of debt to undepreciated book value of our properties would have been approximately 25.3%. We expect to use the net proceeds of this offering to reduce amounts outstanding under our secured revolving credit facility and to fund our business activities, including some or all of the purchase price of our pending acquisition. As adjusted for the use of net proceeds from this offering to reduce the amount outstanding under our secured revolving credit facility and assuming completion of our pending acquisition, we expect our debt will be approximately $33.6 million, or approximately 5.5% of the pro forma undepreciated book value of our properties. Our current policy is to limit our total debt to no more than 50% of the undepreciated book value of our properties.

  •
  Exclusive Focus on Acquiring Properties Majority Leased to Government Tenants.  We are the only public real estate company with an exclusive focus on acquiring and owning properties that are majority leased to government tenants. We believe that our exclusive focus on properties that are majority leased to government tenants, combined with our access to a committed secured revolving credit facility, may provide us with a competitive advantage in acquiring additional properties.

  •
  Experienced Management.  Because of RMR's experience in leasing to government tenants, we believe that our management by RMR is a competitive advantage which may help us to meet government tenants' special needs, retain government tenants when their leases expire and locate additional properties for investment that are majority leased to government tenants.

Our History and Management

        We were organized under Maryland law on February 17, 2009 as a wholly owned subsidiary of HRP. HRP is a NYSE listed REIT that owns office and industrial properties with a historical cost of over $6 billion. We were organized to concentrate the ownership of certain HRP properties that are majority leased to government tenants and to expand such investments. On April 24, 2009, we acquired 100% ownership of the properties that we owned at the time of our IPO by means of a contribution from HRP to one of our subsidiaries. On June 8, 2009, we issued 10,000,000 Shares in our IPO and became a separate publicly owned company. Thereafter, our underwriters exercised their over-allotment option and we sold an additional 1,500,000 Shares on June 30, 2009.

        We do not have any employees. Instead, we are managed by RMR and the services typically provided by employees and most of our other required general and administrative services are provided to us by RMR. RMR, which began operations in 1986, manages one of the largest combinations of publicly owned real estate in the United States, including at September 30, 2009 over 1,350 commercial properties located in 45 states, the District of Columbia, Puerto Rico and Ontario, Canada, with a historical cost of approximately $17 billion. RMR has approximately 580 employees in its Boston area headquarters and in regional offices throughout the United States, including an office in Washington, D.C. that is focused on leasing to government tenants. RMR began managing properties leased to government tenants in 1997. RMR has extensive experience in dealing with the GSA and government leasing requirements. RMR also manages HRP, two other NYSE listed REITs and two publicly owned real estate based operating companies. RMR is owned by Barry Portnoy and Adam Portnoy who are our Managing Trustees. Adam Portnoy is also our President. For more information, see "Manager."

Relationship with HRP

        In connection with our formation, HRP invested $5 million in us and we issued 9,950,000 of our Shares to HRP, which it continues to own. On April 24, 2009, HRP contributed the properties that we owned at the time of our IPO to one of our subsidiaries and made an additional contribution to us of approximately $1.8 million, and we borrowed $250 million under our secured revolving credit facility and distributed these funds to HRP. In connection with our IPO, HRP advanced approximately $6 million to us to pay certain expenses associated with our IPO, which was repaid in full following completion of our IPO with a borrowing under our secured revolving credit facility. HRP currently owns 46.3% of our outstanding Shares.

        HRP has a history of successfully divesting certain of its properties into new REITs that, over time, have become separately owned. In 1995, HRP created Hospitality Properties Trust, or HPT, a REIT that invests in hotels and other hospitality properties, and in 1999, HRP created Senior Housing Properties Trust, or SNH, a REIT that invests in senior living and healthcare related real estate. When HPT and SNH were created they were each wholly owned by HRP. Over time, as HPT and SNH grew their respective investments and issued new shares, and as HRP distributed or gradually sold its shares in HPT and SNH, HRP's ownership interest in each REIT declined to zero. HRP's percentage ownership of us will decrease to 35.6% as a result of this offering (34.4% if the underwriters exercise in full their over-allotment option). We, our trustees, our executive officers and HRP have agreed, subject to certain exceptions, not to sell or transfer any Shares for a period of 90 days after the date of this prospectus without first obtaining the written consent of Morgan Stanley & Co. Incorporated. HRP may dispose of its Shares after the 90 day period, but has advised us that it has no present intention to do so.

        Upon completion of our IPO, we entered into a transaction agreement with HRP, or the transaction agreement, governing our separation from and relationship with HRP. Under the transaction agreement, while HRP owns more than 10% of our outstanding Shares or we and HRP have common management, HRP will not acquire ownership of properties that are majority leased to government tenants unless a majority of our Independent Trustees have decided not to make the acquisition, and we will not acquire ownership of properties that are not majority leased to government tenants unless a majority of HRP's Independent Trustees have decided not to make the acquisition. HRP currently owns 18 properties, with approximately 2.2 million rentable square feet, that are majority leased to government tenants. Under the transaction agreement, while HRP owns more than 10% of our outstanding Shares or we and HRP have common management, we have a right of first refusal to acquire any property owned by HRP that HRP determines to divest if the property is then majority leased to government tenants. For more information, see "Certain Relationships and Related Person Transactions."

Our Management Agreements with RMR

        RMR receives management fees from us, of which there are three components:

  •
  Business Management Base Fee.  There are two components of the business management fee. The annual amount of the business management base fee is equal to the sum of (a) 0.5% of the historical cost to HRP of any properties transferred to us by HRP and (b) 0.7% of our cost of any properties we acquire up to and including $250 million, including our recent and pending acquisitions, plus 0.5% of our cost of any additional properties in excess of $250 million.

  •
  Property Management Fee.  The amount of the property management fee is equal to 3% of the gross rents we collect from tenants, plus 5% of any construction costs we incur for building improvements, tenant fit out and other tenant inducements.

  •
  Incentive Fee.  Beginning with the year ending December 31, 2010, the annual amount of any incentive fee will be equal to 15% of any increase in FFO Per Share (as defined in our business management agreement) for such year over FFO Per Share in the prior year, multiplied by the weighted average number of Shares outstanding during the year to which the fee applies calculated on a fully diluted basis; provided, however, the incentive fee for any year will not exceed $0.02 per Share multiplied by such weighted average number of Shares outstanding on a fully diluted basis. For purposes of calculating any incentive fee for the year ending December 31, 2010, our 2009 FFO Per Share will be calculated based on annualized figures for the period beginning June 8, 2009, which was the day on which we completed our IPO, and ending on December 31, 2009. Any incentive fees earned by RMR will be paid in Shares.

        The business management base fee and property management fee that we pay to RMR with respect to the properties transferred to us by HRP do not exceed the corresponding fees that HRP would have paid to RMR with respect to such properties had we remained wholly owned by HRP. Accordingly, RMR will not receive any increase in the business management base fee or the property management fee as a result of the transfer to us of any properties by HRP. Also, the incentive fee that RMR will be eligible to receive from us for the year ending December 31, 2010 will be substantially similar in structure to the incentive fee that HRP currently pays to RMR, but with a maximum amount of $0.02 per Share. As a separate publicly traded company, we may be able to increase our investments in properties that are majority leased to government tenants more quickly than HRP might be able to increase such investments, and, as we increase our investments, RMR's fees will increase. We do not pay RMR any acquisition, leasing, disposition or financing fees. On a pro forma basis, taking account of our recent and pending acquisitions, the annualized business management base fee and the annualized property management fee payable by us to RMR, in aggregate, would have been approximately $6.2 million.

        Under our management agreements with RMR, we acknowledge that RMR manages other businesses, including HRP, SNH and HPT, and will not be required to present us with opportunities to invest in properties that are primarily of a type that are within the investment focus of another business now or in the future managed by RMR. As a result, while we are managed by RMR, we will have limited ability to invest in properties other than properties that are majority leased to government tenants. Under our business management agreement, RMR has agreed not to present other businesses that it now or in the future manages with opportunities to invest in properties that are majority leased to government tenants unless our Independent Trustees have determined not to invest in the opportunity. For more information, see "Manager."

Risk Factors

        The following is a summary of certain material risks you will be exposed to by investing in our Shares:

  •
  There are a limited number of properties that are majority leased to government tenants and competition to buy these properties may be significant. Accordingly, we may not be able to grow our business.

  •
  The weighted average remaining term, based upon rent, of our current leases is 4.2 years. Pro forma for our recent and pending acquisitions, as of September 30, 2009 the weighted average remaining term, based upon rent, of our leases would have been 4.7 years. When our leases expire, we may be unable to relet our properties to current or new tenants at rental rates that equal or exceed current rates.

  •
  Changes in government requirements for leased space, including changes to the U.S. Government's budget for construction, repair and alteration of federal buildings, may make it more difficult for us to retain our government tenants or to locate additional properties that are majority leased to government tenants. Some of our government tenants have the right to vacate our properties and terminate their lease obligations before their lease terms expire.

  •
  The U.S. Government's "green lease" policies may require us to make expensive changes to our properties for them to remain competitive.

  •
  We have a concentration of properties in the DC metro area. An economic downturn or any significant increase in speculative development of office properties in the DC metro area may cause the occupancy and rents that we can achieve in that area to decline.

  •
  Real estate ownership is illiquid and involves risks of loss, damage and unforeseeable costs.

  •
  HRP's ownership of 35.6% of our Shares after completion of this offering may result in your inability to influence our policies. HRP's sale of our Shares which it owns, or the possibility of such a sale, may depress the market price of our Shares.

  •
  Provisions in the transaction agreement and our management agreements with RMR may restrict our investment activities and create conflicts of interest.

  •
  Our payment of distributions to our shareholders is not assured. Any distributions will be determined at the discretion of our Board of Trustees.

  •
  The trading market for our Shares may be volatile.

Tax Status

        We intend to elect and qualify to be taxed as a REIT under the Internal Revenue Code of 1986, as amended, or the Code, commencing with our taxable year ending December 31, 2009. If we qualify for taxation as a REIT, under current federal income tax law we generally will not be taxed on income we distribute to our shareholders so long as we distribute at least 90% of our annual REIT taxable income and satisfy a number of organizational and operational requirements to which REITs are subject. Even if we qualify for taxation as a REIT, we are subject to certain state and local taxes on our income and property. For more information, see "Federal Income Tax Considerations."

Restrictions on Ownership and Transfer of Shares

        Subject to certain exceptions, our Declaration of Trust provides that no person may own, or be deemed to own by virtue of the attribution provisions of the Code, more than 9.8% of the number or value of shares of any class or series of our outstanding shares of beneficial interest, including our Shares. These restrictions are intended to assist with our REIT compliance under the Code and otherwise to promote our orderly governance. These restrictions do not apply to HRP, RMR or their affiliates. For more information, see "Material Provisions of Maryland Law and of Our Declaration of Trust and Bylaws—Restrictions on Ownership and Transfers of Shares."

Our Address

        Our principal executive offices are located at 400 Centre Street, Newton, Massachusetts 02458 and our telephone number is (617) 219-1440.

THE OFFERING

        All of the Shares offered hereby are being sold by us.

Shares offered by us(1)	6,500,000 Shares
Total Shares to be outstanding after this offering(1)(2)	27,981,350 Shares
Use of proceeds

We estimate that the net proceeds we will receive from this offering, after deducting underwriting discounts and commissions and other estimated offering expenses, will be approximately $144.5 million (or approximately $166.2 million if the underwriters fully exercise their over-allotment option), in each case at an assumed public offering price of $23.45 per Share, the closing price of our Shares on the NYSE on December 22, 2009. We expect to use the net proceeds of this offering to reduce amounts outstanding under our secured revolving credit facility and to fund our business activities, including some or all of the purchase price of our pending acquisition.

Listing	Our Shares are listed on the NYSE under the trading symbol "GOV."

(1)
Does not include Shares issuable by us if the underwriters exercise their over-allotment option to purchase up to 975,000 additional Shares.

(2)
Includes (1) 9,950,000 Shares issued to HRP in the formation transactions for our company, (2) 11,500,000 Shares sold in our IPO, which includes 1,500,000 Shares sold in connection with the underwriters exercise of their over-allotment option, and (3) 31,350 Shares issued under our 2009 Incentive Share Award Plan, or the Plan, in September 2009 to our trustees, executive officers and certain employees of RMR.

SUMMARY SELECTED FINANCIAL AND PRO FORMA FINANCIAL INFORMATION

        You should read the following summary selected financial and pro forma financial information in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations," the audited Combined Financial Statements of Certain Government Properties (wholly owned by HRPT Properties Trust) and notes thereto, the unaudited Condensed Consolidated Financial Statements of Government Properties Income Trust and notes thereto and the unaudited Pro Forma Financial Statements of Government Properties Income Trust and notes thereto, all included elsewhere in this prospectus. The summary historical consolidated financial information for the nine months ended September 30, 2008 and 2009 have been derived from our unaudited condensed consolidated financial statements for the period of time for which we have been a separate public company and from Certain Government Properties (wholly owned by HRPT Properties Trust) for periods prior to our becoming a separate public company, appearing elsewhere in this prospectus. The summary historical balance sheet information as of September 30, 2009 has been derived from our unaudited condensed consolidated financial statements. The summary historical consolidated financial information for the years ended December 31, 2006, 2007 and 2008 and the summary historical consolidated balance sheet information as of December 31, 2007 and 2008 have been derived from the audited combined financial statements of Certain Government Properties (wholly owned by HRPT Properties Trust), appearing elsewhere in this prospectus. The summary pro forma consolidated financial information for the year ended December 31, 2008 and the nine months ended September 30, 2009 and the summary pro forma consolidated balance sheet information as of September 30, 2009 have been derived from our unaudited pro forma financial statements, appearing elsewhere in this prospectus. The summary selected financial and pro forma financial information in this section is not intended to replace these audited and unaudited financial statements. In addition, the pro forma balance sheet and income statement data below have been adjusted for our recent acquisitions completed since September 30, 2009, our pending acquisition, this offering and the use of the estimated net proceeds from this offering as described under "Use of Proceeds," and the income statement data has also been adjusted to reflect our formation transactions, our IPO and the application of the net proceeds therefrom and our Nashua, NH acquisition in August 2009. The summary selected financial and pro forma financial information below and the financial statements included in this prospectus do not necessarily reflect what our results of operations, financial position and cash flows would have been if we had operated as a stand-alone company during all periods presented, and these historical and pro forma results should not be relied upon as an indicator of our future performance.

	Year ended December 31,				Nine months ended September 30,
	2006	2007	2008	2008 Pro Forma	2008	2009	2009 Pro Forma
				(unaudited)	(unaudited)	(unaudited)	(unaudited)
	(amounts in thousands)
Operating information
Rental income	$70,861	$73,050	$75,425	$91,107	$55,957	$58,304	$69,909

Expenses:
Real estate taxes	7,106	7,247	7,960	9,562	5,951	6,250	7,430
Utility expenses	5,341	5,555	6,229	7,163	4,696	4,843	5,499
Other operating expenses	11,451	11,140	12,159	14,613	8,768	8,600	10,463
Depreciation and amortization	13,205	13,832	14,182	18,209	10,570	11,189	14,167
Acquisition costs	—	—	—	1,232	—	207	1,232
General and administrative	2,774	2,906	2,984	3,915	2,238	2,859	3,545

Total expenses	39,877	40,680	43,514	54,694	32,223	33,948	42,336
Operating income	30,984	32,370	31,911	36,413	23,734	24,356	27,573
Interest income	84	88	37	37	31	45	45
Interest expense	(558)	(359)	(141)	(4,245)	(127)	(3,832)	(3,498)

Net income	$30,510	$32,099	$31,807	$32,205	$23,638	$20,569	$24,120

	As of December 31,		As of September 30,
	2007	2008	2009	2009 Pro forma
			(unaudited)	(unaudited)
	(amounts in thousands)
Balance sheet information
Total real estate investments (before depreciation)	$488,077	$490,475	$508,331	$612,661
Total assets (after depreciation)	431,010	419,774	438,867	553,241
Total debt	3,592	134	65,375	33,564

	Year ended December 31,				Nine months ended September 30,
	2006	2007	2008	2008 Pro forma	2008	2009	2009 Pro forma
	(unaudited)	(unaudited)	(unaudited)	(unaudited)	(unaudited)	(unaudited)	(unaudited)
	(amounts in thousands, except property data)
Other information
Shares outstanding at end of period	—	—	—	27,981	—	21,481	27,981
Number of properties at end of period	29	29	29	34	29	30	34
Percent leased at end of period	99.1%	99.2%	99.3%	99.3%	99.6%	99.6%	99.6%
FFO(1)	$43,715	$45,931	$45,989	$51,646	$34,208	$31,965	$39,519

	Year ended December 31,			Nine months ended September 30,
	2006	2007	2008	2008	2009
				(unaudited)	(unaudited)
	(amounts in thousands)
Cash flows
Provided by operating activities	$43,191	$40,521	$44,944	$34,813	$27,271
Used in investing activities	(12,119)	(2,184)	(2,554)	(1,669)	(23,308)
Used in financing activities	(31,015)	(38,340)	(42,359)	(32,936)	(1,766)

(1)
We compute FFO as shown below. Our calculation of FFO differs from the National Association of Real Estate Investment Trust's, or NAREIT, definition because we exclude acquisition costs. We consider FFO to be an appropriate measure of performance for a REIT, along with net income and cash flow from operating, investing and financing activities. We believe that FFO provides useful information to investors because by excluding the effects of certain historical amounts, such as depreciation expense, FFO can facilitate a comparison of operating performances among REITs. FFO does not represent cash generated by operating activities in accordance with U.S. generally accepted accounting principles, or GAAP, and should not be considered an alternative to net income or cash flow from operating activities as a measure of financial performance or liquidity. FFO is one important factor considered by our Board of Trustees in determining the amount of distributions to shareholders. Other important factors include, but are not limited to, requirements to maintain our status as a REIT, limitations in our secured revolving credit facility, the availability of debt and equity capital to us and our expectations of future capital requirements and operating performance. The following table is a reconciliation of our net income to FFO:

	Year ended December 31,				Nine months ended September 30,
	2006	2007	2008	2008 Pro forma	2008	2009	2009 Pro forma
	(unaudited)	(unaudited)	(unaudited)	(unaudited)	(unaudited)	(unaudited)	(unaudited)
	(amounts in thousands)
Net income	$30,510	$32,099	$31,807	$32,205	$23,638	$20,569	$24,120
Depreciation and amortization	13,205	13,832	14,182	18,209	10,570	11,189	14,167
Acquisition costs	—	—	—	1,232	—	207	1,232

FFO	$43,715	$45,931	$45,989	$51,646	$34,208	$31,965	$39,519

RISK FACTORS

        Our business faces many risks. The risks described below are all of the material risks that we can identify at this time. You should carefully consider all of the risks described below and the other information contained in this prospectus before making a decision to buy our Shares. If any of these risks occur, our business, financial condition and results of operations could be harmed. In that case, the trading price of our Shares could decline and you might lose part or all of your investment in our Shares. Additional risks that we do not know of, or that we currently think are immaterial, may also become important factors that affect us and your investment in us.

Risks Related to Our Business

We may be unable to identify additional properties to acquire and grow our business.

        Our business plan is to acquire additional properties that are majority leased to government tenants. There are a limited number of such properties, and we will have fewer opportunities to grow our investments than REITs that purchase properties that are leased to both government and non-government tenants or that are not leased when they are acquired. Accordingly, our business plan to acquire additional properties that are majority leased to government tenants may not succeed.

We may be unable to access the capital necessary to repay debts, invest in our properties or fund acquisitions.

        We intend to elect and qualify to be taxed as a REIT for U.S. federal income tax purposes commencing with our taxable year ending December 31, 2009. To qualify for taxation as a REIT, we will be required to distribute at least 90% of our annual REIT taxable income (excluding capital gains) and satisfy a number of organizational and operational requirements to which REITs are subject. Accordingly, we generally will not be able to retain sufficient cash from operations to repay debts, invest in our properties or fund acquisitions. Our business and growth strategies depend, in part, upon our ability to raise additional capital at reasonable costs to repay our debts, invest in our properties and fund new acquisitions. We expect to use the net proceeds of this offering to reduce amounts outstanding under our secured revolving credit facility and to fund our business activities, including some or all of the purchase price of our pending acquisition. Recently, there has been a significant reduction in the amount of capital available on a global basis. Our ability to raise reasonably priced capital is not guaranteed; we may be unable to raise reasonably priced capital because of reasons related to our business or for reasons beyond our control, such as market conditions. Additionally, since we are a recently formed company with a limited operating history, it may be more difficult for us to raise reasonably priced capital than more established companies, many of which have established financing programs and, in some cases, have investment grade credit ratings. If we are unable to raise reasonably priced capital, our business and growth strategies may fail.

We face significant competition.

        We plan to acquire properties that are majority leased to government tenants whenever we are able to identify attractive opportunities and have sufficient available financing to complete such acquisitions. We face competition for acquisition opportunities from other investors and this competition may subject us to the following risks:

  •
  we may be unable to acquire a desired property because of competition from other well capitalized real estate investors, including publicly traded and private REITs, private investment funds and others; and

  •
  competition from other real estate investors, which may increase if access to credit becomes more readily available and lending terms become more lenient, may significantly increase the purchase price we must pay to acquire properties.

In addition, substantially all of our properties face competition for tenants. Some competing properties may be newer, better located and more attractive to tenants. Competing properties may have lower rates of occupancy than our properties, which may result in competing owners leasing available space at lower rents than we offer at our properties. This competition may affect our ability to attract and retain tenants and may reduce the rents we are able to charge. Government tenants may be particularly difficult to attract and retain because they may be viewed as desirable tenants by other landlords.

Our acquisitions may not be successful.

        Our business strategy contemplates acquisitions of additional properties that are majority leased to government tenants. We cannot assure you that acquisitions we make will prove to be successful. Notwithstanding pre-acquisition due diligence, we do not believe that it is possible to fully understand a property before it is owned and operated for an extended period of time. For example, we could acquire a property that contains undisclosed defects in design or construction. In addition, after our acquisition of a property, the market in which the acquired property is located may experience unexpected changes that adversely affect the property's value. The occupancy of properties that we acquire may decline during our ownership, and rents that are in effect at the time a property is acquired may decline thereafter. For these reasons, among others, our property acquisitions may cause us to experience losses.

We may be unable to lease our properties when our leases expire.

        The weighted average remaining term of our leases is 4.2 years, or 4.7 years pro forma for our recent and pending acquisitions, based upon annual rental income under leases in effect as of September 30, 2009 (4.2 years and 4.8 years, respectively, based upon occupied square footage). Leases representing approximately 67.2% of our rental income as of September 30, 2009 (65.5% of our occupied square footage), or 59.2% of our rental income (57.4% of our occupied square footage) pro forma for our recent and pending acquisitions, will expire by December 31, 2013. Although we will seek to renew our leases with current tenants when these leases expire, we can provide no assurance that we will be successful in doing so. If our tenants do not renew their leases, we may be unable to enter leases with substitute tenants.

When we renew leases or lease to new tenants our rents may decline and our expenses may increase.

        When we renew leases or lease to new tenants we may receive less rent than we received under the leases that expired. Laws and regulations applicable to government leasing often require public solicitations of bids when new or renewal leases are being considered. Market conditions may require us to lower our rents to retain government tenants. Also, whenever we renew leases or lease to new tenants we may have to spend substantial amounts for tenant fit out, leasing commissions and other tenant inducements. As a consequence of lower rents or increased expenses when we renew leases or lease to new tenants, our net income and cash available to pay distributions to you may decline.

Some government tenants have the right to terminate their leases prior to their lease expiration date.

        Almost all of our current rents come from government tenants. Some of our leases with government tenants allow the tenants to vacate the leased premises before the stated terms of the leases expire with little or no liability. In particular:

  •
  Tenants occupying approximately 14.8% of our rentable square feet and contributing approximately 12.2% of our rental income as of September 30, 2009, or 12.7% of our rentable square feet and 10.3% of our rental income, pro forma for our recent and pending acquisitions, respectively, have currently exercisable rights to terminate their leases before the stated term of their lease expires.

  •
  In 2010, 2011 and 2012, early termination rights become exercisable by other tenants who currently occupy an additional approximately 7.1%, 2.7% and 1.2% of our rentable square feet, respectively, and contribute an additional approximately 6.1%, 4.6% and 1.3% of our rental income as of

    September 30, 2009, respectively, or 6.1%, 2.3% and 1.0% of our rentable square feet and approximately 5.2%, 3.9% and 1.1% of our rental income, respectively, pro forma for our recent and pending acquisitions.

  •
  In addition, a tenant at a building we recently acquired has the right to terminate its lease in 2014. On a pro forma basis, this tenant occupies approximately 2.3% of our rentable square feet and contributes approximately 2.8% of our rental income as of September 30, 2009.

  •
  Two of our state government tenants have the currently exercisable right to terminate their leases if these states do not appropriate rent in their respective annual budgets. These two tenants occupy approximately 3.7% of our rentable square feet and contribute approximately 2.7% of our rental income as of September 30, 2009, or 3.1% of our rentable square feet and contribute approximately 2.3% or our rental income, pro forma for our recent and pending acquisitions.

        For fiscal policy reasons, security concerns or other reasons, some or all of our government tenants may decide to vacate our properties. If a significant number of such vacancies occur, our rental income may materially decline and we may become unable to pay regular distributions to you or we may reduce the amounts of such distributions.

An increase in the amount of government owned real estate may adversely affect us.

        The American Recovery and Reinvestment Act of 2009, enacted in February 2009, included several billion dollars for construction, repair and alteration of government owned buildings. It remains unclear as to what extent expenditure of these funds may impact us. If there is a large increase in the amount of government owned real estate as a consequence of this legislation, certain government tenants may relocate from our properties to government owned real estate. Similarly, it may become more difficult for us to renew our government leases when they expire or to locate additional properties that are majority leased to government tenants in order to grow our business.

The U.S. Government's "green lease" policies may adversely affect us.

        In recent years the U.S. Government has instituted "green lease" policies which allow a government tenant to require leadership in energy and environmental design for commercial interiors, or LEED®-CI, certification in selecting new premises or renewing leases at existing premises. In addition, the Energy Independence and Security Act of 2007 allows the GSA to prefer buildings for lease that have received an "Energy Star" label. Obtaining such certifications and labels may be costly and time consuming, but our failure to do so may result in our competitive disadvantage in acquiring new or retaining existing government tenants.

We currently have a concentration of properties in the DC metro area and are exposed to changes in market conditions in this area.

        Approximately 34.3% of our rental income as of September 30, 2009 was received from properties located in the DC metro area. Pro forma for our recent and pending acquisitions, approximately 34.3% of our rental income as of September 30, 2009 would have been received from properties located in the DC metro area. A downturn in economic conditions in this area could result in reduced demand from tenants for our properties or lower the rents that our government tenants in this area are willing to pay when our leases expire and renewal terms are negotiated. Additionally, within the past few years there has been a large number of speculative real estate developments in the DC metro area, and a surplus of newly developed space could adversely affect our ability to retain our government tenants when our leases expire.

Our failure or inability to meet certain terms of our secured revolving credit facility would adversely affect our business and may prevent our paying distributions to you.

        Our $250 million secured revolving credit facility includes various conditions to our borrowing and various financial and other covenants and events of default. We may not be able to satisfy all of these conditions or may default on some of these covenants for various reasons, including matters which are beyond our control. For example, our ability to borrow under our secured revolving credit facility depends upon the appraised value of the collateral properties which secure our secured revolving credit facility and the net rental income received from the collateral properties. Similarly, important financial covenants in our secured revolving credit facility include our covenant to maintain certain debt service and leverage ratios, our compliance with which depends upon the net rental income we receive from all our properties and their appraised value. In the event that the occupancy at a number of our properties, including properties which are collateral for our secured revolving credit facility, were to decline, if the rents we can charge for these properties were to decline, or if the appraised value of our properties were to decline, we may be unable to borrow under our secured revolving credit facility, the amounts we may borrow under our secured revolving credit facility may decrease or we may be in default under our secured revolving credit facility. In addition, our secured revolving credit facility provides that a change in control of us or a termination of our management agreements with RMR may cause the amounts outstanding under our secured revolving credit facility to become immediately due and payable.

        If we are unable to borrow under our secured revolving credit facility we may be unable to meet our business obligations or to grow by buying additional properties, or we may be required to sell some of our properties. If we default under our secured revolving credit facility at a time when borrowed amounts are outstanding under our secured revolving credit facility, our lenders may demand immediate payment or foreclose our properties or realize upon other assets which are their collateral. The covenants and conditions which apply to us with respect to debt, if any, which we incur in addition to our secured revolving credit facility may be more restrictive than the covenants and conditions in our secured revolving credit facility. Any default under our outstanding secured revolving credit facility or other debt we may incur would likely have serious and adverse consequences to us and would likely cause the market value of our Shares to materially decline.

        A covenant in our secured revolving credit facility prohibits us from paying distributions in excess of 95% of our Funds From Operations, as defined therein, other than certain distributions in connection with qualifying as a REIT. Our rental income could decline to a level whereby our current distribution rate would exceed 95% of our Funds From Operations, and, as a consequence, we would not be permitted under our secured revolving credit facility to make a distribution at our expected distribution rate.

Amounts recoverable under our leases for increased operating costs may be less than the actual increased costs.

        Under most of our leases, the tenant's obligation to pay us adjusted rent for increased operating costs (e.g. the costs of cleaning services, supplies, materials, maintenance, trash removal, landscaping, water, sewer charges, heating, electricity and certain administrative expenses) is increased annually based on a cost of living index rather than the actual amount of our costs. Accordingly, the amount of any rent adjustment may not fully offset any increased costs we may incur in providing these services.

Increasing interest rates may adversely affect us and the value of your investment in our Shares.

        There are three principal ways that increasing interest rates may adversely affect us and the value of your investment in our Shares:

  •
  Funds borrowed under our secured revolving credit facility bear interest at variable rates. If interest rates increase, so will our interest costs, which could adversely affect our cash flow, our ability to pay principal and interest on our debt, our cost of refinancing our debt when it becomes due and our ability to pay distributions to you.

  •
  An increase in interest rates could decrease the amount buyers may be willing to pay for our properties, thereby reducing the market value of our properties and limiting our ability to sell properties or to obtain mortgage financing secured by our properties.

  •
  We expect to pay regular distributions on our Shares. When interest rates on investments available to investors rise, the market prices of distribution paying securities often decline. Accordingly, if interest rates rise, the market price of your Shares may decline.

Real estate ownership creates risks and liabilities.

        Our business is subject to risks associated with real estate ownership, including:

  •
  property and casualty losses, some of which may be uninsured;

  •
  defaults by tenants that lease our properties;

  •
  the illiquid nature of real estate markets which limits our ability to sell our assets rapidly to respond to changing market conditions;

  •
  costs that may be incurred relating to property maintenance and repair, and the need to make expenditures due to changes in governmental regulations, including the Americans with Disabilities Act; and

  •
  asbestos/lead related liabilities and costs of containment or removal and other environmental hazards at our properties for which we may be liable, including those created by prior owners or occupants, existing tenants, adjacent properties or other parties.

Risks Related to Our Relationships with HRP and RMR

As long as HRP retains significant ownership of us, your ability to influence matters requiring shareholder approval will be limited.

        After this offering, HRP will own approximately 35.6% of our outstanding Shares (approximately 34.4% if the underwriters exercise in full their over-allotment option). For so long as HRP continues to retain a significant ownership stake in us, HRP may be able to elect all of the members of our Board of Trustees, including our Independent Trustees, and may effectively control the outcome of shareholder actions. As a result, HRP may have the ability to control all matters affecting us, including:

  •
  the composition of our Board of Trustees and, through our Board of Trustees, determinations with respect to our management, business plans and policies, including the appointment and removal of our officers;

  •
  determinations with respect to mergers and other business combinations;

  •
  our acquisition or disposition of assets;

  •
  our financing activities;

  •
  amendments to the transaction agreement;

  •
  the payment of distributions on our Shares; and

  •
  the number of Shares available for issuance under our equity incentive plans.

HRP's significant ownership in us and resulting ability to effectively control us may discourage transactions involving a change of control, including transactions in which you as a holder of our Shares might otherwise receive a premium for your Shares over the then current market price.

HRP's ability to sell its ownership stake in us and speculation about such possible sales may adversely affect the market price of our Shares.

        HRP is not prohibited from selling some or all of its Shares, except that it has agreed (subject to certain exceptions) not to sell or transfer any Shares for 90 days after the date of this prospectus without first obtaining the written consent of Morgan Stanley & Co. Incorporated, and HRP may do so without your approval. HRP has advised us that it does not have any current plans to sell or otherwise dispose of its Shares. However, HRP has a history of successfully divesting certain of its properties into new REITs and then selling or distributing its stake in such REITs over time. So long as HRP continues to retain significant ownership in us, the liquidity and market price of our Shares may be adversely impacted. In addition, speculation by the press, stock analysts, shareholders or others regarding HRP's intention to dispose of its Shares could adversely affect the market price of our Shares. Accordingly, your Shares may be worth less than they would be if HRP did not have significant ownership in us.

Our management structure and our manager's other activities may create conflicts of interest.

        We have no employees. Personnel and services that we require are provided to us under contract by RMR. RMR is authorized to follow broad operating and investment guidelines and, therefore, has great latitude in determining the properties that will be proper investments for us, as well as the individual investment decisions. Our Board of Trustees periodically reviews our operating and investment guidelines and our properties but does not review or approve each decision made by RMR on our behalf. In addition, in conducting periodic reviews, our Board of Trustees relies primarily on information provided to it by RMR. RMR is beneficially owned by our Managing Trustees, Barry Portnoy and Adam Portnoy. Barry Portnoy is Chairman and a director, and Adam Portnoy is President, Chief Executive Officer and a director, of RMR. All of the members of our Board of Trustees, including our Independent Trustees, are members of one or more boards of trustees or directors of various companies managed by RMR. All of our executive officers are also executive officers of RMR. The foregoing individuals may hold equity in or positions with other companies managed by RMR. Such equity ownership and positions by our trustees and officers could create, or appear to create, conflicts of interest with respect to matters involving us, RMR and its affiliates. We cannot assure you that the provisions in our Declaration of Trust or our Bylaws adequately address potential conflicts of interest or that such actual or potential conflicts of interest will be resolved in our favor.

        RMR also acts as the manager for three other publicly traded REITs: HRP, HPT and SNH. RMR also provides management services to other public and private companies, including Five Star Quality Care, Inc., or FVE, which operates senior living communities, including independent living and congregate care communities, assisted living communities, nursing homes and hospitals; and TravelCenters of America LLC, or TravelCenters, which operates and franchises travel centers. These multiple responsibilities to public companies and other businesses could create competition for the time and efforts of RMR and Messrs. Barry Portnoy and Adam Portnoy.

Our management agreements with RMR were negotiated between affiliated parties and may not be as favorable to us as they would have been if negotiated between unaffiliated parties.

        We pay RMR fees based in part upon the historical cost of our investments (including acquisition costs) which at any time may be more or less than the fair market value thereof, the gross rents we collect from tenants and the cost of construction we incur at our properties which is supervised by RMR, plus an incentive fee based upon certain increases in our FFO Per Share (as defined in our management agreements with RMR). For more information, see "Manager." Our fee arrangements with RMR could encourage RMR to advocate acquisitions of properties, to undertake unnecessary construction activities or to overpay for acquisitions or construction. These arrangements may also encourage RMR to discourage sales of properties by us. Our management agreements were negotiated between affiliated parties, and the terms, including the fees payable to RMR, may not be as favorable to us as they would have been were they negotiated on an arm's length basis between unaffiliated parties.

Our management agreements with RMR may discourage our change of control.

        Termination of our management agreements with RMR would be a default under our secured revolving credit facility unless approved by a majority of our lenders. RMR is able to terminate its management agreements with us if we experience a change of control. The quality and depth of management available to us by contracting with RMR may not be able to be duplicated by our being a self managed company or by our contracting with unrelated third parties, without considerable cost increases. For these reasons, our management agreements may discourage a change of control of us, including a change of control which might result in payment of a premium for your Shares.

The potential for conflicts of interest as a result of our management structure may provoke dissident shareholder activities that result in significant costs.

        In the past, in particular following periods of volatility in the overall market and the market price of a company's securities, shareholder litigation, dissident trustee nominations and dissident proposals have often been instituted against companies alleging conflicts of interest in business dealings with trustees, affiliated persons and entities. Our relationship with RMR, with Messrs. Barry Portnoy and Adam Portnoy and with RMR affiliates may precipitate such activities. These activities, if instituted against us, could result in substantial costs and a diversion of our management's attention and resources.

Provisions in the transaction agreement and our management agreements with RMR may restrict our investment activities and create conflicts of interest.

        The transaction agreement and our management agreements with RMR restrict our ability to make investments in properties that are within the investment focus of another business now or in the future managed by RMR. In addition, RMR has discretion to determine whether a particular investment opportunity is within our investment focus or that of another business managed by RMR. As a result of these contractual provisions, so long as HRP owns in excess of 10% of our outstanding Shares, we and HRP engage the same manager or we and HRP have one or more common managing trustees, we have limited ability to invest in properties that are within the investment focus of another business managed by RMR or properties that are not, at the time of our investment, properties majority leased to government tenants. These agreements do not restrict our ability, or the ability of other businesses managed by RMR, to lease properties to any particular tenant, and, as a result, we may compete with other businesses managed by RMR for tenants. Our management agreements afford RMR discretion to determine which leasing opportunities to present to us or to other businesses managed by RMR. Accordingly, we may compete with HRP and other businesses managed by RMR for investments in properties that are not within the investment focus of us or another business managed by RMR and for tenants. There is no assurance that any conflicts of interest created by such competition will be resolved in our favor.

We are dependent upon RMR to manage our business and implement our growth strategy.

        Our ability to achieve our business objectives depends on RMR and its ability to manage our properties, source and complete new acquisitions for us on favorable terms and to execute our financing strategy on favorable terms. Because we are externally managed, our business is dependent upon RMR's business contacts, its ability to successfully hire, train, supervise and manage its personnel and its ability to maintain its operating systems. If we lose the services provided by RMR or its key personnel, our business and growth prospects may decline. We may be unable to duplicate the quality and depth of management available to us by becoming a self managed company or by hiring another manager. Also, in the event RMR is unwilling or unable to continue to provide management services to us, our cost of obtaining substitute services may be greater than the fees we pay RMR under our management agreements with RMR and as a result our earnings and cash flows may decline.

Risks Related to Our Organization and Structure

Ownership limitations and anti-takeover provisions in our Declaration of Trust and Bylaws, as well as certain provisions of Maryland law, may prevent you from receiving a takeover premium or prevent shareholders from implementing beneficial changes.

        Our Declaration of Trust prohibits any shareholder other than HRP, RMR and their affiliates from owning (directly and by attribution under the Code) more than 9.8% of the number or value of shares of any class or series of our outstanding shares of beneficial interest. This provision of our Declaration of Trust is intended to assist with our REIT compliance under the Code and otherwise to promote our orderly governance. However, this provision also inhibits acquisitions of a significant stake in us and may prevent a change in our control. Additionally, many provisions contained in our governing documents (described below under the caption "Material Provisions of Maryland Law and of Our Declaration of Trust and Bylaws") may further deter persons from attempting to acquire control of us and implement changes that may be beneficial to shareholders, including, for example, provisions relating to:

  •
  the division of our trustees into three classes, with the term of one class expiring each year, which could delay a change in our control;

  •
  shareholder voting rights and standards for the election of trustees and other provisions which require larger majorities for approval of actions which are not approved by our trustees than for actions which are approved by our trustees;

  •
  required qualifications for an individual to serve as a trustee and a requirement that certain of our trustees be "Managing Trustees" and other trustees be "Independent Trustees";

  •
  limitations on the ability of shareholders to propose nominees for election as trustees and propose other business for a meeting of shareholders;

  •
  limitations on the ability of shareholders to remove our trustees;

  •
  the authority of our Board of Trustees, and not our shareholders, to adopt, amend or repeal our Bylaws; and

  •
  the authority of our Board of Trustees to adopt certain amendments to our Declaration of Trust without shareholder approval, including the authority to increase or decrease the number of authorized Shares, to create new classes or series of shares (including a class or series of shares that could delay or prevent a transaction or a change in our control that might involve a premium for our Shares or otherwise be in the best interests of our shareholders), to increase or decrease the number of shares of any class, and to classify or reclassify any unissued shares from time to time by setting or changing the preferences, conversion or other rights, voting powers, restrictions, limitations as to distributions, qualifications or terms or conditions of redemption of our Shares or any new class of shares created by our Board of Trustees.

Our rights and the rights of our shareholders to take action against our trustees and officers are limited.

        Our Declaration of Trust limits the liability of our trustees and officers to us and our shareholders for money damages to the maximum extent permitted under Maryland law. Under current Maryland law, our trustees and officers will not have any liability to us and our shareholders for money damages other than liability resulting from:

  •
  actual receipt of an improper benefit or profit in money, property or services; or

  •
  active and deliberate dishonesty by the trustee or officer that was established by a final judgment as being material to the cause of action adjudicated.

        Our Bylaws require us to indemnify any present or former trustee or officer, to the maximum extent permitted by Maryland law, who is made or threatened to be made a party to a proceeding by reason of his or her service in that capacity. However, except with respect to proceedings to enforce rights to indemnification, we will indemnify any person referenced in the previous sentence in connection with a proceeding initiated by such person against our company only if such proceeding is authorized by our Board of Trustees. In addition, we may be obligated to pay or reimburse the expenses incurred by our present and former trustees and officers without requiring a preliminary determination of their ultimate entitlement to indemnification. As a result, we and our shareholders may have more limited rights against our trustees and officers than might otherwise exist absent the provisions in our Bylaws or that might exist with other companies, which could limit your recourse in the event of actions not in your best interest.

We may change our operational and investment policies without shareholder approval.

        Our Board of Trustees determines our operational and investment policies and may amend or revise our policies, including our policies with respect to our intention to qualify for taxation as a REIT, acquisitions, dispositions, growth, operations, indebtedness, capitalization and distributions, or approve transactions that deviate from these policies, without a vote of, or notice to, our shareholders. Such policy changes could adversely affect the market value of our Shares and our ability to make distributions to you.

Risks Related to Our Taxation

Our failure to qualify or remain qualified for taxation as a REIT for U.S. federal income tax purposes could have significant adverse consequences.

        We intend to elect and qualify to be taxed as a REIT for U.S. federal income tax purposes commencing with our taxable year ending December 31, 2009, and to maintain such qualification thereafter. Qualifying as a REIT, however, depends on satisfying complex, statutory requirements, for which there are only limited judicial and administrative interpretations. Even if we initially qualify as a REIT, maintaining our status as a REIT will require us to continue to satisfy certain tests concerning, among other things, the nature of our assets, the sources of our income and the amounts we distribute to our shareholders. In order to meet these requirements, it may be necessary for us to sell or forego attractive investments. If we fail to qualify or remain qualified as a REIT, then our ability to raise capital might be adversely affected, we will be in breach under our secured revolving credit facility, we may be subject to material amounts of federal and state income taxes and the value of our Shares likely would decline. In addition, if we lose or revoke our tax status as a REIT for a taxable year, we will be prevented from requalifying as a REIT for the next four taxable years.

Distributions to shareholders generally will not qualify for reduced tax rates.

        The maximum tax rate for dividends payable by U.S. corporations to individual stockholders is 15% through 2010. Distributions paid by REITs, however, are generally not eligible for this reduced rate. The more favorable rates for corporate dividends could cause individual investors to perceive that investment in REITs are less attractive than investment in non-REIT corporations that pay dividends, thereby reducing the demand and market price of our Shares.

Risks Related to this Offering

There is no assurance that we will continue to make distributions.

        We intend to continue to pay regular quarterly distributions to our shareholders. However:

  •
  our ability to pay distributions will be adversely affected if any of the risks described herein occur;

  •
  our payment of distributions is subject to compliance with restrictions contained in our secured revolving credit facility; and

  •
  any distributions will be made in the discretion of our Board of Trustees and will depend upon various factors that our Board of Trustees deems relevant, including our results of operations, our financial condition, our capital requirements, our FFO, our cash available for distribution, restrictive covenants in our financial or other contractual arrangements, economic conditions and restrictions under Maryland law.

For these reasons, among others, our distribution rate may decline or we may cease making distributions. Also, our distributions may include a return of capital.

The trading market for our common shares may be volatile.

        Our shares have only traded on the NYSE since June 3, 2009. Assuming the underwriters do not exercise their over-allotment option, we are selling 6,500,000 of our Shares in this offering, an amount equal to 30.3% of our shares outstanding prior to the offering. Excluding the Shares owned by HRP and by our management that are subject to the lock up agreement with our underwriters, the 6,500,000 Shares being offered represents approximately 36.1% of the Shares available to trade after this offering. Also, the 3 month average trading volume in our Shares as reported by the NYSE as of December 22, 2009 was only 131,655 Shares per day. We cannot predict what effect this offering may have on the price of our Shares or the volume of transactions involving our Shares in the market. Sales of a substantial amount of our Shares, or the perception that such sales could occur, could adversely affect the liquidity of the market for our Shares or their price. Large price changes or low volume may preclude you from buying or selling our Shares at all, or at any particular price or during a time frame that satisfies your investment objectives.

The combined financial statements of certain government properties wholly owned by HRP, our condensed financial statements and our unaudited pro forma financial statements may not be representative of our results as an independent public company.

        The combined financial statements of certain government properties wholly owned by HRP, our condensed consolidated financial statements and our unaudited pro forma financial statements that are included in this prospectus do not necessarily reflect what our financial position, results of operations or cash flows would have been had we been an independent entity during the entirety of the periods presented. This financial information is not necessarily indicative of what our results of operations, financial position, cash flows or expenses will be in the future. It is impossible for us to accurately estimate all adjustments which may reflect all the significant changes that will occur in our cost structure, funding and operations as a result of our separation from HRP, including potential increased costs associated with reduced economies of scale and increased costs associated with being a separate publicly traded company. We completed our IPO on June 8, 2009 and, since that date, we have been operating as an independent public company. Our financial statements for the nine months ended September 30, 2009 reflect our operations as an independent public company only since June 8, 2009. For additional information, see "Selected Financial and Pro Forma Financial Information" and the combined financial statements of certain government properties wholly owned by HRP, our condensed consolidated financial statements and our unaudited pro forma financial statements appearing elsewhere in this prospectus.

Future sales of our securities may depress the market price of your Shares.

        Subject to applicable law, our Board of Trustees has the authority, without further shareholder approval, to issue additional authorized Shares and other equity and debt securities on the terms and for the consideration it deems appropriate. We cannot predict the effect, if any, of future issuances of our Shares or other securities or the prospect of such issuances, on the market price of our Shares. We also may issue from time to time additional securities in connection with property, portfolio or business acquisitions and may grant registration rights in connection with such issuances. Issuances of a substantial amount of our Shares or of senior securities, or the perception that such issuances might occur, could depress the market price of our Shares.

        Upon the closing of this offering, we will have 27,981,350 Shares outstanding, including an aggregate of 9,950,000 Shares owned by HRP. Additionally, up to 1,968,650 Shares may be issued under the Plan to our trustees, executive officers and RMR employees. Assuming our business management agreement with RMR is renewed on its current terms, from and after January 1, 2010, RMR will be eligible to receive incentive compensation payable in our Shares. We, our trustees, our executive officers and HRP have agreed, subject to various exceptions, not to sell or issue any Shares or any securities convertible into or exchangeable for Shares, or file any registration statement with the Securities and Exchange Commission, or the SEC, for 90 days after the date of this prospectus without the prior written consent of Morgan Stanley & Co. Incorporated on behalf of the underwriters. Morgan Stanley & Co. Incorporated, at any time and without notice, may release all or any portion of the Shares subject to the foregoing agreements.

This offering may be dilutive.

        Giving effect to the issuance of Shares in this offering, which may include Shares issued pursuant to a full or partial exercise by the underwriters of their over-allotment option, the receipt of the expected net proceeds and the use of those proceeds, this offering may have a dilutive effect on our expected earnings per Share and FFO per Share. The actual amount of any dilution cannot be determined at this time and will be based on numerous factors.

 WARNING CONCERNING FORWARD LOOKING STATEMENTS

        THIS PROSPECTUS CONTAINS STATEMENTS AND IMPLICATIONS WHICH CONSTITUTE FORWARD LOOKING STATEMENTS WITHIN THE MEANING OF THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995 AND OTHER FEDERAL SECURITIES LAWS. WHENEVER WE USE WORDS SUCH AS "BELIEVE," "EXPECT," "ANTICIPATE," "INTEND," "PLAN," "ESTIMATE" OR SIMILAR EXPRESSIONS, WE ARE MAKING FORWARD LOOKING STATEMENTS. THESE FORWARD LOOKING STATEMENTS ARE BASED UPON OUR PRESENT INTENT, BELIEFS OR EXPECTATIONS, BUT FORWARD LOOKING STATEMENTS ARE NOT GUARANTEED TO OCCUR AND MAY NOT OCCUR. FORWARD LOOKING STATEMENTS IN THIS PROSPECTUS RELATE TO VARIOUS ASPECTS OF OUR BUSINESS, INCLUDING:

  •
  OUR ABILITY TO PAY DISTRIBUTIONS TO SHAREHOLDERS AND THE EXPECTED AMOUNTS THEREOF;

  •
  OUR FUTURE ACQUISITIONS, INCLUDING OUR PENDING ACQUISITION, AND SALES OF PROPERTIES;

  •
  THE CREDIT QUALITY OF OUR TENANTS;

  •
  THE LIKELIHOOD THAT OUR TENANTS WILL PAY RENT, RENEW LEASES, SIGN NEW LEASES OR BE AFFECTED BY CYCLICAL ECONOMIC CONDITIONS;

  •
  OUR ABILITY TO PAY INTEREST ON AND PRINCIPAL OF OUR DEBT;

  •
  OUR POLICIES AND PLANS REGARDING INVESTMENTS AND FINANCINGS;

  •
  THE FUTURE AVAILABILITY OF BORROWINGS UNDER OUR SECURED REVOLVING CREDIT FACILITY;

  •
  OUR ABILITY TO COMPETE EFFECTIVELY;

  •
  OUR TAX STATUS AS A REIT;

  •
  OUR ABILITY TO RAISE EQUITY OR DEBT CAPITAL;

  •
  OUR EXPECTATION THAT WE WILL BENEFIT FINANCIALLY BY PARTICIPATING IN THE INSURANCE COMPANY WITH RMR AND COMPANIES TO WHICH RMR PROVIDES MANAGEMENT SERVICES; AND

  •
  OTHER MATTERS.

        OUR ACTUAL RESULTS MAY DIFFER MATERIALLY FROM THOSE CONTAINED IN OR IMPLIED BY OUR FORWARD LOOKING STATEMENTS AS A RESULT OF VARIOUS FACTORS. FACTORS THAT COULD HAVE A MATERIAL ADVERSE EFFECT ON OUR FORWARD LOOKING STATEMENTS AND UPON OUR BUSINESS, RESULTS OF OPERATIONS, FINANCIAL CONDITION, FFO, CASH AVAILABLE FOR DISTRIBUTION, CASH FLOWS, LIQUIDITY AND PROSPECTS INCLUDE, BUT ARE NOT LIMITED TO:

  •
  CHANGES IN THE ECONOMY AND THE CAPITAL MARKETS;

  •
  COMPETITION WITHIN THE REAL ESTATE INDUSTRY;

  •
  CHANGES IN PERSONNEL AND LACK OF AVAILABILITY OF QUALIFIED PERSONNEL;

  •
  ACTUAL AND POTENTIAL CONFLICTS OF INTEREST WITH OUR MANAGING TRUSTEES AND RMR AND THEIR AFFILIATES;

  •
  CHANGES IN FEDERAL, STATE AND LOCAL LEGISLATION, GOVERNMENTAL REGULATIONS, ACCOUNTING TREATMENT, TAX LAWS AND SIMILAR MATTERS; AND

  •
  LIMITATIONS IMPOSED ON OUR BUSINESS AND OUR ABILITY TO SATISFY COMPLEX RULES IN ORDER FOR US TO QUALIFY AS A REIT FOR U.S. FEDERAL INCOME TAX PURPOSES.

FOR EXAMPLE:

  •
  IF THE AVAILABILITY OF DEBT CAPITAL REMAINS RESTRICTED OR BECOMES MORE RESTRICTED, WE MAY BE UNABLE TO REFINANCE OR REPAY OUR DEBT OBLIGATIONS WHEN THEY BECOME DUE OR ON TERMS WHICH ARE AS FAVORABLE AS WE NOW HAVE;

  •
  CONTINGENCIES IN OUR ACQUISITIONS MAY CAUSE THESE TRANSACTIONS NOT TO OCCUR OR TO BE DELAYED;

  •
  WE MAY BE UNABLE TO IDENTIFY PROPERTIES WHICH WE WANT TO BUY OR TO NEGOTIATE ACCEPTABLE PURCHASE PRICES;

  •
  OUR COMPLETION OF OUR CURRENTLY PENDING ACQUISITION OF A U.S. GOVERNMENT LEASED PROPERTY IN LANDOVER, MARYLAND IS SUBJECT TO VARIOUS CONDITIONS TYPICAL OF LARGE COMMERCIAL REAL ESTATE PURCHASES. AS A RESULT OF ANY FAILURE OF THESE CONDITIONS, THE PROPERTY MAY NOT BE PURCHASED OR THE PURCHASE MAY BE DELAYED;

  •
  OUR ABILITY TO MAKE FUTURE DISTRIBUTIONS DEPENDS UPON OUR FUTURE EARNINGS;

  •
  PARTICIPATION IN AIC INVOLVES POTENTIAL FINANCIAL RISKS AND REWARDS TYPICAL OF ANY START UP BUSINESS VENTURE AS WELL AS OTHER FINANCIAL RISKS AND REWARDS SPECIFIC TO INSURANCE COMPANIES. AMONG THE RISKS THAT ARE SPECIFIC TO INSURANCE COMPANIES IS THE RISK THAT AIC MAY NOT BE ABLE TO ADEQUATELY FINANCE CLAIMS. TO THE EXTENT WE PURCHASE INSURANCE FROM AIC IN THE FUTURE AND AIC IS UNABLE TO FINANCE CLAIMS, WE COULD BE UNDERINSURED AND FACE INCREASED COSTS FOR CLAIMS THAT MIGHT OTHERWISE HAVE BEEN FUNDED IF INSURANCE WAS PROCURED WITH OTHER MORE ESTABLISHED INSURERS. ACCORDINGLY, OUR EXPECTED FINANCIAL BENEFITS FROM OUR INITIAL OR FUTURE INVESTMENTS IN AIC MAY BE DELAYED OR MAY NOT OCCUR AND AIC MAY REQUIRE MORE FUNDS THAN WE EXPECT; AND

  •
  OTHER RISKS MAY ADVERSELY IMPACT US, AS DESCRIBED MORE FULLY IN THIS PROSPECTUS UNDER "RISK FACTORS."

        THESE RESULTS COULD OCCUR DUE TO MANY DIFFERENT CIRCUMSTANCES, SOME OF WHICH ARE BEYOND OUR CONTROL, SUCH AS GOVERNMENT TENANTS' NEEDS FOR LEASED SPACE, OR CHANGES IN THE CAPITAL MARKETS OR THE ECONOMY GENERALLY.

        YOU SHOULD NOT PLACE UNDUE RELIANCE UPON OUR FORWARD LOOKING STATEMENTS.

        EXCEPT AS REQUIRED BY LAW, WE DO NOT UNDERTAKE ANY OBLIGATION TO UPDATE OR CHANGE ANY FORWARD LOOKING STATEMENTS AS A RESULT OF NEW INFORMATION, FUTURE EVENTS OR OTHERWISE.

 USE OF PROCEEDS

        We estimate that the net proceeds we will receive from this offering, after deducting underwriting discounts and commissions and other estimated offering expenses, will be approximately $144.5 million (or approximately $166.2 million if the underwriters fully exercise their over-allotment option), in each case at an assumed public offering price of $23.45 per Share, the closing price of our Shares on the NYSE on December 22, 2009. We expect to use the net proceeds of this offering to reduce amounts outstanding under our secured revolving credit facility and to fund our business activities, including some or all of the purchase price of our pending acquisition. Since the completion of our IPO in June 2009, we borrowed amounts under our secured revolving credit facility to pay for acquisitions, our investment in AIC, certain operating expenses, loan origination costs, IPO costs and for working capital purposes. As of December 22, 2009, the aggregate principal amount outstanding under our secured revolving credit facility was $130.4 million, and such loan carries a per annum interest rate, 5.00% on December 22, 2009, that is calculated at a floating rate based upon LIBOR, subject to a floor, or another specified index plus a spread or margin which will vary depending upon our leverage. Such loan is required to be repaid, together with accrued and unpaid interest thereon, in full by April 24, 2012, but we have a right to extend our secured revolving credit facility for an additional year to April 24, 2013, upon payment of a fee and satisfaction of certain other conditions.

        Morgan Stanley Bank, N.A., an affiliate of Morgan Stanley & Co. Incorporated, is a lender under our secured revolving credit facility and will receive a pro rata portion of the net proceeds from this offering used to reduce the amount outstanding under our secured revolving credit facility.

        Pending use of the net proceeds from this offering as described above, we may invest such proceeds in a variety of capital preservation investments, generally government securities and cash.

SHARE PRICE RANGE AND DISTRIBUTIONS

        Our Shares are traded on the NYSE under the trading symbol "GOV." On December 22, 2009, the last reported sale price of our Shares, as reported on the NYSE, was $23.45. The following table shows the high and low sales prices for our Shares for the period indicated, as reported on the NYSE, and the cash dividends declared on our Shares during such periods.

	Share Price		Cash Distributions Declared Per Share
	High	Low
June 3, 2009 to June 30, 2009	$20.53	$17.76	$—
July 1, 2009 to September 30, 2009	24.35	18.76	0.50	(1)
October 1, 2009 to December 22, 2009	25.50	21.79	0.40	(2)

(1)
Distribution includes $0.10 relating to our operations from our June 8, 2009 IPO through June 30, 2009, and $0.40 relating to the quarter ended September 30, 2009.

(2)
This distribution relating to the quarter ending December 31, 2009 will be paid on or about January 29, 2010 to our shareholders of record on December 21, 2009. Persons who purchase Shares in this offering will not receive this distribution.

        As of December 22, 2009, we had 21,481,350 Shares issued and outstanding. Our issued and outstanding Shares were held by approximately 160 shareholders, which include approximately 50 holders of record. The holders of record include Cede & Co., which holds Shares as nominee for The Depository Trust Company. We estimate that The Depository Trust Company itself holds Shares on behalf of approximately 115 beneficial owners of our Shares as of December 22, 2009.

 DISTRIBUTION POLICY

        We intend to pay regular quarterly distributions to holders of our Shares. Our current quarterly distribution rate is $0.40 per Share ($1.60 on an annualized basis). However, the timing and amount of any distributions will be at the discretion of our Board of Trustees and will depend upon various factors that our Board of Trustees deems relevant, including our results of operations, our financial condition, our capital requirements, our FFO, our cash available for distribution, restrictive covenants in our financial or other contractual arrangements (including our secured revolving credit facility), economic conditions and restrictions under Maryland law. In October 2009, we declared a common share distribution of $0.50 per Share. This distribution consisted of a regular quarterly distribution of $0.40 per Share with respect to the quarter ended September 30, 2009, plus an additional $0.10 per Share reflecting the first 22 days after the completion of our IPO during the prior quarter. In December 2009, we declared a regular quarterly common share distribution of $0.40 per Share with respect to the quarter ended December 31, 2009. This distribution will be paid on or about January 29, 2010 to our shareholders of record on December 21, 2009. Persons who purchase Shares in this offering will not receive this distribution. Subject to the approval of our Board of Trustees, we expect to declare our next regular quarterly distribution shortly before or after March 31, 2010. Shareholders who purchase Shares in this offering and who continue to own those Shares through the record date for any such distribution will receive that distribution.

        U.S. federal income tax law requires that a REIT distribute annually at least 90% of its REIT taxable income, excluding net capital gains, and that it pay tax at regular corporate rates to the extent that it annually distributes less than 100% of its net taxable income including net capital gains. For more information, see "Federal Income Tax Considerations." We anticipate that our cash available for distribution will exceed the annual distribution requirements applicable to REITs. However, under some circumstances, we may be required to pay distributions in excess of cash available for distribution in order to meet these distribution requirements and we may need to borrow funds to make those distributions.

        We cannot assure you that our current distribution rate will be paid or sustained. Any distributions we pay in the future, as well as their timing and frequency, will depend upon our actual results of operations, economic conditions and other factors that could differ materially from our current expectations. Our actual results of operations will be affected by a number of factors, including the rental income we receive from our properties, our operating expenses, interest expense, the ability of our tenants to meet their obligations and unanticipated expenditures. For more information regarding risk factors that could materially adversely affect our actual results of operations, see "Risk Factors." If our properties do not generate sufficient cash flow to allow cash to be distributed by us, we may be required to fund distributions from working capital or borrowings under our secured revolving credit facility, reduce such distributions or issue Shares. Our payment of distributions is subject to compliance with restrictions contained in our secured revolving credit facility.

 CAPITALIZATION

        The following table sets forth (1) our actual cash and cash equivalents and capitalization at September 30, 2009 and (2) our cash and cash equivalents and capitalization on a pro forma basis adjusted to reflect (a) our recent acquisitions closed since September 30, 2009 and the closing of our pending acquisition, (b) the effects of the sale of our Shares by us in this offering at $23.45 per Share for net proceeds of approximately $144.5 million (or approximately $166.2 million if the underwriters fully exercise their over-allotment option), after deducting underwriting discounts and commissions and other estimated offering expenses, and (c) the application of the net proceeds as described in "Use of Proceeds." You should read this table together with "Use of Proceeds," "Management's Discussion and Analysis of Financial Condition and Results of Operations" and our financial statements and related notes included elsewhere in this prospectus. Information is presented assuming no exercise and full exercise of the underwriters' over-allotment option.

	Historical September 30, 2009	Pro forma	Pro forma assuming exercise of over-allotment option
		(unaudited)	(unaudited)
	(in thousands)
Cash	$2,294	$—	$13,014

Debt
Secured revolving credit facility	$65,375	$8,764	$—
Mortgage Debt	—	24,800	24,800

Total debt	65,375	33,564	24,800

Shareholders' equity:
Common shares of beneficial interest, par value $0.01 per Share; 50,000,000 Shares authorized(1); 21,481,350 Shares issued and outstanding, 27,981,350 Shares issued and outstanding pro forma and 28,956,350 Shares issued and outstanding pro forma assuming exercise in full of over-allotment option	215	280	290
Additional paid in capital	357,628	502,023	523,791
Cumulative Net Income	8,129	8,129	8,129

Total shareholders' equity	365,972	510,432	532,210

Total capitalization	$431,347	$543,996	$557,010

(1)
On December 30, 2009, we filed Articles of Amendment to our Declaration of Trust increasing our authorized Shares from 25,000,000 to 50,000,000.

SELECTED FINANCIAL AND PRO FORMA FINANCIAL INFORMATION

        You should read the following selected financial and pro forma financial information in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations," the audited Combined Financial Statements of Certain Government Properties (wholly owned by HRPT Properties Trust) and notes thereto, the unaudited Condensed Consolidated Financial Statements of Government Properties Income Trust and notes thereto and the unaudited Pro Forma Financial Statements of Government Properties Income Trust and notes thereto, all included elsewhere in this prospectus. The selected historical consolidated financial information for the nine months ended September 30, 2008 and 2009 and the selected historical balance sheet information as of September 30, 2009 have been derived from our unaudited condensed consolidated financial statements, appearing elsewhere in this prospectus. The selected historical consolidated financial information for the years ended December 31, 2006, 2007 and 2008 and the selected historical consolidated balance sheet information as of December 31, 2007 and 2008 have been derived from the audited combined financial statements of Certain Government Properties (wholly owned by HRPT Properties Trust), appearing elsewhere in this prospectus. The selected historical consolidated financial information for the years ended December 31, 2004 and 2005 and the selected historical consolidated balance sheet information as of December 31, 2004, 2005 and 2006 are derived from unaudited historical financial statements of Certain Government Properties (wholly owned by HRPT Properties Trust), not included in this prospectus. The selected pro forma consolidated financial information for the year ended December 31, 2008 and the nine months ended September 30, 2009 and the selected pro forma consolidated balance sheet information as of September 30, 2009 have been derived from our unaudited pro forma financial statements, appearing elsewhere in this prospectus. The selected financial and pro forma financial information in this section is not intended to replace these audited and unaudited financial statements. In addition, the pro forma balance sheet and income statement data below have been adjusted for our recent acquisitions completed since September 30, 2009, our pending acquisition, this offering and the use of the estimated net proceeds from this offering as described under "Use of Proceeds," and the income statement data has also been adjusted to reflect our formation transactions, our IPO and the application of the net proceeds therefrom and our Nashua, NH acquisition in August 2009. The selected financial and pro forma financial information below and the financial statements included in this prospectus do not necessarily reflect what our results of operations, financial position and cash flows would have been if we had operated as a stand-alone company during all periods presented, and, accordingly, these historical and pro forma results should not be relied upon as an indicator of our future performance.

	Year ended December 31,						Nine months ended September 30,
	2004	2005	2006	2007	2008	2008 Pro forma	2008	2009	2009 Pro forma
	(unaudited)	(unaudited)				(unaudited)	(unaudited)	(unaudited)	(unaudited)
	(amounts in thousands)
Operating information
Rental income	$63,271	$69,912	$70,861	$73,050	$75,425	$91,107	$55,957	$58,304	$69,909

Expenses:
Real estate taxes	5,619	6,786	7,106	7,247	7,960	9,562	5,951	6,250	7,430
Utility expenses	3,895	4,714	5,341	5,555	6,229	7,163	4,696	4,843	5,499
Other operating expenses	9,763	10,679	11,451	11,140	12,159	14,613	8,768	8,600	10,463
Depreciation and amortization	11,945	12,527	13,205	13,832	14,182	18,209	10,570	11,189	14,167
Acquisition costs	—	—	—	—	—	1,232	—	207	1,232
General and administrative	2,633	2,891	2,774	2,906	2,984	3,915	2,238	2,859	3,545

Total expenses	33,855	37,597	39,877	40,680	43,514	54,694	32,223	33,948	42,336
Operating income	29,416	32,315	30,984	32,370	31,911	36,413	23,734	24,356	27,573
Interest income	22	54	84	88	37	37	31	45	45
Interest expense	(1,235)	(1,096)	(558)	(359)	(141)	(4,245)	(127)	(3,832)	(3,498)

Net income	$28,203	$31,273	$30,510	$32,099	$31,807	$32,205	$23,638	$20,569	$24,120

						As of September 30,
	As of December 31,
							2009 Pro forma
	2004	2005	2006	2007	2008	2009
	(unaudited)	(unaudited)	(unaudited)			(unaudited)	(unaudited)
	(amounts in thousands)
Balance sheet information
Total real estate investments (before depreciation)	$470,387	$474,361	$486,212	$488,077	$490,475	$508,331	$612,661
Total assets (after depreciation)	448,858	441,284	440,521	431,010	419,774	438,867	553,241
Total debt	19,973	9,717	6,755	3,592	134	65,375	33,564

	Year ended December 31,				Nine months ended September 30,
	2006	2007	2008	2008 Pro forma	2008	2009	2009 Pro forma
	(unaudited)	(unaudited)	(unaudited)	(unaudited)	(unaudited)	(unaudited)	(unaudited)
	(amounts in thousands, except property data)
Other information
Shares outstanding at end of period	—	—	—	27,981	—	21,481	27,981
Number of properties at end of period	29	29	29	34	29	30	34
Percent leased at end of period	99.1%	99.2%	99.3%	99.3%	99.6%	99.6%	99.6%
FFO(1)	$43,715	$45,931	$45,989	$51,646	$34,208	$31,965	$39,519

	Year ended December 31,			Nine months ended September 30,
	2006	2007	2008	2008	2009
				(unaudited)	(unaudited)
	(amounts in thousands)
Cash Flows
Provided by operating activities	$43,191	$40,521	$44,944	$34,813	$27,271
Used in investing activities	(12,119)	(2,184)	(2,554)	(1,669)	(23,308)
Used in financing activities	(31,015)	(38,340)	(42,359)	(32,936)	(1,766)

(1)
We compute FFO as shown below. Our calculation of FFO differs from the NAREIT definition because we exclude acquisition costs. We consider FFO to be an appropriate measure of performance for a REIT, along with net income and cash flow from operating, investing and financing activities. We believe that FFO provides useful information to investors because by excluding the effects of certain historical amounts, such as depreciation expense, FFO can facilitate a comparison of operating performances among REITs. FFO does not represent cash generated by operating activities in accordance with GAAP, and should not be considered an alternative to net income or cash flow from operating activities as a measure of financial performance or liquidity. FFO is one important factor considered by our Board of Trustees in determining the amount of distributions to shareholders. Other important factors include, but are not limited to, requirements to maintain our status as a REIT, limitations in our secured revolving credit facility, the availability of debt and equity capital to us and our expectations of future capital requirements and operating performance. The following table is a reconciliation of our net income to FFO:

	Year ended December 31,				Nine months ended September 30,
	2006	2007	2008	2008 Pro forma	2008	2009	2009 Pro forma
	(unaudited)	(unaudited)	(unaudited)	(unaudited)	(unaudited)	(unaudited)	(unaudited)
	(amounts in thousands)
Net income	$30,510	$32,099	$31,807	$32,205	$23,638	$20,569	$24,120
Depreciation and amortization	13,205	13,832	14,182	18,209	10,570	11,189	14,167
Acquisition costs	—	—	—	1,232	—	207	1,232

FFO	$43,715	$45,931	$45,989	$51,646	$34,208	$31,965	$39,519

MANAGEMENT'S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS

        The following discussion of our financial condition and results of operations should be read together with the financial statements and related notes that are included elsewhere in this prospectus. This discussion may contain forward looking statements based upon current expectations that involve risks and uncertainties. Our actual results may differ materially from those anticipated in these forward looking statements as a result of various factors, including those set forth under "Risk Factors" or elsewhere in this prospectus. For more information, see "Risk Factors" and "Warning Concerning Forward Looking Statements."

        The audited Combined Financial Statements of Certain Government Properties (wholly owned by HRPT) and the unaudited Condensed Consolidated Financial Statements of Government Properties Income Trust included in this prospectus include the accounts of 29 properties (and certain related assets and liabilities) owned by HRP prior to April 24, 2009 as if they were owned by an entity separate from HRP. In this section, unless the context otherwise requires, references to "we," "us" and "our" include these accounts.

Overview

        As of September 30, 2009, we owned 30 properties, located in 15 states and the District of Columbia, containing approximately 3.6 million rentable square feet, of which approximately 97.1% is leased to the U.S. Government and four State governments.

        Property Operations.    As of September 30, 2009, 99.6% of the total rentable square feet of our properties was leased.

        Leasing conditions in most U.S. markets are weak. However, the historical experience of RMR has been that tenants that are governmental agencies frequently renew leases to avoid the costs and disruptions that may result from relocating government operations. We believe that the expected increase in government regulation resulting from the recent economic recession will increase the U.S. Government's demand for leased office space. Similarly, we believe that budgetary pressures may cause an increased demand for leased space, as opposed to government owned space, among government tenants generally. For these and other reasons we believe that occupancy at our government leased properties may outperform national market averages. However, there are too many variables for us to reasonably project what the financial impact of market conditions will be on our results for future periods.

        Lease renewals and rental rates at which available space may be relet in the future will depend, in part, on prevailing market conditions at that time. Lease expirations at our properties by year, as of September 30, are as follows (square feet and dollars in thousands):

Year(1)	Expirations of Occupied Square Feet(2)	Percent of Total	Cumulative % of Total	Rental Income Expiring(3)	Percent of Total	Cumulative % of Total
2009	—	—%	—%	$—	—%	—%
2010	69	1.9%	1.9%	1,395	1.8%	1.8%
2011	598	16.6%	18.5%	11,160	14.5%	16.3%
2012	729	20.2%	38.7%	23,513	30.5%	46.8%
2013	969	26.8%	65.5%	15,760	20.4%	67.2%
2014	261	7.1%	72.6%	5,468	7.1%	74.3%
2015	457	12.8%	85.4%	8,352	10.8%	85.1%
2016	196	5.4%	90.8%	4,312	5.6%	90.7%
2017	138	3.8%	94.6%	2,101	2.7%	93.4%
2018 and thereafter	194	5.4%	100.0%	5,096	6.6%	100.0%

Total	3,611	100.0%		$77,157	100.0%

Weighted average remaining lease term (in years)	4.2			4.2

(1)
The year of lease expiration is pursuant to current contract terms. Some government tenants have the right to vacate their space before the stated expirations of their leases. Tenants occupying approximately 14.8% of our rentable square feet and responsible for approximately 12.2% of our rental income as of September 30, 2009 have currently exercisable rights to terminate their leases before the stated term of their lease expires. In 2010, 2011 and 2012, early termination rights become exercisable by other tenants who currently occupy an additional approximately 7.1%, 2.7% and 1.2% of our rentable square feet, respectively, and contribute an additional approximately 6.1%, 4.6% and 1.3% of our rental income as of September 30, 2009, respectively. Two of our state government tenants have the currently exercisable right to terminate their leases if these states do not appropriate rent in their respective annual budgets. These two tenants occupy approximately 3.7% of our rentable square feet and contribute approximately 2.7% of our rental income as of September 30, 2009. No termination rights have been exercised by our tenants during the past three years.

(2)
Occupied square feet is pursuant to signed leases as of September 30, 2009, and includes (a) space being fitted out for occupancy and (b) space, if any, which is leased but is not occupied.

(3)
Rental income is the annualized rents from our tenants pursuant to signed leases as of September 30, 2009, plus estimated expense reimbursements; and excludes lease value amortization.

        Investment Activities.    In August 2009, we purchased one industrial property for $18.2 million, excluding closing costs. We funded this transaction with cash on hand and by borrowing under our secured revolving credit facility. At the time of acquisition, this property was 100% leased.

        Financing Activities.    In April 2009, we entered a $250 million secured revolving credit facility with Bank of America, N.A. and a syndicate of other lenders. This facility is secured by all of our properties owned at that time and is available for acquisitions, working capital and general business purposes. Amounts outstanding under this facility bear interest at a floating rate based upon LIBOR (5.00% as of December 22, 2009), subject to a floor, or another specified index, plus a spread or margin which will vary depending upon our leverage. This facility matures on April 24, 2012, but we have the right to extend the facility for an additional year to April 24, 2013, upon payment of a fee and satisfaction of certain other conditions required under the agreement.

        The full amount of our $250 million secured revolving credit facility was borrowed when this facility was entered in April 2009 and that amount was distributed to HRP. In June 2009, we completed our IPO, including the full exercise of the underwriters' over-allotment option, raising net proceeds of $215.6 million. We used the IPO net proceeds of $215.6 million to reduce amounts outstanding under our secured revolving credit facility. We subsequently borrowed approximately $31.0 million to pay for acquisitions, certain operating expenses, loan origination costs, IPO costs and for working capital purposes. As of September 30, 2009, the aggregate principal amount outstanding under our secured revolving credit facility was $65.4 million and $184.6 million was available to us for future borrowings.

Results of Operations

Three Months Ended September 30, 2009, Compared to Three Months Ended September 30, 2008.

	Three Months Ended September 30,
	2009	2008		$ Change		% Change
	(in thousands, except per share data)
Rental income	$19,656		$18,438		$1,218	6.6%

Expenses:
Real estate taxes	2,031		2,011		20	1.0%
Utility expenses	1,799		1,787		12	0.7%
Other operating expenses	2,889		3,096		(207)	(6.7)%
Depreciation and amortization	3,828		3,552		276	7.8%
Acquisition costs	207		—		207	100.0%
General and administrative	1,246		746		500	67.0%

Total expenses	12,000		11,192		808	7.2%

Operating income	7,656		7,246		410	5.7%
Interest income	1		6		(5)	(83.3)%
Interest expense (including amortization of deferred financing fees of $562 and $—, respectively)	(1,472)		(25)		(1,447)	5788.0%

Net income	$6,185		$7,227		$(1,042)	(14.4)%

Weighted average common shares outstanding	21,455		—		21,455	—%

Earnings per common share:
Net income	$0.29	$	N/A	$	N/A	N/A %

        Rental income.    The increase in rental income primarily reflects the effects of a property acquisition in August 2009 as well as rent increases from new leases and leases renewed during 2008 at our properties, net of one lease renewed at a rate lower than its historical rate. The increase also includes contractual expense reimbursements based upon changes in the consumer price index and changes in real estate tax expense. Rental income includes non cash straight line rent of approximately ($172,000) and ($128,000) for the three months ended September 30, 2009 and 2008, respectively. Rental income also includes non cash above and below market lease amortization of approximately $70,000 and $85,000 for the three months ended September 30, 2009 and 2008, respectively.

        Real estate taxes.    The increase in real estate taxes reflects increases in both assessed values for some of our properties and increased tax rates.

        Utility expenses.    The increase in utility expenses reflects utility rate increases at some of our properties.

        Other operating expenses.    The decrease in other operating expenses primarily reflects the decrease in repairs and maintenance expense in the three months ended September 30, 2009 as compared to the same period in 2008.

        Depreciation and amortization.    The increase in depreciation and amortization reflects improvements made to some of our properties during 2008, depreciation related to the acquisition in August 2009 and the amortization of leasing costs incurred during 2008.

        Acquisition costs.    The increase in acquisition costs reflects the costs associated with our acquisition in August 2009 as compared to no acquisitions during the same period in 2008. For periods after December 31, 2008, we will expense all the costs associated with acquiring properties. Previously, these costs were capitalized into the cost of acquiring properties.

        General and administrative.    The increase in general and administrative expenses primarily reflects the increased costs for legal, accounting, trustees fees and internal audit expenses as a result of our becoming a public company, separate from HRP, including Share grant awards. General and administrative expenses include expenses related to the Plan of approximately $267,000 and $0 for the three months ended September 30, 2009 and 2008, respectively.

        Interest income.    The decrease in interest income is the result of our having a lower average amount of investable cash during the three months ended September 30, 2009.

        Interest expense.    The increase in interest expense reflects our borrowing under our secured revolving credit facility. Interest expense for 2009 also includes the amortization of deferred financing fees we incurred in connection with entering our secured revolving credit facility in 2009.

        Net income.    Our net income for the three months ended September 30, 2009 decreased as compared to the three months ended September 30, 2008 as a result of the changes noted above.

Nine Months Ended September 30, 2009, Compared to Nine Months Ended September 30, 2008.

	Nine Months Ended September 30,
	2009	2008	$ Change		% Change
	(in thousands, except per share data)
Rental income	$58,304	$55,957		$2,347	4.2%

Expenses:
Real estate taxes	6,250	5,951		299	5.0%
Utility expenses	4,843	4,696		147	3.1%
Other operating expenses	8,600	8,768		(168)	(1.9)%
Depreciation and amortization	11,189	10,570		619	5.9%
Acquisition costs	207	—		207	100.0%
General and administrative	2,859	2,238		621	27.8%

Total expenses	33,948	32,223		1,725	5.4%

Operating income	24,356	23,734		622	2.6%
Interest income	45	31		14	45.2%
Interest expense (including amortization of deferred financing fees of $989 and $—, respectively)	(3,832)	(127)		(3,705)	(2,917)%

Net income	$20,569	$23,638		$(3,069)	(13.0)%
Weighted average common shares outstanding	12,852	—		12,852	—%

Earnings per common share:
Net income	$1.60	N/A	$	N/A	N/A %

        Rental income.    The increase in rental income reflects rent increases from new leases and leases renewed during 2008 at our properties, net of a reduction in rental income from the renewal of one lease at a rate lower than the historical rate. The increase also includes contractual expense reimbursements based upon changes in the consumer price index and increases in real estate tax expense. Rental income includes non cash straight line rent of approximately ($397,000) and ($157,000) for the nine months ended September 30, 2009 and 2008, respectively. Rental income also includes non cash above and below market lease amortization of approximately $240,000 and $267,000 for the nine months ended September 30, 2009 and 2008, respectively.

        Real estate taxes.    The increase in real estate taxes reflects increases in both assessed values for some of our properties and increased tax rates.

        Utility expenses.    The increase in utility expenses reflects utility rate increases at some of our properties.

        Other operating expenses.    The decrease in other operating expenses primarily reflects the decrease in repairs and maintenance expense in the nine months ended September 30, 2009 as compared to the same period in 2008.

        Depreciation and amortization.    The increase in depreciation and amortization reflects improvements made to some of our properties during 2008 and depreciation related to our August 2009 acquisition.

        Acquisition costs.    The increase in acquisition costs reflects the costs associated with our acquisition in August 2009 as compared to no acquisitions during the same period in 2008. For periods after December 31, 2008, we will expense all the costs associated with acquiring properties. Previously, these costs were capitalized into the cost of acquiring properties.

        General and administrative.    The increase in general and administrative expenses primarily reflects the increased costs for legal, accounting and trustees fees, internal audit expenses as a result of our becoming a public company separate from HRP, including Share grant awards. General and administrative expenses include expenses related to the Plan of approximately $267,000 and $0 for the nine months ended September 30, 2009 and 2008, respectively.

        Interest income.    The increase in interest income is the result of our having a larger amount of investable cash during the 2009 period than in the 2008 period.

        Interest expense.    The increase in interest expense reflects our borrowing $250 million under our secured revolving credit facility from April 24, 2009 until June 8, 2009, and lesser borrowings thereafter. Interest expense for 2009 also includes the amortization of deferred financing fees we incurred in connection with entering our secured revolving credit facility in 2009.

        Net income.    Our net income for the nine months ended September 30, 2009 decreased as compared to the nine months ended September 30, 2008 as a result of the changes noted above.

Year Ended December 31, 2008, Compared to Year Ended December 31, 2007.

	Year Ended December 31,
	2008	2007	$ Change	% Change
	($ in thousands)
Rental income	$75,425	$73,050	$2,375	3.3%

Expenses:
Real estate taxes	7,960	7,247	713	9.8%
Utility expenses	6,229	5,555	674	12.1%
Other operating expenses	12,159	11,140	1,019	9.1%
Depreciation and amortization	14,182	13,832	350	2.5%
General and administrative	2,984	2,906	78	2.7%

Total expenses	43,514	40,680	2,834	7.0%

Operating income	31,911	32,370	(459)	(1.4)%
Interest income	37	88	(51)	(58.0)%
Interest expense	(141)	(359)	218	60.7%

Net income	$31,807	$32,099	$(292)	(0.9)%

        Rental income.    The increase in rental income reflects rent increases from new leases and leases renewed during 2008 and 2007 at our properties. The increase also includes contractual rent adjustments based on changes in the consumer price index and recovery of increases in real estate taxes.

        Real estate taxes.    The increase in real estate taxes primarily reflects increases in the assessed values of some of our properties.

        Utility expenses.    The increase in utility expenses primarily reflects utility rate increases.

        Other operating expenses.    The increase in other operating expenses reflects the increase in property repairs and maintenance expenses in 2008 compared to 2007.

        Depreciation and amortization.    The increase in depreciation and amortization reflects improvements made to some of our properties during 2008 and 2007.

        General and administrative.    The increase in general and administrative expenses reflects the increase in HRP's general and administrative expenses allocated to our properties.

        Interest income.    The decrease in interest income reflects a lower balance in escrow accounts relating to mortgage notes that were paid off in 2007 and 2008.

        Interest expense.    The decrease in interest expense reflects the decrease in average debt outstanding at our properties, including the repayment of $1.9 million of mortgage indebtedness at maturity that was secured by one of our properties.

Year Ended December 31, 2007, Compared to Year Ended December 31, 2006.

	Year Ended December 31,
	2007	2006	$ Change	% Change
	($ in thousands)
Rental income	$73,050	$70,861	$2,189	3.1%

Expenses:
Real estate taxes	7,247	7,106	141	2.0%
Utility expenses	5,555	5,341	214	4.0%
Other operating expenses	11,140	11,451	(311)	(2.7)%
Depreciation and amortization	13,832	13,205	627	4.7%
General and administrative	2,906	2,774	132	4.8%

Total expenses	40,680	39,877	803	2.0%

Operating income	32,370	30,984	1,386	4.5%
Interest income	88	84	4	4.7%
Interest expense	(359)	(558)	199	(35.7)%

Net income	$32,099	$30,510	$1,589	5.2%

        Rental income.    The increase in rental income reflects one property acquired in May 2006. The increase also includes contractual rent adjustments based on changes in the consumer price index and recovery of increases in real estate taxes.

        Real estate taxes.    The increase in real estate taxes primarily reflects increases in the assessed values of some of our properties.

        Utility expenses.    The increase in utility expenses primarily reflects utility rate increases.

        Other operating expenses.    The decrease in other operating expenses primarily reflects the decrease in property repairs and maintenance expenses in 2007 compared to 2006.

        Depreciation and amortization.    The increase in depreciation and amortization reflects acquisitions and improvements made to some of our properties during 2007 and 2006.

        General and administrative.    The increase in general and administrative expense reflects the increase in HRP's general and administrative expenses allocated to our properties.

        Interest income.    The increase in interest income reflects modest increases in the interest rate earned on restricted cash investments.

        Interest expense.    The decrease in interest expense reflects the decrease in average debt outstanding at our properties.

Liquidity and Capital Resources

        Our Operating Liquidity and Resources.    Our principal source of funds to meet operating expenses and pay distributions on our Shares is rental income from our properties. This flow of funds has historically been sufficient to pay operating expenses, debt service relating to our properties and distributions; however, before June 2009, we did not have the expense of operating as a separate public company. We believe that our operating cash flow will be sufficient to pay our operating expenses, debt service and distributions on our Shares for the foreseeable future. Our future cash flows from operating activities will depend primarily upon our ability to:

  •
  maintain or increase the occupancy of, and the current rent rates at, our properties;

  •
  control operating cost increases at our properties; and

  •
  purchase additional properties which produce positive cash flows from operations.

        We believe that leasing market conditions in many U.S. markets will continue to be weak for the next two to three years. However, the historical experience of RMR has been that tenants that are governmental agencies frequently renew leases to avoid the costs and disruptions that may result from relocating government operations. We believe that the expected increase in government regulation resulting from the recent economic recession will increase the U.S. Government's demand for leased office space. Similarly, we believe that budgetary pressures may cause an increased demand for leased space, as opposed to government owned space, among government tenants generally. For these and other reasons we believe that occupancy at our government leased properties may outperform national market averages. However, there are too many variables for us to reasonably project what the impact of market conditions will be on our results for future periods.

        We generally do not intend to purchase "turn around" properties, or properties which do not generate positive cash flows. Our future purchases of properties which generate positive cash flow cannot be accurately projected because such purchases depend upon available opportunities which come to our attention.

        Cash flows provided by (used for) our operating, investing and financing activities were $27.3 million, ($23.3) million and ($1.8) million, respectively, for the nine month period ended September 30, 2009, and $34.8 million, ($1.7) million and ($32.9) million, respectively, for the nine month period ended September 30, 2008. Changes in our operating and financing cash flows between 2009 and 2008 are primarily related to our property operations, our net borrowings, our distributions to HRP prior to completion of our IPO, our IPO and our use of net proceeds from our IPO. The 2009 change in investing cash flow was primarily the result of our acquisition in August 2009. The remainder of the cash flow changes in 2009 and the changes in 2008 were related to building and tenant improvements.

        Cash flows provided by (used for) our properties for operating, investing and financing activities were $44.9 million, ($2.6) million and ($42.4) million, respectively, for the year ended December 31, 2008, and $40.5 million, ($2.2) million and ($38.3) million, respectively, for the year ended December 31, 2007. Changes in all three categories between 2008 and 2007 are primarily related to property operations, repayments of debt obligations, and distributions to HRP.

        Our Investment and Financing Liquidity and Resources.    In order to fund acquisitions and to accommodate cash needs that may result from timing differences between our receipt of rents and our desire or need to make distributions or pay operating or capital expenses, we have a $250 million secured revolving credit facility with a syndicate of financial institutions. At September 30, 2009, $65.4 million was outstanding and $184.6 million was available for borrowings under our secured revolving credit facility, and we had cash and cash equivalents of $2.3 million. We expect to use cash balances, borrowings under our secured revolving credit facility and net proceeds from offerings of equity or debt securities, including this offering, to fund our future operations, distributions to our shareholders and any future property acquisitions.

        The following is a summary description of certain material terms of our $250 million secured revolving credit facility. Because it is a summary, the following does not include all of the terms which may be important to you. For more information concerning our secured revolving credit facility, see the senior secured credit agreement, which is filed as an exhibit to the registration statement of which this prospectus is a part.

  •
  Amount Available:  Up to $250 million; under certain circumstances, including available collateral and lenders, this amount may be increased to $500 million. As of September 30, 2009, we had $65.4 million drawn and $184.6 million available to be drawn under our secured revolving credit facility.

  •
  Maturity:  April 24, 2012; provided that if we are not in default and satisfy certain other conditions, including payment of an extension fee, we have the option to extend the maturity by one year to April 24, 2013.

  •
  Interest:  Interest is calculated at a floating rate based upon LIBOR, subject to a floor, or another specified index plus a spread or margin which will vary depending upon our leverage. We will also pay a fee based on the unused portion of our secured revolving credit facility. The weighted average annual interest rate for this facility was 5.39% for the period from April 24, 2009 to September 30, 2009.

  •
  Amortization:  No principal amortization or prepayment is required other than if the amounts outstanding exceed the amount we could then borrow; amounts borrowed may be prepaid and re-borrowed until maturity when the entire principal and any accrued and unpaid interest is due.

  •
  Collateral:  First mortgages on all the properties we owned on April 24, 2009 have been granted to Bank of America, N.A. as agent for the lenders. We have the option to remove properties from the collateral pool and to add different properties which meet pre-established criteria and are acceptable to Bank of America, N.A. as agent for the lenders. We may be required to add or substitute different properties to the collateral pool to support our borrowing levels. We have also pledged the equity of our subsidiary which holds title to the mortgaged properties, and our subsidiary granted a security interest in its other assets to Bank of America, N.A. as agent for the lenders.

  •
  Conditions to Borrowing:  Our ability to borrow under our secured revolving credit facility is conditional upon our compliance with various covenants and conditions, typical of loans secured by real estate collateral. For example, amounts outstanding under our secured revolving credit facility must be no greater than the lesser of a mortgageability amount, determined with reference to our net rental income from, or 55% of the appraised value of, the collateral properties, as determined under the credit agreement.

  •
  Financial Covenants:  Our secured revolving credit facility is our full recourse obligation and it includes various financial covenants which apply to us and not only to the collateral properties. For example, we must maintain a minimum fixed charge coverage ratio of not less than 1.65 to 1 and not permit consolidated debt to total asset value to exceed 60%. Also, we are generally prohibited from paying distributions to our shareholders which exceed 95% of our Funds From Operations, as defined in the credit agreement, other than certain distributions in connection with our qualification as a REIT.

  •
  Other Terms, Conditions and Fees:  Our secured revolving credit facility includes various other terms, conditions and fees.

  •
  Change in Control and Termination of Management Agreements with RMR:  Our secured revolving credit facility provides that a change in control of us or a termination of our management agreements with RMR may cause the amounts outstanding under our secured revolving credit facility to become immediately due and payable.

        When significant amounts are outstanding under our secured revolving credit facility or the maturity date of our secured revolving credit facility approaches, we intend to explore alternatives for repaying or refinancing such amounts. Such alternatives may include incurring term debt, issuing new equity securities, such as contemplated by this offering, and extending the maturity date of our secured revolving credit facility. Although there has been a significant recent reduction in the amount of capital available for real estate business on a global basis and we can provide no assurance that we will be successful in consummating any particular type of financing, we believe that we will have access to financing, such as debt and equity offerings, including this offering, to fund any future acquisitions, capital expenditures and to pay our obligations.

        The completion and the costs of any future financings will depend primarily upon market conditions. In particular, the feasibility and cost of any future debt financings will depend primarily on credit markets and our then current creditworthiness. We have no control over market conditions. Potential lenders in future debt transactions will evaluate our ability to fund required debt service and repay balances when they become due by reviewing our business practices and plans and our ability to maintain our earnings, to ladder our debt maturities and to balance our use of debt and equity capital so that our financial performance and leverage ratios afford us flexibility to withstand any reasonably anticipated adverse changes. We intend to conduct our business activities in a manner which will continue to afford us reasonable access to capital for investment and financing activities. However, you should be aware that our Board of Trustees may change our financing policies at any time without a vote of our shareholders.

        During the nine months ended September 30, 2009 and 2008, cash expenditures made and capitalized at our properties for tenant improvements, leasing costs, building improvements and development and redevelopment activities were as follows (amounts in thousands):

	Nine Months Ended September 30,
	2009	2008
Tenant improvements	$1,021	$768
Leasing costs	1	316
Building improvements(1)	310	30
Development and redevelopment activities(2)	—	623

(1)
Building improvements generally include construction costs, expenditures to replace obsolete building components and expenditures that extend the useful life of existing assets.

(2)
Development, redevelopment and other activities generally include non-recurring expenditures that we believe increase the value of our properties.

        Commitments made at our properties (which we are obligated to fund) for expenditures in connection with leasing space during the nine months ended September 30, 2009, are as follows:

	New	Renewals	Total
Square feet leased during the period	10,080	40,806	50,886
Total commitments for tenant improvements and leasing costs	$1,512	$7,750	$9,262
Leasing costs per square foot (whole dollars)	$0.15	$0.19	$0.18
Average lease term (years)	6.3	4.8	5.0
Leasing costs per square foot per year (whole dollars)	$0.02	$0.04	$0.04

        In November 2008, a mortgage loan, secured by one of our properties, was repaid at maturity.

        We repaid $134,000 of mortgage indebtedness secured by certain of our properties in January 2009. We have no commercial paper outstanding, nor have we entered into any swaps or hedges. We are not party to any joint ventures and do not have any off balance sheet arrangements.

Debt Covenants

        Our principal debt obligation as of September 30, 2009 was our secured revolving credit facility. Our secured revolving credit facility agreement contains a number of covenants which restrict our ability to incur debts in excess of calculated amounts, restrict our ability to make distributions under certain circumstances and generally require us to maintain certain financial ratios. Our secured revolving credit facility provides for acceleration of payment of all amounts outstanding upon the occurrence and continuation of certain events of default or upon a change of control. We believe we were in compliance with all of our covenants under our secured revolving credit facility agreement at September 30, 2009.

Related Person Transactions

        Until the completion of our IPO, we were 100% owned by HRP and HRP allocated general and administrative expenses presented under "Results of Operations" above to our properties based on the historical cost of our properties as a percentage of HRP's historical cost of its real estate investments. Included in the allocation of general and administrative expenses are expenses related to HRP's agreements with RMR. RMR is beneficially owned by Barry Portnoy, one of our and HRP's Managing Trustees, and Adam Portnoy, our President and the other Managing Trustee of us and of HRP. We do not have any employees nor do we have administrative offices separate from RMR. Employees of RMR provide services for us that might otherwise be provided by our employees. Similarly, RMR provides office space to us and each of our executive officers is also an executive officer of RMR.

        Upon completion of our IPO, we entered into two management agreements with RMR: a business management agreement and a property management agreement. Our business management agreement with RMR provides for (1) an annual base fee, payable monthly and reconciled annually, and (2) an annual incentive fee. The annual amount of the business management base fee is equal to the sum of (a) 0.5% of the historical cost to HRP of any properties transferred to us by HRP and (b) 0.7% of our cost of any properties we acquire up to and including $250 million, including our recent and pending acquisitions, plus 0.5% of our cost of any additional properties in excess of $250 million. The annual incentive fee will be calculated on the basis of any annual increases in the amount of FFO Per Share (as defined in our business management agreement with RMR). RMR is not eligible to receive an incentive fee for the year ending December 31, 2009. Beginning with the year ending December 31, 2010, the annual amount of any incentive fee that RMR will be entitled to receive will be equal to 15% of any increase in FFO Per Share for such year over FFO Per Share in the prior year, multiplied by the weighted average number of Shares outstanding during the year to which the fee applies calculated on a fully diluted basis; provided, however, the incentive fee for any year will not exceed $0.02 per Share multiplied by such weighted average number of Shares outstanding on a fully diluted basis. Upon termination of our business management agreement with RMR, RMR will be entitled to a pro rata portion of the incentive fee for the then current year. For purposes of calculating any incentive fee for the year ending December 31, 2010, our 2009 FFO Per Share will be calculated based on annualized figures for the period beginning on June 8, 2009, which was the day on which we completed our IPO, and ending on December 31, 2009. Any incentive fees earned by RMR will be paid in Shares.

        Our property management agreement with RMR provides for (1) a management fee equal to 3% of the gross rents we collect from tenants, payable monthly in arrears, and (2) a construction supervision fee equal to 5% of any construction, renovation or repair activities at our properties during the term of our property management agreement with RMR, other than ordinary maintenance and repair done by maintenance staff, payable periodically as agreed by us and RMR.

        The initial terms of our management agreements with RMR will expire on December 31, 2010. Renewals or extensions of our management agreements with RMR will be subject to the periodic approval of the Compensation Committee of our Board of Trustees, which is composed entirely of our Independent Trustees. Under our management agreements with RMR, RMR has agreed not to provide management services to any other business which is principally engaged in owning and leasing properties which are majority leased to government tenants, without the consent of a majority of our Independent Trustees.

        On a pro forma basis, as if our recent and pending acquisitions were acquired on January 1, 2009, the annualized business management base fee payable by us to RMR would have been approximately $3.4 million and the annualized property management fee payable by us to RMR would have been approximately $2.7 million. The amount of fees payable by us to RMR will increase if we borrow additional funds and use such funds to acquire new properties or for construction.

        Pursuant to the business management agreement between RMR and HRP, HRP's investment in us will not be counted for purposes of determining the fees payable by HRP to RMR for periods following the completion of our IPO and income, loss and FFO attributable to assets contributed to us or our subsidiaries by HRP or its subsidiaries prior to the completion of our IPO will not be included in determining any incentive fee payable by HRP for its 2009 fiscal year. The business management agreement also incorporates changes relating to the determination of business management base fees and incentive fees payable by HRP to RMR in light of recent accounting standard changes so that the fees continue to be calculated consistent with historical practices. The business management base fee and property management fee that we pay to RMR with respect to the properties contributed to us by HRP will not exceed the corresponding fees that HRP would have paid to RMR with respect to such properties had we remained wholly owned by HRP. Accordingly, RMR will not receive any increase in the business management base fee or the property management fee as a result of the transfer to us of properties by HRP. Additionally, the incentive fee that RMR will be eligible to receive from us for the year ending December 31, 2010 will be substantially similar in structure to the incentive fee that HRP currently pays to RMR, but with a maximum amount of $0.02 per Share. As a separate publicly traded company, we may be able to increase our investments in properties that are majority leased to government tenants more quickly than HRP might be able to increase such investment, and, as we increase our investments, RMR's fees will increase. HRP does not pay RMR, and we will not pay RMR, any acquisition, leasing, disposition or financing fees.

        Under our management agreements with RMR, we acknowledge that RMR manages other businesses, including HRP, SNH and HPT, and will not be required to present us with opportunities to invest in properties that are primarily of a type that are within the investment focus of another business now or in the future managed by RMR. As a result, while we are managed by RMR, we will have limited ability to invest in properties other than properties that are majority leased to government tenants. Similarly, RMR will not present other businesses that it now or in the future manages with opportunities to invest in properties that are majority leased to government tenants unless our independent trustees have determined not to invest in the opportunity. For more information concerning our agreements with RMR, see "Manager" and copies of our management agreements with RMR, which are filed as exhibits to the registration statement of which this prospectus is part.

        RMR and other companies to which RMR provides management services formed and licensed AIC in the State of Indiana. All of our trustees are currently serving on the board of directors of AIC. RMR, in addition to being a shareholder, entered into a management agreement with AIC, pursuant to which RMR provides AIC certain management and administrative services. In addition, AIC has entered into an investment advisory agreement with RMR Advisors, Inc., or RMR Advisors, pursuant to which RMR Advisors will act as AIC's investment advisor. The same persons who own and control RMR, including Barry Portnoy, our Managing Trustee, and Adam Portnoy, our President and Managing Trustee, own and control RMR Advisors. We have invested $5,109,213 to date in the insurance company, and we currently own and intend to continue to own approximately 14.3% of AIC. We may invest additional amounts in AIC in the future if the expansion of AIC requires additional capital, but we are not obligated to do so. Over time we expect to transfer some or all of our insurance business to AIC. By participating in AIC with RMR and the other companies to which RMR provides management services, we expect that we may benefit financially by possibly reducing insurance expenses and/or by having our pro rata share of any profits realized by AIC. For more information, see "Certain Relationships and Related Person Transactions."

Critical Accounting Policies

        Our critical accounting policies are those that will have the most impact on the reporting of our financial condition and results of operations and those requiring significant judgments and estimates. We believe that our judgments and estimates will be consistently applied and produce financial information that fairly presents our results of operations. Our most critical accounting policies involve our investments in real property. These policies affect our:

  •
  allocation of purchase price between various asset categories and the related impact on the recognition of rental income and depreciation and amortization expense;

  •
  assessment of the carrying values and impairments of long lived assets; and

  •
  classification of leases.

        The purchase prices for our properties were historically allocated to land, building and improvements, and each component generally has a different useful life. For properties acquired subsequent to June 1, 2001, the effective date of Accounting Standards Codification 805, "Business Combinations," the purchase prices were allocated among land, building and improvements and identified intangible assets and liabilities, consisting of the value of above market and below market leases, the value of in place leases and the value of tenant relationships. Purchase price allocations and the determination of useful lives are based on estimates and, under some circumstances, studies from independent real estate appraisal firms.

        Purchase price allocations to land, building and improvements are based on a determination of the relative fair values of these assets assuming the property is vacant. We determine the fair value of a property using methods that we believe are similar to those used by independent appraisers. Purchase price allocations to above market and below market leases are based on the estimated present value (using an interest rate which reflects our assessment of the risks associated with the leases acquired) of the difference between (1) the contractual amounts to be paid pursuant to the in place leases and (2) our estimate of fair market lease rates for the corresponding leases, measured over a period equal to the remaining terms of the respective leases. Purchase price allocations to in place leases and tenant relationships are determined as the excess of (1) the purchase price paid for a property after adjusting existing in place leases to estimated market rental rates over (2) the estimated fair value of the property as if vacant. This aggregate value is allocated between in place lease values and tenant relationships based on our evaluation of the specific characteristics of each tenant's lease; however, the value of tenant relationships has not been separated from in place lease value for our properties because we believe such value and related amortization expense is immaterial for acquisitions reflected in the historical financial statements. Factors we consider in performing these analyses include estimates of carrying costs during the expected lease up periods, including real estate taxes, insurance and other operating income and expenses and costs to execute similar leases in current market conditions, such as leasing commissions, legal and other related costs. If we believe the value of tenant relationships are material in the future, those amounts will be separately allocated and amortized over the estimated lives of the relationships.

        We compute depreciation expense using the straight line method over estimated useful lives of up to 40 years for buildings and improvements, and up to 12 years for personal property. The allocated cost of land is not depreciated. Capitalized above market lease values (included in acquired real estate leases in the combined balance sheet of certain properties wholly owned by HRP) are being amortized as a reduction to rental income over the remaining terms of the respective leases. Capitalized below market lease values (presented as acquired real estate lease obligations in the combined balance sheet of certain properties wholly owned by HRP) are being amortized as an increase to rental income over the remaining terms of the respective leases. The value of in place leases exclusive of the value of above market and below market in place leases is amortized to expense over the remaining periods of the respective leases. If a lease is terminated prior to its stated expiration, all unamortized amounts relating to that lease are written off. Purchase price allocations will require us to make certain assumptions and estimates. Incorrect assumptions and estimates may result in inaccurate depreciation and amortization charges over future periods.

        We periodically evaluate our properties for impairment. Impairment indicators may include declining tenant occupancy, legislative changes, economic or market changes that could permanently reduce the value of a property or our decision to dispose of an asset before the end of its estimated useful life. If indicators of impairment are present, we evaluate the carrying value of the related property by comparing it to the expected future undiscounted cash flows to be generated from that property. If the sum of these expected future cash flows is less than the carrying value, we reduce the net carrying value of the property to its fair value. This analysis requires us to judge whether indicators of impairment exist and to estimate likely future cash flows. If we misjudge or estimate incorrectly or if future tenant operations, market or industry factors differ from our expectations we may record an impairment charge that is inappropriate or fail to record a charge when we should have done so, or the amount of any such charges may be inaccurate.

        These policies involve significant judgments made based upon experience, including judgments about current valuations, ultimate realizable value, estimated useful lives, salvage or residual value, the ability and willingness of our tenants to perform their obligations to us, current and future economic conditions and competitive factors in the markets in which our properties are located. Competition, economic conditions and other factors may cause occupancy declines in the future. In the future, we may need to revise our carrying value assessments to incorporate information which is not now known, and such revisions could increase or decrease our depreciation expense related to properties we own, result in the classification of our leases as other than operating leases or decrease the carrying values of our assets.

Impact of Inflation

        Inflation might have both positive and negative impacts upon us. Inflation might cause the value of our real estate to increase. Inflation might also cause our costs of equity and debt capital and operating costs to increase. An increase in our capital costs or in our operating costs will result in decreased earnings unless it is offset by increased revenues. Our government leases generally provide for annual rent increases based on a cost of living index which should offset any increased costs as a result of inflation.

        To mitigate the adverse impact of any increased cost of debt capital in the event of material inflation, we may enter into interest rate hedge arrangements in the future, but we have no present intention to do so. The decision to enter into these agreements will be based on the amount of our floating rate debt outstanding, our belief that material interest rate increases are likely to occur and upon requirements of our borrowing arrangements.

Quantitative and Qualitative Disclosures About Market Risk

        We are exposed to risks associated with market changes in interest rates. We manage our exposure to this market risk by monitoring available financing alternatives. Other than as described below, we do not foresee any significant changes in our exposure to fluctuations in interest rates or in how we manage this exposure in the near future.

        Repayments under our secured revolving credit facility may be made at any time without penalty. We borrow under this facility in U.S. dollars and borrowings bear interest at a floating rate based upon LIBOR, subject to a floor, or another specified index, plus a spread or margin, which will vary depending upon our debt leverage. Accordingly, we are exposed to changes in short term rates, specifically LIBOR, if the increase exceeds the LIBOR floor amount. A change in interest rates would not affect the value of our outstanding floating rate debt, but would affect our operating results.

        On September 30, 2009, the one month LIBOR rate was 0.2456% per annum compared to our LIBOR floor amount of 2.00% per annum. As a result, the one month LIBOR rate would have to increase 1.7544%, or 714%, before a change in LIBOR would affect our operating results.

        Assuming the LIBOR increases above our LIBOR floor amount, our exposure to fluctuations in interest rates will increase or decrease in the future with increases or decreases in the outstanding amount of our secured revolving credit facility and any other floating rate debt that we may incur.

BUSINESS

Our Properties

        As of September 30, 2009, we owned 30 properties where almost all of the rentable square feet is leased to government tenants: 26 of these properties, with approximately 3.4 million rentable square feet, are primarily leased to the U.S. Government and four of these properties, with approximately 262,000 rentable square feet, are leased to the State Governments. Since the completion of our IPO on June 8, 2009, we have acquired four properties and have entered into a binding purchase and sale agreement to acquire one additional property. While we expect to complete our pending acquisition during the first quarter of 2010, the acquisition is subject to customary closing conditions and no assurance can be given that this acquisition will be consummated. The following table provides certain information about our portfolio of properties as of September 30, 2009, including pro forma information for our recent and pending acquisitions:

Property Location(1)	Year Built(2)	Rentable Square Feet	Primary Occupant(s)
Properties Owned At Our IPO
201 East Indianola Avenue, Phoenix, AZ	1997	97,145	Federal Bureau of Investigation
9797 Aero Drive, San Diego, CA	1994	94,272	Federal Bureau of Investigation
4560 Viewridge Drive, San Diego, CA	1996	147,955	Drug Enforcement Administration
9174 Sky Park Court, San Diego, CA	1986	43,918	California Department of Water Quality Control Board California Department of Motor Vehicles
5045 East Butler Ave, Fresno, CA	1971	531,976	Internal Revenue Service
16194 West 45th Drive, Golden, CO	1997	43,232	Environmental Protection Agency
7201 West Mansfield Avenue, Lakewood, CO	1981	71,208	Bureau of Reclamation
7301 West Mansfield Avenue, Lakewood, CO	1981	70,904	Bureau of Reclamation
7401 West Mansfield Avenue, Lakewood, CO	1981	70,884	Department of the Interior
20 Massachusetts Avenue, Washington, DC	2002	339,541	Immigration and Customs Enforcement Department of Justice
1 Corporate Boulevard, Atlanta, GA	1967	37,554	Centers for Disease Control
8 Corporate Boulevard, Atlanta, GA	2000	151,252	Centers for Disease Control
10 Corporate Boulevard, Atlanta, GA	1968	32,828	Centers for Disease Control
11 Corporate Boulevard, Atlanta, GA	1968	32,158	Centers for Disease Control
12 Corporate Boulevard, Atlanta, GA	1968	99,084	Centers for Disease Control
12 Executive Park Drive, Atlanta, GA	2001	128,390	Centers for Disease Control
20400 Century Boulevard, Germantown, MD	1995	80,550	Department of Energy
1401 Rockville Pike, Rockville, MD	1986	188,444	Food and Drug Administration
4201 Patterson Avenue, Baltimore, MD	1986	84,674	Maryland Department of Human Resources Maryland Department of Health & Mental Hygiene Maryland Transit Administration
2645 & 2655 Long Lake Road, Roseville, MN	1987	61,426	Minnesota State Lottery
4241 & 4300 NE 34th Street, Kansas City, MO	1995	98,073	Financial Management Service
130-138 Delaware Avenue, Buffalo, NY	1994	124,647	Immigration and Customs Enforcement Department of Justice
110 Centerview Drive, Columbia, SC	1985	71,580	South Carolina Department of Labor, Licensing & Regulation
701 Clay Road, Waco, TX	1997	137,782	Department of Veterans Affairs
5600 Columbia Pike, Falls Church, VA	1993	164,746	Defense Information Systems Agency
2420 Stevens Drive, Richland, WA	1995	92,914	Department of Energy
2430 Stevens Drive, Richland, WA	1995	47,238	Department of Energy
882 TJ Jackson Drive, Falling Waters, WV	1993	36,818	Department of Veterans Affairs
5353 Yellowstone Road, Cheyenne, WY	1995	122,647	Bureau of Land Management

Average Age / Subtotal	21.4	3,303,840
Recent Acquisitions
10-12 Celina Drive, Nashua, NH	1997	321,800	U.S. Postal Service
915 L Street, Sacramento, CA	1988	163,425	California Department of Finance
9800 Goethe Road, Sacramento, CA	1993	110,500	California National Guard
2020 S. Arlington Heights Road, Arlington Heights, IL	2002	57,770	Occupational Health and Safety Administration

Average Age / Subtotal	15.5	653,495
Pending Acquisition
3300 75th Avenue, Landover, MD	2004	266,000	Defense Intelligence Agency

Average Age / Subtotal	6.0	266,000
Average Age / Total: 16 states and D.C.	19.6	4,223,335

(1)
Locations consisting of separate buildings within an office park are described as separate properties in this prospectus and in this chart.

(2)
Year built is year developed or year substantial renovations were completed. Substantial renovations are those costing in excess of 25% of our historical investment in the property.

        If all our recent and pending acquisitions had been completed as of September 30, 2009, we would have owned 34 properties, located in 16 states and the District of Columbia, containing approximately

4.2 million rentable square feet, of which approximately 96.1% would have been leased to the U.S. Government and the State Governments.

        The following table shows our lease expirations on a pro forma basis as if all of our recent and pending acquisitions have closed.

Year(1)	Expirations of Occupied Square Feet(2)	Percent of Total	Cumulative % of Total	Rental Income Expiring(3)	Percent of Total	Cumulative % of Total
2009	—	—%	—%	—	—%	—%
2010	87	2.1%	2.1%	2,403	2.6%	2.6%
2011	603	14.3%	16.4%	11,329	12.4%	15.0%
2012	750	17.8%	34.2%	24,294	26.6%	41.6%
2013	975	23.2%	57.4%	15,977	17.6%	59.2%
2014	263	6.3%	63.7%	5,565	6.1%	65.3%
2015	460	10.9%	74.6%	8,435	9.4%	74.7%
2016	203	4.8%	79.4%	4,552	5.0%	79.7%
2017	306	7.3%	86.7%	6,205	6.8%	86.5%
2018 and thereafter	558	13.3%	100.0%	12,404	13.5%	100.0%

Total	4,205	100.0%		91,164	100.0%

Weighted average remaining lease term (in years)	4.8			4.7

(1)
The year of lease expiration is pursuant to current contract terms. Some government tenants have the right to vacate their space before the stated expirations of their leases. Tenants occupying approximately 12.7% of our rentable square feet and responsible for approximately 10.3% of our rental income as of September 30, 2009, pro forma for our recent and pending acquisitions, have currently exercisable rights to terminate their leases before the stated term of their lease expires. In 2010, 2011 and 2012, early termination rights become exercisable by other tenants who, pro forma for our recent and pending acquisitions, occupy an additional approximately 6.1%, 2.3%, 1.0% of our rentable square feet, respectively, and are responsible for approximately 5.2%, 3.9%, 1.1% of our rental income as of September 30, 2009, respectively. In addition, one tenant at a building we recently acquired has the right to terminate its lease in 2014. On a pro forma basis, this tenant occupies approximately 2.3% of our rentable square feet and contributes approximately 2.8% of our rental income as of September 30, 2009. Two of our state government tenants have the currently exercisable right to terminate their leases if these states do not appropriate rent in their respective annual budgets. These two tenants occupy approximately 3.1% of our rentable square feet and contribute approximately 2.3% of our pro forma rental income as of September 30, 2009, pro forma for our recent and pending acquisitions. No termination rights have been exercised by our tenants during the past three years.

(2)
Occupied square feet is pursuant to signed leases as of September 30, 2009, and includes (a) space being fitted out for occupancy and (b) space, if any, which is leased but is not occupied.

(3)
Rental income is the annualized rents from our tenants pursuant to signed leases as of September 30, 2009, plus estimated expense reimbursements, and excludes lease value amortization.

Recent Developments

  Investment Activity

        Since the completion of our IPO on June 8, 2009, we have acquired four properties and entered into a binding purchase and sale agreement to acquire one additional property. In August 2009, we acquired a property located in Nashua, New Hampshire that is fully leased to the U.S. Government, with 321,800 rentable square feet for a total purchase price of $18.2 million. In December 2009, we acquired three properties with, in aggregate, 331,695 rentable square feet for a total purchase price of $71.1 million, including, two properties located in Sacramento, California, one of which is fully leased and one of which is majority leased to the State of California, and a property located in Arlington Heights, Illinois that is leased to the U.S. Government. We have entered into a binding purchase and sale agreement to acquire a property located in Landover, Maryland, which is fully leased to the U.S. Government, with 266,000 rentable square feet, for a purchase price of approximately $43.7 million, which includes approximately $24.8 million of debt secured by the property that we expect to assume in connection with the transaction that is not currently prepayable. We have completed diligence on our pending acquisition and are working with the lenders to obtain approval to assume the debt described above. We expect to close on the pending acquisition in the first quarter of 2010, but we can provide no assurances that we will receive lender approval or acquire this property.

        Our business plan includes the continued selective acquisition of additional properties that are majority leased to government tenants. As noted above, our recent and pending acquisitions are majority leased to either the U.S. Government or State Governments and represent the implementation of our business plan. Our recent and pending acquisitions increase the gross book value of our real estate by approximately 21%, increase our rentable square feet by approximately 28% and increase our annualized rental income as of September 30, 2009 by approximately 18%. In addition, our recent and pending acquisitions generally have average remaining lease terms that are longer than the average remaining lease terms at the properties that we owned at the time of our IPO and the average age of our recent and pending acquisitions is less than the average age of our portfolio in aggregate, as described in the table below (dollars in thousands).

					As of September 30, 2009
Property	Primary Tenant— Occupant	Acquisition Price		Year Built(1)	Rentable Square Feet	Occupancy	Weighted Average Remaining Lease Term (years)(2)
		(in thousands)
Recent Acquisitions
10-12 Celina Drive, Nashua, NH	U.S. Postal Service	$18,200		1997	321,800	100%	3.4
915 L Street, Sacramento, CA	State of California— Department of Finance	40,000		1988	163,425	98%	6.3
9800 Goethe Road, Sacramento, CA	State of California— California National Guard	15,085		1993	110,500	100%	7.8
2020 S. Arlington Heights Road, Arlington Heights, IL	U.S. Government— Occupational Health and Safety Administration	16,025		2002	57,770	100%	8.3

Subtotals		89,310			653,495	99%	5.3
Pending Acquisition(3)
3300 75th Avenue, Landover, MD	U.S. Government— Defense Intelligence Agency	43,650	(4)	2004	266,000	100%	9.9

Total		$132,960			919,495	99.7%	6.6

(1)
Year built is year developed or year substantial renovations were completed. Substantial renovations are those costing in excess of 25% of our investment in the property.

(2)
The weighted average remaining lease term is calculated based on rentable square feet.

(3)
We currently expect to complete this acquisition during the first quarter of 2010; however, no assurance can be given that this acquisition will be consummated in that time period or at all.

(4)
Acquisition price includes $24.8 million of mortgage debt expected to be assumed in connection with the acquisition.

  Our Recent and Pending Acquisitions

        The following summaries provide additional details as to our recent and pending acquisitions.

        10-12 Celina Drive, Nashua, NH.    We acquired this property on August 31, 2009 for $18.2 million, and it is unencumbered by debt. This industrial property consists of 321,800 rentable square feet, is situated on approximately 24 acres of land and was developed in phases between 1979 and 1997. The USPS leases 100% of the property through February 2013. The lease with USPS does not have any termination rights, and the USPS has one five year renewal option at a fixed rate. The USPS processes all incoming and outgoing packages and priority mail for northern New England at this property.

        915 L Street, Sacramento, CA.    We acquired this property on December 17, 2009 for $40.0 million, and it is unencumbered by debt. This 14 story office building consists of 163,425 rentable square feet, is located in downtown Sacramento, CA across the street from the State Capitol building and was developed in 1988. This property is 98% occupied by 24 tenants with a weighted average remaining lease term (based on rentable square feet) of approximately six years. The State of California leases and the California Department of Finance occupies approximately 62% of the property through March 2018 based upon rentable square feet. The remaining occupied space is leased primarily to non-governmental tenants. The lease with the State of California does not have any renewal options, and the State of California has a termination right beginning in June 2014.

        9800 Goethe Road, Sacramento, CA.    We acquired this property on December 23, 2009 for $15.1 million, and it is unencumbered by debt. This office building consists of approximately 110,500 rentable square feet, is situated on approximately 7.8 acres of land and was developed in 1993. The State of California leases and the California National Guard occupies 100% of the property through July 2017, and the lease does not have any termination rights or renewal options. This property serves as the headquarters for the California National Guard.

        2020 S. Arlington Heights Road, Arlington Heights, IL.    We acquired this property on December 29, 2009 for $16.0 million, and it is unencumbered by debt. This office building consists of approximately 57,770 rentable square feet, is situated on approximately 3.5 acres of land and was developed in 2002. The U.S. Government leases 100% of this property through December 2017, and the lease does not have any termination rights or renewal options. This property serves as the National Training and Educational Center for OSHA. OSHA has occupied this property since it was developed in 2002.

        3300 75th Avenue, Landover, MD.    We expect to acquire this property in the first quarter of 2010 for $43.7 million, including the assumption of $24.8 million of mortgage debt that is currently not prepayable. This office and warehouse building consists of approximately 266,000 rentable square feet, is situated on approximately 13.7 acres of land, was developed in 1985 and it was substantially renovated in 2004. The U.S. Government leases 100% of the property through August 2019, and the lease does not have any termination rights or renewal options. This property serves as a training and logistics center for the Defense Intelligence Agency. The tenant has spent approximately $30 million improving this property.

        This property is subject to a $24.8 million mortgage, which we intend to assume upon closing of the acquisition. The mortgage debt matures in August 2016 and bears interest at a fixed rate of 6.21% per year. Loan payments are interest only through August 2011 and thereafter interest and principal based on a 30 year schedule. We have completed our acquisition diligence for this property and expect to acquire this property in the first quarter of 2010, but this acquisition is subject to customary closing conditions, including approval of the lender of our assumption of the mortgage debt, and no assurance can be given that we will consummate this acquisition during the first quarter of 2010 or thereafter.

        Beginning in the first quarter of 2009, we are required to expense all of the costs associated with acquiring properties. Prior to the first quarter 2009, these expenses were capitalized into the cost of acquired properties. As a result of our acquisition activity, we expect to incur approximately $818,000 in expenses in the fourth quarter of 2009. Given the timing of recent and pending acquisitions, we will record minimal revenues in the fourth quarter of 2009 for recent acquisitions we acquired in December 2009, and we will not record any revenue in the fourth quarter of 2009 for our pending acquisition.

        In December 2009, we entered into an agreement to acquire an office property in Lakewood, Colorado with 166,745 rentable square feet, which is 100% leased to the U.S. Government, with a purchase price of approximately $29.1 million. This property is encumbered by a mortgage for approximately $10.4 million that is currently not prepayable. We are currently conducting ongoing acquisition due diligence with respect to this property, and assuming successful completion of our due diligence review and satisfaction of the other closing conditions specified in the purchase and sale agreement, we expect to consummate this acquisition during the first quarter of 2010. However, no assurance can be given that this acquisition will be consummated in that time period or at all.

  Investment in Affiliated Insurance Company

        In December 2009, we invested $5.1 million in AIC, an Indiana Insurance Company, with RMR and other companies to which RMR provides management services. AIC was formed and licensed to provide insurance and risk management services. We currently own approximately 14.3% of AIC. Through this insurance business, we may benefit financially by possibly reducing insurance expenses and/or by having our pro rata share of any profits realized by this insurance business. However, AIC has not yet commenced providing insurance or risk management services to any party, including us. For more information about this investment, see "Certain Relationships and Related Person Transactions."

Our Business Plan

        Our business plan is to maintain our properties, seek to renew our leases as they expire, selectively acquire additional properties that are majority leased to government tenants and pay distributions to our shareholders. As our current leases expire, we will attempt to renew our leases with existing tenants or to enter into leases with new tenants, in both circumstances at rents which are equal to or higher than the rents we now receive. Our ability to renew leases with our existing tenants or to enter into new leases with new tenants and the rents we are able to charge will depend in large part upon market conditions which are generally beyond our control. Nonetheless, the historical experience of RMR has been that government tenants frequently renew leases to avoid the costs and disruptions that may result from relocating government operations.

Our Growth Strategy

        Our growth strategy applicable to our current properties is to attempt to increase the rents we receive from these properties. To achieve rent increases we may invest in our properties to make improvements requested by existing tenants or to induce lease renewals or new tenant leases when our current leases expire. However, as noted above, our ability to maintain or increase the rents we receive from our current properties will depend in large part upon market conditions which are beyond our control.

        In addition to the growth strategy applicable to our current properties, we expect to acquire additional properties, generally within the United States, that are majority leased to government tenants. Most of the U.S. Government's non-military real estate requirements are administered by the GSA. During the past 40 years, the amount of GSA owned space has remained relatively constant, but the amount of GSA leased space has increased from approximately 46 million square feet to approximately 178 million square feet. See "Challenges Facing the Government's Federal Civilian Landlord" by David Winstead, GSA

Commissioner of Public Buildings, in Government Leasing News, Winter, 2008. We expect this long term trend to continue and possibly to accelerate in the next few years, for two reasons:

  •
  First, U.S. Government budgeting and accounting is generally done on the basis of cash expenditures. The annual budgeting techniques used in Congressional appropriation processes often make it difficult to justify long term capital expenditures necessary to purchase or develop new U.S. Government owned properties. In fact, the GSA has noted that an increasing percentage of its annual budget must be dedicated to keep up with repair and maintenance needs at its historically owned properties.

  •
  Second, based upon historical experience, we believe that the expected increase in government regulation resulting from the recent economic recession will increase the U.S. Government's demand for leased office space. On November 10, 2008, The Washington Post estimated that the creation of the Resolution Trust Corporation and its successor entities in the early 1990s caused the U.S. Government to increase its leased space requirements by 4 million square feet, the passage of the Sarbanes-Oxley Act in 2002 caused the SEC to lease an additional 1.1 million square feet and current proposals for increases in economic regulation may require that the U.S. Government occupy between 2 million and 4 million square feet of additional space over the next three years.

If the U.S. Government increases the amount of space that it leases, as we expect that it will, we believe that there will be increased opportunities for us to acquire additional properties that are majority leased to government tenants. We expect to acquire additional properties primarily for purposes of income.

        We believe that state and local governments lease significant amounts of office space. Additionally, we believe that budgetary pressures may cause an increased demand for leased space, as opposed to government owned space, among government tenants generally and state and local governments in particular. Also, based upon anecdotal reports, we believe that some state and local governments are currently considering sale leaseback arrangements for certain government owned properties because these arrangements may both raise capital and transfer maintenance obligations to private landlords, like us.

        Finally, we believe that the recent reduction in available capital, particularly debt capital, may cause acquisition opportunities to become available to us. During the height of the last economic expansion the readily available debt capital that was prevalent earlier in this decade contributed to an increase in real estate valuations. As debt capital has become less available, an increasing number of real estate owners may need to raise capital to pay their lenders. Some of these owners may seek to sell properties that are majority leased to government tenants in order to raise capital to meet their debt obligations.

        Our Board of Trustees may change our investment policies at any time without a vote of our shareholders. Although we have no current intention to do so, we could in the future adopt policies with respect to investments in real estate mortgages or securities of other persons, including persons engaged in real estate activities.

Our Financing Policies

        To qualify for taxation as a REIT under the Code, we must distribute at least 90% of our annual REIT taxable income and satisfy a number of organizational and operational requirements. Accordingly, we generally will not be able to retain sufficient cash from operations to repay debts, invest in properties or fund acquisitions. Instead, we expect to repay our debts, invest in our properties and fund acquisitions by borrowing and issuing equity securities. Since our IPO, our growth has been financed by borrowings under our $250 million secured revolving credit facility. As our secured revolving credit facility is utilized, we expect to refinance, or reduce amounts outstanding under, this facility with term debt or equity issuances, such as the issuance contemplated by this offering. We will decide when and whether to issue new debt or equity depending upon market conditions. Because our ability to raise capital may depend, in large part, upon market conditions, we can provide you no assurance that we will be able to raise sufficient capital to repay our debt or to fund our growth strategy.

        We intend to use modest amounts of leverage. We intend to manage our leverage in a way that may eventually permit us to achieve "investment grade" ratings from nationally recognized rating agencies such as Moody's Investors Service, Inc. and Standard & Poors Ratings Services. However, based upon RMR's experience, we do not believe that it is likely that we will be able to achieve an investment grade rating until we increase the size of our investments and have a track record of successfully managing our properties and our growth strategy for several years. If we are unable to achieve investment grade ratings, we believe our ability to issue reasonably priced unsecured debt may be limited, and most of our debt capital will be secured by mortgages on our properties.

        We have not engaged in underwriting securities of other issuers and do not intend to do so. We have not in the past, but we may in the future, invest in the securities of other issuers for the purpose of exercising control, issue senior securities, make loans to other persons, engage in the sale of investments, offer securities in exchange for property or repurchase or reacquire our securities.

        Our Board of Trustees may change our financing policies at any time without a vote of our shareholders.

Our History

        HRP began investing in government leased properties in 1997. HRP is a REIT which currently owns office and industrial properties with a historical cost of over $6 billion, only a part of which is leased to government tenants. HRP created us in 2009 to concentrate the ownership of certain of its properties that are majority leased to government tenants and to expand such investments, because HRP determined that present market conditions may create favorable opportunities to expand a focused investment program in government leased real estate. Because of concerns about the strength of the economy generally and about commercial tenants' needs for leased space and their abilities to pay rent, we believe investors may be attracted to a company like us which is focused upon owning properties that are majority leased to government tenants. For example, during 2008 there was a general slowing of economic activity in the United States and a corresponding decline in non-government tenants' requirements for leased space, but the U.S. Government is estimated to have increased its use of leased property by about 1.8% and increased its total annual rent obligations by about 4%. See Jones Lang LaSalle, "U.S. Federal Market Perspective Fiscal Year 2009."

        Upon completion of our IPO, we became a separate publicly held company. HRP currently owns approximately 46.3% of our outstanding Shares. HRP's percentage ownership will decrease to 35.6% as a result of this offering (34.4% if the underwriters exercise in full their over-allotment option), and we expect that over time, HRP's percentage ownership of our Shares will further decrease. HRP has a history of successfully divesting certain of its properties into new REITs that, over time, have become separately owned. In 1995, HRP created HPT, a REIT that invests in hotels and other hospitality properties, and in 1999, HRP created SNH, a REIT that invests in senior living and healthcare related real estate. When HPT and SNH were created, they were each wholly owned by HRP. Over time, as HPT and SNH grew their respective investments and issued new shares, and as HRP distributed or gradually sold its shares in HPT and SNH, HRP's ownership interest in each REIT declined to zero.

        Prior to our creation, HRP owned 47 properties where a majority of the rentable square feet was leased to government tenants. The properties that we owned at the time of our IPO were selected by HRP, in its discretion, because HRP believed they represented a diversified portfolio which might be attractive to investors and typical of the types of properties we will seek to acquire in the future. At March 31, 2009, the historical total purchase price paid for and investment made by HRP in the properties that we owned at the time of our IPO, before depreciation and lease intangibles associated with these properties, was $490,536,000. In the formation transactions for our company, HRP received 9,950,000 of our Shares, and a distribution of cash in the amount of $250,000,000 that we borrowed under our secured revolving credit facility.

        HRP still owns 18 properties with approximately 2.2 million rentable square feet that are majority leased to government tenants. Some of the government leased properties retained by HRP have short term lease expirations which have not yet been renewed. Under the transaction agreement, while HRP owns more than 10% of our outstanding shares, we and HRP engage the same manager or we and HRP have any common managing trustees, we have a right of first refusal to purchase any property owned by HRP that HRP determines to divest if the property is then majority leased to government tenants. This right of first refusal also applies in the event of an indirect sale of any such properties resulting from a change of control of HRP.

Concentration in DC Metro Area and Other Significant Properties

        DC Metro Area.    The U.S. Government has a concentration of activities in the District of Columbia, Maryland and Virginia. Approximately 34.3% of our rental income as of September 30, 2009 was received from properties in the DC metro area. Pro forma for our recent and pending acquisitions, approximately 34.3% of our rental income as of September 30, 2009 would have been received from properties located in the DC metro area. Although our percentage of investments in the DC metro area may change over time, we expect that we may have a significant investment in properties in that area for the foreseeable future.

        We believe the DC metro area is one of the strongest real estate markets in the United States. According to data compiled by the real estate brokerage firm Cushman and Wakefield, the D.C. office market had one of the lowest vacancy rates in the United States during the fourth quarter of 2008. Because this market has a relatively small concentration of employment based in the finance industry (approximately 6%), compared to other large U.S. office markets like Manhattan, Boston, Chicago and San Francisco (approximately 20-30%), we believe this market has experienced less of the job losses which have impacted financial businesses and are resulting in increasing office vacancies than many other large U.S. office markets. Moreover, as discussed above in "Our Growth Strategy," we believe that the likelihood of increased government regulation which may result from the legislation now being debated in Congress is likely to result in increased demand for leased space by government tenants in the DC metro area.

        Properties Representing 10% or More of Rental Income.    Our properties located at 5045 East Butler Avenue, Fresno, California and 20 Massachusetts Avenue, Washington, D.C. accounted for 11.7% and 18.8%, respectively, of our rental income for the year ended December 31, 2008. The Fresno, California property is currently leased in its entirety to the U.S. Government and occupied by the Internal Revenue Service, or the IRS, for annual rent of approximately $8.9 million. This lease expires on November 30, 2011, subject to two tenant renewal options for consecutive five year terms. The Washington, D.C. property is currently leased in its entirety to the U.S. Government and occupied by the Department of Justice and the Department of Homeland Security's Immigration and Customs Enforcement. This property is leased pursuant to six separate leases, expiring on September 23, 2012 or October 22, 2012, for aggregate annual rent of approximately $14.1 million. The following table sets forth information about occupancy rates and average effective annual rent per square foot for these properties for each of the last five years:

Property	% Occupancy Rate		Average Effective Annual Rent Per Square Foot
5045 East Butler Ave, Fresno, CA	2008	100%	$16.65
	2007	100%	$16.65
	2006	100%	$16.65
	2005	100%	$16.65
	2004	100%	$16.65
20 Massachusetts Avenue, Washington, D.C.	2008	100%	$41.77
	2007	100%	$40.83
	2006	100%	$38.74
	2005	100%	$38.46
	2004	100%	$35.97

        As of September 30, 2009, our tax basis investment in the Fresno, California property totaled $7.3 million of land, and $65.5 million of depreciable building and improvements. Building and improvements are depreciated for tax purposes over 40 years. Accumulated depreciation for tax purposes for this property amounted to $11.7 million as of September 30, 2009. Annual real estate taxes for this property were approximately $763,000, or $1.43 per square foot, for the twelve months ended September 30, 2009.

        As of September 30, 2009, our tax basis investment in the Washington, D.C. property, including renovation costs incurred during 2001 and 2002, totaled $21.3 million of land, and $60.2 million of depreciable building and improvements. Building and improvements are depreciated for tax purposes over 40 years. Accumulated depreciation for tax purposes for this property amounted to $17.9 million as of September 30, 2009. Annual real estate taxes for this property were approximately $2.7 million, or $7.92 per square foot, for the twelve months ended September 30, 2009.

Our Leases

        The following is a general description of the type of lease we typically enter into with the U.S. Government negotiated through the GSA, or GSA leases. The terms and conditions of any actual GSA lease, as well as our leases with state government or other tenants, may vary from those described below. RMR in all cases will use its best efforts to obtain terms at least as favorable as those described below. However, if we determine that the terms of a lease at a property, taken as a whole, are favorable to us, we may enter into leases with terms that are substantially different than the terms described below.

        Rent.    In general, GSA leases are full service gross leases, which require that the tenant pay a fixed annual rent on a monthly basis, and in return we are required to pay for all maintenance, repair, property taxes, utilities and insurance. The tenant is generally required to pay any special assessments, increase in taxes arising from the tenant's use of the property and increases in some operating costs. Certain of our GSA leases include within rent a tenant improvement allowance which is repaid during all or part of the lease term together with an amortization rate. Generally, the GSA has the right to forego the tenant improvement and use the proceeds as a credit against monthly rent. Our GSA leases typically provide for an annual operating cost adjustment designed to compensate us for changes in our costs of providing cleaning services, supplies, maintenance, trash removal, landscaping, and paying water and sewer charges, heating, electricity and administrative expenses. This operating cost adjustment is calculated by multiplying a base operating rate, which is negotiated at the commencement of the lease, by the percentage change in the Cost of Living Index as published by the U.S. Government. Unlike most commercial leases which require monthly payments in advance, GSA leases generally require that rent be paid monthly in arrears.

        Term of Lease.    Our GSA leases typically have an initial term of five, 10 or 20 years. Many of our GSA leases contain provisions for one or more extensions at the option of the tenant. The extension period varies, but is usually five or 10 years.

        Tax Adjustment.    Our government tenants are generally required to pay additional rent for increases in real estate taxes during the period of their tenancy. The tenant's share of tax increases is calculated by multiplying the percentage of the property's square feet occupied by the tenant by the tax increases.

        Assignment and Sublease.    Our GSA leases generally require our written consent for assignment (which may not be unreasonably withheld) by the government tenant; however, a GSA tenant may typically substitute a different federal agency as tenant under our leases without seeking our consent. An assignment would not relieve the government tenant from any unpaid rent or other liability to us. Our GSA leases generally allow a government tenant to sublet all or part of a property without our consent, but such sublet generally would not relieve the government tenant from any obligations under the lease.

        Maintenance and Alteration.    We are generally responsible for all maintenance of properties under our GSA leases, including maintenance of all equipment, fixtures and appurtenances to such properties. We are generally responsible for all utilities in order to make our properties suitable for use and capable of supplying heat, light, air conditioning, ventilation and access without interruption. Use of heat, ventilation and air conditioning beyond normal working hours is generally paid for by the government tenant. Our failure to maintain our properties or provide adequate utilities, service or repair can result in the government tenant deducting the costs of such maintenance, utility, service or repair from its rent. Government tenants generally retain the right to make alterations to our properties at their own expense. Government tenants also retain the right to add and remove fixtures to the premises without relinquishing ownership of such fixtures.

        Damage or Destruction.    Complete destruction of or significant damage to a property under a GSA lease generally results in the immediate termination of the lease. Partial destruction or damage, such that the property is untenantable, generally grants the government tenant the option to terminate the lease by giving notice to us within 15 days following the partial destruction or damage. If the lease is terminated in this manner, no rent accrues after the date of partial destruction or damage.

        Certain Government Standards.    Each GSA lease requires that we maintain certain standards set by the government. For instance, our GSA leases generally require that we certify that our procurement policy does not violate any prohibitions against improper third party benefits resulting from our procurement of a government contract. In addition, the GSA leases contain provisions which require that we maintain certain labor and equal opportunity standards in relation to our subcontractors. When selecting subcontractors, the GSA leases require that we make a good faith effort to select subcontractors that are small businesses, small businesses owned by socially or economically disadvantaged individuals or small businesses owned by women. Failure to comply with these standards could result in termination of a GSA lease, reduction in rent or liquidated damages as may be described in the lease.

        Events of Default.    Failure by the government tenant to pay rent or make other payments required under a GSA lease on the date such payment is due results in an automatic interest penalty to be paid by the government tenant. The interest penalty is calculated as a percentage of the payment due, based on a rate established by the Department of Treasury pursuant to the Contracts Dispute Act of 1978. The interest payment accrues daily and is compounded in 30 day increments. There is typically no provision in our GSA leases permitting us to terminate the lease as a result of non-payment or other actions by the government tenant.

        Our failure to maintain, repair, operate or service a property under a GSA lease for 30 days after receipt of notice from the government tenant generally results in our default under such lease. In addition, repeated and unexcused failure to maintain, repair, operate or service the property by us will generally result in default. Upon default, the government tenant is entitled to terminate the lease and seek damages which could consist of rent, taxes and operating costs of a substitute property, administrative expenses in procuring a replacement property and such other damages as the lease or applicable case law allows.

        Remedies.    If we have a dispute with a government tenant, the dispute is required to be resolved pursuant to the Contract Disputes Act of 1978. A dispute concerning payment must be submitted to the contracting officer authorized to bind the government, who will make a determination as to the merits of the dispute and the determination can be appealed to an administrative agency or to a court.

        At Will Termination.    The standard GSA lease includes a provision which allows the government tenant to terminate the lease at will by providing written notice. This notice period generally varies from 30 to 180 days. Certain of our leases do not permit the government tenant to terminate at will, or permit this termination right solely during renewal periods, or only after an initial minimum term.

        Inability to Evict.    Unlike most commercial leases, GSA leases do not include provisions that permit the landlord to evict a government tenant that is in default under the lease, including as a result of a holdover. In the event that we seek to evict a government tenant that is in default, the government tenant could institute condemnation proceedings against us and seek to take our property, or a leasehold interest therein, through its power of eminent domain.

        Assignment of GSA Leases to Us.    In connection with any property acquisition involving GSA leases, the transferor will assign any GSA leases associated with the property to us. Recognition by the U.S. Government of us as the successor in interest to the transferor under a GSA lease is subject to the execution of a novation agreement among the transferor, us and the U.S. Government. Federal regulations permit the request for a novation agreement to be submitted after the assignment has occurred. We and transferors have submitted novation agreements for execution to the U.S. Government for all of the GSA leases at our properties. A substantial percentage of these novation agreements have been executed by the U.S. Government. We expect that those novation agreements not yet executed will be executed in the ordinary course over the next several months. The U.S. Government is not obligated to recognize us as a successor in interest to a GSA lease or execute a novation if the U.S. Government determines that recognizing us as a successor in interest is not in its interest. Based upon RMR's historical experiences, however, we do not believe there is a material risk that these novation agreements will not be executed by the U.S. Government. The transferors are obligated to remit to us all rental payments received under the GSA leases until the novation agreements are executed and delivered, whereupon the tenant will begin to remit rental payments directly to us.

        Leases for Properties Leased to State Governments.    In addition to our GSA leases with the U.S. Government, we currently lease space to the states of California, Maryland, Minnesota and South Carolina. Each of these leases follows the standard lease agreement for its corresponding state. The California, Maryland and South Carolina leases are each modified gross leases, which require us to provide maintenance, repair and utilities and to pay all property taxes, but allow us to modify the rent based on increases in operating expenses and property taxes over base year amounts. The Minnesota lease is a modified net lease under which Minnesota pays certain expenses. The State Governments are required to pay a fixed annual (or, in the case of California, monthly) base rent on a monthly basis in arrears (or, in the case of South Carolina, payable in advance). The lease terms for the California properties were originally set for 8, 14 and 13 years, respectively, and terminate in 2016, 2017 and 2018, respectively. The lease terms for the Maryland, Minnesota and South Carolina properties were originally set for ten, ten and seven years, respectively, and terminate in 2013, 2013 and 2012, respectively. The South Carolina and Maryland leases each provide the tenant with a five year renewal option. The South Carolina, Maryland and Minnesota leases each contain a provision that allows the state to terminate the lease (or, in the case of the South Carolina lease, terminate the lease or reduce the amount of square footage occupied along with a pro rata rent reduction) in the event that the state government does not provide the funds to enable the tenant to pay rent for that building. The property in San Diego, California is leased to two state entities, and each of these leases is terminable at will by the State of California upon 90 days advance notice. The State of California also has a termination right beginning in 2014 for the space occupied by the California Department of Finance. The State of California does not have a termination right for the space occupied by the California National Guard.

Environmental Matters

        Under various laws, owners of real estate may be required to investigate and clean up or remove hazardous substances present at or migrating from properties they own, and may be held liable for property damage or personal injuries that result from hazardous substances. These laws also expose us to the possibility that we may become liable to reimburse governments for damages and costs they incur in connection with hazardous substances. Since the completion of our IPO, it has been our practice to obtain and review "Phase I" environmental surveys prior to the acquisition of properties in order to assess the possible presence of and cost of removing hazardous substances. Certain of our buildings contain asbestos. We believe any asbestos in our buildings is contained in accordance with current regulations, and we have no current plans to remove it. If we remove the asbestos or renovate or demolish these properties, certain environmental regulations govern the manner in which the asbestos must be handled and removed. We do not believe that there are environmental conditions at any of our properties that have had or will have a material adverse effect on us. However, no assurances can be given that conditions are not present at our properties or that costs we may be required to incur in the future to remediate contamination will not have a material adverse effect on our business or financial condition. For more information, see "Risk Factors—Risks Related to Our Business—Real estate ownership creates risks and liabilities."

        In recent years, in reaction to the Energy Policy Act of 2005, the U.S. Government has instituted "green lease" policies which include the "Promotion of Energy Efficiency and Use of Renewable Energy" as one of the factors it considers when leasing property. In reaction to these new policies, we have engaged an energy consultant to monitor and help improve energy use at our properties.

        In accord with the U.S. Government's general policy of preferring energy efficient buildings, the Energy Independence and Security Act of 2007 allows the GSA to prefer buildings for lease that have received an "Energy Star" label. This label is received by buildings that reach a specified level of energy efficiency. We have received ratings for many of our buildings, and five of them have qualified for Energy Star labels. RMR became a participant in the Energy Star program in July 2008, and we are in the process of studying ways to improve the energy efficiency at all of our buildings and to determine if we can obtain Energy Star labels for our buildings which do not yet have them at a reasonable cost. We do not yet know whether it will be possible to obtain Energy Star labels for all our properties, and we have not yet determined if it will make economic sense to do so.

        The U.S. Government's "green lease" initiative also permits government tenants to require LEED®-CI certification in selecting new premises or renewing leases at existing premises. Obtaining such certification may be costly and time consuming. RMR has retained a LEED Accredited Professional to assist us in seeking LEED certification for certain of our properties. If we commit to a government tenant that we will obtain such certification in order to attract or retain such government tenant, our failure to receive such certification could result in the government tenant implementing corrective action, including deducting the costs of actions required for certification from its rent due to us. For more information, see "Risk Factors—Risks Related to Our Business—The U.S. Government's "green lease" policies may adversely affect us."

Competition

        Investing in and operating office buildings and maintaining relationships with government tenants and attracting new government tenants is a very competitive business. We compete against other REITs, numerous financial institutions, individuals and public and private companies who are actively engaged in this business. We do not believe we have a dominant position in any of the geographic markets in which we operate, but some of our competitors are dominant in selected markets. Many of our competitors have greater financial and management resources than we have. As a result of the transaction agreement with HRP and our management agreements with RMR, so long as HRP owns in excess of 10% of our outstanding Shares, we and HRP engage the same manager or we and HRP have any common managing trustees, we will have limited ability to invest in properties that are within the investment focus of another business managed by RMR or properties that are not, at the time of investment, majority leased to government tenants. We believe the geographic diversity of our investments, the experience and abilities of our management and the quality of our properties may afford us some competitive advantages and allow us to operate our business successfully despite the competitive nature of our business. Government tenants may be particularly difficult to attract and retain because they may be viewed as desirable tenants by other landlords. For more information, see "Risk Factors—Risks Related to Our Business—We face significant competition."

Employees

        We have no employees. Services which would otherwise be provided by employees are provided by RMR and by our Managing Trustees and officers. As of September 30, 2009, RMR had approximately 580 employees. For more information, see "Management."

Legal Proceedings

        In the ordinary course of business we are involved in litigation incidental to our business; however, we are not aware of any pending legal proceeding affecting us or any of our properties for which we might become liable or the outcome of which we expect to have a material impact on us.

Insurance

        We have comprehensive insurance on our properties, including title, casualty, liability, fire, extended coverage and rental loss customarily obtained for similar properties in amounts that we believe are sufficient to cover reasonably foreseeable losses, with policy specifications and insured limits that we believe are appropriate under the circumstances. We believe our properties, including the properties that accounted for 10% or more of our net book value or rental income as of September 30, 2009, are adequately covered by insurance. For more information, see "Certain Relationships and Related Person Transactions—Affiliates Insurance Company."

Other Matters

        Legislative and regulatory developments can be expected to occur on an ongoing basis at the federal, state and local levels that have direct or indirect impact on the ownership and operation of our properties. In addition to our ongoing costs relating to maintenance and repair, we may need to make expenditures due to changes in government regulations, or the application of such regulations to our properties, including the Americans with Disabilities Act, fire and safety regulations, building codes, land use regulations or environmental regulations on containment, abatement or removal. Our government tenants and their likelihood or ability to renew expiring leases on existing terms will be affected by ongoing policy decisions at the state, local and federal levels. Our ownership of real property subjects us to the risk of loss associated with natural disasters, certain of which may not be covered by insurance. In addition, our properties may be subject to increased risk of loss from terrorism or security breaches as a result of the nature of our government tenants. Our losses in connection with such events may not be covered by insurance. For more information, see "Risk Factors."

MANAGEMENT

Trustees and Officers

        The following table sets forth certain information with respect to our trustees and executive officers.

Name	Age	Position(s)
Barry M. Portnoy	64	Managing Trustee (Class II term will expire in 2011)
Adam D. Portnoy	39	Managing Trustee (Class I term will expire in 2010) and President
John L. Harrington	73	Independent Trustee (Class I term will expire in 2010)
Jeffrey P. Somers	65	Independent Trustee (Class II term will expire in 2011)
Barbara D. Gilmore	59	Independent Trustee (Class III term will expire in 2012)
David M. Blackman	46	Treasurer and Chief Financial Officer

        The following is a biographical summary of the experience of our trustees and officers.

        BARRY M. PORTNOY has been one of our Managing Trustees since our formation. Mr. Portnoy has been a Managing Trustee of HRP, HPT and SNH since their formation in 1986, 1995 and 1999, respectively. He has been a Managing Director of FVE and TravelCenters since they became publicly owned in 2001 and 2006, respectively. Mr. Portnoy was a founder in 1986 and is now the majority owner, Chairman and a Director of RMR. In 2002, Mr. Portnoy founded RMR Advisors, an SEC registered investment advisor, where he is the majority owner. He was a Managing Trustee of RMR Real Estate Fund, RMR Hospitality and Real Estate Fund, RMR F.I.R.E. Fund, RMR Preferred Dividend Fund, and RMR Dividend Capture Fund since their formation in 2002, 2004, 2004, 2004 and 2006, respectively, until they were merged into the RMR Real Estate Income Fund in June 2009, where he currently serves as a Managing Trustee. Mr. Portnoy also served as a Managing Trustee of the RMR Asia Pacific Real Estate Fund and the RMR Asia Real Estate Fund from their formation in 2007 until they were merged into the RMR Asia Pacific Real Estate Fund in 2009, where he currently serves as a Managing Trustee. Mr. Portnoy also served as Managing Trustee of RMR Funds Series Trust since its formation in 2007 until its dissolution in 2009. Throughout this prospectus, we refer to the foregoing mutual funds managed by RMR Advisors as the "RMR Funds."

        ADAM D. PORTNOY has been our President and one of our Managing Trustees since our formation. Mr. Portnoy has been a Managing Trustee of HRP, HPT and SNH since 2006, 2007 and 2007, respectively. Mr. Portnoy was an Executive Vice President of HRP from 2003 to 2006. He has been employed at RMR since 2003 and is currently an owner, the President, Chief Executive Officer and a Director of RMR. Mr. Portnoy was a Vice President of the RMR Funds from 2003 to 2007 and he has been President of RMR Advisors and of each of the RMR Funds since 2007. Mr. Portnoy has served as a Managing Trustee of each of the RMR Funds since May 2009. Prior to joining RMR in 2003, Mr. Portnoy principally worked as an investment banker and venture capitalist with Donaldson, Lufkin & Jenrette Securities Corp., ABN AMRO and the International Finance Corp., a member of the World Bank Group. Mr. Portnoy is the son of Barry Portnoy, our other Managing Trustee.

        JOHN L. HARRINGTON has been one of our Independent Trustees since the completion of our IPO in June 2009. Mr. Harrington has been Chairman of the Board of the Yawkey Foundations from 2002 to 2003 and from 2007 to the present, served as one of their trustees since 1982 and as Executive Director from 1982 to 2006. He has also been a trustee of the JRY Trust since 1982. Mr. Harrington was the Chief Executive Officer and General Partner of the Boston Red Sox Baseball Club from 1973 to 2002 and was a principal of Bingham Sports Consulting LLC from 2007 to 2008. Mr. Harrington was President of Boston Trust Management Corp. from 1981 to 2006. He served as an Independent Director of FVE from 2001 until 2004, as an Independent Trustee of HPT since 1995, as an Independent Trustee of SNH since 1999 and as an Independent Trustee of each of the RMR Funds since their creation. Mr. Harrington is a certified public accountant.

        JEFFREY P. SOMERS has been one of our Independent Trustees since the completion of our IPO in June 2009. Mr. Somers has been an equity member in the law firm of Morse, Barnes-Brown and Pendleton, P.C. of Waltham, MA since 1995, and prior thereto he was a partner in the Boston law firm of Gadsby & Hannah LLP (now McCarter & English), during which time he also served as Chairman of the Securities Law Committee of the Business Law Section of the Boston Bar Association. Prior to entering private law practice, Mr. Somers was a staff attorney at the SEC in Washington, D.C. Mr. Somers was recently elected an Independent Trustee of SNH and each of the RMR Funds.

        BARBARA D. GILMORE has been one of our Independent Trustees since the completion of our IPO in June 2009. Ms. Gilmore has served as a clerk to Judge Joel B. Rosenthal of the United States Bankruptcy Court, Western Division of the District of Massachusetts since 2001. Ms. Gilmore was a partner in the law firm of Sullivan & Worcester LLP from 1993 to 2000. Ms. Gilmore has served as an Independent Director of FVE since 2004 and as an Independent Director of TravelCenters since 2007.

        DAVID M. BLACKMAN has been our Treasurer and Chief Financial Officer since our formation. Mr. Blackman had been employed as a banker at Wachovia Corporation and its predecessors for 22 years, focused on real estate finance matters, including serving as a Managing Director in the real estate section of Wachovia Capital Markets, LLC from 2005 through January 2009. Mr. Blackman is currently also employed as a Senior Vice President of RMR.

Board of Trustees

        Our Board of Trustees is composed of five members. We have two categories of trustees: (1) trustees who are employees, officers or directors of our manager or involved in our day to day activities for at least one year prior to their election, whom we refer to as "Managing Trustees" in our Bylaws; and (2) trustees who are not employees of RMR and not involved in our day to day activities and who are independent within the meaning of the applicable rules of the NYSE and the SEC, whom we refer to as "Independent Trustees" in our Bylaws. Our Bylaws do not prohibit persons serving as Independent Trustees of other companies managed by RMR from serving as our Independent Trustees. We have determined that our Independent Trustees are independent within the meaning of the applicable rules of the NYSE and that their service as Independent Trustees of companies affiliated with RMR does not constitute a material relationship with us that would prevent their qualification as independent. Our Bylaws require that a majority of our trustees be Independent Trustees as defined in our Bylaws.

        Our Board of Trustees is divided into three classes, Class I, Class II and Class III. At each annual meeting of shareholders, one class of trustees is elected for a three year term to succeed the trustees of the same class whose terms are then expiring. The initial terms of the Class I trustees, Class II trustees and Class III trustee will expire upon the election and qualification of successor trustees at the annual meetings of shareholders held during the calendar years 2010, 2011 and 2012, respectively.

Committees of Our Board of Trustees

        Our Board of Trustees has established an Audit Committee, a Compensation Committee and a Nominating and Governance Committee, each of which has a written charter. Our Audit Committee, Compensation Committee and Nominating and Governance Committee are comprised of Messrs. Harrington and Somers and Ms. Gilmore, who are Independent Trustees as defined in our Bylaws. Members of our Audit Committee also meet the independence criteria under applicable rules of the NYSE and the SEC.

        The primary function of our Audit Committee is to select our independent registered public accounting firm and to assist our Board of Trustees in fulfilling its responsibilities for oversight of: (1) the integrity of our financial statements; (2) our compliance with legal and regulatory requirements; (3) the independent registered public accounting firm's qualifications and independence; and (4) the performance of our internal audit function. Our Board of Trustees has determined that Mr. Harrington is our Audit

Committee financial expert and that all members of our Audit Committee are financially literate. Our Board of Trustees' determination that Mr. Harrington is a financial expert was based upon his experience as a chief executive officer of a large public charity, a member of the audit committees of publicly owned companies, former chief executive of a major sports business, former director of a national bank, former certified public accountant and a former professor of accounting at Boston College.

        Our Compensation Committee's primary responsibilities include: (1) reviewing the performance of RMR under its management agreements with us and making determinations regarding continuance of such agreements; (2) evaluating the performance of our President; (3) reviewing the performance of our Director of Internal Audit and determining the compensation payable to him and the costs of our internal audit function generally; and (4) evaluating, approving and administering the Plan (as discussed below) and such other equity compensation plans as we may establish in the future.

        The responsibilities of our Nominating and Governance Committee include: (1) identification of individuals qualified to become members of our Board of Trustees and recommending to our Board of Trustees the trustee nominees for each annual meeting of shareholders or when vacancies occur; (2) development, and recommendation to our Board of Trustees, of governance guidelines; and (3) evaluation of the performance of our Board of Trustees.

        Our policy with respect to trustee attendance at our annual meetings of shareholders can be found in our Governance Guidelines. Our Governance Guidelines and the charters of our Audit, Compensation and Nominating and Governance Committees, as well as our Code of Business Conduct and Ethics, appear on our website www.govreit.com, and may be obtained free of charge by writing to Secretary, Government Properties Income Trust, 400 Centre Street, Newton, Massachusetts 02458.

Compensation of the Trustees and Officers

        Each of our Independent Trustees is paid an annual fee of $25,000 for services as a trustee, plus a fee of $500 for each meeting attended. Up to two $500 fees are paid if a board meeting and one or more board committee meetings are held on the same date. The chairpersons of our Audit Committee, Compensation Committee and Nominating and Governance Committee receive an additional $7,500, $3,500 and $3,500, respectively, each year. In addition, each trustee receives a grant of Shares as part of his or her annual compensation, as determined by the Compensation Committee. We generally reimburse all our trustees for travel expenses incurred in connection with their duties as trustees. Our Managing Trustees are employees of RMR and do not receive cash compensation for their services directly from us, but they do receive reimbursement of expenses and do receive Share grants equal to the amount of Shares granted to our Independent Trustees.

        We do not have any employees. None of our executive officers has an employment agreement with us or any agreement that becomes effective upon his termination or a change in control of us. Our manager, RMR, provides services that otherwise would be provided by employees. RMR conducts our day to day operations on our behalf and compensates our named executive officers and other RMR personnel who provide services to us directly and in its sole discretion in connection with their services rendered to RMR and to us, except that the compensation of our Director of Internal Audit and the allocation of internal audit costs to us by RMR are determined by our Compensation Committee. We do not pay our executive officers salaries or bonuses or provide other compensatory benefits except for the grants of Shares under our the Plan. Although our Compensation Committee will review and approve our management agreements with RMR, it is not involved in compensation decisions made by RMR for its employees other than the employee serving as our Director of Internal Audit. For more information, see "Certain Relationships and Related Person Transactions."

Incentive Share Award Plan

        Although we have no employees, we have adopted the Plan to reward our trustees, executive officers and other RMR employees who provide services to us and to foster a continuing identity of interest between them and our shareholders. We historically reserved 2,000,000 Shares for issuance under the Plan and granted 31,350 Shares as of September 2009, leaving 1,968,650 available for future grants. We award Shares under the Plan to recognize grantees' scope of responsibilities, reward demonstrated performance and leadership, motivate future performance, align grantees' interests with those of our other shareholders and motivate grantees to remain employees of RMR or to continue to provide services to us through the term of the awards.

        The 31,350 Shares we granted in September 2009 to our trustees and executive officers and certain employees of RMR had an aggregate market value of $694,000 on the date of the grant, based on the closing price of our Shares on that date. We made these grants pursuant to an exemption from registration contained in Section 4(2) of the Securities Act of 1933, as amended. The shares awarded to our trustees vested immediately. The shares awarded to our officers and certain employees of RMR vest in five annual installments beginning on the date of grant. We include the value of awarded common shares in general and administrative expenses at the time the awards vest.

        Under its charter, our Compensation Committee evaluates, approves and administers Share awards under the Plan. In setting incentive Share awards under the Plan, our Compensation Committee may consider multiple factors, including the following primary factors: (1) the scope of responsibility of each individual, (2) the amount of Shares previously granted to each recipient, (3) the amount of Shares previously granted to persons performing similar services for us as are currently performed by each recipient, (4) the amount of Shares granted to persons performing similar services for other companies managed by RMR, (5) the amount of shares or equity compensation granted to persons performing similar services for other companies that our Compensation Committee may determine to be comparable to us, (6) the amount of time spent, the complexity of the duties and the value of services performed, by the particular recipient, (7) the fair market value of the Shares granted and (8) the recommendations of our executive officers and Managing Trustees. We determine the fair market value of the Shares granted based on the closing price of our Shares on the date of grant.

        In administering the Plan, our Compensation Committee has in the past and may in the future impose vesting and other conditions on granted Shares; and in the event a recipient granted an incentive Share award which is subject to vesting ceases to perform duties for us or ceases to be an officer or an employee of RMR or any company which RMR manages during the vesting period, we may repurchase the Shares that have not yet vested for nominal consideration. As with other issued Shares, vested and unvested Shares awarded under the Plan are entitled to distributions and have voting rights.

        We believe that the equity compensation of our executive officers and trustees is designed to help achieve the goal of providing shareholders dependable, long term returns.

Limitation of Liability and Indemnification

        Our Declaration of Trust contains provisions that limit the liability of our trustees and officers. Under our Bylaws, our trustees and officers are entitled to indemnification, and we have entered into indemnification agreements with all of our trustees and officers. We believe that these provisions are necessary to attract and retain qualified persons as trustees and officers. For more information about indemnification of trustees and officers, see "Material Provisions of Maryland Law and of Our Declaration of Trust and Bylaws."

MANAGER

Our Manager's Directors and Officers

        Our day to day operations are conducted by RMR; we have no employees. RMR is a Delaware limited liability company owned by our Managing Trustees, Barry Portnoy and Adam Portnoy. Its principal place of business is 400 Centre Street, Newton, Massachusetts 02458 and its telephone number is (617) 322-3990. RMR has approximately 580 employees including a headquarters staff and regional offices and other personnel located throughout the United States. RMR also acts as the manager for HRP, HPT and SNH and provides management services to other public and private companies, including FVE and TravelCenters. The following is a list of the executive officers and directors of RMR who are not our executive officers or trustees, and their biographical information. For biographical information regarding our executive officers and trustees, certain of whom are executive officers and directors of RMR, see "Management—Trustees and Officers."

        GERARD M. MARTIN (age 75) has been a director of RMR since 1986. Mr. Martin has also been one of FVE's Managing Directors since 2001. In addition, Mr. Martin was a Managing Trustee of SNH from 1999 until his resignation in January 2007. Mr. Martin was a Managing Trustee of HRP from 1986 until the expiration of his term in May 2006, and a Managing Trustee of HPT from 1995 until his resignation in January 2007. Mr. Martin has also been a director of RMR Advisors since its formation in 2002 and he was a Managing Trustee of each of the RMR Funds since their respective formation until May 2009. Mr. Martin was a 50% owner of RMR until September 30, 2005 and of RMR Advisors until May 11, 2005, when his interests in those companies were acquired by Messrs. Barry Portnoy and Adam Portnoy.

        JENNIFER B. CLARK (age 48) joined RMR in 1999 as a Vice President; she became a Senior Vice President in 2006 and an Executive Vice President and General Counsel in 2008. Ms. Clark served as a Senior Vice President of HRP responsible for all leasing activity by HRP from 1999 to 2008. Ms. Clark also serves as Secretary of GOV, HRP, HPT, SNH and TravelCenters, as an Assistant Secretary of FVE and as Secretary and Chief Legal Officer of RMR Advisors and of each of the RMR Funds. Prior to 1999, Ms. Clark was a partner in the law firm of Sullivan & Worcester LLP.

        DAVID J. HEGARTY (age 53) has been an executive officer of RMR since 1987 and currently is an Executive Vice President and director of RMR. Mr. Hegarty has also been President and Chief Operating Officer of SNH since 1999. Mr. Hegarty is a certified public accountant.

        MARK L. KLEIFGES (age 49) has been an Executive Vice President of RMR since 2008 and was Senior Vice President prior to that time since 2002. Mr. Kleifges has also been Treasurer and Chief Financial Officer of HPT since 2002. Mr. Kleifges was a Vice President of RMR Advisors from 2003 to 2004 and since 2004 has been its Treasurer. He also serves as Treasurer of each of the RMR Funds. Mr. Kleifges is a certified public accountant.

        JOHN G. MURRAY (age 49) has been Executive Vice President of RMR since 1993 and has served in various capacities with RMR and its affiliates since 1993. Mr. Murray has also been President and Chief Operating Officer of HPT since March 1996.

        THOMAS M. O'BRIEN (age 42) has been an Executive Vice President of RMR since 2008 and was a Senior Vice President of RMR since 2006 and a Vice President since 1996. In addition, Mr. O'Brien has served as Managing Director of TravelCenters since October 2006 and as President and Chief Executive Officer of TravelCenters since February 2007. Since July 2007, Mr. O'Brien has served as a director of VirnetX Holding Corporation, a publicly traded company engaged in developing communications technologies. Mr. O'Brien was the President and a Director of RMR Advisors from 2002 until May 2007 and President of each of the RMR Funds, except for RMR Asia Real Estate Fund, RMR Dividend Capture Fund and RMR Funds Series Trust, since their respective foundings beginning in 2002 until

May 2007. From 2002 through 2003, Mr. O'Brien served as Executive Vice President of HPT, where he had previously served as Treasurer and Chief Financial Officer since 1996.

        JOHN C. POPEO (age 49) has been Treasurer of RMR since 1997, Executive Vice President of RMR since 2008, Senior Vice President since 2006, and was Vice President from 1999 to 2006. Mr. Popeo has also been the Treasurer and Chief Financial Officer of HRP since 1997. Mr. Popeo was Vice President of RMR Advisors from 2004 until 2009, and was RMR Advisor's Treasurer from 2002 to 2004. Mr. Popeo was Vice President of RMR Advisors and each of the RMR Funds since their respective formation until 2009. Mr. Popeo is a certified public accountant.

        ETHAN S. BORNSTEIN (age 36) has been a Senior Vice President of RMR since 2006 and was a Vice President prior to that time since 2002. Mr. Bornstein has also been Senior Vice President of HPT since 2007 and was Vice President of HPT prior to that time since 1999. Mr. Bornstein's wife is the daughter of Mr. Barry Portnoy and the sister of Mr. Adam Portnoy.

        RICHARD A. DOYLE, JR. (age 41) has been an employee of RMR since November 2006 and currently is a Senior Vice President of RMR. Mr. Doyle has also been Treasurer and Chief Financial Officer of SNH since March 2007. From May 2005 to November 2006, Mr. Doyle was the Director of Financial Reporting of FVE. Mr. Doyle was a finance officer of Sun Life Financial Inc. from January 1999 until May 2005. Mr. Doyle is a certified public accountant.

        PAUL V. HOAGLAND (age 57) has been a Senior Vice President of RMR since December 2009. Mr. Hoagland has been appointed as the Treasurer and Chief Financial Officer of FVE, effective January 1, 2010. From 2001 to 2008, Mr. Hoagland was employed by Friendly's Corporation, a company which owns, operates and franchises restaurants and also is engaged in manufacturing and wholesale sales of food products. Friendly's was publicly owned until it was acquired by private equity investors in 2007. Mr. Hoagland was Executive Vice President of Administration, Chief Financial Officer and Treasurer of Friendly's from 2003 to 2008, and previously served as Senior Vice President, Chief Financial Officer and Treasurer from 2001 to 2003.

        DAVID M. LEPORE (age 49) has been a Senior Vice President of RMR since 2006 and President of RMR's Property Management Division since 2008, and was a Vice President prior to that time. Mr. Lepore has also been Senior Vice President of HRP since 1998 and Chief Operating Officer since 2008. Mr. Lepore is a member of the Building Owners and Managers Association, the National Association of Industrial and Office Properties and is a certified real property administrator. Mr. Lepore is primarily responsible for the day to day operations of all properties managed by RMR, including property owned by us.

        BRUCE J. MACKEY, JR. (age 39) has been a Senior Vice President of RMR since 2006, was Vice President prior to that time since 2001 and has served in various capacities for RMR and its affiliates before 2001. In addition, Mr. Mackey has been the President and Chief Executive Officer of FVE since May 2008. Prior to that time, Mr. Mackey was the Treasurer and Chief Financial Officer of FVE since 2001. Mr. Mackey is a certified public accountant.

        JOHN A. MANNIX (age 53) has been a Senior Vice President of RMR since 2006, was Vice President prior to that time and has served in various capacities with RMR and its affiliates since 1989. In addition, Mr. Mannix has been President of HRP since 1999 and Chief Investment Officer since 2008. Mr. Mannix also served as Chief Operating Officer of HRP between 1999 and 2008. Mr. Mannix is a member of the Urban Land Institute, the Greater Boston Real Estate Board's Real Estate Finance Association and the National Association of Industrial and Office Parks. Mr. Mannix is primarily responsible for overseeing acquisitions of all properties managed by RMR, including property acquired by us.

        ANDREW J. REBHOLZ (age 44) has been a Senior Vice President of RMR since November 2007. Mr. Rebholz has also served as Chief Financial Officer, Treasurer and Executive Vice President of

TravelCenters since November 2007. Previously, Mr. Rebholz served as TravelCenters' Senior Vice President and Controller since January 2007. Prior to that time, he served as Vice President and Controller of TravelCenters of America, Inc. since 2002 and as Corporate Controller prior to that since 1997.

        WILLIAM J. SHEEHAN (age 64) is our Director of Internal Audit. Mr. Sheehan joined RMR in 2003 and became the Director of Internal Audit for HRP, HPT and SNH, FVE and TravelCenters at that time or when each of those companies was subsequently created. Mr. Sheehan also serves as Chief Compliance Officer and Director of Internal Audit for RMR Advisors and each of the RMR Funds. Prior to joining RMR and its affiliates, Mr. Sheehan was Executive Vice President at Ian Schrager Hotels, LLC, Vice Chairman of Omni Hotels Corporation and a partner in Arthur Andersen & Co., an international accounting firm.

Our Management Agreements with RMR

        Upon completion of our IPO, we entered into two management agreements with RMR: a business management agreement and a property management agreement. The following is a summary of our management agreements with RMR. Although it is a summary of the material terms, it does not contain all the information that may be important to you. If you would like more information, you should read our entire business management agreement and property management agreement, which are filed as exhibits to the registration statement of which this prospectus is a part.

        Under our business management agreement, RMR is required to use its reasonable best efforts to present us with a continuing and suitable real estate investment program consistent with our real estate investment policies and objectives. Subject to its duty of overall management and supervision, our Board of Trustees has delegated to RMR the power and responsibility to:

  •
  provide research and economic and statistical data in connection with our real estate investments and recommend changes in our real estate investment policies when appropriate;

  •
  investigate, evaluate and negotiate contracts for the investment in, or the acquisition or disposition of, real estate and related interests, financing and refinancing opportunities and make recommendations concerning specific real estate investments to our trustees;

  •
  investigate, evaluate and negotiate the prosecution and negotiation of any of our claims in connection with our real estate investments;

  •
  administer bookkeeping and accounting functions as required for our management and operation, contract for audits and prepare or cause to be prepared reports required by any governmental authority in connection with the ordinary conduct of our business;

  •
  advise and assist in the preparation of all offering documents, and all registration statements, prospectuses or other documents filed with the SEC or any state;

  •
  retain counsel, consultants and other third party professionals on our behalf;

  •
  provide internal audit services;

  •
  advise and assist with our risk management and oversight function;

  •
  advise and assist us with respect to our public relations, preparation of marketing materials, Internet website and investor relations services;

  •
  provide office space, office equipment and the use of accounting or computing equipment when required; and

  •
  provide personnel necessary for the performance of the foregoing services.

        Under our property management agreement, RMR is required to act as managing agent for our properties and devote such time, attention and effort as may be appropriate to operate and manage our properties in a diligent, orderly and efficient manner. Subject to its duty of overall management and supervision, our Board of Trustees has delegated to RMR the power and responsibility to:

  •
  administer our day to day operations including the leasing of our properties and relations with our tenants;

  •
  monitor our real property as would be done by a prudent owner;

  •
  monitor all third party services provided to us as would be done by a prudent owner;

  •
  arrange for day to day operations of our properties, including heating, air conditioning, lighting, cleaning and other services;

  •
  arrange for third party contractors to maintain our properties and their operating systems in good order and repair, when appropriate;

  •
  obtain and maintain insurance on our properties;

  •
  institute or defend, at our direction, any and all legal actions or proceedings relating to the operation of our properties; and

  •
  provide personnel necessary for the performance of the foregoing services.

        In performing its services under the business management agreement and the property management agreement, RMR assumes no responsibility other than to render the services described in the business management agreement and the property management agreement in good faith and will not be responsible for any action of our Board of Trustees in following or declining to follow any advice or recommendation of RMR. In addition, we have agreed to indemnify RMR, its shareholders, directors, officers, employees and affiliates against liabilities relating to acts or omissions of RMR undertaken on our behalf.

        The initial terms of our management agreements with RMR expire on December 31, 2010. Renewals or extensions of our management agreements with RMR will be subject to the periodic approval of our Compensation Committee, which is composed entirely of Independent Trustees. Our management agreements with RMR are terminable by either party, without penalty, upon 60 days' notice pursuant to a majority vote of our Compensation Committee or a majority vote of RMR's directors. In addition, RMR is able to terminate the management agreements with us if we experience a change in control. Our management agreements with RMR provide that the parties may require that disputes, as characterized under those agreements, be subject to mandatory arbitration in accordance with procedures provided in our management agreements.

        Under our business management agreement, RMR has agreed not to provide management services to any other business which is principally engaged in owning properties which are majority leased to government tenants, without the consent of a majority of our Independent Trustees.

        Our business management agreement provides for (1) an annual base fee, payable monthly and reconciled annually, and (2) an annual incentive fee. The annual amount of the business management base fee is equal to the sum of (a) 0.5% of the historical cost to HRP of any properties transferred to us by HRP and (b) 0.7% of our cost of any properties we acquire up to and including $250 million, plus 0.5% of our cost of any additional properties in excess of $250 million. The annual incentive fee will be calculated on the basis of any annual increases in the amount of FFO Per Share (as defined in our business management agreement). RMR will not be eligible to receive an incentive fee for the year ending December 31, 2009. Beginning with the year ending December 31, 2010, the annual amount of any incentive fee that RMR will be entitled to receive will be equal to 15% of any increase in FFO Per Share for such year over FFO Per Share in the prior year, multiplied by the weighted average number of Shares outstanding during the year to which the fee applies calculated on a fully diluted basis; provided, however, the incentive fee for any year will not exceed $0.02 per Share multiplied by such weighted average number of Shares outstanding on a fully diluted basis. Upon termination of our business management agreement, RMR will be entitled to a pro rata portion of the incentive fee for the then current year. The term "FFO Per Share" is defined in our business management agreement, for a given year, as (1) our consolidated net income, computed in accordance with GAAP, excluding gain or loss on sale of properties, acquisition costs and extraordinary items, depreciation, amortization, impairment charges and other non-cash items, including our pro rata share of the FFO for such year of (A) any unconsolidated subsidiary and (B) any entity for which we account by the equity method of accounting, with such resulting net income amount reduced by, if applicable, the amount of any preferred shares dividends declared or otherwise payable (without duplication) during such fiscal year, determined for these purposes as of the date any such preferred shares dividend amounts are accrued by us in accordance with GAAP, divided by (2) the weighted average number of our Shares outstanding on a fully diluted basis during such year. For purposes of calculating any incentive fee for the year ending December 31, 2010, our 2009 FFO Per Share will be calculated based on annualized figures for the period beginning on the completion of our IPO and ending on December 31, 2009 divided by the weighted average number of Shares outstanding on a fully diluted basis during such period. Any incentive fees earned by RMR will be paid in Shares.

        Our property management agreement provides for (1) a management fee equal to 3% of the gross rents we collect from tenants, payable monthly in arrears and reconciled annually, and (2) a construction supervision fee equal to 5% of any construction, renovation or repair activities at our properties during the term of our property management agreement, other than ordinary maintenance and repair done by maintenance staff, payable periodically as agreed to by us and RMR.

        We are generally responsible for all of our expenses and all expenses incurred by RMR on our behalf. We are not responsible for payment of RMR's employment, office or administration expenses, except for our pro rata portion of the employment and related expenses of RMR employees who provide on-site property management services and of the staff employed by RMR who conduct our internal audit.

        On a pro forma basis, as if our recent and pending acquisitions were acquired on January 1, 2009, the annualized business management base fee payable by us to RMR would be approximately $3.4 million and the annualized property management fee payable by us to RMR would be $2.7 million. The amount of fees payable by us to RMR will increase if we borrow additional funds and use such funds to acquire new properties. For example, for every $1 million we borrow and invest in property acquisitions, RMR will earn an additional $7,000 per annum in business management fees with respect to properties acquired since our IPO up to and including $250 million in aggregate cost (and an additional $5,000 per annum with respect to additional properties acquired in excess of $250 million in aggregate cost) and an increase in property management fees equal to 3% of the additional rent resulting from such acquisitions (assuming no construction supervision fees). The fees we pay RMR under our management agreements are based in part upon the historical cost (including acquisition costs) of our investments (including acquisition costs) which at any time may be more or less than the fair market value thereof, the gross rents we collect from tenants and the cost of construction we incur at our properties which is supervised by RMR. These fee arrangements could encourage RMR to advocate acquisitions of properties, to undertake unnecessary construction activities or to overpay for acquisitions or construction, or may encourage RMR to discourage sales of properties by us; but we do not believe that they will do so.

        Pursuant to the business management agreement between RMR and HRP, HRP's investment in us will not be counted for purposes of determining the fees payable by HRP to RMR for periods following the completion of our IPO and income, loss and FFO attributable to assets contributed to us or our subsidiaries by HRP or its subsidiaries prior to the completion of our IPO will not be included in determining any incentive fee payable by HRP for its 2009 fiscal year. HRP's business management agreement with RMR also incorporates changes relating to the determination of business management base fees and incentive fees payable by HRP to RMR in light of recent accounting standard changes so that the fees continue to be calculated consistent with historical practices. The business management base fee and property management fee that we pay to RMR with respect to the properties contributed to us by HRP will not exceed the corresponding fees that HRP would have paid to RMR with respect to such properties had we remained wholly owned by HRP. Accordingly, RMR will not receive any increase in the business management base fee or the property management fee as a result of the transfer to us of properties by HRP. Additionally, the incentive fee that RMR will be eligible to receive from us for the year ending December 31, 2010 will be substantially similar in structure to the incentive fee that HRP currently pays to RMR, but with a maximum amount of $0.02 per Share. As a separate publicly traded company, we may be able to increase our investments in properties that are majority leased to government tenants more quickly than HRP might be able to increase such investments and, as we increase our investments, RMR's fees will increase. HRP does not pay RMR, and we will not pay RMR, any acquisition, leasing, disposition or financing fees.

        Under our management agreements with RMR we acknowledge that RMR manages other businesses, including HRP, SNH, HPT, TravelCenters and FVE, and will not be required to present us with opportunities to invest in properties that are primarily of a type that are within the investment focus of another business now or in the future managed by RMR. As a result, while we are managed by RMR, we have limited ability to invest in properties other than properties that are majority leased to government tenants. Under our business management agreement, RMR has agreed not to present other businesses that it now or in the future manages with opportunities to invest in properties that are majority leased to government tenants unless our Independent Trustees have determined not to invest in the opportunity.

        We do not have any employees or administrative offices separate from RMR. Services that might otherwise be provided by employees are provided to us by employees of RMR. Similarly, office space is provided to us by RMR. Although we do not expect to have significant general and administrative operating expenses in addition to fees payable to RMR, we are required to pay various other expenses relating to our activities, including the costs and expenses of investigating, acquiring, owning and disposing of our real estate interests (including third party property diligence costs, appraisal, reporting, audit and legal fees), our costs of borrowing money, our costs of securities listing, transfer, registration and compliance with reporting requirements and our costs of third party professional services, including legal and accounting fees. The RMR director of internal audit will report directly to our Audit Committee which is wholly composed of Independent Trustees, his compensation is approved by our Compensation Committee and our allocable cost of the RMR internal audit function is approved by our Independent Trustees and reimbursed by us to RMR. Also, we pay the cash fees of our Independent Trustees, the expenses of all of our trustees and the cost of Shares issued to our trustees and others pursuant to the Plan and any other equity compensation plans we may adopt. Although any equity awards made by us to our Managing Trustees or other employees of RMR are awarded to the individual trustee or employee, such awards may be perceived by our investors as the functional equivalent of additional compensation paid by us to RMR.

CERTAIN RELATIONSHIPS AND RELATED PERSON TRANSACTIONS

Our Relationship and Transaction Agreement with HRP

        Upon completion of our IPO, we became a separate publicly held company. HRP currently owns approximately 46.3% of our outstanding Shares. HRP's percentage ownership will decrease to 35.6% as a result of this offering (34.4% if the underwriters exercise in full their over-allotment option), and we expect that over time, HRP's percentage ownership of our Shares will further decrease. HRP invested $5 million in us at the time of our formation, and we issued 9,950,000 of our Shares to HRP. On April 24, 2009, HRP contributed the properties that we owned at the time of our IPO to one of our subsidiaries and we entered into a secured revolving credit facility with Bank of America, N.A. and a syndicate of other lenders, borrowed $250 million thereunder and distributed those funds to HRP. On April 24, 2009, HRP also contributed approximately $1.8 million to us to pay loan closing costs and advanced approximately $6 million on our behalf to pay certain expenses associated with our IPO that we reimbursed to HRP following completion of our IPO. Accordingly, upon completion of our IPO, HRP received $250 million and retained 9,950,000 Shares. Morgan Stanley Bank, N.A., an affiliate of Morgan Stanley & Co. Incorporated, is a lender under our secured revolving credit facility and will receive a pro rata portion of the net proceeds from this offering used to reduce the amount outstanding under our secured revolving credit facility.

        To govern our separation from and relationship with HRP, we entered into the transaction agreement upon completion of our IPO. The following is a summary of the transaction agreement. Although it is a summary of the material terms, the following does not contain all the information that may be important to you. If you would like more information, you should read the entire transaction agreement, which has been filed as an exhibit to the registration statement of which this prospectus is a part.

    •
    The assets and liabilities of our properties upon completion of our IPO were settled between us and HRP so that HRP retained all pre-closing assets and liabilities and we retained all post-closing assets and liabilities.

    •
    We have agreed to indemnify HRP with respect to any liability relating to any property contributed to us in connection with our IPO, including any liability which relates to periods prior to our formation.

    •
    We and HRP agreed that, so long as: (a) HRP owns in excess of 10% of our outstanding Shares; (b) we and HRP engage the same manager; or (c) we and HRP have one or more common managing trustees; then

    •
    HRP will not acquire ownership (including fee interests, leaseholds, joint ventures, mortgages or other real estate interests) of properties which are majority leased to government tenants, unless a majority of our Independent Trustees who are not also trustees of HRP have determined not to make the acquisition;

    •
    we will not acquire ownership (including fee interests, leaseholds, joint ventures, mortgages or other real estate interests) of office or industrial properties which are not majority leased to government tenants, unless a majority of HRP's Independent Trustees who are not also our trustees have determined not to make the acquisition; and

    •
    the determination of whether a property is majority leased to government tenants will be determined by rentable square footage.

        These provisions do not apply to any investments held or committed to by HRP or us at the time of our IPO. In addition, these provisions do not prevent us from continuing to own and lease our current properties or properties otherwise acquired by us that cease to be majority leased to government tenants following the expiration or termination of government tenancies in effect at the time of the contribution of our properties owned by us at the time of our IPO by HRP or such acquisition; and, these provisions do not prevent HRP from leasing its current or future properties to government tenants.

  •
  HRP granted us a right of first refusal to acquire any property owned by HRP that HRP determines to divest if the property is then majority leased to government tenants. Currently, 18 properties owned by HRP, with approximately 2.2 million rentable square feet, are majority leased to government tenants. This right of first refusal also applies to an indirect divestment of such properties, including through a change of control of HRP. This right of first refusal will terminate if (a) HRP ceases to own more than 10% of our outstanding Shares, (b) we and HRP do not engage the same manager and (c) we and HRP do not have any common managing trustees. The purchase price for the acquisition of a property upon our exercise of this right of first refusal will be determined by negotiation between our Independent Trustees and the Independent Trustees of HRP (not including persons who are trustees of both us and HRP) after delivery by HRP to us of a written notice of sale that includes HRP's offer price. If no price is agreed, HRP may sell the property to another buyer at not less than 95% of the offer price set forth in HRP's notice to us. In the event the right of first refusal is triggered by a change of control, the price for each property subject to the right of first refusal will be the fair market value thereof as determined by the agreement of our Independent Trustees and the Independent Trustees of HRP (not including persons who are trustees of both us and HRP) or, if no such agreement is reached, by appraisal.

  •
  We and HRP will cooperate to enforce the ownership limitations in our and its respective declarations of trust as may be appropriate to qualify for and maintain REIT tax status and otherwise to promote our respective orderly governance.

  •
  We and HRP will cooperate to file future tax returns including appropriate allocations of taxable income, expenses and other tax attributes.

Our Relationship and Management Agreements with RMR

        RMR is the manager of HRP, HPT and SNH and provides management services to other public and private companies, including FVE and TravelCenters. For more information, see "Management" and "Manager." Our Bylaws require that a certain number of our trustees be "Managing Trustees," meaning a trustee who has been an employee, officer or director of our manager or involved in our day to day activities for at least one year prior to his or her election. For more information, see "Material Provisions of Maryland Law and of Our Declaration of Trust and Bylaws—Trustees."

        Upon completion of our IPO, we entered into a business management agreement and a property management agreement with RMR. On a pro forma basis, as if our recent and pending acquisitions were acquired on January 1, 2009, the annualized business management base fee payable by us to RMR would have been approximately $3.4 million and the annualized property management fee payable by us to RMR would have been $2.7 million. The amount of fees payable by us to RMR will increase if we borrow additional funds and use such funds to acquire new properties. The fees we pay RMR under our management agreements with RMR are based in part upon the historical cost of our investments (including acquisition costs) which at any time may be more or less than the fair market value thereof, the gross rents we collect from tenants and the cost of construction we incur at our properties which is supervised by RMR. These fee arrangements could encourage RMR to advocate acquisitions of properties, to undertake unnecessary construction activities or to overpay for acquisitions or construction, or may encourage RMR to discourage sales of properties by us; but we do not believe they will do so.

        Pursuant to the business management agreement between RMR and HRP, HRP's investment in us will not be counted for purposes of determining the fees payable by HRP to RMR for periods following the completion of our IPO and income, loss and FFO attributable to assets contributed to us or our subsidiaries by HRP or its subsidiaries prior to the completion of our IPO will not be included in determining any incentive fee payable by HRP for its 2009 fiscal year. The business management agreement also incorporates changes relating to the determination of business management base fees and incentive fees payable by HRP to RMR in light of recent accounting standard changes so that the fees continue to be calculated consistent with historical practices. The business management base fee and property management fee that we pay to RMR with respect to the properties contributed to us by HRP will not exceed the corresponding fees that HRP would have paid to RMR with respect to such properties had we remained wholly owned by HRP. Accordingly, RMR will not receive any increase in the business management base fee or the property management fee as a result of the transfer to us of any properties by HRP. Additionally, the incentive fee that RMR will be eligible to receive from us for the year ending on December 31, 2010 will be substantially similar in structure to the incentive fee that HRP currently pays to RMR, but with a maximum amount of $0.02 per Share. In addition to the fees payable by us to RMR, we expect to reimburse RMR for the internal audit costs allocable to us as approved by our Independent Trustees, and we are generally responsible to pay all of our expenses and all expenses incurred by RMR on our behalf, except for certain employee, office and administrative expenses.

        Under our management agreements with RMR, we acknowledge that RMR manages other businesses, including HRP, SNH, HPT, TravelCenters and FVE, and will not be required to present us with opportunities to invest in properties that are primarily of a type that are within the investment focus of another business now or in the future managed by RMR. As a result, while we are managed by RMR, we will have limited ability to invest in properties other than properties that are majority leased to government tenants. Under our business management agreement, RMR has agreed not to present other businesses that it now or in the future manages with opportunities to invest in properties that are majority leased to government tenants unless our Independent Trustees have determined not to invest in the opportunity. These agreements do not necessarily restrict our ability, or the ability of other businesses managed by RMR, to lease properties to any particular tenant, and, as a result, we may compete with other businesses managed by RMR for tenants. RMR has discretion to decide which businesses, if any, to present property investment opportunities which are not primarily of a type that are within the investment focus of any of the businesses that it manages. For a description of our management agreements with RMR and the relationship between us and RMR as a result of our management agreements, see "Manager—Our Management Agreements with RMR."

Our Relationship with Other Entities Managed by RMR

        In the future, we may engage in transactions with other entities managed by RMR, including, but not limited to, HRP, SNH, HPT, TravelCenters and FVE. Such transactions may create conflicts of interest. If such transactions are proposed, our general policy will be to establish a special committee comprised of our Independent Trustees who are not affiliated with such other entity to negotiate and approve such transactions.

Affiliates Insurance Company

        On December 16, 2009, we entered into a subscription agreement, or the AIC Subscription Agreement, with AIC. Pursuant to the AIC Subscription Agreement, we purchased 20,000 shares of common stock, par value of $10.00 per share, of AIC at an aggregate purchase price of $5.1 million.

        Concurrently with the execution and delivery of the AIC Subscription Agreement, on December 16, 2009, we entered into an amended and restated shareholders agreement, or the AIC Shareholders Agreement, with AIC, FVE, HPT, HRP, SNH, TravelCenters, and RMR. Previously, pursuant to the previous version of the AIC Shareholders Agreement, each of FVE, HPT, HRP, SNH, TravelCenters and RMR purchased from AIC 20,000 shares. With respect to AIC, we refer to ourselves, FVE, HPT, HRP, SNH, TravelCenters and RMR, collectively, as the AIC Shareholders. The AIC Shareholders comprise all the shareholders of AIC and each AIC Shareholder currently owns approximately 14.3% of the outstanding shares of common stock of AIC.

        AIC has been formed and licensed to provide insurance and risk management services, including to the AIC Shareholders and their subsidiaries. By participating in this insurance business with the AIC Shareholders, we may benefit financially by possibly reducing insurance expenses and/or by having our pro rata share of profits realized by this insurance business. However, AIC has not yet commenced providing insurance or risk management services to any party, including us.

  Board Representation

        The AIC Shareholders Agreement provides that for so long as an AIC Shareholder (other than RMR) owns not less than 10% of the issued and outstanding AIC shares, such AIC Shareholder has the right to designate two directors for election to the board of directors of AIC and that so long as RMR owns not less than 10% of the issued and outstanding AIC shares, RMR has the right to designate three directors for election to the board of directors of AIC, including one director who is a resident of Indiana. The board of directors of AIC is currently composed of 13 directors.

  Transfer Restrictions, Preemptive Rights and Call Options

        Subject to certain exceptions, the AIC Shareholders Agreement prohibits the AIC Shareholders from transferring AIC shares. Under the AIC Shareholders Agreement, the AIC Shareholders have rights to participate in future securities offerings by AIC in proportion to their AIC share ownership.

        In addition, under the AIC Shareholders Agreement, if an AIC Shareholder undergoes a change of control (as defined in the AIC Shareholders Agreement), AIC will have, for a specified period of time, a right to repurchase the securities of AIC owned by that AIC Shareholder. Any AIC securities not acquired by AIC may, for a specified period of time, be purchased by the AIC Shareholders which did not undergo a change of control in proportion to their AIC share ownership.

  Special Shareholder Approval Requirements

        The AIC Shareholders Agreement prohibits AIC from taking certain actions unless AIC Shareholders owning 75% of the AIC shares owned by all AIC Shareholders approve of such action in advance. Those actions include:

  •
  any amendment to the articles of incorporation or bylaws of AIC;

  •
  any merger of AIC;

  •
  the sale of all or substantially all of AIC's assets;

  •
  any reorganization or recapitalization of AIC; or

  •
  any liquidation or dissolution of AIC.

  Regulatory Matters

        The AIC Shareholders Agreement requires AIC to comply in all material respects with applicable laws governing its business and operations. In addition, if by virtue of an AIC Shareholder's ownership interest in AIC or actions taken by an AIC Shareholder affecting AIC, the AIC Shareholder triggers the application of any requirement or regulation on AIC or any subsidiary of AIC or any of their respective businesses, assets or operations, then the AIC Shareholders Agreement generally requires such AIC Shareholder to promptly take all actions necessary and fully cooperate with AIC to ensure that such requirements and regulations are satisfied without restricting, imposing additional obligations on or in any way limiting the business, assets, operations or prospects of AIC or any subsidiary of AIC. Also, the AIC Shareholders Agreement requires each AIC Shareholder to use best efforts to cause its shareholders, directors (or analogous position), nominees for director (or analogous position), officers, employees and agents to comply with any applicable laws impacting AIC or any of its subsidiaries or their respective businesses, assets or operations. Because we own more than 10% of AIC, the impact of this agreement obligates us to comply with the insurance laws of Indiana regarding certain matters.

  Termination

        The AIC Shareholders Agreement may be terminated at any time by AIC Shareholders owning at least 75% of the issued and outstanding AIC shares owned by all AIC Shareholders or upon the dissolution of AIC.

        The foregoing description of the AIC Shareholders Agreement is not complete and is qualified in its entirety by reference to the full text of the AIC Shareholders Agreement, a copy of which is filed as an exhibit to the registration statement of which this prospectus is a part.

        In furtherance of AIC's business and operations, AIC entered into a management and administrative services agreement with RMR pursuant to which RMR provides AIC certain management and administrative services and an investment advisory agreement with RMR Advisors, an affiliate of RMR, pursuant to which RMR Advisors will act as AIC's investment adviser. The same persons who own and control RMR, including Barry Portnoy, our Managing Trustee, and Adam Portnoy, our President and Managing Trustee, own and control RMR Advisors.

Policies and Procedures Concerning Conflicts of Interest and Related Person Transactions

        Our Code of Business Conduct and Ethics, or Code of Conduct, and our Governance Guidelines address the review and approval of activities, interests or relationships that interfere with, or appear to interfere with, our interests, including related person transactions. Persons subject to our Code of Conduct and Governance Guidelines are under a continuing obligation to disclose any such conflicts of interest and may pursue a transaction or relationship which involves such conflicts of interest only if the transaction or relationship has been approved as follows:

  •
  In the case of an executive officer or trustee, such person must seek approval from our disinterested trustees for investments, related person transactions (involving a direct or indirect material interest) and other transactions or relationships which such person would like to pursue and which may otherwise constitute a conflict of interest or other action falling outside the scope of permissible activities under our Code of Conduct or Governance Guidelines. If there are no disinterested trustees, the transaction shall be reviewed, authorized and approved or ratified by both the affirmative vote of a majority of our entire Board of Trustees and the affirmative vote of a majority of our Independent Trustees. In determining whether to approve or ratify a transaction, our Board of Trustees, disinterested trustees or Independent Trustees, as the case may be, shall act in accordance with any applicable provisions of our Declaration of Trust, shall consider all of the relevant facts and circumstances, and shall approve only those transactions that are fair and reasonable to us.

  •
  In the case of RMR employees (other than our trustees and executive officers) subject to our Code of Conduct, the employee must seek approval from an executive officer who has no interest in the matter for which approval is being requested.

        The following is a summary of provisions of our Declaration of Trust, affecting certain transactions with related persons. Because it is a summary of the material terms, it does not contain all the information that may be important to you. If you would like more information, you should read our Declaration of Trust, which has been filed as an exhibit to the registration statement of which this prospectus is a part. Under our Declaration of Trust:

  •
  Each of our trustees, officers, employees and agents may, in his or her personal capacity or otherwise, have business interests and engage in business activities similar to or in addition to those relating to us, which interests and activities may be similar to and competitive with ours and may include the acquisition, syndication, holding, management, development, operation or disposition, for his own account, or for the account of others, of interests in mortgages, interests in real property, or interests in persons engaged in the real estate business.

  •
  Each of our trustees, officers, employees and agents is free of any obligation to present to us any investment opportunity which comes to him or her in any capacity other than solely as our trustee, officer, employee or agent even if such opportunity is of a character which, if presented to us, could be taken by us.

  •
  Each of our trustees, officers, employees or agents may be interested as a trustee, officer, director, shareholder, partner, member, advisor or employee of, or otherwise have a direct or indirect interest in, any person who may be engaged to render advice or services to us, and may receive compensation from such person as well as compensation from us as a trustee, officer, employee or agent or otherwise.

  •
  None of the above mentioned activities will be deemed to conflict with an individual's duties and powers as our trustee, officer, employee or agent.

  •
  We may enter into any contract or transaction of any kind, whether or not any of our trustees, officers, employees or agents has a financial interest in such transaction, with any person, including any of our trustees, officers, employees or agents or any person affiliated with one of our trustees, officers, employees or agents or in which one of our trustees, officers, employees or agents has a material financial interest.

  •
  To the extent permitted by Maryland law, a contract or other transaction between us and any of our trustees or between us and RMR or any other entity in which any of our trustees is a director or trustee or has a material financial interest shall not be void or voidable if:

  •
  The fact of the common directorship, trusteeship or interest is disclosed or known to our Board of Trustees or a proper committee thereof, and our Board of Trustees or such committee authorizes, approves or ratifies the contract or transaction by the affirmative vote of a majority of disinterested trustees, even if the disinterested trustees constitute less than a quorum, or, if there are no disinterested trustees, then the approval shall be by majority vote of our entire Board of Trustees and by majority vote of our Independent Trustees;

  •
  The fact of the common directorship, trusteeship or interest is disclosed or known to our shareholders entitled to vote, and the contract or transaction is authorized, approved, or ratified by a majority of the votes cast by our shareholders entitled to vote other than the votes of shares owned of record or beneficially by the interested trustee, corporation, trust, firm or other entity; or

  •
  The contract or transaction is fair and reasonable to us.

  •
  The failure of a contract or other transaction between us and any of our trustees or between us and RMR or any other corporation, trust, firm, or other entity in which any of our trustees is a director or trustee or has a material financial interest to satisfy the criteria set forth above will not create any presumption that such contract or other transaction is void, voidable or otherwise invalid, and any such contract or other transaction shall be valid to the fullest extent permitted by Maryland law.

        The application of the foregoing provisions of our Declaration of Trust may be limited by general legal principles applicable to self dealing by trustees, interested trustee transactions and corporate opportunities.

PRINCIPAL SHAREHOLDERS

        The following table sets forth certain information regarding the beneficial ownership of our Shares (which currently constitute and immediately following completion of this offering will constitute the only class of our outstanding shares of beneficial interest) by (1) each person who beneficially owns, directly or indirectly, more than 5% of the outstanding Shares, (2) each of our trustees and executive officers and (3) all of our trustees and executive officers as a group. Unless otherwise indicated, each person or entity named below has sole voting and investment power with respect to all Shares shown to be beneficially owned by such person or entity, subject to the matters set forth in the notes to the table below.

	Beneficial ownership prior to this offering		Beneficial ownership after this offering(2)
Name and Address(1)	Number of Shares	Percent	Number of Shares	Percent
Beneficial Owners of More than 5% of our Shares
HRPT Properties Trust	9,950,000	46.3%	9,950,000	35.6%
Trustees, Nominees and Executive Officers
Barry M. Portnoy(3)	9,951,250	46.3%	9,951,250	35.6%
Adam D. Portnoy(3)	9,955,250	46.3%	9,955,250	35.6%
John L. Harrington	1,250	*	1,250	*
Jeffrey P. Somers	1,250	*	1,250	*
Barbara D. Gilmore	1,250	*	1,250	*
David M. Blackman	4,000	*	4,000	*
All trustees and executive officers as a group (six persons)(3)	9,964,250	46.4%	9,964,250	35.6%

*
Represents less than 1.0% of the number of Shares outstanding.

(1)
The address of HRP is 400 Centre Street, Newton, Massachusetts 02458. The address of each other named person is c/o Government Properties Income Trust, 400 Centre Street, Newton, Massachusetts 02458.

(2)
Assumes no exercise of the underwriters' over-allotment option.

(3)
HRP, of which Messrs. Barry Portnoy and Adam Portnoy are Managing Trustees, owns 9,950,000 Shares. Messrs. Barry Portnoy and Adam Portnoy may be deemed to have beneficial ownership of these Shares, but each disclaims such beneficial ownership.

 DESCRIPTION OF OUR SHARES

        The following is a summary description of the material terms of our Shares, based on our Declaration of Trust and Bylaws. Because it is a summary, it does not contain all of the information that may be important to you. If you want more information, you should read our entire Declaration of Trust and Bylaws, copies of which are filed as exhibits to the registration statement of which this prospectus is part.

General

        Our Declaration of Trust authorizes us to issue up to 50,000,000 Shares. Immediately following completion of this offering (assuming no exercise of the underwriters' over-allotment option), we will have 27,981,350 Shares issued and outstanding and no other class or series of shares outstanding.

        As permitted by the Maryland real estate investment trust law, our Declaration of Trust also authorizes our Board of Trustees to increase or decrease the number of our authorized Shares, to create new classes or series of shares, to increase or decrease the number of any class of shares and to classify or reclassify any unissued shares from time to time by setting or changing the preferences, conversion or other rights, voting powers, restrictions, limitations as to distributions, qualifications or terms or conditions of redemption of shares. The rights, preferences and privileges of our Shares and holders of our Shares (including those described in this prospectus) are subject to, and may be adversely affected by, the rights of the holders of shares of any new class or series, whether common or preferred, that our Board of Trustees may create, designate or issue in the future.

        Our Board of Trustees may take the actions described above without shareholder approval, unless shareholder approval is required by applicable law or the rules of the principal stock exchange on which our securities may be listed, which currently is the NYSE. We believe that the ability of our Board of Trustees to authorize and issue one or more classes or series of shares with specified preferences will provide us with flexibility in structuring possible future financings and acquisitions and in meeting other business needs that may arise. Nonetheless, the unrestricted ability of our Board of Trustees to issue additional shares, classes and series of shares may have adverse consequences to holders of our Shares.

Shares

        Subject to the preferential rights of any other class or series of shares which may be issued in the future and to the provisions of the Declaration of Trust regarding the restriction on the transfer and ownership of shares, holders of Shares are entitled to the following:

  •
  to receive distributions on their Shares if, as and when authorized by our Board of Trustees and declared by us out of assets legally available for distribution, as long as they hold their Shares on the applicable record date for any distribution; and

  •
  to share ratably in our assets legally available for distribution to our common shareholders in the event of our liquidation, dissolution or winding up after payment of or adequate provision for all of our known debts and liabilities.

        Under our Declaration of Trust, holders of our Shares are entitled to vote on the following matters: (a) election of trustees and the removal of trustees for cause; (b) amendment of our Declaration of Trust (provided that certain amendments of our Declaration of Trust are permitted under the Maryland real estate investment trust law to be authorized by our Board of Trustees without shareholder approval); (c) our termination; (d) to the extent required by Maryland law, our merger, consolidation, or the sale or disposition of substantially all of our property; and (e) such other matters with respect to which our Board of Trustees has adopted a resolution declaring that a proposed action is advisable and directing that the matter be submitted to the shareholders for approval or ratification. Holders of our Shares are also entitled to vote on such matters as may be required by applicable law or the rules of the principal exchange on which our Shares are listed, which is currently the NYSE. Provisions of our Declaration of Trust regarding the restriction on the transfer and ownership of our shares may preclude a shareholder's right to vote in certain circumstances.

Dividend Reinvestment and Cash Purchase Plan

        On September 16, 2009, we adopted a Dividend Reinvestment and Cash Purchase Plan, which offers our shareholders the ability to reinvest their quarterly distributions in our Shares, as well as to purchase additional Shares.

Stock Exchange Listing

        Our Shares are listed on the NYSE under the trading symbol "GOV."

Transfer Agent and Registrar

        The transfer agent and registrar for our Shares is Wells Fargo, National Association.

MATERIAL PROVISIONS OF MARYLAND LAW
AND OF OUR DECLARATION OF TRUST AND BYLAWS

        We were organized as a perpetual life Maryland real estate investment trust. The following is a summary of our Declaration of Trust and Bylaws, as currently in effect, and several provisions of Maryland law. Because it is a summary, it does not contain all the information that may be important to you. If you want more information, you should read our Declaration of Trust and Bylaws, copies of which are filed as exhibits to the registration statement of which this prospectus is a part, or refer to the provisions of Maryland law.

Trustees

        Our Declaration of Trust and Bylaws provide for a board of trustees of five members and that our Board of Trustees may change the number of trustees, but there may not be less than three trustees.

        Our Declaration of Trust divides our Board of Trustees into three classes. The initial term of the trustees who are members of Class I expires in 2010, the initial term of the trustees who are members of Class II expires in 2011, and the initial term of the trustee who is a member of Class III expires in 2012. Beginning in 2010, shareholders will elect trustees for three year terms upon the expiration of their current terms. Shareholders elect only one class of trustees each year. We believe that classification of our Board of Trustees helps to assure the continuity of our business strategies and policies. The classified board provision could have the effect of making the replacement of incumbent trustees more time consuming and difficult. At least two annual meetings of shareholders will generally be required to effect a change in a majority of our Board of Trustees, and no such change may be possible so long as HRP retains a significant amount of our Shares.

        There is no cumulative voting in the election of trustees. Except as may be mandated by any applicable law or the listing requirements of the principal exchange on which our Shares are listed, which is currently the NYSE, and subject to the voting rights of any class or series of our shares which may be hereafter created, (a) a majority of all the votes cast at a meeting of shareholders duly called and at which a quorum is present is required to elect a trustee in an uncontested election of trustees and (b) a majority of all the votes entitled to be cast in the election of trustees at a meeting of shareholders duly called and at which a quorum is present is required to elect a trustee in a contested election (which is an election at which the number of nominees exceeds the number of trustees to be elected).

        In case of failure to elect trustees at an annual meeting of the shareholders, the incumbent trustees will hold over and continue to direct the management of our business and affairs. In the event of a vacancy on our Board of Trustees, including a vacancy caused by a resignation of a trustee or by an increase in the number of trustees, the remaining trustees may by majority vote elect a new trustee to fill the vacancy for the remaining term in which the vacancy exists. Our Declaration of Trust provides that a trustee may be removed (1) only for cause, at a meeting of shareholders properly called for that purpose, by the affirmative vote of at least 75% of the outstanding shares entitled to be cast in the election of trustees, or (2) with or without cause, by the affirmative vote of not less than 75% of the remaining trustees. This precludes shareholders from removing incumbent trustees unless they can obtain a substantial affirmative vote of shares, and obtaining such vote will not be possible so long as HRP retains more than 25% of our voting shares unless HRP votes in favor of such removal.

        Under our Bylaws, a trustee must be 21 years of age, not under legal disability, have substantial expertise or experience relevant to our business (as determined by our Board of Trustees), not have been convicted of a felony and meet the qualifications of an "Independent Trustee" or a "Managing Trustee." An "Independent Trustee" is one who is not an employee of RMR, who is not involved in our day to day activities and who meets the qualifications of an independent director under the applicable rules of the principal stock exchange upon which our Shares are listed for trading and the SEC, as those requirements may be amended from time to time. A "Managing Trustee" is one who has been an employee, officer or director of our manager or involved in our day to day activities for at least one year prior to his or her election. A majority of the trustees holding office shall at all times be Independent Trustees, except for temporary periods due to vacancies. If the number of trustees, at any time, is set at less than five, at least one trustee will be a Managing Trustee. So long as the number of trustees shall be five or greater, at least two trustees will be Managing Trustees.

Advance Notice of Trustee Nominations and New Business

        Annual Meetings of Shareholders.    Our Bylaws provide that nominations of individuals for election to our Board of Trustees and proposals of other business to be considered at an annual meeting of shareholders may be made only in our notice of the meeting, by or at the direction of our Board of Trustees, or by a shareholder who is entitled to vote at the meeting, is entitled to make nominations or proposals and has complied with the advance notice procedures set forth in our Bylaws.

        Under our Bylaws, a shareholder's written notice of nominations for trustee or other matters to be considered at an annual meeting of shareholders must be delivered to our Secretary at our principal executive offices not later than 5:00 p.m. (Eastern Time) on the 120th day nor earlier than the 150th day prior to the first anniversary of the date of our proxy statement for the preceding year's annual meeting; provided however, that in the event that the date of the proxy statement for the annual meeting is more than 30 days earlier than the first anniversary of the date of the proxy statement for the preceding year's annual meeting, the notice must be delivered by not later than 5:00 p.m. (Eastern Time) on the 10th day following the earlier of the day on which (1) notice of the annual meeting is mailed or otherwise made available or (2) public announcement of the date of such meeting is first made by us. However, notwithstanding the previous sentence, with respect to the annual meeting to be held in calendar year 2010, to be timely, a shareholder's notice shall have been delivered to the Secretary at our principal executive offices not later than 5:00 p.m. (Eastern Time) on December 31, 2009, nor earlier than December 1, 2009. Neither the postponement or adjournment of an annual meeting, nor the public announcement of such postponement or adjournment, commences a new time period for the giving of a shareholder's notice.

        Our Bylaws set forth procedures for submission of nominations for trustee elections and other proposals by shareholders for consideration at an annual meeting of shareholders, including, among other things:

  •
  requiring that a shareholder wishing to make a nomination or proposal of other business to be a shareholder of record of at least $2,000 in market value, or 1% of our shares, entitled to make nominations or propose other business and to vote at the meeting on such election or proposal for other business, as the case may be, for at least one year immediately preceding such shareholder's submission of a notice of nomination or proposal of other business, that the shareholder continue to be a shareholder of record at the time of submitting its notice of a nomination or other proposal through and including the time of the annual meeting and that the shareholder submit the nomination or proposal of other business to our Secretary in accordance with our Bylaws;

  •
  providing that the advance notice provisions in our Bylaws are the exclusive means for a shareholder to make nominations or propose business for consideration at an annual meeting of shareholders, except to the extent of matters which are required to be presented to shareholders by applicable law which have been properly presented in accordance with the requirements of such law;

  •
  requiring information be provided regarding any proposed nominee by the proposing shareholder, including, among other things:

  •
  the name, age, business address and residence address of the proposed nominee;

    •
    information as to the proposed nominee's qualifications to be an Independent or Managing trustee pursuant to the criteria set forth in the Bylaws;

    •
    the class, series and number of any shares that are, directly or indirectly, beneficially owned or owned of record by the proposed nominee, and the date such shares were acquired and the investment intent of such acquisition;

    •
    a description of all purchases and sales of our securities and all Derivative Transactions (as defined in our Bylaws) by such proposed nominee during the previous 12 months, including the date of the transactions, the class, series and number of securities involved in the transactions and the consideration involved;

    •
    disclosure of certain performance related fees to which the proposed nominee is entitled, that are based on any increase or decrease in the value of our shares or instrument or arrangement of the type contemplated within the definition of a Derivative Transaction, if any, as of the date of such notice;

    •
    disclosure of any proportionate interest in our shares or instrument or arrangement of the type contemplated within the definition of a Derivative Transaction that is held, directly or indirectly, by a general or limited partnership in which such proposed nominee is a general partner or, directly or indirectly, beneficially owns an interest in a general partner;

    •
    disclosure of any other material relationships between or among the proposing shareholder, the proposed nominee or others acting in concert with the proposing shareholder or proposed nominee, including, without limitation, all information that would be required to be disclosed pursuant to Item 404 of Regulation S-K promulgated by the SEC if the shareholder making the nomination or any person acting in concert with the shareholder were the "registrant" for purposes of such rule and the proposed nominee were a director or executive officer of such registrant; and

    •
    all other information relating to the proposed nominee that is required to be disclosed in solicitations of proxies for election of a trustee in an election contest (even if an election contest is not involved), or is otherwise required, in each case, pursuant to Section 14 (or any successor provision) of the Securities Exchange Act of 1934, as amended, or the Exchange Act;

  •
  requiring information be provided with respect to any business other than the election of trustees that a shareholder proposes to bring before a meeting of shareholders, including:

  •
  a description of the business;

  •
  the reasons for proposing the business and any material interest in the business of such shareholder, including any anticipated benefit to the shareholder;

  •
  a description of all agreements, arrangements and understandings between the shareholder and any other person or persons (including their names) in connection with the proposal of such business by the shareholder; and

  •
  a representation that the shareholder intends to appear in person or by proxy at the meeting to bring the business before the meeting;

  •
  requiring information to be provided as to the shareholder giving the notice and certain of its affiliates, including:

  •
  the name and address of the shareholder as they appear on our share ledger;

  •
  the class, series and number of, and the nominee holder for, any of our shares that are owned, directly or indirectly, beneficially or of record by the shareholder or by certain of its affiliates, and the date such shares were acquired and the investment intent of such acquisition;

    •
    a description of all purchases and sales of our securities and all Derivative Transactions by such shareholder and certain of its affiliates during the previous 12 months, including the date of the transactions, the class, series and number of securities involved in the transactions and the consideration involved;

    •
    disclosure of certain performance related fees that the shareholder or certain affiliates of the shareholder are entitled to based on any increase or decrease in the value of our shares or instrument or arrangement of the type contemplated within the definition of Derivative Transaction, if any, as of the date of such notice;

    •
    disclosure of any proportionate interest in our shares or instrument or arrangement of the type contemplated within the definition of Derivative Transaction held, directly or indirectly, by a general or limited partnership in which the shareholder or certain affiliates of the shareholder is a general partner or, directly or indirectly, beneficially owns an interest in a general partner; and

    •
    all other information relating to the shareholder required to be disclosed in connection with the solicitation of proxies for election of trustees in an election contest (even if an election contest is not involved), or is otherwise required, in each case, pursuant to Section 14 (or any successor provision) of the Exchange Act, and the rules and regulations promulgated thereunder; and

  •
  providing that the proposing shareholder is responsible for ensuring compliance with the advance notice provisions, that any responses of the shareholder to any request for information will not cure any defect in the shareholder's notice and that neither we, our Board of Trustees, any committee of our Board of Trustees nor any of our officers has any duty to request clarification or updating information or inform the proposing shareholder of any defect in the shareholder's notice.

        Special Meetings of Shareholders.    With respect to special meetings of shareholders, our Bylaws provide that only business brought before the meeting pursuant to our notice of the meeting may be conducted at such meeting. Nominations of individuals for election to our Board of Trustees may be made at a special meeting of shareholders at which trustees are to be elected pursuant to our notice of meeting, by or at the direction of our Board of Trustees, or, provided that our Board of Trustees has determined that trustees will be elected at such special meeting, by a shareholder who is entitled to vote at the meeting and has complied with the advance notice procedures set forth in our Bylaws. Under our Bylaws, in the event we call a special meeting of shareholders for the purpose of electing one or more trustees, a shareholder may nominate an individual or individuals (as the case may be) for election as a trustee if the shareholder provides timely notice, in writing, to our Secretary at our principal executive offices, containing the information and following the procedures required by the advance notice provisions in our Bylaws, as described above for submitting nominations for consideration at an annual meeting of shareholders. To be timely, a shareholder's notice must be delivered not earlier than the 150th day prior to such special meeting and not later than 5:00 p.m. (Eastern Time) on the later of (1) the 120th day prior to such special meeting or (2) the 10th day following the day on which public announcement is first made of the date of the special meeting and of the nominees proposed by the trustees to be elected at such meeting. Neither the postponement or adjournment of a special meeting, nor the public announcement of such postponement or adjournment, shall commence a new time period for the giving of a shareholder's notice.

Meetings of Shareholders

        Under our Bylaws, a meeting of our shareholders will be held at least annually at a date and time set by our Board of Trustees. Meetings of shareholders may be called only by a majority of our Board of Trustees.

Liability and Indemnification of Trustees and Officers

        To the maximum extent permitted by Maryland law, our Declaration of Trust includes provisions limiting the liability of our trustees and officers for money damages. Under our Bylaws, we are required, to the maximum extent permitted by Maryland law, to indemnify (a) any present or former trustee or officer of our company who is made or threatened to be made a party to a proceeding by reason of his or her service in that capacity or (b) any individual who, while a trustee or officer of our company and, at our request, serves or has served as a trustee, director, officer or partner of another real estate investment trust, corporation, partnership, joint venture, trust, employee benefit plan or other enterprise and who is made or threatened to be made a party to a proceeding by reason of his or her service in that capacity and to pay or reimburse their reasonable expenses in advance of final disposition of the proceeding. Our Bylaws also permit us to indemnify and advance expenses to any person who served any predecessor in the capacities described above and any present or former shareholder, employee or agent of us or any such predecessor. Except with respect to proceedings to enforce rights to indemnification, we are only required to indemnify our trustees and officers as described in this paragraph in connection with a proceeding initiated by any such person against us if such proceeding was authorized by our Board of Trustees.

        The Maryland real estate investment trust law permits a real estate investment trust to indemnify and advance expenses to its trustees, officers, employees and agents to the same extent permitted by the Maryland General Corporation Law, or MGCL, for directors and officers of Maryland corporations. The MGCL permits a corporation to indemnify its present and former directors and officers, among others, against judgments, penalties, fines, settlements and reasonable expenses actually incurred by them in connection with any proceeding to which they may be made, or threatened to be made, a party by reason of their service in those capacities. However, a Maryland corporation is not permitted to provide this type of indemnification if the following is established:

  •
  the act or omission of the director or officer was material to the matter giving rise to the proceeding and (1) was committed in bad faith or (2) was the result of active and deliberate dishonesty;

  •
  the director or officer actually received an improper personal benefit in money, property or services; or

  •
  in the case of any criminal proceeding, the director or officer had reasonable cause to believe that the act or omission was unlawful.

        The MGCL permits a corporation to advance reasonable expenses to a director or officer upon the corporation's receipt of the following:

  •
  a written affirmation by the director or officer of his good faith belief that he has met the standard of conduct necessary for indemnification by the corporation; and

  •
  a written undertaking by him or on his behalf to repay the amount paid or reimbursed by the corporation if it is ultimately determined that this standard of conduct was not met.

        We have also entered into indemnification agreements with all of our trustees and officers providing for procedures for indemnification by us to the fullest extent permitted by law and advancements by us of certain expenses and costs relating to claims, suits or proceedings arising from their service to us.

        Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, trustees, officers or persons controlling us pursuant to the foregoing provisions of Maryland law and our Declaration of Trust and Bylaws, we have been informed that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and therefore is unenforceable.

Shareholder Liability

        Under the Maryland real estate investment trust law, a shareholder is generally not personally liable for the obligations of a real estate investment trust solely as a result of his status as a shareholder. Our Declaration of Trust provides that no shareholder will be liable for any debt, claim, demand, judgment or obligation of any kind of us by reason of being a shareholder. Despite these facts, our legal counsel has advised us that in some jurisdictions the possibility exists that shareholders of a trust entity like us may be held liable for acts or obligations of the trust. While we intend to conduct our business in a manner designed to minimize potential shareholder liability, we can give no assurance that you can avoid liability in all instances in all jurisdictions. Our trustees have not provided in the past and do not intend to provide insurance covering these risks to our shareholders.

Indemnification by Our Shareholders and Arbitration of Claims

        Under our Declaration of Trust, each shareholder is liable to us for, and shall indemnify and hold harmless us and our affiliates from and against, all costs, expenses, penalties, fines or other amounts, including without limitation, reasonable attorneys' and other professional fees, whether third party or internal, arising from a shareholder's breach of or failure to fully comply with any covenant, condition or provision of our Declaration of Trust or Bylaws (including the advance notice provisions of our Bylaws) or any action by or against us in which the shareholder is not the prevailing party, and shall pay such amounts on demand, together with interest on such amounts, which interest will accrue at the lesser of 18% per annum and the maximum amount permitted by law, from the date such costs or other amounts are incurred until the receipt of payment.

        Our Declaration of Trust provides that any action brought against us or any trustee, officer, manager (including RMR or its successor), agent or employee of us, by a shareholder, either on such shareholder's behalf, on behalf of us or on behalf of any series or class of shares or shareholders, including claims relating to the interpretation, effect, validity or enforcement of our Declaration of Trust or Bylaws, derivative actions and class actions, shall, on the demand of any party to such dispute, be resolved through binding arbitration in accordance with the procedures set forth in our Bylaws. Our Bylaws require any such arbitration be conducted in accordance with the Commercial Arbitration Rules of the American Arbitration Association, except as modified in our Bylaws and in accordance with our Bylaws. With limited exceptions, each party is required to bear its own costs in the arbitration, and the arbitrators may not render an award that would include shifting of such costs or, in a derivative case, award any portion of our award to the claimant or the claimant's attorneys. Our Declaration of Trust and Bylaws provide that the award of the arbitrators shall be final and binding on the parties and shall be the sole and exclusive remedy between the parties to the dispute relating to the dispute.

Transactions with Affiliates

        Our Declaration of Trust allows us to enter into contracts and transactions of any kind with any person, including any of our trustees, officers, employees or agents or any person affiliated with them. Other than general legal principles applicable to self dealing by trustees, interested trustee transactions and corporate opportunities, there are no prohibitions in our Declaration of Trust or Bylaws which would prohibit dealings between us and our affiliates. For more information, see "Certain Relationships and Related Person Transactions—Policies and Procedures Concerning Conflicts of Interest and Related Person Transactions."

Voting by Shareholders

        Whenever shareholders are required or permitted to take any action by a vote, the action may only be taken by a vote at a shareholders meeting. Under our Bylaws, shareholders do not have the right to take any action by written consent. With respect to matters brought before a meeting of shareholders other than the election of trustees, except where a different voting standard is required by any applicable law, the listing requirements of the principal exchange on which our Shares are listed or a specific provision of our Declaration of Trust, (a) if the matter is approved by at least 60% of the trustees then in office, including 60% of the Independent Trustees then in office, a majority of all the votes cast at the meeting shall be required to approve the matter and (b) if the matter is not approved by at least 60% of the trustees then in office, including 60% of the Independent Trustees then in office, 75% of all Shares entitled to vote at the meeting shall be required to approve the matter.

Restrictions on Ownership and Transfers of Shares

        Our Declaration of Trust restricts the amount of shares that shareholders may own. These restrictions are intended to assist with REIT compliance under the Code and otherwise to promote our orderly governance.

        Our Declaration of Trust provides that no person may own, or be deemed to own by virtue of the attribution provisions of the Code (e.g. indirect ownership through HRP), more than 9.8% of the number or value (whichever is more restrictive) of shares of any class or series of our outstanding shares of beneficial interest, including our Shares. Our Declaration of Trust also prohibits any person from beneficially or constructively owning shares if that ownership would result in us being closely held under Section 856(h) of the Code or would otherwise cause us to fail to qualify as a REIT.

        These restrictions do not apply to HRP, RMR or their affiliates so long as such ownership does not adversely affect our qualification as a REIT under the Code. Our Board of Trustees, in its discretion, may exempt other persons from this ownership limitation, so long as our Board of Trustees determines, among other things, that it is in our best interest. Our Board of Trustees may not grant an exemption if the exemption would result in our failing to qualify as a REIT. In determining whether to grant an exemption, our Board of Trustees may consider, among other factors, the following:

  •
  the general reputation and moral character of the person requesting an exemption;

  •
  whether the person's ownership of shares would be direct or through ownership attribution;

  •
  whether the person's ownership of shares would interfere with the conduct of our business, including without limitation, our ability to acquire additional properties;

  •
  whether granting an exemption would adversely affect any of our existing contractual arrangements or business policies;

  •
  whether the person to whom the exemption would apply has been approved as an owner of us by all regulatory or other governmental authorities who have jurisdiction over us; and

  •
  whether the person to whom the exemption would apply is attempting to change control of us or affect our policies in a way which our Board of Trustees, in its discretion, considers adverse to our best interests or those of our shareholders.

        In addition, our Board of Trustees may require such rulings from the IRS, opinions of counsel, representations, undertakings or agreements it deems advisable in order to make the foregoing decisions.

        If a person attempts a transfer of our shares of beneficial interest in violation of the ownership limitations described above, then our Board of Trustees may deem that the number of shares which would cause the violation will be automatically transferred to a trust, or the Charitable Trust, for the exclusive benefit of one or more charitable beneficiaries designated by us. The prohibited owner will:

  •
  have no rights in the shares held in the Charitable Trust;

  •
  not benefit economically from ownership of any shares held in the Charitable Trust (except to the extent provided below upon sale of the shares);

  •
  have no rights to distributions;

  •
  not possess any rights to vote or other rights attributable to the shares held in the Charitable Trust; and

  •
  have no claim, cause of action or other recourse whatsoever against the purported transferor of such shares.

        Unless otherwise directed by our Board of Trustees, within 20 days of receiving notice from us that shares have been transferred to the Charitable Trust, or as soon thereafter as practicable, the trustee of the Charitable Trust will sell such shares (together with the right to receive distributions with respect to such shares) to a person, whose ownership of the shares will not violate the ownership limitations set forth in our Declaration of Trust. Upon such sale, the interest of the charitable beneficiary in the shares sold will terminate, and the trustee of the Charitable Trust will distribute the net proceeds of the sale to the prohibited owner and to the beneficiary of the Charitable Trust as follows:

        The prohibited owner will receive the lesser of:

  (1)
  the net price paid by the prohibited owner for the shares or, if the prohibited owner did not give value for the shares in connection with the event causing the shares to be held in the Charitable Trust, for example, a gift, devise or other similar transaction, the market price of the shares on the day of the event causing the shares to be transferred to the Charitable Trust, less the costs, expenses and compensation of the Charitable Trust and us; and

  (2)
  the net sales proceeds received by the trustee of the Charitable Trust from the sale of the shares held in the Charitable Trust.

        Any net sale proceeds in excess of the amount payable to the prohibited owner shall be paid to the charitable beneficiary, less the costs, expenses and compensation of the Charitable Trust and us.

        If, prior to our discovery that shares of beneficial interest have been transferred to the Charitable Trust, a prohibited owner sells those shares, then:

  (1)
  those shares will be deemed to have been sold on behalf of the Charitable Trust; and

  (2)
  to the extent that the prohibited owner received an amount for those shares that exceeds the amount that the prohibited owner was entitled to receive from a sale by the trustee of the Charitable Trust, the prohibited owner must promptly pay the excess to the trustee of the Charitable Trust upon demand.

        Also, shares of beneficial interest held in the Charitable Trust will be deemed to have been offered for sale to us, or our designee, at a price per share equal to the lesser of:

  (1)
  the price per share in the transaction that resulted in the transfer to the Charitable Trust or, in the case of a devise or gift, the market price per such share on the day of the event causing the shares to become held by the Charitable Trust, less the costs, expenses and compensation of the Charitable Trustee, if any, and us; and

  (2)
  the market price per share on the date we, or our designee, accept the offer, less the costs, expenses and compensation of the Charitable Trustee, if any, and us.

        We will have the right to accept the offer until the trustee of the Charitable Trust has sold the shares held in the Charitable Trust. The net proceeds of the sale to us will be distributed similar to any other sale by a trustee of the Charitable Trust. Our Board of Trustees may retroactively amend, alter or repeal any rights which the Charitable Trust, the trustee of the Charitable Trust or the beneficiary of the Charitable Trust may have under our Declaration of Trust, except that our Board of Trustees may not retroactively amend, alter or repeal any obligations to pay amounts incurred prior to such time and owed or payable to the trustee of the Charitable Trust. The trustee of the Charitable Trust will be indemnified by us or from the proceeds from the sale of shares held in the Charitable Trust for its costs and expenses reasonably incurred in connection with conducting its duties and satisfying its obligations under our Declaration of Trust and is entitled to receive reasonable compensation for services provided.

        Costs, expenses and compensation payable to the Charitable Trustee may be funded from the Charitable Trust or by us. We will be entitled to reimbursement on a first priority basis (after payment in full of amounts payable to the Charitable Trustee) from the Charitable Trust for any such amounts funded by us.

        In addition, costs and expenses incurred by us in the process of enforcing the ownership limitations set forth in our Declaration of Trust, in addition to reimbursement of costs, expenses and compensation of the trustee of the Charitable Trust which have been funded by us, may be collected from the Charitable Trust.

        The restrictions described above will not preclude the settlement of any transaction entered into through the facilities of any national securities exchange or automated inter-dealer quotation system. Our Declaration of Trust provides, however, that the fact that the settlement of any transaction occurs will not negate the effect of any of the foregoing limitations and any transferee in such a transaction will be subject to all of the provisions and limitations described above.

        Every owner of 5% or more of any class or series of our shares is required to give written notice to us within 30 days after the end of each taxable year, and also within three business days after a request from us, stating the name and address of the owner, the number of shares of each class and series of our shares which the owner beneficially owns, and a description of the manner in which those shares are held. If the Code or applicable tax regulations specify a threshold below 5%, this notice provision will apply to those persons who own our shares of beneficial interest at the lower percentage. In addition, each shareholder is required to provide us upon demand with any additional information that we may request in order to determine our status as a REIT, to comply or determine our compliance with the requirements of any taxing authority or other government authority and to determine and ensure compliance with the foregoing ownership limitations.

Compliance With Governing Documents and Applicable Law

        Our Declaration of Trust creates a covenant between us and our shareholders which requires our shareholders (1) to comply with our Declaration of Trust and our Bylaws and (2) to comply, and assist us in complying, with all applicable requirements of federal and state laws, and our contractual obligations which arise by reason of the shareholder's ownership interest in us, and with all other laws or agreements which apply to us or our businesses, assets or operations and which require action or inaction on the part of such shareholder.

Business Combinations

        The MGCL contains a provision which regulates business combinations with interested shareholders. This provision applies to Maryland real estate investment trusts. Under the MGCL, business combinations such as mergers, consolidations, share exchanges, or, in circumstances specified in the statute, an asset transfer or issuance or reclassification of equity securities between a Maryland real estate investment trust and an interested shareholder or an affiliate of an interested shareholder are prohibited for five years after the most recent date on which the interested shareholder becomes an interested shareholder. Under the MGCL the following persons are deemed to be interested shareholders:

  •
  any person who beneficially owns 10% or more of the voting power of the trust's outstanding voting shares; or

  •
  an affiliate or associate of the trust who, at any time within the two year period prior to the date in question, was the beneficial owner of 10% or more of the voting power of the then outstanding voting shares of the trust.

        After the five year prohibition period has ended, a business combination between a trust and an interested shareholder generally must be recommended by the board of trustees of the trust and must receive the following shareholder approvals:

  •
  the affirmative vote of at least 80% of the votes entitled to be cast; and

  •
  the affirmative vote of at least two thirds of the votes entitled to be cast by holders of voting shares other than shares held by the interested shareholder with whom or with whose affiliate the business combination is to be effected or held by an affiliate or associate of the interested shareholder.

        The supermajority vote requirements do not apply if shareholders receive the minimum price set forth in the MGCL for their shares and the consideration is received in cash or in the same form as previously paid by the interested shareholder for its shares.

        The foregoing provisions of the MGCL do not apply, however, to business combinations that are approved or exempted by our Board of Trustees prior to the time that the interested shareholder becomes an interested shareholder. Our Board of Trustees has adopted a resolution that any business combination between us and any other person is exempted from the provisions of the MGCL described in the preceding paragraphs, provided that the business combination is first approved by the board of trustees, including the approval of a majority of the members of the board of trustees who are not affiliates or associates of the interested shareholder. This resolution, however, may be altered or repealed in whole or in part at any time.

Control Share Acquisitions

        The MGCL contains a provision which regulates control share acquisitions. This provision also applies to Maryland real estate investment trusts. The MGCL provides that control shares of a Maryland real estate investment trust acquired in a control share acquisition have no voting rights except to the extent that the acquisition is approved by a vote of two thirds of the votes entitled to be cast on the matter, excluding shares of beneficial interest owned by the acquiror, by officers or by trustees who are employees of the trust. Control shares are voting shares of beneficial interest which, if aggregated with all other shares of beneficial interest previously acquired by the acquiror, or in respect of which the acquiror is able to exercise or direct the exercise of voting power (except solely by virtue of a revocable proxy), would entitle the acquiror to exercise voting power in electing trustees within one of the following ranges of voting power:

  •
  one tenth or more but less than one third;

  •
  one third or more but less than a majority; or

  •
  a majority or more of all voting power.

        An acquiror must obtain the necessary shareholder approval each time it acquires control shares in an amount sufficient to cross one of the thresholds noted above.

        Control shares do not include shares which the acquiring person is entitled to vote as a result of having previously obtained shareholder approval. The MGCL provides a list of exceptions from the definition of control share acquisition.

        A person who has made or proposes to make a control share acquisition, upon satisfaction of the conditions set forth in the statute, including an undertaking to pay expenses, may compel the board of trustees of the trust to call a special meeting of shareholders to be held within 50 days of demand to consider the voting rights of the shares. If no request for a meeting is made, the trust may itself present the matter at any shareholders meeting.

        If voting rights are not approved at the meeting or if the acquiring person does not deliver an acquiring person statement as required by the statute, then the trust may redeem any or all of the control shares for fair value determined as of the date of the last control share acquisition by the acquiror or of any meeting of shareholders at which the voting rights of those shares are considered and not approved. The right of the trust to redeem any or all of the control shares is subject to conditions and limitations listed in the statute.

        The trust may not redeem shares for which voting rights have previously been approved. Fair value is determined without regard to the absence of voting rights for the control shares. If voting rights for control shares are approved at a shareholders meeting and the acquiror becomes entitled to vote a majority of the shares entitled to vote, all other shareholders may exercise appraisal rights. The fair value of the shares as determined for purposes of these appraisal rights may not be less than the highest price per share paid by the acquiror in the control share acquisition.

        The control share acquisition statute does not apply to the following:

  •
  shares acquired in a merger, consolidation or share exchange if the trust is a party to the transaction; or

  •
  acquisitions approved or exempted by a provision in the declaration of trust or bylaws of the trust adopted before the acquisition of shares.

        Our Bylaws contain a provision exempting any and all acquisitions by any person of our Shares from the control share acquisition statute. This provision may be amended or eliminated at any time in the future.

Amendment to Our Declaration of Trust, Dissolution and Mergers

        Under the Maryland real estate investment trust law, a real estate investment trust generally cannot dissolve, amend its declaration of trust or merge, unless these actions are approved by the affirmative vote of shareholders holding at least two thirds of all shares entitled to be cast on the matter. The statute allows a trust's declaration of trust to set a lower percentage, so long as the percentage is not less than a majority of all the votes entitled to be cast on the matter. Our Declaration of Trust provides for approval of any of the foregoing actions by a majority of all votes entitled to be cast on these actions provided the action in question has been approved by 60% of our Board of Trustees, including 60% of our Independent Trustees. Our Declaration of Trust further provides that if permitted in the future by Maryland law, the majority required to approve any of the foregoing actions which have been approved by 60% of our Board of Trustees, including 60% of our Independent Trustees, will be the affirmative vote of a majority of the votes cast on the matter. Under the Maryland real estate investment trust law, a declaration of trust may permit the trustees by a two thirds vote to amend the declaration of trust from time to time to qualify as a REIT under the Code or the Maryland real estate investment trust law without the affirmative vote or written consent of the shareholders. Our Declaration of Trust permits this type of action by our Board of Trustees. Our Declaration of Trust also permits our Board of Trustees to increase or decrease the aggregate number of shares that we may issue and to effect changes in our unissued shares, as described more fully under "Description of Our Shares," and to change our name or the name of any class or series of our shares, in each case without shareholder approval, and provides that, to the extent permitted in the future by Maryland law, our Board of Trustees may amend any other provision of our Declaration of Trust without shareholder approval.

Anti-takeover Effect of Our Declaration of Trust and Bylaws

        For so long as HRP continues to hold a substantial ownership stake in us, HRP may effectively be able to elect all of the members of our Board of Trustees, including our Independent Trustees and to control the outcome of any shareholder vote during this period, including with respect to a change in control of us. In addition, even in the event that HRP significantly decreases its investment in us, many provisions contained in our governing documents and described above in this section, including, as examples, our

9.8% ownership limitations, our staggered terms for trustees, our shareholder voting rights and standards, the ability of 75% of our trustees to remove another trustee, our quorum requirements, the requirements of Indiana insurance law applicable to us and our trustee qualifications, could delay or prevent a change in control of us. The limitations in our Bylaws on the ability of shareholders to propose nominations for trustee or other proposals of business to be considered at meetings of shareholders, including the disclosure requirements related thereto, may have an anti-takeover effect or discourage shareholders from making proposals that could be beneficial to us.

FEDERAL INCOME TAX CONSIDERATIONS

        The following is a summary of the material U.S. federal income tax considerations relating to our qualification and taxation as a REIT and to the acquisition, ownership and disposition of our Shares. The summary is based on existing law, and is limited to investors who acquire or own our shares as investment assets rather than as inventory or as property used in a trade or business. The summary does not discuss all of the particular tax consequences that might be relevant to you if you are subject to special rules under federal income tax law, for example if you are:

  •
  a bank, life insurance company, regulated investment company or other financial institution;

  •
  a broker, dealer or trader in securities or foreign currency;

  •
  a person who has a functional currency other than the U.S. dollar;

  •
  a person who acquires our shares in connection with employment or other performance of services;

  •
  a person subject to alternative minimum tax;

  •
  a person who acquires or owns our shares as part of a straddle, hedging transaction, constructive sale transaction, constructive ownership transaction or conversion transaction; or

  •
  except as specifically described in the following summary, a tax exempt entity or a foreign person.

        The Code sections that govern federal income tax qualification and treatment of a REIT and its shareholders are complex. This presentation is a summary of applicable Code provisions, related rules and regulations and administrative and judicial interpretations, all of which are subject to change, possibly with retroactive effect. Future legislative, judicial or administrative actions or decisions could also affect the accuracy of statements made in this summary. We have not received a ruling from the IRS with respect to any matter described in this summary, and we cannot assure you that the IRS or a court will agree with the statements made in this summary. The IRS or a court could, for example, take a different position, which could result in significant tax liabilities for applicable parties, from that described in this summary with respect to our acquisitions, operations, restructurings or any other matters described in this summary. In addition, this summary is not exhaustive of all possible tax consequences, and does not discuss any estate, gift, state, local or foreign tax consequences.

        For all these reasons, we urge you to consult with a tax advisor about the federal income tax and other tax consequences of the acquisition, ownership and disposition of our Shares. Our intentions and beliefs described in this summary are based upon our understanding of applicable laws and regulations that are in effect as of the date of this prospectus. If new laws or regulations are enacted which impact us directly or indirectly, we may change our intentions or beliefs.

        Your federal income tax consequences may differ depending on whether or not you are a "U.S. shareholder." For purposes of this summary, a "U.S. shareholder" for federal income tax purposes is:

  •
  a citizen or resident of the United States, including an alien individual who is a lawful permanent resident of the United States or meets the substantial presence residency test under the federal income tax laws;

  •
  an entity treated as a corporation for federal income tax purposes, that is created or organized in or under the laws of the United States, any state of the United States or the District of Columbia;

  •
  an estate the income of which is subject to federal income taxation regardless of its source; or

  •
  a trust if a court within the United States is able to exercise primary supervision over the administration of the trust and one or more U.S. persons have the authority to control all substantial decisions of the trust, or an electing trust in existence on August 20, 1996, to the extent provided in Treasury regulations;

whose status as a U.S. shareholder is not overridden by an applicable tax treaty. Conversely, a "non-U.S. shareholder" is a beneficial owner of our shares who is not a U.S. shareholder. If a partnership (including any entity treated as a partnership for federal income tax purposes) is a beneficial owner of our shares, the tax treatment of a partner in the partnership generally will depend upon the status of the partner and the activities of the partnership. A beneficial owner that is a partnership and partners in such a partnership should consult their tax advisors about the federal income tax consequences of the acquisition, ownership and disposition of our shares.

Taxation as a REIT

        For periods ending on or before the date we ceased to be wholly owned by HRP, each of us and any of our subsidiaries was at all times either a qualified REIT subsidiary of HRP within the meaning of Section 856(i) of the Code or a noncorporate entity that for federal income tax purposes is not treated as separate from HRP under regulations issued under Section 7701 of the Code. During such periods, we and any of our subsidiaries were not taxpayers separate from HRP for federal income tax purposes; instead, for those periods, HRP remains, pursuant to the transaction agreement, solely responsible for the federal income tax with respect to our assets, liabilities and items of income, deduction and credit as well as the federal income tax filings in respect of our and any of our subsidiaries' operations. Our initial taxable year commenced upon our ceasing to be wholly owned by HRP.

        Commencing with our initial taxable year ending December 31, 2009, we will elect to be taxed as a REIT under Sections 856 through 860 of the Code. Our REIT election, assuming continuing compliance with the then applicable qualification tests, will continue in effect for subsequent taxable years.

        Our tax counsel, Sullivan & Worcester LLP, has provided to us an opinion that we have been organized in conformity with the requirements for qualification as a REIT under the Code, that we will have qualified as a REIT under the Code for our taxable year ending December 31, 2009 upon our filing a timely REIT federal income tax return for that year, and that our current and anticipated investments and our plan of operation will enable us to continue to meet the requirements for qualification and taxation as a REIT under the Code. Our tax counsel's opinions are conditioned upon the assumption that our Declaration of Trust, our Bylaws, the transaction agreement, our leases and all other applicable legal documents have been and will be complied with by all parties to such documents, upon the accuracy and completeness of the factual matters described in this prospectus and upon representations made by us as to certain factual matters relating to our organization and operations and our expected manner of operation. The opinions of our tax counsel are based upon the law as it exists today, but the law may change in the future, possibly with retroactive effect. Also, the opinions of tax counsel are not binding on either the IRS or a court, and either could take a position different from that expressed by tax counsel.

        Our actual qualification and taxation as a REIT will depend upon our compliance on a continuing basis with various qualification tests imposed under the Code and summarized below. While we believe that we have satisfied and will continue to satisfy these tests, our tax counsel does not review compliance with these tests on a continuing basis. If we fail to qualify as a REIT in any year, we will be subject to federal income taxation as if we were a C corporation, and our shareholders will be taxed like shareholders of C corporations. In that event, we could be subject to significant tax liabilities, and the amount of cash available for distribution to our shareholders may be reduced or eliminated.

        As a REIT, we generally are not subject to federal income tax on our net income distributed as dividends to our shareholders. Distributions to our shareholders generally are included in their income as dividends to the extent of our current or accumulated earnings and profits. Our dividends are not generally entitled to the favorable 15% rate on qualified dividend income (scheduled to increase to ordinary income rates for taxable years beginning after December 31, 2010), but a portion of our dividends may be treated as capital gain dividends, all as explained below. No portion of any of our dividends is eligible for the dividends received deduction for corporate shareholders. Distributions in excess of current or accumulated earnings and profits generally are treated for federal income tax purposes as return of capital to the extent of a recipient shareholder's basis in our shares, and will reduce this basis. Our current or accumulated earnings and profits are generally allocated first to distributions made on our preferred shares, of which there are none outstanding at this time, and thereafter to distributions made on our Shares. For all these purposes, our distributions include both cash distributions and any in kind distributions of property that we might make.

        If we qualify as a REIT and meet the tests described below, we generally will not pay federal income tax on amounts we distribute to our shareholders. However, even if we qualify as a REIT, we may be subject to federal tax in the following circumstances:

  •
  We will be taxed at regular corporate rates on any undistributed "real estate investment trust taxable income," including our undistributed net capital gains.

  •
  If our alternative minimum taxable income exceeds our taxable income, we may be subject to the corporate alternative minimum tax on our items of tax preference.

  •
  If we have net income from the disposition of "foreclosure property" that is held primarily for sale to customers in the ordinary course of business or from other nonqualifying income from foreclosure property, we will be subject to tax on this income at the highest regular corporate rate, currently 35%.

  •
  If we have net income from prohibited transactions, including dispositions of inventory or property held primarily for sale to customers in the ordinary course of business other than foreclosure property, we will be subject to tax on this income at a 100% rate.

  •
  If we fail to satisfy the 75% gross income test or the 95% gross income test discussed below, but nonetheless maintain our qualification as a REIT, we will be subject to tax at a 100% rate on the greater of the amount by which we fail the 75% or the 95% test, with adjustments, multiplied by a fraction intended to reflect our profitability.

  •
  If we fail to distribute for any calendar year at least the sum of 85% of our REIT ordinary income for that year, 95% of our REIT capital gain net income for that year and any undistributed taxable income from prior periods, we will be subject to a 4% nondeductible excise tax on the excess of the required distribution over the amounts actually distributed.

  •
  If we acquire an asset from a corporation in a transaction in which our basis in the asset is determined by reference to the basis of the asset in the hands of a present or former C corporation, and if we subsequently recognize gain on the disposition of this asset during the ten year period beginning on the date on which the asset ceased to be owned by the C corporation, then we will pay tax at the highest regular corporate tax rate, which is currently 35%, on the lesser of the excess of the fair market value of the asset over the C corporation's basis in the asset on the date the asset ceased to be owned by the C corporation, or the gain we recognize in the disposition.

  •
  If we acquire a corporation, to preserve our status as a REIT we must generally distribute all of the C corporation earnings and profits inherited in that acquisition, if any, not later than the end of the taxable year of the acquisition. However, if we fail to do so, relief provisions would allow us to maintain our status as a REIT provided we distribute any subsequently discovered C corporation earnings and profits and pay an interest charge in respect of the period of delayed distribution.

  •
  As summarized below, REITs are permitted within limits to own stock and securities of a "taxable REIT subsidiary." A taxable REIT subsidiary is separately taxed on its net income as a C corporation, and is subject to limitations on the deductibility of interest expense paid to its REIT parent. In addition, its REIT parent is subject to a 100% tax on the difference between amounts charged and redetermined rents and deductions, including excess interest.

  •
  At this time, we have no properties in foreign jurisdictions, and have no present plan to invest in such properties, but if and to the extent we invest in properties in foreign jurisdictions, our income from those properties will generally be subject to tax in those jurisdictions. If we continue to operate as we do, then we will distribute our taxable income to our shareholders each year and we will generally not pay federal income tax. As a result, we cannot recover the cost of foreign income taxes imposed on our foreign investments by claiming foreign tax credits against our federal income tax liability. Also, we cannot pass through to our shareholders any foreign tax credits.

        If we fail to qualify or elect not to qualify as a REIT, we will be subject to federal income tax in the same manner as a C corporation. Distributions to our shareholders if we do not qualify as a REIT will not be deductible by us nor will distributions be required under the Code. In that event, distributions to our shareholders will generally be taxable as ordinary dividends potentially eligible for the 15% income tax rate (scheduled to increase to ordinary income rates for taxable years beginning after December 31, 2010) discussed below in "Taxation of U.S. Shareholders" and, subject to limitations in the Code, will be eligible for the dividends received deduction for corporate shareholders. Also, we will generally be disqualified from qualification as a REIT for the four taxable years following disqualification. If we do not qualify as a REIT for even one year, this could result in reduction or elimination of distributions to our shareholders, or in our incurring substantial indebtedness or liquidating substantial investments in order to pay the resulting corporate level taxes. The Code provides certain relief provisions under which we might avoid automatically ceasing to be a REIT for failure to meet certain REIT requirements, all as discussed in more detail below.

REIT Qualification Requirements

        General Requirements.    Section 856(a) of the Code defines a REIT as a corporation, trust or association:

  (1)
  that is managed by one or more trustees or directors;

  (2)
  the beneficial ownership of which is evidenced by transferable shares or by transferable certificates of beneficial interest;

  (3)
  that would be taxable, but for Sections 856 through 859 of the Code, as a C corporation;

  (4)
  that is not a financial institution or an insurance company subject to special provisions of the Code;

  (5)
  the beneficial ownership of which is held by 100 or more persons;

  (6)
  that is not "closely held" as defined under the personal holding company stock ownership test, as described below; and

  (7)
  that meets other tests regarding income, assets and distributions, all as described below.

Section 856(b) of the Code provides that conditions (1) through (4) must be met during the entire taxable year and that condition (5) must be met during at least 335 days of a taxable year of 12 months, or during a pro rata part of a taxable year of less than 12 months. Section 856(h)(2) of the Code provides that neither condition (5) nor (6) need be met for our first taxable year as a REIT. We believe that we have met conditions (1) through (7) during our first taxable year, and that we will continue to meet these conditions in future taxable years. There can, however, be no assurance in this regard.

        By reason of condition (6), we will fail to qualify as a REIT for a taxable year if at any time during the last half of a year (except for our first taxable year) more than 50% in value of our outstanding shares is owned directly or indirectly by five or fewer individuals. To help comply with condition (6), our Declaration of Trust restricts transfers of our shares. In addition, if we comply with applicable Treasury regulations to ascertain the ownership of our shares and do not know, or by exercising reasonable diligence would not have known, that we failed condition (6), then we will be treated as having met condition (6). However, our failure to comply with these regulations for ascertaining ownership may result in a penalty of $25,000, or $50,000 for intentional violations. Accordingly, we have complied and will continue to comply with these regulations, and to request annually from record holders of significant percentages of our shares information regarding the ownership of our shares. Under our Declaration of Trust, our shareholders are required to respond to these requests for information.

        For purposes of condition (6), the term "individuals" is defined in the Code to include natural persons, supplemental unemployment compensation benefit plans, private foundations and portions of a trust permanently set aside or used exclusively for charitable purposes, but not other entities or qualified pension plans or profit-sharing trusts. As a result, our shares owned by such other entities (including HRP) are considered to be owned by the direct and indirect shareholders of the entity that are individuals (as so defined), rather than to be owned by the entity itself. Similarly, our shares held by qualified pension plans or profit-sharing trusts are treated as held directly by such trusts' beneficiaries in proportion to their actuarial interests in such trusts. Consequently, five or fewer such trusts could own more than 50% of the interests in us without jeopardizing our federal income tax qualification as a REIT. However, as discussed below, if we are a "pension held REIT," each qualified pension plan or profit-sharing trust owning more than 10% of our shares by value generally may be taxed on a portion of the dividends it receives from us.

        The Code provides that we will not automatically fail to be a REIT if we do not meet conditions (1) through (6), provided we can establish reasonable cause for any such failure. Each such excused failure will result in the imposition of a $50,000 penalty instead of REIT disqualification. It is impossible to state whether in all circumstances we would be entitled to the benefit of this relief provision. This relief provision applies to any failure of the applicable conditions, even if the failure first occurred in a prior taxable year.

        Our Wholly Owned Subsidiaries and Our Investments through Partnerships.    Except in respect of taxable REIT subsidiaries as discussed below, Section 856(i) of the Code provides that any corporation, 100% of the stock of which is held by a REIT, is a qualified REIT subsidiary and shall not be treated as a separate corporation. The assets, liabilities and items of income, deduction and credit of a qualified REIT subsidiary are treated as the REIT's. We believe that each of our direct and indirect wholly owned subsidiaries, other than the taxable REIT subsidiaries discussed below, will be either a qualified REIT subsidiary within the meaning of Section 856(i) of the Code or a noncorporate entity that for federal income tax purposes is not treated as separate from its owner under regulations issued under Section 7701 of the Code. Thus, except for the taxable REIT subsidiaries discussed below, in applying all the federal income tax REIT qualification requirements described in this summary, all assets, liabilities and items of income, deduction and credit of our direct and indirect wholly owned subsidiaries are treated as ours.

        We may invest in real estate through one or more limited or general partnerships or limited liability companies that are treated as partnerships for federal income tax purposes. In the case of a REIT that is a partner in a partnership, regulations under the Code provide that, for purposes of the REIT qualification requirements regarding income and assets discussed below, the REIT is deemed to own its proportionate share of the assets of the partnership corresponding to the REIT's proportionate capital interest in the partnership and is deemed to be entitled to the income of the partnership attributable to this proportionate share. In addition, for these purposes, the character of the assets and gross income of the partnership generally retain the same character in the hands of the REIT. Our proportionate share of the assets, liabilities and items of income of each partnership in which we become a partner is treated as ours for purposes of the income tests and asset tests discussed below. In contrast, for purposes of the distribution requirement discussed below, we would take into account as a partner our share of the partnership's income as determined under the general federal income tax rules governing partners and partnerships under Sections 701 through 777 of the Code.

        Taxable REIT Subsidiaries.    We are permitted to own any or all of the securities of a "taxable REIT subsidiary" as defined in Section 856(l) of the Code, provided that no more than 25% of our assets, at the close of each quarter, is comprised of our investments in the stock or securities of our taxable REIT subsidiaries. Among other requirements, a taxable REIT subsidiary must:

  (1)
  be a non-REIT corporation for federal income tax purposes in which we directly or indirectly own shares;

  (2)
  join with us in making a taxable REIT subsidiary election;

  (3)
  not directly or indirectly operate or manage a lodging facility or a health care facility; and

  (4)
  not directly or indirectly provide to any person, under a franchise, license or otherwise, rights to any brand name under which any lodging facility or health care facility is operated, except that in limited circumstances a subfranchise, sublicense or similar right can be granted to an independent contractor to operate or manage a lodging facility or a health care facility.

        In addition, a corporation other than a REIT in which a taxable REIT subsidiary directly or indirectly owns more than 35% of the voting power or value will automatically be treated as a taxable REIT subsidiary. Subject to the discussion below, we believe that we and our taxable REIT subsidiary have complied with, and will continue to comply with, on a continuous basis, the requirements for taxable REIT subsidiary status at all times during which we intend for a subsidiary's taxable REIT subsidiary election to be in effect and we believe that the same will be true for any taxable REIT subsidiary that we later form or acquire.

        Our ownership of stock and securities in taxable REIT subsidiaries is exempt from the 10% and 5% REIT asset tests discussed below. Also, as discussed below, taxable REIT subsidiaries can perform services for our tenants without disqualifying the rents we receive from those tenants under the 75% or 95% gross income tests discussed below. Moreover, because taxable REIT subsidiaries are taxed as C corporations that are separate from us, their assets, liabilities and items of income, deduction and credit generally are not imputed to us for purposes of the REIT qualification requirements described in this summary. Therefore, taxable REIT subsidiaries can generally undertake third party management and development activities and activities not related to real estate.

        Restrictions are imposed on taxable REIT subsidiaries to ensure that they will be subject to an appropriate level of federal income taxation. For example, a taxable REIT subsidiary may not deduct interest paid in any year to an affiliated REIT to the extent that the interest payments exceed, generally, 50% of the taxable REIT subsidiary's adjusted taxable income for that year. However, the taxable REIT subsidiary may carry forward the disallowed interest expense to a succeeding year, and deduct the interest in that later year subject to that year's 50% adjusted taxable income limitation. In addition, if a taxable REIT subsidiary pays interest, rent or other amounts to its affiliated REIT in an amount that exceeds what an unrelated third party would have paid in an arm's length transaction, then the REIT generally will be subject to an excise tax equal to 100% of the excessive portion of the payment. Finally, if in comparison to an arm's length transaction, a tenant has overpaid rent to the REIT in exchange for underpaying the taxable REIT subsidiary for services rendered, then the REIT may be subject to an excise tax equal to 100% of the overpayment. There can be no assurance that arrangements involving our taxable REIT subsidiaries will not result in the imposition of one or more of these deduction limitations or excise taxes, but we do not believe that we are or will be subject to these impositions.

        Income Tests.    There are two gross income requirements for qualification as a REIT under the Code:

  •
  At least 75% of our gross income (excluding: (a) gross income from sales or other dispositions of property held primarily for sale; (b) any income arising from "clearly identified" hedging transactions that we enter into to manage interest rate or price fluctuations with respect to borrowings we incur to acquire or carry real estate assets; (c) any income arising from "clearly identified" hedging transactions that we enter into primarily to manage risk of currency fluctuations relating to any item that qualifies under the 75% or 95% gross income tests; and (d) real estate foreign exchange gain (as defined in Section 856(n)(2) of the Code)) must be derived from investments relating to real property, including "rents from real property" as defined under Section 856 of the Code, interest and gain from mortgages on real property, income and gain from foreclosure property, or dividends and gain from shares in other REITs. When we receive new capital in exchange for our shares or in a public offering of five year or longer debt instruments, income attributable to the temporary investment of this new capital in stock or a debt instrument, if received or accrued within one year of our receipt of the new capital, is generally also qualifying income under the 75% gross income test.

  •
  At least 95% of our gross income (excluding: (a) gross income from sales or other dispositions of property held primarily for sale; (b) any income arising from "clearly identified" hedging transactions that we enter into to manage interest rate or price fluctuations with respect to borrowings we incur to acquire or carry real estate assets; (c) any income arising from "clearly identified" hedging transactions that we enter into primarily to manage risk of currency fluctuations relating to any item that qualifies under the 75% or 95% gross income tests; and (d) passive foreign exchange gain (as defined in Section 856(n)(3) of the Code)) must be derived from a combination of items of real property income that satisfy the 75% gross income test described above, dividends, interest, or gains from the sale or disposition of stock, securities or real property.

        For purposes of the 75% and 95% gross income tests outlined above, income derived from a "shared appreciation provision" in a mortgage loan is generally treated as gain recognized on the sale of the property to which it relates. Although we will use our best efforts to ensure that the income generated by our investments will be of a type that satisfies both the 75% and 95% gross income tests, there can be no assurance in this regard.

        In order to qualify as "rents from real property" under Section 856 of the Code, several requirements must be met:

  •
  The amount of rent received generally must not be based on the income or profits of any person, but may be based on receipts or sales.

  •
  Rents do not qualify if the REIT owns 10% or more by vote or value of the tenant, whether directly or after application of attribution rules. While we intend not to lease property to any party if rents from that property would not qualify as rents from real property, application of the 10% ownership rule is dependent upon complex attribution rules and circumstances that may be beyond our control. For example, an unaffiliated third party's ownership directly or by attribution of 10% or more by value of our shares, as well as an ownership position in the stock of one of our tenants which, when added to our own ownership position in that tenant, totals 10% or more by vote or value of the stock of that tenant, would result in that tenant's rents not qualifying as rents from real property. Our Declaration of Trust disallows transfers or purported acquisitions, directly or by attribution, of our shares to the extent necessary to maintain our REIT status under the Code. Similarly, for the purpose of HRP retaining its own REIT status under the Code, HRP's organizational documents contain similar provisions to limit concentrated ownership of beneficial positions in HRP. Furthermore, for as long as HRP owns more than 9.8% of our outstanding Shares, the transaction agreement provides that we and HRP will limit ownership in any of our tenants to no more than 4.9% by each party, so that our combined ownership will remain under 10%, and also that we and HRP agree to take reasonable actions to facilitate the REIT status under the Code of the other. Nevertheless, there can be no assurance that these provisions in our and in HRP's organizational documents and in the transaction agreement will be effective to prevent our REIT status from being jeopardized under the 10% affiliated tenant rule. Furthermore, there can be no assurance that we will be able to monitor and enforce these restrictions, nor will our shareholders necessarily be aware of ownership of shares attributed to them under the Code's attribution rules.

  •
  There is a limited exception to the above prohibition on earning "rents from real property" from a 10% affiliated tenant, if the tenant is a taxable REIT subsidiary. If at least 90% of the leased space of a property is leased to tenants other than taxable REIT subsidiaries and 10% affiliated tenants, and if the taxable REIT subsidiary's rent for space at that property is substantially comparable to the rents paid by nonaffiliated tenants for comparable space at the property, then otherwise qualifying rents paid by the taxable REIT subsidiary to the REIT will not be disqualified on account of the rule prohibiting 10% affiliated tenants.

  •
  In order for rents to qualify, we generally must not manage the property or furnish or render services to the tenants of the property, except through an independent contractor from whom we derive no income or through one of our taxable REIT subsidiaries. There is an exception to this rule permitting a REIT to perform customary tenant services of the sort that a tax exempt organization could perform without being considered in receipt of "unrelated business taxable income" as defined in Section 512(b)(3) of the Code. In addition, a de minimis amount of noncustomary services will not disqualify income as "rents from real property" so long as the value of the impermissible services does not exceed 1% of the gross income from the property.

  •
  If rent attributable to personal property leased in connection with a lease of real property is 15% or less of the total rent received under the lease, then the rent attributable to personal property will qualify as "rents from real property"; if this 15% threshold is exceeded, the rent attributable to personal property will not so qualify. The portion of rental income treated as attributable to personal property is determined according to the ratio of the fair market value of the personal property to the total fair market value of the real and personal property that is rented.

        We believe that all or substantially all our rents have qualified and will qualify as rents from real property for purposes of Section 856 of the Code.

        In order to qualify as mortgage interest on real property for purposes of the 75% test, interest must derive from a mortgage loan secured by real property with a fair market value, at the time the loan is made, at least equal to the amount of the loan. If the amount of the loan exceeds the fair market value of the real property, the interest will be treated as interest on a mortgage loan in a ratio equal to the ratio of the fair market value of the real property to the total amount of the mortgage loan.

        Absent the "foreclosure property" rules of Section 856(e) of the Code, a REIT's receipt of business operating income from a property would not qualify under the 75% and 95% gross income tests. But as foreclosure property, gross income from such a business operation would so qualify. In the case of property leased by a REIT to a tenant, foreclosure property is defined under applicable Treasury regulations to include generally the real property and incidental personal property that the REIT reduces to possession upon a default or imminent default under the lease by the tenant, and as to which a foreclosure property election is made by attaching an appropriate statement to the REIT's federal income tax return.

        Any gain that a REIT recognizes on the sale of foreclosure property, plus any income it receives from foreclosure property that would not qualify under the 75% gross income test in the absence of foreclosure property treatment, reduced by expenses directly connected with the production of those items of income, would be subject to income tax at the maximum corporate rate, currently 35%, under the foreclosure property income tax rules of Section 857(b)(4) of the Code. Thus, if a REIT should lease foreclosure property in exchange for rent that qualifies as "rents from real property" as described above, then that rental income is not subject to the foreclosure property income tax.

        Other than sales of foreclosure property, any gain we realize on the sale of property held as inventory or other property held primarily for sale to customers in the ordinary course of business will be treated as income from a prohibited transaction that is subject to a penalty tax at a 100% rate. This prohibited transaction income also may adversely affect our ability to satisfy the 75% and 95% gross income tests for federal income tax qualification as a REIT. We cannot provide assurances as to whether or not the IRS might successfully assert that one or more of our dispositions would be subject to the 100% penalty tax. However, we believe that dispositions of assets that we might make will not be subject to the 100% penalty tax, because we intend to:

  •
  own our assets for investment with a view to long term income production and capital appreciation;

  •
  engage in the business of developing, owning and managing our existing properties and acquiring, developing, owning and managing additional properties; and

  •
  make occasional dispositions of our assets consistent with our long term investment objectives.

        If we fail to satisfy one or both of the 75% or the 95% gross income tests in any taxable year, we may nevertheless qualify as a REIT for that year if we satisfy the following requirements:

  •
  our failure to meet the test is due to reasonable cause and not due to willful neglect; and

  •
  after we identify the failure, we file a schedule describing each item of our gross income included in the 75% or 95% gross income tests for that taxable year.

It is impossible to state whether in all circumstances we would be entitled to the benefit of this relief provision for the 75% and 95% gross income tests. Even if this relief provision does apply, a 100% tax is imposed upon the greater of the amount by which we failed the 75% test or the 95% test, with adjustments, multiplied by a fraction intended to reflect our profitability. This relief provision applies to any failure of the applicable income tests, even if the failure first occurred in a prior taxable year.

        Asset Tests.    At the close of each quarter of each taxable year, we must also satisfy the following asset percentage tests in order to qualify as a REIT for federal income tax purposes:

  •
  At least 75% of our total assets must consist of real estate assets, cash and cash items, shares in other REITs, government securities, and temporary investments of new capital (that is, stock or debt instruments purchased with proceeds of a stock offering or a public offering of our debt with a term of at least five years, but only for the one year period commencing with our receipt of the offering proceeds).

  •
  Not more than 25% of our total assets may be represented by securities other than those securities that count favorably toward the preceding 75% asset test.

  •
  Of the investments included in the preceding 25% asset class, the value of any one non-REIT issuer's securities that we own may not exceed 5% of the value of our total assets. In addition, we may not own more than 10% by vote or value of any one non-REIT issuer's outstanding securities, unless the securities are "straight debt" securities or otherwise excepted as discussed below.

  •
  Our stock and securities in a taxable REIT subsidiary are exempted from the preceding 10% and 5% asset tests. However, no more than 25% of our total assets may be represented by stock or securities of taxable REIT subsidiaries.

        When a failure to satisfy the above asset tests results from an acquisition of securities or other property during a quarter, the failure can be cured by disposition of sufficient nonqualifying assets within 30 days after the close of that quarter.

        In addition, if we fail the 5% value test or the 10% vote or value tests at the close of any quarter and do not cure such failure within 30 days after the close of that quarter, that failure will nevertheless be excused if (a) the failure is de minimis, and (b) within 6 months after the last day of the quarter in which we identify the failure, we either dispose of the assets causing the failure or otherwise satisfy the 5% value and 10% vote and value asset tests. For purposes of this relief provision, the failure will be "de minimis" if the value of the assets causing the failure does not exceed the lesser of (a) 1% of the total value of our assets at the end of the relevant quarter or (b) $10,000,000. If our failure is not de minimis, or if any of the other REIT asset tests have been violated, we may nevertheless qualify as a REIT if (a) we provide the IRS with a description of each asset causing the failure, (b) the failure was due to reasonable cause and not willful neglect, (c) we pay a tax equal to the greater of (i) $50,000 or (ii) the highest rate of corporate tax imposed (currently 35%) on the net income generated by the assets causing the failure during the period of the failure, and (d) within 6 months after the last day of the quarter in which we identify the failure, we either dispose of the assets causing the failure or otherwise satisfy all of the REIT asset tests. These relief provisions apply to any failure of the applicable asset tests, even if the failure first occurred in a prior taxable year.

        The Code also provides an excepted securities safe harbor to the 10% value test that includes among other items (a) "straight debt" securities, (b) certain rental agreements in which payment is to be made in subsequent years, (c) any obligation to pay rents from real property, (d) securities issued by governmental entities that are not dependent in whole or in part on the profits of or payments from a nongovernmental entity and (e) any security issued by another REIT.

        We have maintained and will continue to maintain records of the value of our assets to document our compliance with the above asset tests, and intend to take actions as may be required to cure any failure to satisfy the tests within 30 days after the close of any quarter.

        Annual Distribution Requirements.    In order to qualify for taxation as a REIT under the Code, we are required to make annual distributions other than capital gain dividends to our shareholders in an amount at least equal to the excess of:

  (A)
  the sum of 90% of our "real estate investment trust taxable income," as defined in Section 857 of the Code, computed by excluding any net capital gain and before taking into account any dividends paid deduction for which we are eligible, and 90% of our net income after tax, if any, from property received in foreclosure, over

  (B)
  the sum of our qualifying noncash income, e.g. imputed rental income or income from transactions inadvertently failing to qualify as like kind exchanges.

The distributions must be paid in the taxable year to which they relate, or in the following taxable year if declared before we timely file our tax return for the earlier taxable year and if paid on or before the first regular distribution payment after that declaration. If a dividend is declared in October, November or December to shareholders of record during one of those months, and is paid during the following January, then for federal income tax purposes the dividend will be treated as having been both paid and received on December 31 of the prior taxable year. A distribution which is not pro rata within a class of our beneficial interests entitled to a distribution, or which is not consistent with the rights to distributions among our classes of beneficial interests, is a preferential distribution that is not taken into consideration for purposes of the distribution requirements, and accordingly the payment of a preferential distribution could affect our ability to meet the distribution requirements. Taking into account our distribution policies, including the dividend reinvestment plan that we have adopted, we do not believe that we have made or will make any preferential distributions. The distribution requirements may be waived by the IRS if a REIT establishes that it failed to meet them by reason of distributions previously made to meet the requirements of the 4% excise tax discussed below. To the extent that we do not distribute all of our net capital gain and all of our real estate investment trust taxable income, as adjusted, we will be subject to tax on undistributed amounts.

        In addition, we will be subject to a 4% nondeductible excise tax to the extent we fail within a calendar year to make required distributions to our shareholders of 85% of our ordinary income and 95% of our capital gain net income plus the excess, if any, of the "grossed up required distribution" for the preceding calendar year over the amount treated as distributed for that preceding calendar year. For this purpose, the term "grossed up required distribution" for any calendar year is the sum of our taxable income for the calendar year without regard to the deduction for dividends paid and all amounts from earlier years that are not treated as having been distributed under the provision. We will be treated as having sufficient earnings and profits to treat as a dividend any distribution by us up to the amount required to be distributed in order to avoid imposition of the 4% excise tax.

        If we do not have enough cash or other liquid assets to meet the 90% distribution requirements, we may find it necessary and desirable to arrange for new debt or equity financing to provide funds for required distributions in order to maintain our REIT status. We can provide no assurance that financing would be available for these purposes on favorable terms.

        We may be able to rectify a failure to pay sufficient dividends for any year by paying "deficiency dividends" to shareholders in a later year. These deficiency dividends may be included in our deduction for dividends paid for the earlier year, but an interest charge would be imposed upon us for the delay in distribution.

        In addition to the other distribution requirements above, to preserve our status as a REIT we are required to timely distribute C corporation earnings and profits that we inherit from acquired corporations.

Depreciation and Federal Income Tax Treatment of Leases

        Our initial tax bases in our assets will generally be our acquisition cost. We will generally depreciate our real property on a straight line basis over 40 years and our personal property over the applicable shorter periods. These depreciation schedules may vary for properties that we acquire through tax free or carryover basis acquisitions, as for example our initial portfolio acquired from HRP as discussed below.

        The initial tax bases and depreciation schedules for the assets we held immediately after we separated from HRP in 2009 depend upon whether the deemed exchange that resulted from that separation is treated as an exchange governed by Sections 351(a), 351(b) and 357(a) of the Code. Our tax counsel, Sullivan & Worcester LLP, has provided to us an opinion that the deemed exchange should be treated as an exchange governed by Sections 351(a) and 357(a) of the Code, except for up to approximately $6 million of gain recognized by HRP under Section 351(b) of the Code in respect of our obligation to reimburse HRP for certain offering costs, and we have agreed to and will perform all our tax reporting accordingly. This opinion was conditioned upon the assumption that the transaction agreement has been and will be complied with by all parties thereto, upon the accuracy and completeness of the factual matters described in Amendment No. 5 to our Registrations Statement on Form S-11/A, File No. 333-157455, as filed with the SEC on May 28, 2009 and upon representations made by us and HRP. Therefore, we carried over HRP's tax basis and depreciation schedule in each of the assets that we received from HRP, adjusted appropriately for the up to approximately $6 million of gain recognized by HRP under Section 351(b) of the Code. This conclusion regarding the applicability of Sections 351(a), 351(b) and 357(a) depended upon favorable determinations with regard to each of the following three issues: (a) Section 351(e) of the Code did not apply to the deemed exchange, or else it would have disqualified the deemed exchange from Sections 351(a) and 351(b) treatment altogether; (b) Section 357(a) rather than Section 357(b) applied to the deemed exchange, or else the liabilities assumed by us from HRP in the deemed exchange would have been taxable consideration (up to the amount of actually realized gains) to HRP; and (c) a judicial recharacterization rule, developed in Waterman Steamship v. Commissioner, 430 F.2d 1185 (5th Cir. 1970), and subsequent tax cases, did not apply to recharacterize our pre-transaction dividends paid to HRP as a taxable sale by HRP for cash. There can be no assurance that the IRS or a court would reach the same conclusion.

        If, contrary to our belief and the opinion of our tax counsel, the deemed exchange were taxable to HRP because Section 351(a), 351(b) or 357(a) of the Code did not apply, then we would be treated as though we acquired our initial assets from HRP in a mostly or fully taxable acquisition, thereby acquiring aggregate tax bases in these assets greater than the amount that we believe carried over from HRP but also possibly depreciable over longer depreciable lives. In such event, we estimate that our aggregate depreciation deductions for our initial taxable year and many taxable years thereafter could be modestly lower. To address that possibility, we have complied and intend to continue to comply with the annual REIT distribution requirements regardless of whether or not the deemed exchange is treated as a tax free exchange to HRP under Sections 351(a), 351(b) and 357(a) of the Code, i.e. we determine our distribution requirement assuming the lowest amount of depreciation that could apply. Nevertheless, we may be required to amend our tax reports, including those sent to our shareholders, or may be required to pay deficiency dividends, as discussed above, if the IRS successfully challenges our tax reporting positions.

        We are entitled to depreciation deductions from our facilities only if we are treated for federal income tax purposes as the owner of the facilities. This means that the leases of the facilities must be classified for federal income tax purposes as true leases, rather than as sales or financing arrangements, and we believe this to be the case. In the case of future sale leaseback arrangements, the IRS could assert that we realize prepaid rental income in the year of purchase to the extent that the value of a leased property, at the time of purchase, exceeds the purchase price for that property. While we believe that the value of leased property at the time of any such purchase will not exceed the purchase price, because of the lack of clear precedent we cannot provide assurances as to whether the IRS might successfully assert the existence of prepaid rental income in any such sale leaseback transaction.

Taxation of U.S. Shareholders

        The maximum individual federal income tax rate for long term capital gains is generally 15% (scheduled to increase to 20% for taxable years beginning after December 31, 2010) and for most corporate dividends is generally also 15% (scheduled to increase to ordinary income rates for taxable years beginning after December 31, 2010). However, because we are not generally subject to federal income tax on the portion of our REIT taxable income or capital gains distributed to our shareholders, dividends on our shares generally are not eligible for such 15% tax rate on dividends while that rate is in effect. As a result, our ordinary dividends are taxed at the higher federal income tax rates applicable to ordinary income. However, the favorable federal income tax rates for long term capital gains and, while in effect, for dividends generally apply to:

  (1)
  your long term capital gains, if any, recognized on the disposition of our shares;

  (2)
  our distributions designated as long term capital gain dividends (except to the extent attributable to real estate depreciation recapture, in which case the distributions are subject to a 25% federal income tax rate);

  (3)
  our dividends attributable to dividends, if any, received by us from non-REIT corporations such as taxable REIT subsidiaries; and

  (4)
  our dividends to the extent attributable to income upon which we have paid federal corporate income tax.

        As long as we qualify as a REIT for federal income tax purposes, a distribution to our U.S. shareholders (including any constructive distributions on our Shares or on our preferred shares, if any) that we do not designate as a capital gain dividend will be treated as an ordinary income dividend to the extent of our current or accumulated earnings and profits. Distributions made out of our current or accumulated earnings and profits that we properly designate as capital gain dividends will be taxed as long term capital gains, as discussed below, to the extent they do not exceed our actual net capital gain for the taxable year. However, corporate shareholders may be required to treat up to 20% of any capital gain dividend as ordinary income under Section 291 of the Code.

        In addition, we may elect to retain net capital gain income and treat it as constructively distributed. In that case:

  (1)
  we will be taxed at regular corporate capital gains tax rates on retained amounts;

  (2)
  each U.S. shareholder will be taxed on its designated proportionate share of our retained net capital gains as though that amount were distributed and designated a capital gain dividend;

  (3)
  each U.S. shareholder will receive a credit for its designated proportionate share of the tax that we pay;

  (4)
  each U.S. shareholder will increase its adjusted basis in our shares by the excess of the amount of its proportionate share of these retained net capital gains over its proportionate share of the tax that we pay; and

  (5)
  both we and our corporate shareholders will make commensurate adjustments in our respective earnings and profits for federal income tax purposes.

If we elect to retain our net capital gains in this fashion, we will notify our U.S. shareholders of the relevant tax information within 60 days after the close of the affected taxable year.

        As discussed above, for noncorporate U.S. shareholders, long term capital gains are generally taxed at maximum rates of 15% (scheduled to increase to 20% for taxable years beginning after December 31, 2010) or 25%, depending upon the type of property disposed of and the previously claimed depreciation with respect to this property. If for any taxable year we designate capital gain dividends for U.S. shareholders, then the portion of the capital gain dividends we designate will be allocated to the holders of a particular class of shares on a percentage basis equal to the ratio of the amount of the total dividends paid or made available for the year to the holders of that class of shares to the total dividends paid or made available for the year to holders of all classes of our shares. We will similarly designate the portion of any capital gain dividend that is to be taxed to noncorporate U.S. shareholders at the maximum rates of 15% (scheduled to increase to 20% for taxable years beginning after December 31, 2010) or 25% so that the designations will be proportionate among all classes of our shares.

        Distributions in excess of current or accumulated earnings and profits will not be taxable to a U.S. shareholder to the extent that they do not exceed the shareholder's adjusted tax basis in the shareholder's shares, but will reduce the shareholder's basis in those shares. To the extent that these excess distributions exceed the adjusted basis of a U.S. shareholder's shares, they will be included in income as capital gain, with long term gain generally taxed to noncorporate U.S. shareholders at a maximum rate of 15% (scheduled to increase to 20% for taxable years beginning after December 31, 2010). No U.S. shareholder may include on his federal income tax return any of our net operating losses or any of our capital losses.

        Dividends that we declare in October, November or December of a taxable year to U.S. shareholders of record on a date in those months will be deemed to have been received by shareholders on December 31 of that taxable year, provided we actually pay these dividends during the following January. Also, items that are treated differently for regular and alternative minimum tax purposes are to be allocated between a REIT and its shareholders under Treasury regulations which are to be prescribed. It is possible that these Treasury regulations will require tax preference items to be allocated to our shareholders with respect to any accelerated depreciation or other tax preference items that we claim.

        A U.S. shareholder will generally recognize gain or loss equal to the difference between the amount realized and the shareholder's adjusted basis in our shares that are sold or exchanged. This gain or loss will be capital gain or loss, and will be long term capital gain or loss if the shareholder's holding period in the shares exceeds one year. In addition, any loss upon a sale or exchange of our shares held for six months or less will generally be treated as a long term capital loss to the extent of our long term capital gain dividends during the holding period.

        The Code imposes a penalty for the failure to properly disclose a "reportable transaction." A reportable transaction currently includes, among other things, a sale or exchange of our shares resulting in a tax loss in excess of (i) $10 million in any single year or $20 million in any combination of years in the case of our shares held by a C corporation or by a partnership with only C corporation partners or (ii) $2 million in any single year or $4 million in any combination of years in the case of our shares held by any other partnership or an S corporation, trust or individual, including losses that flow through pass through entities to individuals. A taxpayer discloses a reportable transaction by filing IRS Form 8886 with its federal income tax return and, in the first year of filing, a copy of Form 8886 must be sent to the IRS's Office of Tax Shelter Analysis. The penalty for failing to disclose a reportable transaction is generally $10,000 in the case of a natural person and $50,000 in any other case.

        Noncorporate U.S. shareholders who borrow funds to finance their acquisition of our shares could be limited in the amount of deductions allowed for the interest paid on the indebtedness incurred. Under Section 163(d) of the Code, interest paid or accrued on indebtedness incurred or continued to purchase or carry property held for investment is generally deductible only to the extent of the investor's net investment income. A U.S. shareholder's net investment income will include ordinary income dividend distributions received from us and, if an appropriate election is made by the shareholder, capital gain dividend distributions received from us; however, distributions treated as a nontaxable return of the shareholder's basis will not enter into the computation of net investment income.

Taxation of Tax Exempt Shareholders

        In Revenue Ruling 66-106, the IRS ruled that amounts distributed by a REIT to a tax exempt employees' pension trust did not constitute "unrelated business taxable income," even though the REIT may have financed some of its activities with acquisition indebtedness. Although revenue rulings are interpretive in nature and subject to revocation or modification by the IRS, based upon the analysis and conclusion of Revenue Ruling 66-106, our distributions made to shareholders that are tax exempt pension plans, individual retirement accounts or other qualifying tax exempt entities should not constitute unrelated business taxable income, provided that the shareholder has not financed its acquisition of our shares with "acquisition indebtedness" within the meaning of the Code, and provided further that, consistent with our present intent, we do not hold a residual interest in a real estate mortgage investment conduit.

        Tax exempt pension trusts that own more than 10% by value of a "pension held REIT" at any time during a taxable year may be required to treat a percentage of all dividends received from the pension held REIT during the year as unrelated business taxable income. This percentage is equal to the ratio of:

  (1)
  the pension held REIT's gross income derived from the conduct of unrelated trades or businesses, determined as if the pension held REIT were a tax exempt pension fund, less direct expenses related to that income, to

  (2)
  the pension held REIT's gross income from all sources, less direct expenses related to that income,

except that this percentage shall be deemed to be zero unless it would otherwise equal or exceed 5%. A REIT is a pension held REIT if:

  •
  the REIT is "predominantly held" by tax exempt pension trusts; and

  •
  the REIT would fail to satisfy the "closely held" ownership requirement discussed above if the stock or beneficial interests in the REIT held by tax exempt pension trusts were viewed as held by tax exempt pension trusts rather than by their respective beneficiaries.

A REIT is predominantly held by tax exempt pension trusts if at least one tax exempt pension trust owns more than 25% by value of the REIT's stock or beneficial interests, or if one or more tax exempt pension trusts, each owning more than 10% by value of the REIT's stock or beneficial interests, own in the aggregate more than 50% by value of the REIT's stock or beneficial interests. Because of the share ownership concentration restrictions in our Declaration of Trust, we believe that we are not and will not become a pension held REIT. However, because our Shares are publicly traded, we cannot completely control whether or not we are or will become a pension held REIT.

        Social clubs, voluntary employee benefit associations, supplemental unemployment benefit trusts and qualified group legal services plans exempt from federal income taxation under Sections 501(c)(7), (c)(9), (c)(17) and (c)(20) of the Code, respectively, are subject to different unrelated business taxable income rules, which generally will require them to characterize distributions from a REIT as unrelated business taxable income. In addition, these prospective investors should consult their own tax advisors concerning any "set aside" or reserve requirements applicable to them.

Taxation of Non-U.S. Shareholders

        The rules governing the U.S. federal income taxation of non-U.S. shareholders are complex, and the following discussion is intended only as a summary of these rules. If you are a non-U.S. shareholder, we urge you to consult with your own tax advisor to determine the impact of U.S. federal, state, local and foreign tax laws, including any tax return filing and other reporting requirements, with respect to your investment in our shares.

        In general, a non-U.S. shareholder will be subject to regular U.S. federal income tax in the same manner as a U.S. shareholder with respect to its investment in our shares if that investment is effectively connected with the non-U.S. shareholder's conduct of a trade or business in the United States (and, if provided by an applicable income tax treaty, is attributable to a permanent establishment or fixed base the non-U.S. shareholder maintains in the United States). In addition, a corporate non-U.S. shareholder that receives income that is or is deemed effectively connected with a trade or business in the United States may also be subject to the 30% branch profits tax under Section 884 of the Code, which is payable in addition to regular U.S. federal corporate income tax. The balance of this discussion of the U.S. federal income taxation of non-U.S. shareholders addresses only those non-U.S. shareholders whose investment in our shares is not effectively connected with the conduct of a trade or business in the United States.

        A distribution by us to a non-U.S. shareholder that is not attributable to gain from the sale or exchange of a United States real property interest and that is not designated as a capital gain dividend will be treated as an ordinary income dividend to the extent that it is made out of current or accumulated earnings and profits. A distribution of this type will generally be subject to U.S. federal income tax and withholding at the rate of 30%, or at a lower rate if the non-U.S. shareholder has in the manner prescribed by the IRS demonstrated its entitlement to benefits under a tax treaty. In the case of any in kind distributions of property, we or other applicable withholding agents will collect the amount required to be withheld by reducing to cash for remittance to the IRS a sufficient portion of the property that the non-U.S. shareholder would otherwise receive, and the non-U.S. shareholder may bear brokerage or other costs for this withholding procedure. Because we cannot determine our current and accumulated earnings and profits until the end of the taxable year, withholding at the rate of 30% or applicable lower treaty rate will generally be imposed on the gross amount of any distribution to a non-U.S. shareholder that we make and do not designate a capital gain dividend. Notwithstanding this withholding on distributions in excess of our current and accumulated earnings and profits, these distributions are a nontaxable return of capital to the extent that they do not exceed the non-U.S. shareholder's adjusted basis in our shares, and the nontaxable return of capital will reduce the adjusted basis in these shares. To the extent that distributions in excess of current and accumulated earnings and profits exceed the non-U.S. shareholder's adjusted basis in our shares, the distributions will give rise to tax liability if the non-U.S. shareholder would otherwise be subject to tax on any gain from the sale or exchange of these shares, as discussed below. A non-U.S. shareholder may seek a refund from the IRS of amounts withheld on distributions to him in excess of our current and accumulated earnings and profits.

        From time to time, some of our distributions may be attributable to the sale or exchange of United States real property interests. However, capital gain dividends that are received by a non-U.S. shareholder, including dividends attributable to our sales of United States real property interests, and that are deductible by us will be subject to the taxation and withholding regime applicable to ordinary income dividends and the branch profits tax will not apply, provided that (1) the capital gain dividends are received with respect to a class of shares that is "regularly traded" on a domestic "established securities market" such as the NYSE, both as defined by applicable Treasury regulations, and (2) the non-U.S. shareholder does not own more than 5% of that class of shares at any time during the one year period ending on the date of distribution of the capital gain dividends. If both of these provisions are satisfied, qualifying non-U.S. shareholders will not be subject to withholding on capital gain dividends as though those amounts were effectively connected with a U.S. trade or business, and qualifying non-U.S. shareholders will not be required to file U.S. federal income tax returns or pay branch profits tax in respect of these capital gain dividends. Instead, these dividends will be subject to U.S. federal income tax and withholding as ordinary dividends, currently at a 30% tax rate unless reduced by applicable treaty, as discussed below. Although there can be no assurance in this regard, we believe that our Shares and our preferred shares, if any, have been and will remain "regularly traded" on a domestic "established securities market" within the meaning of applicable Treasury regulations; however, we can provide no assurance that our shares will continue to be "regularly traded" on a domestic "established securities market" in future taxable years.

        Except as discussed above, for any year in which we qualify as a REIT, distributions that are attributable to gain from the sale or exchange of a United States real property interest are taxed to a non-U.S. shareholder as if these distributions were gains effectively connected with a trade or business in the U.S. conducted by the non-U.S. shareholder. Accordingly, a non-U.S. shareholder that does not qualify for the special rule above will be taxed on these amounts at the normal capital gain rates applicable to a U.S. shareholder, subject to any applicable alternative minimum tax and to a special alternative minimum tax in the case of nonresident alien individuals; such a non-U.S. shareholder will be required to file a U.S. federal income tax return reporting these amounts, even if applicable withholding is imposed as described below; and such a non-U.S. shareholder that is also a corporation may owe the 30% branch profits tax under Section 884 of the Code in respect of these amounts. We or other applicable withholding agents will be required to withhold from distributions to such non-U.S. shareholders, and remit to the IRS, 35% of the maximum amount of any distribution that could be designated as a capital gain dividend. In addition, for purposes of this withholding rule, if we designate prior distributions as capital gain dividends, then subsequent distributions up to the amount of the designated prior distributions will be treated as capital gain dividends. The amount of any tax withheld is creditable against the non-U.S. shareholder's U.S. federal income tax liability, and the non-U.S. shareholder may file for a refund from the IRS of any amount of withheld tax in excess of that tax liability.

        A special "wash sale" rule applies to a non-U.S. shareholder who owns any class of our shares if (1) the shareholder owns more than 5% of that class of shares at any time during the one year period ending on the date of the distribution described below, or (2) that class of our shares is not, within the meaning of applicable Treasury regulations, "regularly traded" on a domestic "established securities market" such as the NYSE. Although there can be no assurance in this regard, we believe that our Shares and our preferred shares, if any, have been and will remain "regularly traded" on a domestic "established securities market" within the meaning of applicable Treasury regulations, all as discussed above; however, we can provide no assurance that our shares will continue to be "regularly traded" on a domestic

"established securities market" in future taxable years. We thus anticipate this wash sale rule to apply, if at all, only to a non-U.S. shareholder that owns more than 5% of either our Shares or any class of our preferred shares. Such a non-U.S. shareholder will be treated as having made a "wash sale" of our shares if it (1) disposes of an interest in our shares during the 30 days preceding the ex-dividend date of a distribution by us that, but for such disposition, would have been treated by the non-U.S. shareholder in whole or in part as gain from the sale or exchange of a United States real property interest, and then (2) acquires or enters into a contract to acquire a substantially identical interest in our shares, either actually or constructively through a related party, during the 61-day period beginning 30 days prior to the ex-dividend date. In the event of such a wash sale, the non-U.S. shareholder will have gain from the sale or exchange of a United States real property interest in an amount equal to the portion of the distribution that, but for the wash sale, would have been a gain from the sale or exchange of a United States real property interest. As discussed above, a non-U.S. shareholder's gain from the sale or exchange of a United States real property interest can trigger increased U.S. taxes, such as the branch profits tax applicable to non-U.S. corporations, and increased U.S. tax filing requirements.

        If for any taxable year we designate capital gain dividends for our shareholders, then the portion of the capital gain dividends we designate will be allocated to the holders of a particular class of shares on a percentage basis equal to the ratio of the amount of the total dividends paid or made available for the year to the holders of that class of shares to the total dividends paid or made available for the year to holders of all classes of our shares.

        Tax treaties may reduce the withholding obligations on our distributions. Under some treaties, however, rates below 30% that are applicable to ordinary income dividends from U.S. corporations may not apply to ordinary income dividends from a REIT or may apply only if the REIT meets certain additional conditions. You must generally use an applicable IRS Form W-8, or substantially similar form, to claim tax treaty benefits. If the amount of tax withheld with respect to a distribution to a non-U.S. shareholder exceeds the shareholder's U.S. federal income tax liability with respect to the distribution, the non-U.S. shareholder may file for a refund of the excess from the IRS. The 35% withholding tax rate discussed above on some capital gain dividends corresponds to the maximum income tax rate applicable to corporate non-U.S. shareholders but is higher than the current 15% and 25% maximum rates on capital gains generally applicable to noncorporate non-U.S. shareholders. Treasury regulations also provide special rules to determine whether, for purposes of determining the applicability of a tax treaty, our distributions to a non-U.S. shareholder that is an entity should be treated as paid to the entity or to those owning an interest in that entity, and whether the entity or its owners are entitled to benefits under the tax treaty. In the case of any in kind distributions of property, we or other applicable withholding agents will have to collect the amount required to be withheld by reducing to cash for remittance to the IRS a sufficient portion of the property that the non-U.S. shareholder would otherwise receive, and the non-U.S. shareholder may bear brokerage or other costs for this withholding procedure.

        If our shares are not "United States real property interests" within the meaning of Section 897 of the Code, then a non-U.S. shareholder's gain on sale of these shares generally will not be subject to U.S. federal income taxation, except that a nonresident alien individual who was in the United States for 183 days or more during the taxable year may be subject to a 30% tax on this gain. Our shares will not constitute a United States real property interest if we are a "domestically controlled REIT." A domestically controlled REIT is a REIT in which at all times during the preceding five year period less than 50% in value of its shares is held directly or indirectly by foreign persons. We believe that we have been and will remain a domestically controlled REIT and thus a non-U.S. shareholder's gain on sale of our shares will not be subject to U.S. federal income taxation. However, because our Shares are publicly traded, we can provide no assurance that we have been or will remain a domestically controlled REIT. If we are not a domestically controlled REIT, a non-U.S. shareholder's gain on sale of our shares will not be subject to U.S. federal income taxation as a sale of a United States real property interest, if that class of shares is "regularly traded," as defined by applicable Treasury regulations, on an established securities market like the NYSE, and the non-U.S. shareholder has at all times during the preceding five years owned 5% or less by value of that class of shares. In this regard, because the shares of others may be redeemed, a non-U.S. shareholder's percentage interest in a class of our shares may increase even if it acquires no additional shares in that class. If the gain on the sale of our shares were subject to U.S. federal income taxation, the non-U.S. shareholder will generally be subject to the same treatment as a U.S. shareholder with respect to its gain, will be required to file a U.S. federal income tax return reporting that gain, and a corporate non-U.S. shareholder might owe branch profits tax under Section 884 of the Code. A purchaser of our shares from a non-U.S. shareholder will not be required to withhold on the purchase price if the purchased shares are regularly traded on an established securities market or if we are a domestically controlled REIT. Otherwise, a purchaser of our shares from a non-U.S. shareholder may be required to withhold 10% of the purchase price paid to the non-U.S. shareholder and to remit the withheld amount to the IRS.

Backup Withholding and Information Reporting

        Information reporting and backup withholding may apply to distributions or proceeds paid to our shareholders under the circumstances discussed below. The backup withholding rate is currently 28% and is scheduled to increase to 31% after 2010. Amounts withheld under backup withholding are generally not an additional tax and may be refunded by the IRS or credited against the REIT shareholder's federal income tax liability. In the case of any in kind distributions of property by us to a shareholder, we or other applicable withholding agents will have to collect any applicable backup withholding by reducing to cash for remittance to the IRS a sufficient portion of the property that our shareholder would otherwise receive, and the shareholder may bear brokerage or other costs for this withholding procedure.

        A U.S. shareholder will be subject to backup withholding when it receives distributions on our shares or proceeds upon the sale, exchange, redemption, retirement or other disposition of our shares, unless the U.S. shareholder properly executes, or has previously properly executed, under penalties of perjury an IRS Form W-9 or substantially similar form that:

  •
  provides the U.S. shareholder's correct taxpayer identification number; and

  •
  certifies that the U.S. shareholder is exempt from backup withholding because it is a corporation or comes within another exempt category, it has not been notified by the IRS that it is subject to backup withholding, or it has been notified by the IRS that it is no longer subject to backup withholding.

If the U.S. shareholder has not provided and does not provide its correct taxpayer identification number on the IRS Form W-9 or substantially similar form, it may be subject to penalties imposed by the IRS, and the REIT or other withholding agent may have to withhold a portion of any distributions or proceeds paid to it. Unless the U.S. shareholder has established on a properly executed IRS Form W-9 or substantially similar form that it is a corporation or comes within another exempt category, distributions or proceeds on our shares paid to it during the calendar year, and the amount of tax withheld, if any, will be reported to it and to the IRS.

        Distributions on our shares to a non-U.S. shareholder during each calendar year and the amount of tax withheld, if any, will generally be reported to the non-U.S. shareholder and to the IRS. This information reporting requirement applies regardless of whether the non-U.S. shareholder is subject to withholding on distributions on our shares or whether the withholding was reduced or eliminated by an applicable tax treaty. Also, distributions paid to a non-U.S. shareholder on our shares may be subject to backup withholding, unless the non-U.S. shareholder properly certifies its non-U.S. shareholder status on an IRS Form W-8 or substantially similar form in the manner described above. Similarly, information reporting and backup withholding will not apply to proceeds a non-U.S. shareholder receives upon the sale, exchange, redemption, retirement or other disposition of our shares, if the non-U.S. shareholder properly certifies its non-U.S. shareholder status on an IRS Form W-8 or substantially similar form. Even without having executed an IRS Form W-8 or substantially similar form, however, in some cases information reporting and backup withholding will not apply to proceeds that a non-U.S. shareholder receives upon the sale, exchange, redemption, retirement or other disposition of our shares if the non-U.S. shareholder receives those proceeds through a broker's foreign office.

Other Tax Consequences

        Our tax treatment and that of our shareholders may be modified by legislative, judicial or administrative actions at any time, which actions may be retroactive in effect. The rules dealing with federal income taxation are constantly under review by the Congress, the IRS and the Treasury Department, and statutory changes, new regulations, revisions to existing regulations and revised interpretations of established concepts are issued frequently. Likewise, the rules regarding taxes other than federal income taxes may also be modified. No prediction can be made as to the likelihood of passage of new tax legislation or other provisions, or the direct or indirect effect on us and our shareholders. Revisions to tax laws and interpretations of these laws could adversely affect the tax or other consequences of an investment in our shares. We and our shareholders may also be subject to taxation by state, local or other jurisdictions, including those in which we or our shareholders transact business or reside. These tax consequences may not be comparable to the federal income tax consequences discussed above.

ERISA PLANS, KEOGH PLANS AND INDIVIDUAL RETIREMENT ACCOUNTS

General Fiduciary Obligations

        Fiduciaries of a pension, profit sharing or other employee benefit plan subject to Title I of the Employee Retirement Income Security Act of 1974, as amended, or ERISA, must consider whether:

  •
  their investment in our shares satisfies the diversification requirements of ERISA;

  •
  the investment is prudent in light of possible limitations on the marketability of our shares;

  •
  they have authority to acquire our shares under the applicable governing instrument and Title I of ERISA; and

  •
  the investment is otherwise consistent with their fiduciary responsibilities.

        Trustees and other fiduciaries of an ERISA plan may incur personal liability for any loss suffered by the plan on account of a violation of their fiduciary responsibilities. In addition, these fiduciaries may be subject to a civil penalty of up to 20% of any amount recovered by the plan on account of a violation. Fiduciaries of any IRA, Roth IRA, Keogh Plan or other qualified retirement plan not subject to Title I of ERISA, referred to as "non-ERISA plans," should consider that a plan may only make investments that are authorized by the appropriate governing instrument.

        Fiduciaries considering an investment in our securities should consult their own legal advisors if they have any concern as to whether the investment is consistent with the foregoing criteria or is otherwise appropriate. The sale of our securities to a plan is in no respect a representation by us or any underwriter of the securities that the investment meets all relevant legal requirements with respect to investments by plans generally or any particular plan, or that the investment is appropriate for plans generally or any particular plan.

Prohibited Transactions

        Fiduciaries of ERISA plans and persons making the investment decision for an IRA or other non-ERISA plan should consider the application of the prohibited transaction provisions of ERISA and the Code in making their investment decision. Sales and other transactions between an ERISA or non-ERISA plan, and persons related to it, are prohibited transactions. The particular facts concerning the sponsorship, operations and other investments of an ERISA plan or non-ERISA plan may cause a wide range of other persons to be treated as disqualified persons or parties in interest with respect to it. A prohibited transaction, in addition to imposing potential personal liability upon fiduciaries of ERISA plans, may also result in the imposition of an excise tax under the Code or a penalty under ERISA upon the disqualified person or party in interest with respect to the plan. If the disqualified person who engages in the transaction is the individual on behalf of whom an IRA or Roth IRA is maintained or his beneficiary, the IRA or Roth IRA may lose its tax exempt status and its assets may be deemed to have been distributed to the individual in a taxable distribution on account of the prohibited transaction, but no excise tax will be imposed. Fiduciaries considering an investment in our securities should consult their own legal advisors as to whether the ownership of our securities involves a prohibited transaction. Any such fiduciary that invests in our securities will be deemed to have represented and warranted that its acquisition and holding of such securities will not constitute or result in a non-exempt prohibited transaction under ERISA or the Code.

"Plan Assets" Considerations

        The Department of Labor, which has administrative responsibility over ERISA plans as well as non ERISA plans, has issued a regulation defining "plan assets." The regulation generally provides that when an ERISA or non-ERISA plan acquires a security that is an equity interest in an entity and that security is neither a "publicly offered security" nor a security issued by an investment company registered under the

Investment Company Act of 1940, as amended, the ERISA plan's or non-ERISA plan's assets include both the equity interest and an undivided interest in each of the underlying assets of the entity, unless it is established either that the entity is an operating company or that equity participation in the entity by benefit plan investors is not significant.

        Each class of our shares (that is, our Shares and any class of preferred shares that we may issue) must be analyzed separately to ascertain whether it is a publicly offered security. The regulation defines a publicly offered security as a security that is "widely held," "freely transferable" and either part of a class of securities registered under the Exchange Act, or sold under an effective registration statement under the Securities Act, provided the securities are registered under the Exchange Act within 120 days after the end of the fiscal year of the issuer during which the offering occurred. Each class of our outstanding shares will be registered under the Exchange Act within the necessary time frame to satisfy the foregoing condition.

        The regulation provides that a security is "widely held" only if it is part of a class of securities that is owned by 100 or more investors independent of the issuer and of one another. However, a security will not fail to be "widely held" because the number of independent investors falls below 100 subsequent to the initial public offering as a result of events beyond the issuer's control. We believe our Shares are and will remain widely held, and we expect the same to be true of any class of preferred shares that we may issue, but we can give no assurances in this regard.

        The regulation provides that whether a security is "freely transferable" is a factual question to be determined on the basis of all relevant facts and circumstances. The regulation further provides that, where a security is part of an offering in which the minimum investment is $10,000 or less, some restrictions on transfer ordinarily will not, alone or in combination, affect a finding that these securities are freely transferable. The restrictions on transfer enumerated in the regulation as not affecting that finding include:

  •
  any restriction on or prohibition against any transfer or assignment which would result in a termination or reclassification for federal or state tax purposes, or would otherwise violate any state or federal law or court order;

  •
  any requirement that advance notice of a transfer or assignment be given to the issuer and any requirement that either the transferor or transferee, or both, execute documentation setting forth representations as to compliance with any restrictions on transfer which are among those enumerated in the regulation as not affecting free transferability, including those described in the preceding clause of this sentence;

  •
  any administrative procedure which establishes an effective date, or an event prior to which a transfer or assignment will not be effective; and

  •
  any limitation or restriction on transfer or assignment that is not imposed by the issuer or a person acting on behalf of the issuer.

        We believe that the restrictions imposed under our Declaration of Trust on the transfer of shares do not result in the failure of our shares to be "freely transferable." Furthermore, we believe that there exist no other facts or circumstances limiting the transferability of our shares which are not included among those enumerated as not affecting their free transferability under the regulation, and we do not expect or intend to impose in the future, or to permit any person to impose on our behalf, any limitations or restrictions on transfer which would not be among the enumerated permissible limitations or restrictions.

        Assuming that each class of our shares will be "widely held" and that no other facts and circumstances exist which restrict transferability of these shares, our tax counsel, Sullivan & Worcester LLP, has provided to us an opinion that our shares will not fail to be "freely transferable" for purposes of the regulation due to the restrictions on transfer of the shares under our Declaration of Trust and that under the regulation each class of our outstanding shares described in this prospectus is publicly offered and our assets will not be deemed to be "plan assets" of any ERISA plan or non-ERISA plan that invests in our shares. This opinion is conditioned upon certain assumptions, as discussed in "Federal Income Tax Considerations—Taxation as a REIT."

 UNDERWRITERS

        Under the terms and subject to the conditions contained in an underwriting agreement dated the date of this prospectus, the underwriters named below, for whom Morgan Stanley & Co. Incorporated is serving as the representative, have severally agreed to purchase, and we have agreed to sell to the underwriters the number of our Shares indicated in the table below:

Name	Number of Shares
Morgan Stanley & Co. Incorporated

Total	6,500,000

        The underwriters are offering our Shares subject to their acceptance of our Shares from us and subject to prior sale. The underwriting agreement provides that the obligations of the several underwriters to pay for and accept delivery of our Shares offered by this prospectus are subject to the approval of certain legal matters by their counsel and to certain other conditions. The underwriters are obligated to take and pay for all of our Shares offered by us pursuant to this prospectus if any such Shares are taken, except that the underwriters are not required to take or pay for our Shares covered pursuant to the exercise of the underwriters' over-allotment option described below.

        The underwriters initially propose to offer a portion of our Shares directly to the public at the public offering price on the cover page of this prospectus and a portion of such Shares to certain dealers at a price that represents a concession not in excess of $                per Share under the public offering price. After the initial offering of our Shares, the offering price and other selling terms may from time to time be varied by the representative.

        Pursuant to the underwriting agreement, we have granted to the underwriters an option, which we refer to as an over-allotment option, exercisable for 30 days from the date of this prospectus, to purchase from us up to an aggregate of 975,000 additional Shares at the public offering price on the cover page of this prospectus, less underwriting discounts and commissions. The underwriters may exercise this option solely for the purpose of covering over-allotments, if any, made in connection with the offering of our Shares offered by this prospectus. To the extent that such over-allotment option is exercised, each underwriter will be obligated, subject to certain conditions, to purchase approximately the same percentage of the additional Shares as the number listed next to the underwriter's name in the preceding table bears to the total number of our Shares listed next to the names of all underwriters in the preceding table. If the over-allotment option is exercised in full, the total price to the public would be $                , the total amount of underwriting discounts and commissions paid by us would be $                , and the total proceeds to us would be $                (after deducting the underwriting discounts and commissions and other estimated offering expenses payable by us).

        The underwriters have informed us that they do not intend sales to discretionary accounts to exceed five percent of the total number of our Shares offered by them.

        The estimated offering expenses payable by us, not including underwriting discounts and commissions, are estimated to be approximately $                , which includes legal, accounting and printing costs and various other fees associated with the registration and listing of our Shares.

        We and all of our trustees and executive officers and HRP have agreed that, without the prior written consent of Morgan Stanley & Co. Incorporated, on behalf of the underwriters, we, they and it will not, during the period ending 90 days after the date of this prospectus (1) offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, lend, or otherwise dispose of or transfer any Shares or any securities convertible into or exercisable or exchangeable for our Shares; or (2) enter into any swap or other arrangement or any transaction that transfers, in whole or in part, directly or indirectly, the economic consequences of ownership of our Shares, whether any such swap or transaction described above is to be settled by delivery of our Shares or such other securities, in cash or otherwise. Subject to certain exceptions, these restrictions do not apply to:

  •
  the sale of our Shares by us to the underwriters;

  •
  transfers of our Shares as donations to a charitable organization;

  •
  transfers of our Shares as a bona fide gift or gifts;

  •
  transfers of our Shares by will or the laws of descent and distribution;

  •
  transfers of our Shares to any trust for the direct or indirect benefit of the transferor or the immediate family of the transferor, provided that any such transfer does not involve a disposition for value; or

  •
  transfers of our Shares as forfeitures of Shares to satisfy tax withholding obligations of the transferor in connection with the vesting of equity awards acquired by the transferor pursuant to the Plan; provided that no more than 3,500 Shares may be transferred in the aggregate pursuant to this clause.

provided that, in the case of each of the second through fourth types of transactions, each transferee or donee agrees to accept the restrictions described in this paragraph and no filing by any party under the Exchange Act is required or voluntarily made in connection with such transfer or distribution during this 90-day restricted period.

        In order to facilitate this offering of our Shares, the underwriters may engage in transactions that stabilize, maintain or otherwise affect the price of our Shares. Specifically, the underwriters may sell more Shares than they are obligated to purchase under the underwriting agreement, creating a short position. A short sale is covered if the short position is no greater than the number of our Shares available for purchase by the underwriters under the over-allotment option. The underwriters can close out a covered short sale by exercising the over-allotment option or purchasing our Shares in the open market. In determining the source of our Shares to close out a covered short sale, the underwriters will consider, among other things, the open market price of our Shares compared to the price available under the over-allotment option. The underwriters may also sell our Shares in excess of the over-allotment option, creating a naked short position. The underwriters must close out any naked short position by purchasing our Shares in the open market. A naked short position is more likely to be created if the underwriters are concerned that there may be downward pressure on the price of our Shares in the open market after pricing that could adversely affect investors who purchase in the offering. In addition, to stabilize the price of our Shares, the underwriters may bid for, and purchase, our Shares in the open market. Finally, the underwriting syndicate may reclaim selling concessions allowed to an underwriter or a dealer for distributing our Shares in the offering, if the syndicate repurchases previously distributed Shares to cover syndicate short positions or to stabilize the price of our Shares. These activities may raise or maintain the market price of our Shares above independent market levels or prevent or retard a decline in the market price of our Shares. The underwriters are not required to engage in these activities, and may end any of these activities at any time.

        We have agreed to indemnify the underwriters against certain liabilities, including liabilities under the Securities Act, or to contribute to payments the underwriters may be required to make in connection with such liabilities.

        A prospectus in electronic format may be made available on the web sites maintained by one or more underwriters. Other than the prospectus in electronic format, the information on the underwriters' websites is not part of this prospectus. The underwriters may agree to allocate a number of our Shares to underwriters for sale to their online brokerage account holders. Internet distributions will be allocated by Morgan Stanley & Co. Incorporated to underwriters that may make Internet distributions on the same basis as other allocations.

        Each of the underwriters has represented and agreed that:

  •
  it has not made or will not make an offer of our Shares to the public in the United Kingdom within the meaning of section 102B of the Financial Services and Markets Act 2000 (as amended), or the FSMA, except to legal entities which are authorized or regulated to operate in the financial markets or, if not so authorized or regulated, whose corporate purpose is solely to invest in securities or otherwise in circumstances which do not require the publication by us of a prospectus pursuant to the Prospectus Rules of the Financial Services Authority;

  •
  it has only communicated or caused to be communicated and will only communicate or cause to be communicated an invitation or inducement to engage in investment activity (within the meaning of section 21 of FSMA) to persons who have professional experience in matters relating to investments falling within Article 19(5) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005 or in circumstances in which section 21 of FSMA does not apply to us; and

  •
  it has complied with and will comply with all applicable provisions of FSMA with respect to anything done by it in relation to our Shares in, from or otherwise involving the United Kingdom.

        In relation to each Member State of the European Economic Area that has implemented the Prospectus Directive, the underwriters have represented and agreed that with effect from and including the date on which the Prospectus Directive is implemented in that Member State it has not made and will not make an offer of our Shares to the public in that Member State prior to the publication of a prospectus in relation to our Shares which has been approved by the competent authority in that Member State or, where appropriate, approved in another Member State, all in accordance with the Prospectus Directive, except that it may, with effect from and including such date, make an offer of such Shares to the public in that Member State:

  •
  at any time to legal entities which are authorized or regulated to operate in the financial markets or, if not so authorized or regulated, whose corporate purpose is solely to invest in securities;

  •
  at any time to any legal entity which has two or more of: (1) an average of at least 250 employees during the last financial year; (2) a total balance sheet of more than €43,000,000; and (3) an annual net turnover of more than €50,000,000, as shown in its last annual or consolidated accounts; or

  •
  at any time in any other circumstances which do not require the publication by us of a prospectus pursuant to Article 3 of the Prospectus Directive.

        For the purposes of the above, the expression an "offer of our Shares to the public" in relation to any such Shares in any Member State means the communication in any form and by any means of sufficient information on the terms of the offer and such Shares to be offered so as to enable an investor to decide to purchase or subscribe such Shares, as the same may be varied in that Member State by any measure implementing the Prospectus Directive in that Member State and the expression Prospectus Directive means Directive 2003/71/EC and includes any relevant implementing measure in that Member State.

        This prospectus has not been prepared in connection with an offering of the Shares that has been approved by the Autorité des marchés financiers or by the competent authority of another State that is a contracting party to the Agreement on the European Economic Area and notified to the Autorité des marchés financiers; no Share has been offered or sold and will be offered or sold, directly or indirectly, to the public in France except to permitted investors, or Permitted Investors, consisting of persons licensed to provide the investment service of portfolio management for the account of third parties, qualified investors (investisseurs qualifiés) acting for their own account and/or corporate investors meeting one of the four criteria provided in article D. 341-1 of the French Code Monétaire et Financier and belonging to a limited circle of investors (cercle restreint d'investisseurs) acting for their own account, with "qualified investors" and "limited circle of investors" having the meaning ascribed to them in Article L. 411-2, D. 411-1, D. 411-2, D. 734-1, D. 744-1, D. 754-1 and D. 764-1 of the French Code Monétaire et Financier; neither this prospectus nor any other materials related to the offer or information contained therein relating to the Shares has been released, issued or distributed to the public in France except to Permitted Investors; and the direct or indirect resale to the public in France of any Shares acquired by any Permitted Investors may be made only as provided by articles L. 411-1, L. 411-2, L. 412-1 and L. 621-8 to L. 621-8-3 of the French Code Monétaire et Financier and applicable regulations thereunder.

        The Shares may not and will not be publicly offered, distributed or re-distributed on a professional basis in or from Switzerland, and neither this prospectus nor any other solicitation for investments in Shares may be communicated or distributed in Switzerland in any way that could constitute a public offering within the meaning of articles 652a or 1156 of the Swiss Federal Code of Obligations or of Article 2 of the Federal Act on Investment Funds of March 18, 1994. This prospectus may not be copied, reproduced, distributed or passed on to others without the underwriters' prior written consent. This prospectus is not a prospectus within the meaning of Articles 1156 and 652a of the Swiss Code of Obligations or a listing prospectus according to article 32 of the Listing Rules of the Swiss exchange and may not comply with the information standards required thereunder. We will not apply for a listing of the Shares on any Swiss stock exchange or other Swiss regulated market and this prospectus may not comply with the information required under the relevant listing rules. The Shares have not been and will not be approved by any Swiss regulatory authority. The Shares have not been and will not be registered with or supervised by the Swiss Federal Banking Commission, and have not been and will not be authorized under the Federal Act on Investment Funds of March 18, 1994. The investor protection afforded to acquirers of investment fund certificates by the Federal Act on Investment Funds of March 18, 1994 does not extend to acquirers of the Shares.

Other Relationships

        Certain of the underwriters and their respective affiliates have, from time to time, performed, and may in the future perform, various financial advisory, commercial banking and investment banking services for us, for which they received or will receive customary fees and expenses. The underwriters may, from time to time in the future, engage in transactions with and perform services for us in the ordinary course of their business. Morgan Stanley Bank, N.A., an affiliate of Morgan Stanley & Co. Incorporated, is a lender under our secured revolving credit facility and will receive a pro rata portion of the net proceeds from this offering used to reduce the amount outstanding under our secured revolving credit facility.

 LEGAL MATTERS

        Venable LLP, Baltimore, Maryland, our Maryland counsel, will issue an opinion about the legality of the Shares offered hereby. Sullivan & Worcester LLP, Boston, Massachusetts, our counsel, and Sidley Austin LLP, New York, New York, counsel to the underwriters in connection with this offering, will each also issue an opinion to the underwriters as to certain matters. Sullivan & Worcester LLP and Sidley Austin LLP will rely, as to matters of Maryland law, upon an opinion of Venable LLP. Sullivan & Worcester LLP also represents HRP, RMR and certain of their affiliates on various matters. Venable LLP also represents HRP on various matters.

EXPERTS

        The combined financial statements of Certain Government Properties (wholly owned by HRPT Properties Trust) as of December 31, 2008 and 2007, and for each of the three years in the period ended December 31, 2008; the balance sheet of Government Properties Income Trust as of February 20, 2009; and the Statement of Revenues and Certain Operating Expenses for each of Capitol Place, 9800 Goethe Road, 2020 South Arlington Heights Road and 3300 75th Avenue, all appearing in this Prospectus and Registration Statement have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their reports thereon appearing elsewhere herein, and are included in reliance upon such reports given on the authority of such firm as experts in accounting and auditing.

WHERE YOU CAN FIND ADDITIONAL INFORMATION

        We have filed with the SEC a registration statement under the Securities Act with respect to the Shares offered by this prospectus. This prospectus does not contain all of the information set forth in the registration statement and the exhibits and schedules to the registration statement. Please refer to the registration statement, exhibits and schedules for further information with respect to the Shares offered by this prospectus. Statements contained in this prospectus regarding the contents of any contract or other document are only summaries. With respect to any contract or document filed as an exhibit to the registration statement, you should refer to the exhibit for a copy of the contract or document, and each statement in this prospectus regarding that contract or document is qualified by reference to the exhibit. A copy of the registration statement and its exhibits and schedules may be inspected without charge at the SEC's public reference room, located at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at (800) SEC-0330 for further information on the public reference room. Our SEC filings are also available to the public from the SEC's website at www.sec.gov.

        We are subject to the information reporting requirements of the Exchange Act, and, in accordance therewith, we file periodic reports, proxy statements and other information with the SEC. These periodic reports, proxy statements and other information will be available for inspection and copying at the SEC's public reference room and the website of the SEC referred to above.

INDEX TO FINANCIAL STATEMENTS

Unaudited Pro Forma Financial Statements of Government Properties Income Trust
Introduction to unaudited pro forma financial statements	F-3
Unaudited pro forma balance sheet as of September 30, 2009	F-4
Unaudited pro forma statements of income for the year ended December 31, 2008 and the nine months ended September 30, 2009	F-5
Notes to unaudited pro forma financial statements	F-7
Combined Financial Statements of Certain Government Properties (wholly owned by HRPT Properties Trust)
Report of independent registered public accounting firm	F-10
Combined balance sheets as of December 31, 2007 and 2008	F-11
Combined statements of income for the three years in the period ended December 31, 2008	F-12
Combined statements of ownership interest for the three years in the period ended December 31, 2008	F-13
Combined statements of cash flows for the three years in the period ended December 31, 2008	F-14
Notes to combined financial statements	F-15
Schedule III—Real Estate and Accumulated Depreciation	F-21
Condensed Consolidated Financial Statements of Government Properties Income Trust (unaudited)
Condensed consolidated balance sheets as of December 31, 2008 and September 30, 2009	F-24
Condensed consolidated statements of income for the three and nine month periods ended September 30, 2008 and 2009	F-25
Condensed consolidated statements of cash flows for the three and nine month periods ended September 30, 2008 and 2009	F-26
Notes to the condensed consolidated financial statements	F-27
Balance Sheet of Government Properties Income Trust
Report of independent registered public accounting firm	F-33
Balance sheet as of February 20, 2009	F-34
Notes to balance sheet	F-35
Statement of Revenues and Certain Operating Expenses of Capitol Place
Report of independent auditors	F-36
Statement of Revenues and Certain Operating Expenses for the year ended December 31, 2008 (audited) and the nine months ended September 30, 2009 (unaudited)	F-37
Notes to statement of revenues and certain operating expenses	F-38

Statement of Revenues and Certain Operating Expenses of 9800 Goethe Road
Report of independent auditors	F-39
Statement of Revenues and Certain Operating Expenses for the year ended December 31, 2008 (audited) and the nine months ended September 30, 2009 (unaudited)	F-40
Notes to statement of revenues and certain operating expenses	F-41
Statement of Revenues and Certain Operating Expenses of 2020 South Arlington Heights Road
Report of independent auditors	F-42
Statement of Revenues and Certain Operating Expenses for the year ended December 31, 2008 (audited) and the nine months ended September 30, 2009 (unaudited)	F-43
Notes to statement of revenues and certain operating expenses	F-44
Statement of Revenues and Certain Operating Expenses of 3300 75th Avenue
Report of independent auditors	F-45
Statement of Revenues and Certain Operating Expenses for the year ended December 31, 2008 (audited) and the nine months ended September 30, 2009 (unaudited)	F-46
Notes to statement of revenues and certain operating expenses	F-47

GOVERNMENT PROPERTIES INCOME TRUST

Introduction to Unaudited Pro Forma Financial Statements

        The following unaudited pro forma balance sheet at September 30, 2009 is intended to present the financial position of Government Properties Income Trust and its consolidated subsidiaries (collectively, "we," "us" or the "Company") as if our recent acquisitions that we consummated after September 30, 2009, our pending acquisitions, this offering and the use of the net proceeds from this offering as described under "Use of Proceeds," all had been consummated as of September 30, 2009.

        We were formed on February 17, 2009 as a wholly owned subsidiary of HRPT Properties Trust ("HRP"). Shortly after our formation, HRP invested $5 million of cash and we issued 9,950,000 of our common shares of beneficial interest, $0.01 par value per share, or Shares, to HRP. On April 24, 2009, we closed a $250 million secured revolving credit facility (the "Secured Revolving Credit Facility"). In connection with closing the Secured Revolving Credit Facility on April 24, 2009: (1) HRP and its subsidiaries transferred the properties that we owned at the time of our initial public offering ("IPO") to one of our wholly owned subsidiaries, which transfer was recorded at HRP's net book value for such properties; (2) HRP contributed approximately $1.8 million to us to pay closing costs associated with the Secured Revolving Credit Facility; and (3) HRP advanced approximately $6 million to us to pay certain expenses associated with our IPO. The Company reimbursed HRP for the $6 million advance promptly after completion of the IPO. On April 24, 2009, we borrowed $250 million under the Secured Revolving Credit Facility and distributed these funds to HRP.

        In June 2009, we completed our IPO, including the full exercise of the underwriters' over-allotment option, issued 11,500,000 Shares and raised net proceeds of $215.6 million. We used our IPO net proceeds of $215.6 million to reduce amounts outstanding under the Secured Revolving Credit Facility.

        In August and December 2009, we acquired four properties and in November 2009, we entered into a binding purchase and sale agreement to acquire one additional property.

        We estimate that the net proceeds from this offering will be approximately $144.5 million after deducting underwriting discounts and commissions and other estimated offering expenses. We expect to use the net proceeds of this offering to reduce amounts outstanding under our Secured Revolving Credit Facility and to fund our business activities, including some or all of the purchase price of our pending acquisition.

        The following unaudited pro forma statements of income is intended to present the results of operations of the Company as if the transactions described in this introduction had been consummated as of the beginning of the periods presented.

        These unaudited pro forma financial statements are not necessarily indicative of our expected financial position or results of operations for any future period. Differences could result from many factors, including future changes in our investments, changes in interest rates, and changes in our capital structure. The pro forma information should be read in conjunction with all of the financial statements and notes thereto and with "Management's Discussion and Analysis of Financial Condition and Results of Operations" included elsewhere in this prospectus.

GOVERNMENT PROPERTIES INCOME TRUST

Unaudited Pro Forma Balance Sheet

September 30, 2009

(dollars in thousands, except share and per share amounts)

	At Sept. 30, 2009(A)	Recent Acquisitions Acquired Since September 30, 2009(B)	The Offering(C)	Pending Acquisition(D)	Pro Forma
ASSETS
Real estate properties:
Land	$68,719	$11,913	$—	$8,730	$89,362
Buildings and improvements	439,612	53,315	—	30,372	523,299

	508,331	65,228	—	39,102	612,661
Accumulated depreciation	(109,484)	—	—	—	(109,484)

	398,847	65,228	—	39,102	503,177
Acquired real estate leases, net	9,964	6,935	—	5,220	22,119
Cash and cash equivalents	2,294	—	7,975	(10,269)	—
Rents receivable	10,647	—	—	—	10,647
Deferred leasing costs, net	1,431	—	—	—	1,431
Deferred financing costs, net	5,766	—	—	183	5,949
Due from affiliates	5,109	—	—	—	5,109
Other assets, net	4,809	—	—	—	4,809

Total assets	$438,867	$72,163	$7,975	$34,236	$553,241

LIABILITIES AND SHAREHOLDERS' EQUITY
Mortgage notes payable	$—	$—	$—	$24,800	$24,800
Secured revolving credit facility	65,375	71,110	(136,485)	8,764	8,764
Accounts payable and accrued expenses	3,150	—	—	—	3,150
Due to affiliates	1,820	—	—	—	1,820
Acquired real estate lease obligations, net	2,550	1,053	—	672	4,275

Total liabilities	72,895	72,163	(136,485)	34,236	42,809
Shareholders' equity:
Common shares of beneficial interest, $0.01 par value: 21,481,350 shares issued and outstanding, 27,981,350 pro forma shares issued	215	—	65	—	280
Additional paid in capital	357,628	—	144,395	—	502,023
Cumulative net income	8,129	—	—	—	8,129

Total shareholders' equity	365,972	—	144,460	—	510,432

Total liabilities and shareholders' equity	$438,867	$72,163	$7,975	$34,236	$553,241

See accompanying notes

GOVERNMENT PROPERTIES INCOME TRUST

Unaudited Pro Forma Statement of Income

For the Year Ended December 31, 2008

(amounts in thousands, except per share data)

	At December 31, 2008(A)	Formation Transactions(E)	Nashua, NH Acquisition(F)	Recent Acquisitions Acquired Since September 30, 2009(G)	The Offering(H)	Pending Acquisition(I)	Pro Forma(J)
Rental income	$75,425	$—	$2,433	$8,927	$—	$4,322	$91,107

Expenses:
Real estate taxes	7,960	—	333	1,055	—	214	9,562
Utility expenses	6,229	—	—	357	—	577	7,163
Other operating expenses	12,159	—	269	1,564	—	621	14,613
Depreciation and amortization	14,182	—	529	2,099	—	1,399	18,209
Acquisition costs	—	—	207	818	—	207	1,232
General and administrative	2,984	—	127	498	—	306	3,915

Total expenses	43,514	—	1,465	6,391	—	3,324	54,694

Operating income	31,911	—	968	2,536	—	998	36,413
Interest income	37	—	—	—	—	—	37

Interest expense	(141)	(4,449)	(920)	(3,555)	6,824	(2,004)	(4,245)

Net income	$31,807	$(4,449)	$48	$(1,019)	$6,824	$(1,006)	$32,205

Weighted average shares outstanding	—	21,450	—	—	6,500	—	27,950

Net income per share	$—						$1.15

See accompanying notes

GOVERNMENT PROPERTIES INCOME TRUST

Unaudited Pro Forma Statement of Income

For the Nine Months Ended September 30, 2009

(amounts in thousands, except per share data)

	At Sept. 30, 2009(A)	Nashua, NH Acquisition(F)	Recent Acquisitions Acquired Since September 30, 2009(G)	The Offering(H)	Pending Acquisitions(I)	Pro Forma(J)
Rental income	$58,304	$1,567	$6,657	$—	$3,381	$69,909

Expenses:
Real estate taxes	6,250	223	802	—	155	7,430
Utility expenses	4,843	—	282	—	374	5,499
Other operating expenses	8,600	184	1,178	—	501	10,463
Depreciation and amortization	11,189	353	1,575	—	1,050	14,167
Acquisition costs	207	—	818	—	207	1,232
General and administrative	2,859	84	373	—	229	3,545

Total expenses	33,948	844	5,028	—	2,516	42,336

Operating income	24,356	723	1,629	—	865	27,573
Interest income	45	—	—	—	—	45
Interest expense	(3,832)	(614)	(2,667)	5,118	(1,503)	(3,498)

Net income	$20,569	$109	$(1,038)	$5,118	$(638)	$24,120

Weighted average Shares outstanding	12,852	—	—	6,500	—	27,952

Net income per Share	$1.60					$.86

See accompanying notes

GOVERNMENT PROPERTIES INCOME TRUST

Notes to Unaudited Pro Forma Financial Statements

Basis of Presentation

A.
We were formed on February 17, 2009. In connection with our formation, HRP invested $5,000,000 and we issued, on February 17 and February 20, 2009, in aggregate, 9,950,000 common shares to HRP for the $0.01 per share par value. We closed our IPO of 11,150,000 common shares in June 2009. As a wholly owned subsidiary of HRP, we established a $250 million Secured Revolving Credit Facility and distributed 100% of the proceeds to HRP. The net proceeds from the IPO were used to reduce amounts outstanding under the Secured Revolving Credit Facility. In September 2009, we issued an aggregate of 31,350 common shares under our 2009 Incentive Share Award Plan to our trustees and others. Basic earnings per share equals diluted earnings per share as there are no common share equivalent securities outstanding. See the Combined Financial Statements of Certain Government Properties and notes thereto, included elsewhere in this prospectus.

Balance Sheet Adjustments

B.
Represents the balance sheet impact of the three recent acquisitions we have consummated since September 30, 2009. Purchase price allocations for Capitol Place were approximately $8,000,000 to land, $30,715,000 to building and improvements, $2,338,000 to above market leases acquired and $1,053,000 to below market leases acquired. Purchase price allocations for 9800 Goethe Road were approximately $1,509,000 to land, $11,866,000 to building and improvements and $1,710,000 to above market leases acquired. Purchase price allocations for 2020 South Arlington Heights Road were approximately $2,404,000 to land, $10,734,000 to building and improvements and $2,887,000 to above market leases acquired. Purchase price allocations are estimated for pro forma purposes and the actual allocations may differ.

C.
Represents the sale of 6,500,000 shares at an assumed offering price of $23.45 per share, net of expenses and underwriting discounts and commissions (such expenses and underwriting discounts and commissions together, estimated at $7,965,188); application of the net proceeds therefrom ($144,459,813) to repay amounts outstanding under the Secured Revolving Credit Facility and an increase in cash and cash equivalents $7,975,000, that will be used to complete our pending acquisition. If the over-allotment option to acquire 975,000 Shares is exercised in full at $23.45 per share, net of underwriting discounts and commissions ($1,086,028), $21,777,722 of additional proceeds will be available to increase cash and cash equivalents and repay the $8,764,000 outstanding balance on the Secured Revolving Credit Facility.

D.
Represents the balance sheet impact of the pending acquisition including certain related assets and liabilities. Purchase price allocations for 3300 75th Avenue were approximately $8,730,000 to land, $30,372,000 to building and improvements and $5,220,000 million to above market leases acquired. Purchase price allocations are estimated for pro forma purposes and the actual allocations may differ. The pending acquisition also includes the assumption of approximately $24,800,000 in debt and approximately $183,000 in fees related to such assumption.

Statement of Income Adjustments

E.
Represents the net effect on our income statement of our establishing a $250 million Secured Revolving Credit Facility, the distribution of $250 million to HRP, the repayment of amounts outstanding under the secured Secured Revolving Credit Facility with the net proceeds of the IPO.

F.
Represents the impact on our income statement of the acquisition of a property in Nashua, NH. Real estate taxes and certain other operating expenses are based upon certain historical expenses at that property prior to our acquisition of the property and upon our contractual obligation under our

GOVERNMENT PROPERTIES INCOME TRUST

Notes to Unaudited Pro Forma Financial Statements (Continued)

  property management agreement with Reit Management & Research LLC ("RMR"). Rental income includes non cash straight line rent of approximately ($119,000) and ($179,000) for the nine months ended September 30, 2009 and the year ended December 31, 2008, respectively. We amortize capitalized above market lease values (presented as acquired real estate leases in our balance sheet) and below market lease values (presented as acquired real estate lease obligations in our balance sheet) as a reduction or increase, respectively, to rental income over the remaining terms of the associated leases. Rental income includes non cash above and below market lease amortization of approximately $34,000 and $65,000 for the nine months ended September 30, 2009 and the year ended December 31, 2008, respectively. Depreciation and amortization is computed using a 40 year life for building and improvements and a 12 year life for personal property. Acquisition costs are actual costs and expenses incurred acquiring the property. General and administrative expense is based upon our contractual obligation under our business management agreement with RMR. Interest expense is based upon the actual amount borrowed under the Secured Revolving Credit Facility to acquire the property at the contract interest rate of 5.0%.

G.
Represents the impact on our income statement of acquiring the recent acquisitions we closed after September 30, 2009. Real estate taxes, utility expenses and certain other operating expenses are based upon actual historical expenses at the property prior to our ownership of the property and upon our contractual obligation under our property management agreement with RMR. Rental income for these properties include non cash straight line rent of approximately $65,000 and $141,000 for the nine months ended September 30, 2009 and the year ended December 31, 2008, respectively. We amortize capitalized above market lease values (presented as acquired real estate leases in our balance sheet) and below market lease values (presented as acquired real estate lease obligations in our balance sheet) as a reduction or increase, respectively, to rental income over the remaining terms of the associated leases. Rental income includes non cash above and below market lease amortization of approximately ($223,000) and ($296,000) for the nine months ended September 30, 2009 and the year ended December 31, 2008, respectively. Depreciation and amortization is computed using a 40 year life for building and improvements and a 12 year life for personal property. Acquisition costs are actual costs and expenses incurred acquiring the property. General and administrative expense is based upon our contractual obligation under our business management agreement with RMR. Interest expense is based upon the actual amount borrowed under the Secured Revolving Credit Facility to acquire the property at the contract interest rate of 5.0%.

H.
Represents the impact of this offering and the application of the net proceeds therefrom to repay amounts outstanding under the Secured Revolving Credit Facility. If the over-allotment option to acquire 975,000 Shares is exercised in full at $23.45 per share, net of underwriting discounts and commissions ($1,086,028), $21,777,722 of additional proceeds will be available to increase cash and cash equivalents as the Secured Revolving Credit Facility outstanding balance will be zero. Approximately $7,975,000 of the cash and cash equivalents will be used to acquire our pending acquisition.

I.
Represents the impact on our income statement of our pending acquisition. Real estate taxes, utility expenses and certain other operating expenses are based upon actual historical expenses at each property and upon our contractual obligations under our property management agreement with RMR. We amortize capitalized above market lease values (presented as acquired real estate leases in our balance sheet) and below market lease values (presented as acquired real estate lease obligations in our balance sheet) as a reduction or increase, respectively, to rental income over the remaining terms of the associated leases. Rental income includes non cash above and below market lease amortization of approximately $51,000 and $67,000 for the nine months ended September 30, 2009

GOVERNMENT PROPERTIES INCOME TRUST

Notes to Unaudited Pro Forma Financial Statements (Continued)

  and the year ended December 31, 2008, respectively. Depreciation and amortization is computed using a 40 year life for building and improvements and a 12 year life for personal property. Acquisition costs are our estimated costs and expenses we expect to incur in connection with this acquisition. General and administrative expense is based upon the contracted rate with RMR of 0.70% of the total amount invested at the properties, annualized. Interest expense is based upon interest payments due under the existing debt to be assumed ($24,800,000 of debt at an interest rate of 6.15%), the amount we estimate we will borrow under the Secured Revolving Credit Facility to fund a portion of the purchase price of our pending acquisition at the contract interest rate for the Secured Revolving Credit Facility, 5.00% at December 22, 2009, plus the amortization of estimated deferred financing fees of approximately $20,000 and $26,000 for the nine months ended September 30, 2009 and the year ended December 31, 2008, respectively.

J.
For 2008, the weighted average Shares outstanding are calculated as if the 21,450,000 Shares from our formation and the 6,500,000 Shares from this offering were outstanding as of January 1, 2008. For 2009, the weighted average Shares outstanding is calculated as if the 21,450,000 Shares from our formation and the 6,500,000 Shares from this offering were outstanding as of January 1, 2009, and the 31,350 Shares granted under our 2009 Incentive Share Award Plan were outstanding on September 22, 2009.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Owner of Certain Government Properties

        We have audited the accompanying combined balance sheets of Certain Government Properties (wholly owned by HRPT Properties Trust) (the "Properties") as of December 31, 2008 and 2007, and the related combined statements of income, ownership interest and cash flows, for each of the three years in the period ended December 31, 2008. Our audits also included the financial statement schedule listed in the Index to Financial Statements. These financial statements and schedule are the responsibility of the Properties' management. Our responsibility is to express an opinion on these financial statements and schedule based on our audits.

        We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. We were not engaged to perform an audit of the Properties' internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Properties' internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

        In our opinion, the combined financial statements referred to above present fairly, in all material respects, the combined financial position of Certain Government Properties (wholly owned by HRPT Properties Trust) at December 31, 2008 and 2007, and the combined results of their operations and their cash flows for each of the three years in the period ended December 31, 2008, in conformity with U.S. generally accepted accounting principles. Also, in our opinion, the related financial statement schedule, when considered in relation to the basic financial statements taken as a whole, present fairly in all material respects the information set forth therein.

/s/ ERNST & YOUNG LLP

Boston, Massachusetts
February 18, 2009

CERTAIN GOVERNMENT PROPERTIES
(WHOLLY OWNED BY HRPT PROPERTIES TRUST)

Combined Balance Sheets

(dollars in thousands)

	December 31,
	2008	2007
ASSETS
Real estate properties:
Land	$65,719	$65,409
Buildings and improvements	424,756	422,668

	490,475	488,077
Accumulated depreciation	(100,034)	(87,545)

	390,441	400,532
Acquired real estate leases, net	10,071	11,690
Cash and cash equivalents	97	66
Restricted cash	1,334	1,389
Deferred leasing costs, net	1,757	1,610
Rents receivable	14,593	14,639
Other assets, net	1,481	1,084

Total assets	$419,774	$431,010

LIABILITIES AND OWNERSHIP INTEREST
Mortgage notes payable	$134	$3,592
Accounts payable and accrued expenses	3,036	2,905
Acquired real estate lease obligations, net	3,151	3,966

	6,321	10,463
Commitments and contingencies	—	—
Ownership interest	413,453	420,547

Total liabilities and ownership interest	$419,774	$431,010

See accompanying notes

CERTAIN GOVERNMENT PROPERTIES
(WHOLLY OWNED BY HRPT PROPERTIES TRUST)

Combined Statements of Income

(dollars in thousands)

	Year Ended December 31,
	2008	2007	2006
Rental income	$75,425	$73,050	$70,861

Expenses:
Real estate taxes	7,960	7,247	7,106
Utility expenses	6,229	5,555	5,341
Other operating expenses	12,159	11,140	11,451
Depreciation and amortization	14,182	13,832	13,205
General and administrative	2,984	2,906	2,774

Total expenses	43,514	40,680	39,877

Operating income	31,911	32,370	30,984
Interest income	37	88	84
Interest expense	(141)	(359)	(558)

Net income	$31,807	$32,099	$30,510

See accompanying notes

CERTAIN GOVERNMENT PROPERTIES
(WHOLLY OWNED BY HRPT PROPERTIES TRUST)

Combined Statements of Ownership Interest

(dollars in thousands)

Balance at December 31, 2005	$421,168
Net income	30,510
Net distributions	(28,053)

Balance at December 31, 2006	423,625
Net income	32,099
Net distributions	(35,177)

Balance at December 31, 2007	420,547
Net income	31,807
Net distributions	(38,901)

Balance at December 31, 2008	$413,453

See accompanying notes

CERTAIN GOVERNMENT PROPERTIES
(WHOLLY OWNED BY HRPT PROPERTIES TRUST)

Combined Statements of Cash Flows

(dollars in thousands)

	Year Ended December 31,
	2008	2007	2006
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income	$31,807	$32,099	$30,510
Adjustments to reconcile net income to cash provided by operating activities:
Depreciation	12,644	12,317	11,780
Amortization of acquired real estate leases	804	912	936
Other amortization	381	305	229
Change in assets and liabilities:
Decrease in restricted cash	55	409	21
Increase in deferred leasing costs	(527)	(561)	(82)
(Increase) decrease in rents receivable	46	(2,422)	(1,053)
(Increase) decrease in other assets	(397)	(80)	469
Increase (decrease) in accounts payable and accrued expenses	131	(2,458)	381

Cash provided by operating activities	44,944	40,521	43,191

CASH FLOWS FROM INVESTING ACTIVITIES:
Real estate acquisitions and improvements	(2,554)	(2,184)	(12,119)

Cash used in investing activities	(2,554)	(2,184)	(12,119)

CASH FLOWS FROM FINANCING ACTIVITIES:
Repayment of mortgage loans	(3,458)	(3,163)	(2,962)
Net distributions	(38,901)	(35,177)	(28,053)

Cash used in financing activities	(42,359)	(38,340)	(31,015)

Increase (decrease) in cash and cash equivalents	31	(3)	57
Cash and cash equivalents at beginning of period	66	69	12

Cash and cash equivalents at end of period	$97	$66	$69

SUPPLEMENTAL CASH FLOW INFORMATION:
Interest paid	$167	$382	$584

See accompanying notes

CERTAIN GOVERNMENT PROPERTIES
(WHOLLY OWNED BY HRPT PROPERTIES TRUST)

Notes to Combined Financial Statements

Note 1. Organization

        The combined financial statements of Certain Government Properties (the "Properties") include the accounts of 29 properties totaling approximately 3.3 million rentable square feet, majority leased to the U.S. Government and several states, and certain related assets and liabilities, located in 14 states and the District of Columbia as if the Properties were owned in an entity separate from HRPT Properties Trust and its subsidiaries (collectively, "HRPT"). However, the Properties do not constitute a legal entity.

        Government Properties Income Trust and its consolidated subsidiaries (collectively, the "Company") is a Maryland real estate investment trust ("REIT"), which was organized on February 17, 2009. The Company is a wholly owned subsidiary of HRPT. The Company is in the process of an initial public offering pursuant to which it proposes to sell 10.0 million shares to the public (the "Offering"). The Company intends to file a Form S-11 registration statement with the Securities and Exchange Commission in connection with the Offering. Prior to the Offering, the Company will acquire (through contribution from HRPT) 100% ownership of the Properties.

        The Properties are wholly owned by HRPT, along with approximately 500 other properties. HRPT manages and controls its cash management function through a series of centralized accounts. As a result, the cash receipts, or contributions, and the cash disbursements, or distributions, for the Properties have been commingled with the contributions and distributions of HRPT's other properties on a daily basis. Net distributions presented in the Combined Statements of Ownership Interest represent the excess of distributions to HRPT over contributions by HRPT.

Note 2. Summary of Significant Accounting Policies

        Basis of Presentation.    All of the Properties are owned by HRPT and HRPT's historical basis in the Properties has been presented. Substantially all of the rental income received by HRPT from the tenants of the Properties is deposited in and commingled with HRPT's general funds. Certain capital investments and other cash requirements of the Properties were paid by HRPT and were charged directly to the Properties. General and administrative costs of HRPT were allocated to the Properties based on the historical costs of its real estate investments as a percentage of HRPT's historical cost of all of HRPT's real estate investments. In the opinion of management, this method for allocating general and administrative expenses is reasonable. However, actual expenses may have been different from allocated expenses if the Properties had operated as a stand alone entity, and differences might be material.

        Real Estate Properties.    Real estate properties are recorded at cost. Depreciation on real estate investments is provided for on a straight line basis over estimated useful lives ranging up to 40 years. Prior to June 1, 2001, HRPT allocated the purchase prices of acquired real estate investments to land, building and improvements, and each component generally has a different useful life. For properties acquired subsequent to June 1, 2001, the effective date of Statement of Financial Accounting Standards No. 141, "Business Combinations," or FAS 141, the purchase price paid for acquired properties was allocated among land, building and improvements, and identified intangible assets and liabilities, consisting of the value of above market and below market leases, the value of in place leases and the value of tenant relationships. Purchase price allocations and the determination of useful lives are based on management's estimates. In some circumstances, management has engaged independent real estate appraisal firms to provide market information and evaluations that are relevant to management's purchase price allocations and determinations of useful lives; however, management is ultimately responsible for the purchase price allocations and determinations of useful lives.

CERTAIN GOVERNMENT PROPERTIES
(WHOLLY OWNED BY HRPT PROPERTIES TRUST)

Notes to Combined Financial Statements (Continued)

Note 2. Summary of Significant Accounting Policies (Continued)

        Purchase price allocations to land, building and improvements are based on a determination of the relative fair values of these assets assuming the property is vacant. Management determines the fair value of a property using methods similar to those used by independent appraisers. Purchase price allocations to above market and below market leases are based on the present value (using an interest rate which reflects the risks associated with the leases acquired) of the difference between (i) the contractual amounts to be paid pursuant to the in place leases and (ii) estimates of fair market lease rates for the corresponding leases, measured over a period equal to the remaining terms of the respective leases. Purchase price allocations to in place leases and tenant relationships are determined as the excess of (i) the purchase price paid for a property after adjusting existing in place leases to market rental rates over (ii) the estimated fair value of the property as if vacant. This aggregate value is allocated between in place lease values and tenant relationships based on management's evaluation of the specific characteristics of each tenant's lease; however, the value of tenant relationships has not been separated from in place lease value for properties because such value and related amortization expense is immaterial for acquisitions reflected in the accompanying combined financial statements. Factors considered in performing these analyses include estimates of carrying costs during the expected lease up periods, including real estate taxes, insurance and other operating income and expenses and costs to execute similar leases in current market conditions, such as leasing commissions, legal and other related costs. If the value of tenant relationships is material in the future, those amounts will be separately allocated and amortized over the estimated life of the relationships.

        Capitalized above market lease values (included in acquired real estate leases in the accompanying combined balance sheet) are amortized as a reduction to rental income over the remaining terms of the respective leases on a straight line basis. Capitalized below market lease values (presented as acquired real estate lease obligations in the accompanying combined balance sheet) are being amortized as an increase to rental income over the remaining terms of the respective leases on a straight line basis. Such amortization resulted in a net decrease to rental income of approximately $352,000, $298,000 and $260,000 during the years ended December 31, 2008, 2007 and 2006, respectively. The value of in place leases, exclusive of the value of above market and below market in place leases, is amortized to expense over the remaining terms of the respective leases on a straight line basis. Such amortization amounted to approximately $1.2 million during each of the years ended December 31, 2008, 2007 and 2006. If a lease is terminated prior to its stated expiration, the unamortized amount relating to that lease is written off.

        Accumulated amortization of capitalized above and below market lease values was $1.6 million and $1.3 million at December 31, 2008 and 2007, respectively. Accumulated amortization of the value of in place leases, exclusive of the value of above and below market in place leases, was $6.5 million and $5.4 million at December 31, 2008 and 2007, respectively. Future amortization of intangible lease assets and liabilities to be recognized during the current terms of the existing leases as of December 31, 2008, are approximately $835,000 in 2009, $837,000 in 2010, $794,000 in 2011, $412,000 in 2012, $603,000 in 2013 and $3.4 million thereafter.

        The Company's management periodically evaluates the Company's properties for impairment. Impairment indicators may include declining tenant occupancy, legislative changes, economic or market changes that could permanently reduce the value of a property or the Company's decision to dispose of an asset before the end of its estimated useful life. If indicators of impairment are present, management will evaluate the carrying value of the related property by comparing it to the expected future undiscounted cash flows to be generated from that property. If the sum of these expected future cash flows is less than

CERTAIN GOVERNMENT PROPERTIES
(WHOLLY OWNED BY HRPT PROPERTIES TRUST)

Notes to Combined Financial Statements (Continued)

Note 2. Summary of Significant Accounting Policies (Continued)

the carrying value, the net carrying value of the property will be reduced to its fair value. This analysis requires management to judge whether indicators of impairment exist and to estimate likely future cash flows.

        Certain real estate investments may contain hazardous substances, including asbestos. Management believes the asbestos at these properties is contained in accordance with current environmental regulations and it has no current plans to remove it. If certain properties were demolished today, certain environmental regulations specify the manner in which the asbestos must be removed. Because the obligation to remove asbestos has indeterminable settlement dates, it is not possible to reasonably estimate the fair value of this asset retirement obligation; but management does not believe this obligation will be material to the Properties. Management also does not believe that there are any environmental conditions at the properties that have a material adverse effect on the Properties. However, no assurances can be given that such conditions are not present at the properties or that the costs to remediate contamination will not have a material adverse effect on the Properties or their financial condition.

        Cash and Cash Equivalents.    Cash and short term investments with original maturities of three months or less at the date of purchase are reported at cost plus accrued interest.

        Restricted Cash.    Restricted cash consists of amounts escrowed for future real estate taxes, insurance, leasing costs, capital expenditures and debt service, as required by mortgage debts, if any.

        Deferred Leasing Costs.    Deferred leasing costs include brokerage, legal and other fees associated with the successful negotiation of leases and are amortized on a straight line basis over the terms of the respective leases. Deferred leasing costs totaled $3.2 million and $2.7 million at December 31, 2008 and 2007, respectively, and accumulated amortization for deferred leasing costs totaled $1.5 million and $1.1 million at December 31, 2008 and 2007, respectively. Future amortization of deferred leasing costs to be recognized during the current terms of the existing leases as of December 31, 2008, are approximately $429,000 in 2009, $417,000 in 2010, $398,000 in 2011, $338,000 in 2012, $103,000 in 2013 and $71,000 thereafter.

        Other Assets, Net.    Other assets consist principally of prepaid property operating expenses.

        Revenue Recognition.    Rental income from operating leases is recognized on a straight line basis over the lives of the lease agreements.

        Income Tax.    Throughout the periods presented herein, the Properties' operations were included in HRPT's income tax returns. HRPT is a real estate investment trust under the Internal Revenue Code of 1986, as amended. Accordingly, HRPT is not subject to federal income taxes provided it distributes its taxable income and meets certain other requirements for qualifying as a real estate investment trust. HRPT is subject to certain state and local taxes.

        Use of Estimates.    Preparation of these financial statements in conformity with U.S. generally accepted accounting principles requires management to make estimates and assumptions, including but not limited to the estimates and assumptions set forth above, that may affect the amounts reported in these financial statements and related notes. The actual results could differ from these estimates.

CERTAIN GOVERNMENT PROPERTIES
(WHOLLY OWNED BY HRPT PROPERTIES TRUST)

Notes to Combined Financial Statements (Continued)

Note 2. Summary of Significant Accounting Policies (Continued)

        Ownership Interest.    The Properties' investment activities were financed primarily by HRPT. Amounts invested in or advanced to the Properties do not carry interest, and have no specific repayment terms.

        Segment Reporting.    SFAS No. 131, "Disclosures about Segments of an Enterprise and Related Information," requires that a public business enterprise report financial and descriptive information about its reportable operating segments including a measure of segment profit or loss, certain specific revenue and expense items and segment assets. Since all of the activities of the Properties are managed as a single portfolio, the Company operates as one reportable segment.

        New Accounting Pronouncements.    In September 2006, the FASB issued Statement of Financial Accounting Standards No. 157, "Fair Value Measurements," or SFAS 157, which defines fair value, establishes a framework for measuring fair value, and expands disclosures about fair value measurement. This statement is effective for financial statements issued for fiscal years beginning November 15, 2007, and for interim periods within those fiscal years. As required, SFAS 157 was adopted on January 1, 2008 and management concluded that its effect is not material to these combined financial statements.

        In December 2007, the FASB issued Statement of Financial Accounting Standards No. 141 (revised 2007), "Business Combinations," or SFAS 141(R). SFAS 141(R) establishes principles and requirements for how the acquirer shall recognize and measure in its financial statements the identifiable assets acquired, liabilities assumed, any noncontrolling interest in the acquiree and goodwill acquired in a business combination. SFAS 141(R) is effective for fiscal years beginning after December 15, 2008. Management does not expect that the adoption of SFAS 141(R) will have a material effect on the combined financial statements.

Note 3. Real Estate Properties

        These financial statements include 29 properties representing an aggregate investment of $490.5 million. These properties are generally leased on a gross lease or modified gross lease basis pursuant to fixed term operating leases expiring between 2009 to 2020. These gross leases and modified gross leases require the Properties' owner to pay all or some property operating expenses and to provide all or most property management services. Approximately $1.9 million was committed for expenditures related to approximately 353,000 square feet of leases executed during 2008. Committed but unspent tenant related obligations based on executed leases as of December 31, 2008, were $1.3 million.

        The future minimum lease payments (excluding real estate taxes and other expense reimbursements) scheduled to be received during the current terms of the existing leases as of December 31, 2008, are approximately $64.7 million in 2009, $64.0 million in 2010, $62.1 million in 2011, $45.5 million in 2012, $24.1 million in 2013 and $55.7 million thereafter.

        During 2008, one property in Kansas City, MO was expanded by approximately 10,000 square feet for a total cost of approximately $760,000. During 2006, a property in Columbia, SC with approximately 72,000 square feet was acquired for a gross purchase price totaling $6.5 million plus closing costs.

Note 4. Transactions with Affiliates

        For all periods presented in these combined financial statements, general and administrative costs were allocated based on the historical cost of the Properties included in these combined financial

CERTAIN GOVERNMENT PROPERTIES
(WHOLLY OWNED BY HRPT PROPERTIES TRUST)

Notes to Combined Financial Statements (Continued)

Note 4. Transactions with Affiliates (Continued)

statements as a percentage of HRPT's historical cost of all its properties. Included in the allocation of general and administrative costs are expenses related to HRPT's business management agreement with Reit Management & Research LLC, or RMR. RMR is beneficially owned by Barry M. Portnoy, one of HRPT's and the Company's Managing Trustees and Adam D. Portnoy, the Company's President and the other Managing Trustee of HRPT and the Company. RMR is paid business management base fees by HRPT based on a formula amount of the historical gross invested assets of HRPT plus an incentive fee paid in common shares of HRPT based on a formula. Business management base fees allocated to the Properties during 2008, 2007, and 2006 were $2.6 million, $2.5 million and $2.5 million, respectively. HRPT also has a property management agreement with RMR. The property management fees paid by HRPT with respect to the Properties are generally equal to 3% of the gross rents received at the Properties and are included in other operating expenses in the accompanying combined statements of income. These property management fees totaled $2.2 million, $2.1 million and $2.1 million in 2008, 2007 and 2006, respectively. Concurrent with the Offering, the Company will enter into separate agreements with RMR on substantially similar terms as the business and property management agreements between HRPT and RMR.

Note 5. Tenant Concentration

        During the years ended December 31, 2008, 2007 and 2006, the U.S. Government was responsible for approximately 90% of rental income.

Note 6. Indebtedness

        At December 31, 2008 and 2007, outstanding indebtedness included the following (dollars in thousands):

	December 31,
	2008	2007
Mortgage note payable, due 2008 at 8.00%	$—	$1,891
Mortgage note payable, due 2009 at 5.17%	134	1,701

	$134	$3,592

        In November 2008 the mortgage note payable due 2008 was repaid in full.

Note 7. Fair Value of Financial Instruments

        Financial instruments include cash and cash equivalents, restricted cash, rents receivable, mortgage notes payable, accounts payable, other accrued expenses and security deposits. At December 31, 2008 and 2007, the fair values of financial instruments were not materially different from their carrying values.

CERTAIN GOVERNMENT PROPERTIES
(WHOLLY OWNED BY HRPT PROPERTIES TRUST)

Notes to Combined Financial Statements (Continued)

Note 8. Selected Quarterly Financial Data (Unaudited)

        The following is a summary of the unaudited quarterly results of operations for 2008, 2007 and 2006 (dollars in thousands):

	2008
	First Quarter	Second Quarter	Third Quarter	Fourth Quarter
Rental income	$18,657	$18,862	$18,438	$19,468
Net income	8,071	8,340	7,227	8,169

	2007
	First Quarter	Second Quarter	Third Quarter	Fourth Quarter
Rental income	$17,953	$18,300	$18,176	$18,621
Net income	7,897	7,889	8,126	8,187

	2006
	First Quarter	Second Quarter	Third Quarter	Fourth Quarter
Rental income	$17,482	$17,501	$17,995	$17,883
Net income	7,725	7,515	7,718	7,552

Note 9. Subsequent Events

        In January 2009, the mortgage note payable due 2009 was repaid in full.

CERTAIN GOVERNMENT PROPERTIES
(WHOLLY OWNED BY HRPT PROPERTIES TRUST)

SCHEDULE III

REAL ESTATE AND ACCUMULATED DEPRECIATION

December 31, 2008

(dollars in thousands)

			Initial Cost to Company			Cost Amount Carried at Close of Period
Location	State	Encumbrances	Land	Buildings and Equipment	Costs Capitalized Subsequent to Acquisition	Land	Buildings and Equipment	Total(1)	Accumulated Depreciation(2)	Date Acquired	Original Construction Date
Phoenix	AZ	$—	$2,687	$11,532	$1,253	$2,729	$12,743	$15,472	$3,549	5/15/97	1997
San Diego	CA	—	2,916	12,456	1,044	2,969	13,447	16,416	3,964	3/31/97	1994
San Diego	CA	—	4,269	18,316	800	4,347	19,038	23,385	5,566	3/31/97	1996
San Diego	CA	—	685	5,530	100	685	5,630	6,315	905	6/24/02	1986
Fresno	CA	—	7,276	61,118	8	7,277	61,125	68,402	9,741	8/29/02	1971
Golden	CO	—	494	152	6,098	495	6,249	6,744	1,655	3/31/97	1997
Lakewood	CO	—	936	9,160	406	936	9,566	10,502	1,558	10/11/02	1981
Lakewood	CO	—	915	9,106	477	915	9,583	10,498	1,549	10/11/02	1981
Lakewood	CO	—	1,035	9,271	192	1,036	9,462	10,498	1,488	10/11/02	1981
Washington	DC	—	12,008	51,528	31,035	12,227	82,344	94,571	23,859	3/31/97	1996
Atlanta	GA	—	1,521	11,826	—	1,521	11,826	13,347	1,318	7/16/04	1967
Atlanta	GA	—	1,713	7,649	157	1,713	7,806	9,519	885	7/16/04	2000
Atlanta	GA	—	372	3,600	57	372	3,657	4,029	407	7/16/04	1968
Atlanta	GA	—	364	3,527	61	364	3,588	3,952	401	7/16/04	1968
Atlanta	GA	—	425	4,119	82	425	4,201	4,626	466	7/16/04	1968
Atlanta	GA	—	1,122	10,867	113	1,122	10,980	12,102	1,233	7/16/04	2001
Germantown	MD	—	2,305	9,890	1,297	2,347	11,145	13,492	2,968	3/31/97	1995
Rockville	MD	—	3,251	29,258	3,340	3,248	32,601	35,849	8,875	2/2/98	1986
Baltimore	MD	—	900	8,097	696	901	8,792	9,693	2,218	10/15/98	1989
Roseville	MN	—	672	6,045	1,032	672	7,077	7,749	1,587	12/1/99	1987
Kansas City	MO	—	1,443	6,193	2,978	1,780	8,834	10,614	2,472	3/31/97	1995
Buffalo	NY	134	4,405	18,899	1,619	4,485	20,438	24,923	6,282	3/31/97	1994
Columbia	SC	—	659	5,622	20	659	5,642	6,301	370	5/10/06	1985
Waco	TX	—	2,030	8,708	542	2,060	9,220	11,280	2,507	12/23/97	1997
Falls Church	VA	—	3,456	14,828	4,444	3,520	19,208	22,728	5,182	3/31/97	1993
Richland	WA	—	2,515	11,101	93	2,587	11,122	13,709	3,267	3/31/97	1995
Richland	WA	—	1,455	5,934	327	1,455	6,261	7,716	1,857	3/31/97	1995
Falling Waters	WV	—	906	3,886	288	922	4,158	5,080	1,282	3/31/97	1993
Cheyenne	WY	—	1,915	8,217	831	1,950	9,013	10,963	2,623	3/31/97	1995

		$134	$64,650	$366,435	$59,390	$65,719	$424,756	$490,475	$100,034

CERTAIN GOVERNMENT PROPERTIES
(WHOLLY OWNED BY HRPT PROPERTIES TRUST)

SCHEDULE III

REAL ESTATE AND ACCUMULATED DEPRECIATION

December 31, 2007

(dollars in thousands)

			Initial Cost to Company			Cost Amount Carried at Close of Period
Location	State	Encumbrances	Land	Buildings and Equipment	Costs Capitalized Subsequent to Acquisition	Land	Buildings and Equipment	Total(1)	Accumulated Depreciation(2)	Date Acquired	Original Construction Date
Phoenix	AZ	$—	$2,687	$11,532	$853	$2,729	$12,343	$15,072	$3,243	5/15/97	1997
San Diego	CA	—	2,916	12,456	1,044	2,969	13,447	16,416	3,596	3/31/97	1994
San Diego	CA	—	4,269	18,316	800	4,347	19,038	23,385	5,060	3/31/97	1996
San Diego	CA	—	685	5,530	—	685	5,530	6,215	766	6/24/02	1986
Fresno	CA	—	7,276	61,118	8	7,277	61,125	68,402	8,213	8/29/02	1971
Golden	CO	—	494	152	6,069	495	6,220	6,715	1,494	3/31/97	1997
Lakewood	CO	—	936	9,160	363	936	9,523	10,459	1,271	10/11/02	1981
Lakewood	CO	—	915	9,106	431	915	9,537	10,452	1,269	10/11/02	1981
Lakewood	CO	—	1,035	9,271	192	1,036	9,462	10,498	1,243	10/11/02	1981
Washington	DC	—	12,008	51,528	30,771	12,227	82,080	94,307	20,829	3/31/97	1996
Atlanta	GA	—	1,521	11,826	—	1,521	11,826	13,347	1,022	7/16/04	1967
Atlanta	GA	—	1,713	7,649	157	1,713	7,806	9,519	684	7/16/04	2000
Atlanta	GA	—	372	3,600	57	372	3,657	4,029	314	7/16/04	1968
Atlanta	GA	—	364	3,527	61	364	3,588	3,952	309	7/16/04	1968
Atlanta	GA	—	425	4,119	82	425	4,201	4,626	361	7/16/04	1968
Atlanta	GA	—	1,122	10,867	90	1,122	10,957	12,079	951	7/16/04	2001
Germantown	MD	—	2,305	9,890	1,098	2,347	10,946	13,293	2,714	3/31/97	1995
Rockville	MD	—	3,251	29,258	2,719	3,248	31,980	35,228	7,799	2/2/98	1986
Baltimore	MD	—	900	8,097	435	901	8,531	9,432	1,956	10/15/98	1989
Roseville	MN	—	672	6,045	981	672	7,026	7,698	1,360	12/1/99	1987
Kansas City	MO	—	1,133	5,743	2,945	1,470	8,351	9,821	2,192	3/31/97	1995
Buffalo	NY	1,701	4,405	18,899	1,617	4,485	20,436	24,921	5,633	3/31/97	1994
Columbia	SC	—	659	5,622	20	659	5,642	6,301	229	5/10/06	1985
Waco	TX	—	2,030	8,708	542	2,060	9,220	11,280	2,258	12/23/97	1997
Falls Church	VA	—	3,456	14,828	4,438	3,520	19,202	22,722	4,429	3/31/97	1993
Richland	WA	1,891	2,515	11,101	236	2,587	11,265	13,852	3,108	3/31/97	1995
Richland	WA	—	1,455	5,934	403	1,455	6,337	7,792	1,763	3/31/97	1995
Falling Waters	WV	—	906	3,886	521	922	4,391	5,313	1,135	3/31/97	1993
Cheyenne	WY	—	1,915	8,217	819	1,950	9,001	10,951	2,344	3/31/97	1995

		$3,592	$64,340	$365,985	$57,752	$65,409	$422,668	$488,077	$87,545

CERTAIN GOVERNMENT PROPERTIES
(WHOLLY OWNED BY HRPT PROPERTIES TRUST)

SCHEDULE III

REAL ESTATE AND ACCUMULATED DEPRECIATION

(dollars in thousands)

Analysis of the carrying amount of real estate properties and accumulated depreciation:

	Real Estate Properties	Accumulated Depreciation
Balance at January 1, 2006	$474,361	$63,768
Additions	11,852	11,780
Disposals	—	—

Balance at December 31, 2006	486,213	75,548
Additions	2,184	12,317
Disposals	(320)	(320)

Balance at December 31, 2007	488,077	87,545
Additions	2,554	12,645
Disposals	(156)	(156)

Balance at December 31, 2008	$490,475	$100,034

(1)
Excludes value of real estate intangibles.

(2)
Depreciation on buildings and improvements is provided for periods ranging up to 40 years and on equipment up to 12 years.

GOVERNMENT PROPERTIES INCOME TRUST

CONDENSED CONSOLIDATED BALANCE SHEET

(amounts in thousands, except share data)

(unaudited)

	September 30, 2009	December 31, 2008
ASSETS
Real estate properties:
Land	$68,719	$65,719
Buildings and improvements	439,612	424,756

	508,331	490,475
Accumulated depreciation	(109,484)	(100,034)

	398,847	390,441
Acquired real estate leases, net	9,964	10,071
Cash and cash equivalents	2,294	97
Restricted cash	—	1,334
Deferred leasing costs, net	1,431	1,757
Deferred financing costs, net	5,766	—
Rents receivable	10,647	14,593
Due from affiliates	5,109	—
Other assets, net	4,809	1,481

Total assets	$438,867	$419,774

LIABILITIES AND SHAREHOLDERS' EQUITY
Mortgage notes payable	$—	$134
Secured revolving credit facility	65,375	—
Accounts payable and accrued expenses	3,150	3,036
Due to affiliates	1,820	—
Acquired real estate lease obligations, net	2,550	3,151

	72,895	6,321

Shareholders' equity:
Common shares of beneficial interest, $.01 par value:
21,481,350 shares issued and outstanding	215	—
Additional paid in capital	357,628	—
Cumulative net income	8,129	—
Ownership interest	—	413,453

Total shareholders' equity	365,972	413,453

Total liabilities and shareholders' equity	$438,867	$419,774

See accompanying notes.

GOVERNMENT PROPERTIES INCOME TRUST

CONDENSED CONSOLIDATED STATEMENT OF INCOME

(amounts in thousands, except per share data)

(unaudited)

	Three Months Ended September 30,		Nine Months ended September 30,
	2009	2008	2009	2008
Rental income	$19,656	$18,438	$58,304	$55,957

Expenses
Real estate taxes	2,031	2,011	6,250	5,951
Utility expenses	1,799	1,787	4,843	4,696
Other operating expenses	2,889	3,096	8,600	8,768
Depreciation and amortization	3,828	3,552	11,189	10,570
Acquisition costs	207	—	207	—
General and administrative	1,246	746	2,859	2,238

Total expenses	12,000	11,192	33,948	32,223

Operating income	7,656	7,246	24,356	23,734
Interest income	1	6	45	31
Interest expense (including amortization of deferred financing fees of $562, $—, $989 and $—, respectively)	(1,472)	(25)	(3,832)	(127)

Net income	$6,185	$7,227	$20,569	$23,638

Weighted average common shares outstanding	21,455	—	12,852	—

Earnings per common share:
Net income	$0.29	$—	$1.60	$—

See accompanying notes.

GOVERNMENT PROPERTIES INCOME TRUST

CONDENSED CONSOLIDATED STATEMENT OF CASH FLOWS

(amounts in thousands)

(unaudited)

	Nine Months Ended September 30,
	2009	2008
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income	$20,569	$23,638
Adjustments to reconcile net income to cash provided by operating activities:
Depreciation and amortization	11,936	10,301
Share based compensation expense	249	—
Change in assets and liabilities:
(Increase) decrease in restricted cash	1,334	(741)
(Increase) decrease in deferred leasing costs	(1)	(316)
(Increase) decrease in rents receivable	(4,101)	300
(Increase) decrease in due from affiliates	(5,109)	—
(Increase) decrease in other assets	172	1,272
Increase (decrease) in accounts payable and accrued expenses	402	359
Increase (decrease) in due to affiliates	1,820	—

Cash provided by operating activities	27,271	34,813

CASH FLOWS FROM INVESTING ACTIVITIES:
Real estate acquisitions and improvements	(23,308)	(1,669)

Cash used for investing activities	(23,308)	(1,669)

CASH FLOWS FROM FINANCING ACTIVITIES:
Repayment of mortgage loans	(134)	(2,055)
Borrowings on secured revolving credit facility	293,500	—
Costs of establishing secured revolving credit facility	(6,755)	—
Payments on secured revolving credit facility	(228,125)	—
Proceeds from issuance of common shares, net	205,511	—
Equity distributions	(265,763)	(30,881)

Cash used for financing activities	(1,766)	(32,936)

Increase (Decrease) in cash and cash equivalents	2,197	208
Cash and cash equivalents at beginning of period	97	66

Cash and cash equivalents at end of period	$2,294	$274

SUPPLEMENTAL CASH FLOW INFORMATION:
Interest paid	$2,728	$123

Non-cash operating activities:
Equity distributions	$8,047	$—

Non-cash financing activities:
Issuance of common shares pursuant to our Share Award Plan	$(250)	—

See accompanying notes.

GOVERNMENT PROPERTIES INCOME TRUST

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(unaudited)

Note 1. Basis of Presentation

        The accompanying condensed consolidated financial statements of Government Properties Income Trust and its subsidiaries, GOV, the Company, we or us, have been prepared without audit. Certain information and footnote disclosures required by accounting principles generally accepted in the United States, or GAAP, for complete financial statements have been condensed or omitted. We believe the disclosures made are adequate to make the information presented not misleading. However, the accompanying condensed consolidated financial statements should be read in conjunction with the Combined Financial Statements of Certain Government Properties (wholly owned by HRPT Properties Trust) as of December 31, 2008 and 2007 and for the three years in the period ending December 31, 2008 and notes thereto contained in our Prospectus, dated June 2, 2009, or the Prospectus, filed with Securities and Exchange Commission, or the SEC, in accordance with Rule 424(b) of the Securities Act of 1933, as amended, or the Securities Act, which is accessible on the SEC's website at www.sec.gov. In the opinion of our management, all adjustments, which include only normal recurring adjustments considered necessary for a fair presentation, have been included. All intercompany transactions and balances between the Company and its subsidiaries have been eliminated. Operating results for interim periods are not necessarily indicative of the results that may be expected for the full year. Because of the significant changes resulting from our initial public offering, or IPO, in June 2009, the financial results reported are not indicative of our expected future results. In preparing these condensed consolidated financial statements, we evaluated events that occurred through November 4, 2009, the date of issuance of these condensed consolidated financial statements, for potential recognition or disclosure.

        We own 30 properties located in 15 states and the District of Columbia containing approximately 3.6 million square feet. U.S. and state government agencies are our primary tenants. These condensed consolidated financial statements are presented as if we were a legal entity separate from HRPT Properties Trust, or HRP; although we did not exist until February 17, 2009 and thereafter we were a wholly owned consolidated subsidiary of HRP until June 8, 2009.

Note 2. Organization

        HRP organized us as a 100% owned subsidiary on February 17, 2009 as a Maryland real estate investment trust, or REIT. At the time of our organization, we issued 9.95 million common shares of beneficial interest, par value $.01 per share, or our common shares, to HRP.

        For a substantial part of the periods presented, we and the properties that we owned at the time of our IPO were wholly owned by HRP. On April 24, 2009, we acquired 100% ownership of our properties by means of a contribution from HRP to one of our subsidiaries. On June 2, 2009, we priced our IPO of 10 million common shares. The sale of these shares closed on June 8, 2009, or the Closing Date, and we became a separate publicly owned company. On June 30, 2009, our underwriters exercised their over-allotment option and we sold an additional 1.5 million common shares.

Note 3. Summary of Significant Accounting Policies

        Basis of Presentation.    Prior to our IPO, HRP directly or indirectly owned us, and we have presented transactions at HRP's historical basis. Historically, substantially all of the rental income received by HRP from tenants at our properties were deposited in and commingled with HRP's general funds. HRP paid certain capital investments and other cash requirements of our properties and us, and HRP allocated general and administrative costs to our properties and us based on its historical costs of our properties as a

GOVERNMENT PROPERTIES INCOME TRUST

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(unaudited)

Note 3. Summary of Significant Accounting Policies (Continued)

percentage of HRP's historical cost of all of HRP's properties until the Closing Date. Thereafter, we have recorded general and administrative expenses at our direct cost. We believe that HRP's method for allocating general and administrative expenses prior to the Closing Date is reasonable.

        Real Estate Properties.    As required by GAAP, we have generally adopted the accounting treatment and policies for our properties and business which were previously employed by HRP. We record our properties at cost to HRP and provide depreciation on real estate investments on a straight line basis over estimated useful lives ranging up to 40 years. We and HRP estimated the purchase price allocations and the useful lives of our properties. In some circumstances, we and HRP engaged independent real estate appraisal firms to provide market information and evaluations that are relevant to our purchase price allocations and determinations of useful lives; however, we are ultimately responsible for the purchase price allocations and determinations of useful lives.

        We and HRP allocated the purchase prices of our properties to land, building and improvements based on determinations of the relative fair values of these assets assuming the properties are vacant. We and HRP determined the fair value of each property using methods similar to those used by independent appraisers. We and HRP allocated a portion of the purchase price of our properties to above market and below market leases based on the present value (using an interest rate which reflects the risks associated with in place leases at the time each property was acquired by us or HRP) of the difference between (i) the contractual amounts to be paid pursuant to the in place leases and (ii) our estimates of fair market lease rates for the corresponding leases, measured over a period equal to the remaining terms of the respective leases. We and HRP allocated a portion of the purchase price to in place leases and tenant relationships in an amount equal to the excess of (i) the purchase price paid for each property, after adjusting existing in place leases to market rental rates, over (ii) the estimated fair value of the property, as if vacant. We and HRP allocated this aggregate value between in place lease values and tenant relationships based on our evaluation of the specific characteristics of each tenant's lease. However, we have not separated the value of tenant relationships from the value of in place leases because such value and related amortization expense is immaterial in the accompanying financial statements. In making these allocations, we considered factors such as estimated carrying costs during the expected lease up periods, including real estate taxes, insurance and other operating income and expenses and costs, such as leasing commissions, legal and other related expenses, to execute similar leases in current market conditions at the time a property was acquired by us or HRP. If the value of tenant relationships becomes material in the future, we may separately allocate those amounts and amortize the allocated amount over the estimated life of the relationships.

        We amortize capitalized above market lease values (presented as acquired real estate leases in our condensed consolidated balance sheet) and below market lease values (presented as acquired real estate lease obligations in our condensed consolidated balance sheet) as a reduction or increase, respectively, to rental income over the remaining terms of the associated leases. Such amortization resulted in increases to rental income of approximately $70,000 and $85,000 during both the three months ended September 30, 2009 and 2008, respectively, and $240,000 and $267,000 during the nine months ended September 30, 2009 and 2008, respectively. We amortize the value of in place leases, exclusive of the value of above market and below market in place leases, over the remaining periods of the associated leases. Such amortization amounted to approximately $306,000 and $294,000 during both the three months ended September 30, 2009 and 2008, respectively, and $894,000 and $863,000 during the nine months ended September 30, 2009

GOVERNMENT PROPERTIES INCOME TRUST

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(unaudited)

Note 3. Summary of Significant Accounting Policies (Continued)

and 2008, respectively. When a lease is terminated prior to its stated expiration, we will write off the unamortized amounts relating to that lease.

        Due From Affiliates.    Due from affiliates represents rent collected by HRP on our behalf, which was subsequently transferred to us.

        Due To Affiliates.    Due to affiliates represent amounts due to Reit Management and Research, LLC, or RMR, our manager, for expenses incurred pursuant to our business management and property management agreements with RMR.

        Income Taxes.    Prior to the Closing Date, our operations were included in HRP's income tax returns. HRP is a real estate investment trust under the Internal Revenue Code of 1986, as amended, or the Code. Accordingly, HRP is not subject to Federal income taxes provided it distributes its taxable income and meets certain other requirements to qualify as a real estate investment trust. However, HRP is subject to certain state and local taxes.

        We are also a real estate investment trust under the Code. Accordingly, we are not subject to Federal income taxes provided we distribute our taxable income and meet certain other requirements to qualify as a real estate investment trust. We are, however, subject to certain state and local taxes.

        Ownership Interest.    Prior to the Closing Date, HRP provided the funds used in our investment activities. Amounts invested in or advanced to us by HRP did not carry interest, and had no specific repayment terms. HRP currently owns 46.3% of our outstanding common shares.

Note 4. New Accounting Pronouncements

        In June 2009, the Financial Accounting Standards Board, or FASB, issued The FASB Accounting Standards Codification™, or the Codification. The Codification is the single source of authoritative nongovernmental U.S. generally accepted accounting principles and is effective for financial statements issued for interim and annual periods ending after September 15, 2009. The adoption of this standard did not cause any change to our current accounting practices.

        Effective June 30, 2009, we adopted the Subsequent Events Topic of the Codification. This Topic establishes general standards of accounting for and disclosure of events that occur after the balance sheet date but before the financial statements are issued. It requires the disclosure of the date through which an entity has evaluated subsequent events and whether that date represents the date the financial statements were issued or were available to be issued.

        The Business Combinations Topic of the Codification establishes principles and requirements for how an acquirer shall recognize and measure in its financial statements the identifiable assets acquired, liabilities assumed, any noncontrolling interest in the acquiree and goodwill acquired in a business combination principally by expanding the definition of what constitutes a business combination, making it more likely that our acquisitions will be accounted for as business combinations, and by requiring the immediate expensing of acquisition costs incurred in connection with such transactions. This Topic is effective for fiscal years beginning after December 15, 2008 and the adoption affects our consolidated financial statements, principally by requiring us to expense acquisition costs.

GOVERNMENT PROPERTIES INCOME TRUST

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(unaudited)

Note 4. New Accounting Pronouncements (Continued)

        Effective June 30, 2009, we adopted the Interim Disclosures about Fair Value of Financial Instruments subtopic of the Financial Instruments Topic of the Codification. Please see Note 9, "Fair Value of Financial Instruments" for relevant disclosures.

        In April 2009, the FASB issued the following Topics: Determining Fair Value When the Volume and Level of Activity for the Asset or Liability Have Significantly Decreased and Identifying Transactions That Are Not Orderly; Recognition and Presentation of Other-Than-Temporary Impairments; and, Interim Disclosures about Fair Value of Financial Instruments. The first Topic provides additional guidance for estimating fair value when the volume and level of activity for the assets or liabilities have significantly decreased. This Topic also includes guidance on identifying circumstances that indicate a transaction is not orderly. The Other-Than-Temporary Impairments Topic amends existing other than temporary impairment guidance in GAAP for debt securities to make the guidance more operational and to improve the presentation and disclosure of other than temporary impairments of debt and equity securities. The Interim Disclosures about Fair Value of Financial Instruments Topic requires disclosure about fair value of financial instruments for interim reporting periods of publicly traded companies as well as in annual financial statements. Each of these Topics is effective for interim and annual reporting periods ending after June 15, 2009. The adoption of these Topics did not cause any significant changes to our disclosures in our consolidated financial statements.

Note 5. Real Estate Properties

        We generally lease space in our properties on a gross lease or modified gross lease basis pursuant to noncancelable, fixed term operating leases expiring between 2010 and 2020. These leases require us to pay all or some property operating expenses and to provide all or most property management services. During the three months ended September 30, 2009, we executed one lease for 10,080 square feet and made a commitment for approximately $1,512 of leasing related costs. Committed but unspent tenant related obligations based on executed leases as of September 30, 2009, were approximately $727,000.

        During August of 2009, we purchased one industrial property for $18.2 million, plus closing costs. We funded this transaction with cash on hand and by borrowing under our secured revolving credit facility. We allocated approximately $626,000 of our acquisition expenses to acquired real estate leases and approximately $522,000 to acquired real estate lease obligations.

        In September 2009, we entered into an agreement to acquire a property for $36.5 million that contains 136,000 square feet of space that is leased to the U.S. Government. Pursuant to such agreement, as of September 30, 2009, we made a refundable deposit in the amount of $3.5 million, which has been included in other assets on our balance sheet. On October 29, 2009, the agreement with the seller was terminated and the deposit was refunded.

Note 6. Related Person Transactions

        As described in Notes 1, 2 and 3 above, we were formerly 100% owned by HRP and HRP continues to own 46.3% of our outstanding common shares.

        We have no employees. All of our officers are employees of Reit Management & Research LLC, or RMR. RMR manages our business under the general direction of our Trustees pursuant to a business management agreement. Pursuant to this agreement, we pay business management base fees in cash to

GOVERNMENT PROPERTIES INCOME TRUST

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(unaudited)

Note 6. Related Person Transactions (Continued)

RMR, plus an incentive fee, which is settled in our common shares, each based on a formula. RMR is beneficially owned by Barry M. Portnoy, one of our and HRP's Managing Trustees, and Adam D. Portnoy, our President and the other Managing Trustee of us and of HRP. Prior to the Closing Date, HRP allocated to us amounts that it paid to RMR pursuant to its business management agreement containing similar terms to our agreement with RMR. Our business management base fees, including amounts allocated to us by HRP, during the three months ended September 30, 2009 and 2008 were approximately $654,000 and $626,000, respectively; and $1.9 million during the nine months ended September 30, 2009 and 2008. These fees are included in general and administrative expenses in our condensed consolidated statements of income.

        We also have a property management agreement with RMR pursuant to which RMR manages our properties and we pay RMR fees generally equal to 3% of the gross rents received at our properties. Prior to the Closing Date, HRP allocated to us amounts that it paid to RMR pursuant to its property management agreement containing similar terms to the property management agreement we have with RMR. These property management fees, including amounts allocated to us by HRP, totaled approximately $574,000 and $539,000 for the three months ending September 30, 2009 and 2008, respectively; and $1.72 million and $1.65 million during the nine months ended September 30, 2009 and 2008, respectively. These property management fees are included in other operating expenses in our condensed consolidated statements of income.

Note 7. Tenant Concentration and Segment Information

        We operate in only one business segment: ownership of properties having space that is primarily leased to government tenants. The U.S. Government is responsible for approximately 90.4% and 90.1% of our rental income as of September 30, 2009 and 2008, respectively.

Note 8. Indebtedness

        At September 30, 2009 and December 31, 2008, outstanding indebtedness included the following (dollars in thousands):

	September 30, 2009	December 31, 2008
Mortgage note payable, due in 2009 at 5.17%	$—	$134
Secured revolving credit facility, due in 2012	65,375	—

	$65,375	$134

        In January 2009, the mortgage note payable due in 2009 was paid in full.

        In April 2009, we entered a $250 million secured revolving credit facility that is secured by 29 of our properties and is available for acquisitions, working capital and general business purposes. The facility expires April 24, 2012, and we have the option to extend the maturity date by one year if we pay an extension fee and satisfy certain other conditions. Interest is calculated at a floating rate based upon LIBOR or another specified index, subject to a floor, plus a spread, or margin, which will vary depending upon our debt leverage. The weighted average annual interest rate for this facility was 5.39% for the period

GOVERNMENT PROPERTIES INCOME TRUST

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(unaudited)

Note 8. Indebtedness (Continued)

from April 24, 2009 to September 30, 2009. As of September 30, 2009, we had $65.4 million drawn and $184.6 million available to be drawn under our secured revolving credit facility.

        Our secured revolving credit facility contains a number of covenants which restrict our ability to incur debts in excess of calculated amounts, restrict our ability to make distributions under certain circumstances and generally require us to maintain certain financial ratios. Our secured revolving credit facility provides for acceleration of payment of all amounts payable upon the occurrence and continuation of certain events of default, including upon a change of control. We believe we were in compliance with all of these covenants under our secured revolving credit facility as of September 30, 2009.

Note 9. Fair Value of Financial Instruments

        Financial instruments include cash and cash equivalents, restricted cash, rents receivable, mortgage notes payable, accounts payable, secured revolving credit facility, other accrued expenses and security deposits. At September 30, 2009 and December 31, 2008, the fair values of financial instruments were not materially different from their carrying values.

Note 10. Shareholders' Equity

        We have common shares available for issuance under the terms of our 2009 Incentive Share Award Plan, or the Award Plan. During the quarter ended September 30, 2009, 31,350 common shares with an aggregate market value of $694,000 were awarded to our officers and certain employees of RMR pursuant to this plan. All of our trustees were each awarded 1,250 common shares in 2009 with an aggregate market value of $138,000 as part of their annual fees. The shares awarded to our trustees vested immediately. The shares awarded to our officers and certain employees of RMR vest in five annual installments beginning on the date of grant. We include the value of awarded common shares in general and administrative expenses at the time the awards vest. At September 30, 2009 1,968,650 of our common shares remain available for issuance under the Award Plan.

Note 11. Subsequent Events

        In October 2009, we declared a common share distribution of $0.50 per common share, or approximately $10,741,000. This distribution includes a regular quarterly distribution of $0.40 per common share ($1.60 per share per year) with respect to the quarter ended September 30, 2009, plus an additional $0.10 reflecting our first 22 days as a public company during the prior quarter. This dividend was paid on or about November 25, 2009 to shareholders of record on October 23, 2009.

        In September 2009, we entered into an agreement to acquire a property for $36.5 million that contains 136,000 square feet of space that is leased to the U.S. Government. On October 29, 2009, the agreement with the seller was terminated.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Trustees and Shareholder of Government Properties Income Trust

        We have audited the accompanying balance sheet of Government Properties Income Trust as of February 20, 2009. This balance sheet is the responsibility of the Company's management. Our responsibility is to express an opinion on this balance sheet based on our audit.

        We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the balance sheet is free of material misstatement. We were not engaged to perform an audit of the Company's internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company's internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the balance sheet, assessing the accounting principles used and significant estimates made by management, and evaluating the overall balance sheet presentation. We believe that our audit of the balance sheet provides a reasonable basis for our opinion.

        In our opinion, the balance sheet referred to above presents fairly, in all material respects, the financial position of Government Properties Income Trust at February 20, 2009, in conformity with U.S. generally accepted accounting principles.

/s/ ERNST & YOUNG LLP

Boston, Massachusetts
February 20, 2009

GOVERNMENT PROPERTIES INCOME TRUST

Balance Sheet

February 20, 2009

(dollars in thousands, except share amounts)

ASSETS
Cash	$4,500
Other assets	500

Total assets	$5,000

LIABILITIES AND SHAREHOLDER'S EQUITY
Commitments and contingencies	—
Common shares of beneficial interest, $0.01 par value per share; 25,000,000 shares authorized; 9,950,000 shares issued and outstanding	$100
Additional paid in capital	4,900

Total shareholder's equity	$5,000

See accompanying notes

GOVERNMENT PROPERTIES INCOME TRUST

Notes to Balance Sheet

February 20, 2009

Note 1. Organization

        Government Properties Income Trust, a Maryland real estate investment trust, and its consolidated subsidiaries (collectively, the "Company"), was organized on February 17, 2009. The Company is a wholly owned subsidiary of HRPT Properties Trust ("HRPT"). In connection with the Company's formation, HRPT invested $5 million of cash and the Company issued 9,950,000 common shares of beneficial interest, $0.01 per share par value, of the Company to HRPT. The Company is in the process of preparing for an initial public offering pursuant to which it proposes to issue approximately 10.0 million shares to the public (the "Offering"). The Company intends to file a Form S-11 registration statement with the Securities and Exchange Commission in connection with the proposed Offering.

        The Company has had no operations since its formation. Prior to commencing the Offering, the Company expects to enter into certain transactions with HRPT and with a syndicate of banks whereby it will receive 29 properties, majority leased to the U.S. Government and several states, borrow $250 million from a bank syndicate and distribute those funds to HRPT. Thereafter, the Company will undertake the Offering and, if the Offering is successfully concluded, the Company will become a publicly owned real estate investment trust, or REIT, separate from HRPT which will focus upon owning and acquiring properties that are majority leased to the U.S. Government and several states.

Note 2. Summary of Significant Accounting Policies

        Use of Estimates.    Preparation of the balance sheet in conformity with U.S. generally accepted accounting principles requires management to make estimates and assumptions, including but not limited to the estimates and assumptions set forth above, that may affect the amounts reported in the balance sheet and related notes. The actual results could differ from these estimates.

        Cash and Cash Equivalents.    Cash and short term investments with original maturities of three months or less at the date of purchase are carried at cost plus accrued interest.

        Other Assets.    Other assets include capitalized costs for financing fees and transaction costs associated with the closing of the Company's proposed secured credit facility. These capitalized costs will be amortized over the primary term of the proposed secured credit facility, which is 36 months.

        Fiscal Year-end.    The Company has adopted December 31 as its fiscal year end.

Note 3. Federal Income Tax

        The Company is currently a 100% owned subsidiary of HRPT, which is a REIT, under the Internal Revenue Code of 1986, as amended, or Code. Accordingly, the Company is a Qualified REIT Subsidiary and a disregarded entity for tax purposes. If the Offering is successfully concluded, the Company intends to qualify separately as a REIT and not to be subject to federal income taxes provided it distributes at least 90% of its REIT taxable income and meets certain other requirements for qualifying as a REIT under the Code. The Company may be subject to certain state and local taxes on its income and property.

Report of Independent Auditors

To the Board of Trustees
Government Properties Income Trust

        We have audited the accompanying statement of revenues and certain operating expenses of Capitol Place, a property acquired by Government Properties Income Trust, for the year ended December 31, 2008. This financial statement is the responsibility of the Capitol Place's management. Our responsibility is to express an opinion on the financial statement based on our audit.

        We conducted our audit in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statement is free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statement. An audit also includes assessing the basis of accounting used and significant estimates made by management, as well as evaluating the overall presentation of the financial statement. We believe that our audit provides a reasonable basis for our opinion.

        The accompanying financial statement was prepared for the purpose of complying with the rules and regulations of the Securities and Exchange Commission for inclusion in the registration statement on Form S-11 of Government Properties Income Trust as described in Note 1, and is not intended to be a complete presentation of Capitol Place's revenues and expenses.

        In our opinion, the financial statement referred to above presents fairly, in all material respects, the revenues and certain operating expenses described in Note 1 of Capitol Place for the year ended December 31, 2008, in conformity with U.S. generally accepted accounting principles.

/s/ ERNST & YOUNG LLP

Boston, Massachusetts
December 23, 2009

Capitol Place

Statement of Revenues and Certain Operating Expenses

	For the nine month period ended September 30, 2009	For the year ended December 31, 2008
	(unaudited)
Revenues:
Rental income	$3,451,012	$4,522,059
Reimbursement from tenants and other income	542,495	821,510

	3,993,507	5,343,569

Certain operating expenses:
Rental property operating expenses	862,958	1,134,538
Real estate taxes and insurance	485,793	607,452
General and administrative	48,575	64,941

	1,397,326	1,806,931

Revenues in excess of certain operating expenses	$2,596,181	$3,536,638

See accompanying notes.

Capitol Place

Notes to Statement of Revenues and Certain Operating Expenses

Nine month period ended September 30, 2009 (unaudited) and year ended December 31, 2008

1. General Information and Summary of Significant Accounting Policies:

        Prior to December 17, 2009, Teachers Insurance and Annuity Association of America, a New York corporation ("TIAA"), owned and operated Capitol Place, a property located in Sacramento, CA (the "Property"). On December 17, 2009, Government Properties Income Trust ("GOV") acquired the Property from TIAA and assumed management and ownership responsibilities.

        The accompanying financial statement has been prepared in accordance with Rule 3-14 of Regulation S-X of the Securities and Exchange Commission for inclusion in Form S-11 of GOV. Accordingly, certain historical expenses that may not be comparable to the expenses expected to be incurred in the future have been excluded. Excluded expenses consist of depreciation and amortization, interest expense and other costs not directly related to the future operations.

        Use of Estimates—Preparation of this financial statement in conformity with U.S. generally accepted accounting principles requires TIAA's management to make estimates and assumptions that may affect the amounts reported in this financial statement and accompanying notes. Actual results could differ from those estimates.

        Rental Revenues—Tenant leases are accounted for as operating leases. Rental income is recognized on a straight-line basis over the term of the related leases.

        Reimbursements from Tenants—Reimbursements from tenants of operating expenses and real estate taxes are recognized when they become billable to the tenants.

        Repairs and Maintenance—Expenditures for repairs and maintenance are expensed as incurred.

2. Leases

        TIAA, as lessor, has entered into non-cancelable operating leases at the Property. These leases were assumed by GOV when the Property was acquired. Minimum future rentals under the leases in effect at December 31, 2008, are summarized as follows:

Year
2009	$4,491,813
2010	4,231,323
2011	3,862,363
2012	3,413,103
2013	2,848,969
Thereafter	11,724,177

$30,571,748

        The leases at the Property are generally for terms greater than one year and for no more than eight years and provide for operating expense and real estate tax escalations.

        As of December 31, 2008 and September 30, 2009, one tenant comprised approximately 58% of the rental income.

Report of Independent Auditors

To the Board of Trustees
Government Properties Income Trust

        We have audited the accompanying statement of revenues and certain operating expenses of 9800 Goethe Road, a property acquired by Government Properties Income Trust, for the year ended December 31, 2008. This financial statement is the responsibility of 9800 Goethe Road's management. Our responsibility is to express an opinion on the financial statement based on our audit.

        We conducted our audit in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statement is free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statement. An audit also includes assessing the basis of accounting used and significant estimates made by management, as well as evaluating the overall presentation of the financial statement. We believe that our audit provides a reasonable basis for our opinion.

        The accompanying financial statement was prepared for the purpose of complying with the rules and regulations of the Securities and Exchange Commission for inclusion in the registration statement on Form S-11 of Government Properties Income Trust as described in Note 1, and is not intended to be a complete presentation of 9800 Goethe Road's revenues and expenses.

        In our opinion, the financial statement referred to above presents fairly, in all material respects, the revenues and certain operating expenses described in Note 1 of 9800 Goethe Road for the year ended December 31, 2008, in conformity with U.S. generally accepted accounting principles.

/s/ ERNST & YOUNG LLP

Boston, Massachusetts
December 23, 2009

9800 Goethe Road

Statement of Revenues and Certain Operating Expenses

	For the nine month period ended September 30, 2009	For the year ended December 31, 2008
	(unaudited)
Revenues:
Rental Income	$1,293,628	$1,735,519

Certain operating expenses:
Rental property operating expenses	292,146	419,169
Real estate taxes and insurance	190,728	249,964
General and administrative	441	1,306

	483,315	670,439

Revenues in excess of certain operating expenses	$810,313	$1,065,080

See accompanying notes.

9800 Goethe Road

Notes to Statement of Revenues and Certain Operating Expenses

Nine month period ended September 30, 2009 (unaudited) and year ended December 31, 2008

1. General Information and Summary of Significant Accounting Policies:

        Prior to December 23, 2009, NNN 9800 Goethe Road, LLC, a Delaware limited liability company, owned and operated 9800 Goethe Road, a property located in Sacramento, CA (the "Property"). On December 23, 2009, Government Properties Income Trust ("GOV") acquired the Property from NNN 9800 Goethe Road, LLC and assumed management and ownership responsibilities.

        The accompanying financial statement has been prepared in accordance with Rule 3-14 of Regulation S-X of the Securities and Exchange Commission for inclusion in Form S-11 of GOV. Accordingly, certain historical expenses that may not be comparable to the expenses expected to be incurred in the future have been excluded. Excluded expenses consist of depreciation and amortization, interest expense and other costs not directly related to the future operations.

        Use of Estimates—Preparation of this financial statement in conformity with U.S. generally accepted accounting principles requires NNN 9800 Goethe Road, LLC management to make estimates and assumptions that may affect the amounts reported in this financial statement and accompanying notes. Actual results could differ from those estimates.

        Rental Revenues—Tenant leases are accounted for as operating leases. Rental income is recognized on a straight-line basis over the term of the related leases.

        Repairs and Maintenance—Expenditures for repairs and maintenance are expensed as incurred.

2. Leases

        NNN Goethe Road, LLC, as lessor, has entered into a non-cancelable operating leases at the Property. This lease was assumed by GOV when the Property was acquired. Minimum future rent under the lease at December 31, 2008, is summarized as follows:

Year
2009	$1,773,089
2010	1,786,349
2011	1,799,609
2012	1,812,869
2013	1,826,129
Thereafter	6,650,906

$15,648,951

        The lease at the Property expires in 2017 and provides for annual rental income increases.

        As of December 31, 2009 and September 30, 2009, one tenant comprised 100% of the rental income.

Report of Independent Auditors

To the Board of Trustees
Government Properties Income Trust

        We have audited the accompanying statement of revenues and certain operating expenses of 2020 South Arlington Heights Road, a property to be acquired by Government Properties Income Trust, for the year ended December 31, 2008. This financial statement is the responsibility of 2020 South Arlington Heights Road's management. Our responsibility is to express an opinion on the financial statement based on our audit.

        We conducted our audit in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statement is free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statement. An audit also includes assessing the basis of accounting used and significant estimates made by management, as well as evaluating the overall presentation of the financial statement. We believe that our audit provides a reasonable basis for our opinion.

        The accompanying financial statement was prepared for the purpose of complying with the rules and regulations of the Securities and Exchange Commission for inclusion in the registration statement on Form S-11 of Government Properties Income Trust as described in Note 1, and is not intended to be a complete presentation of 2020 South Arlington Heights Road's revenues and expenses.

        In our opinion, the financial statement referred to above presents fairly, in all material respects, the revenues and certain operating expenses described in Note 1 of 2020 South Arlington Heights Road for the year ended December 31, 2008, in conformity with U.S. generally accepted accounting principles.

/s/ ERNST & YOUNG LLP

Boston, Massachusetts
December 23, 2009

2020 South Arlington Heights Road

Statement of Revenues and Certain Operating Expenses

	For the nine month period ended September 30, 2009	For the year ended December 31, 2008
	(unaudited)
Revenues:
Rental income	$1,368,728	$1,800,475
Reimbursement from tenants and other income	96,855	144,996

	1,465,583	1,945,471

Certain operating expenses:
Rental property operating expenses	130,585	182,096
Real estate taxes and insurance	299,518	382,540
General and administrative	17,385	2,085

	447,488	566,721

Revenues in excess of certain operating expenses	$1,018,095	$1,378,750

See accompanying notes.

2020 South Arlington Heights Road

Notes to Statement of Revenues and Certain Operating Expenses

Nine month period ended September 30, 2009 (unaudited) and year ended December 31, 2008

1. General Information and Summary of Significant Accounting Policies:

        2020 Arlington LLC, an Illinois limited liability company ("Arlington"), owns and operates 2020 South Arlington Heights Road, a property located in Arlington Heights, IL (the "Property"). Government Properties Income Trust ("GOV") anticipates acquiring the Property from Arlington and assuming management and ownership responsibilities.

        The accompanying financial statement has been prepared in accordance with Rule 3-14 of Regulation S-X of the Securities and Exchange Commission for inclusion in the registration statement on Form S-11 of GOV. Accordingly, certain historical expenses that may not be comparable to the expenses expected to be incurred in the future have been excluded. Excluded expenses consist of depreciation and amortization, interest expense and other costs not directly related to the future operations.

        Use of Estimates—Preparation of this financial statement in conformity with U.S. generally accepted accounting principles requires Arlington's management to make estimates and assumptions that may affect the amounts reported in this financial statement and accompanying notes. Actual results could differ from those estimates.

        Rental Revenues—Tenant leases are accounted for as operating leases. Rental income is recognized on a straight-line basis over the term of the related leases.

        Reimbursements from Tenants—Reimbursements from tenants of operating expenses and real estate taxes are recognized when they become billable to the tenants.

        Repairs and Maintenance—Expenditures for repairs and maintenance are expensed as incurred.

2. Leases

        Arlington, as lessor, has entered into a non-cancelable operating lease at the Property. This lease would be assumed by GOV when the Property is acquired as anticipated. Minimum future rentals under the lease in effect at December 31, 2008, are summarized as follows:

Year
2009	$1,686,306
2010	1,686,306
2011	1,686,306
2012	1,696,416
2013	1,654,533
Thereafter	5,392,107

$13,801,974

        The lease at the Property expires in 2017 and provides for operating expense and real estate tax escalations.

        As of December 31, 2008 and September 30, 2009, one tenant comprised 100% of the rental income.

Report of Independent Auditors

To the Board of Trustees
Government Properties Income Trust

        We have audited the accompanying statement of revenues and certain operating expenses of 3300 75th Avenue, a property to be acquired by Government Properties Income Trust, for the year ended December 31, 2008. This financial statement is the responsibility of 3300 75th Avenue's management. Our responsibility is to express an opinion on the financial statement based on our audit.

        We conducted our audit in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statement is free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statement. An audit also includes assessing the basis of accounting used and significant estimates made by management, as well as evaluating the overall presentation of the financial statement. We believe that our audit provides a reasonable basis for our opinion.

        The accompanying financial statement was prepared for the purpose of complying with the rules and regulations of the Securities and Exchange Commission for inclusion in the registration statement on Form S-11 of Government Properties Income Trust as described in Note 1, and is not intended to be a complete presentation of 3300 75th Avenue's revenues and expenses.

        In our opinion, the financial statement referred to above presents fairly, in all material respects, the revenues and certain operating expenses described in Note 1 of 3300 75th Avenue for the year ended December 31, 2008, in conformity with U.S. generally accepted accounting principles.

/s/ ERNST & YOUNG LLP

Boston, Massachusetts
December 23, 2009

3300 75th Avenue

Statement of Revenues and Certain Operating Expenses

	For the nine month period ended September 30, 2009	For the year ended December 31, 2008
	(unaudited)
Revenues:
Rental income	$2,702,449	$3,356,634
Reimbursement from tenants and other income	627,818	897,713

	3,330,267	4,254,347

Certain operating expenses:
Rental property operating expenses	837,006	1,129,350
Real estate taxes and insurance	193,570	282,144
General and administrative	33,793	50,408

	1,064,369	1,461,902

Revenues in excess of certain operating expenses	$2,265,898	$2,792,445

See accompanying notes.

3300 75th Avenue

Notes to Statement of Revenues and Certain Operating Expenses

Nine month period ended September 30, 2009 (unaudited) and year ended December 31, 2008

1. General Information and Summary of Significant Accounting Policies:

        3300 75th Avenue is a property located in Landover, MD (the "Property"). Government Properties Income Trust ("GOV") anticipates acquiring the Property from the current owner and assuming management and ownership responsibilities.

        The accompanying financial statement has been prepared in accordance with Rule 3-14 of Regulation S-X of the Securities and Exchange Commission for inclusion in the registration statement on Form S-11 of GOV. Accordingly, certain historical expenses that may not be comparable to the expenses expected to be incurred in the future have been excluded. Excluded expenses consist of depreciation and amortization, interest expense and other costs not directly related to the future operations.

        Use of Estimates—Preparation of this financial statement in conformity with U.S. generally accepted accounting principles requires the Property's management to make estimates and assumptions that may affect the amounts reported in this financial statement and accompanying notes. Actual results could differ from those estimates.

        Rental Revenues—Tenant leases are accounted for as operating leases. Rental income is recognized on a straight-line basis over the term of the related leases.

        Reimbursements from Tenants—Reimbursements from tenants of operating expenses and real estate taxes are recognized when they become billable to the tenants.

        Repairs and Maintenance—Expenditures for repairs and maintenance are expensed as incurred.

2. Leases

        The current owner, as lessor, has entered into a non-cancelable operating lease at the Property. This lease would be assumed by GOV when the Property is acquired as anticipated. Minimum future rentals under the lease in effect at December 31, 2008, are summarized as follows:

Year
2009	$3,515,874
2010	4,774,700
2011	4,774,700
2012	4,774,700
2013	4,774,700
Thereafter	27,056,633

$49,671,307

        The lease at the Property expires in 2019 and provides for operating expense and real estate tax escalations.

        As of December 31, 2008 and September 30, 2009, one tenant comprised 100% of the rental income.

U.S. Federal Bureau of Investigation
San Diego, CA

Rentable square feet: 94,272

U.S. Drug Enforcement Administration
San Diego, CA

Rentable square feet: 147,955

State of Maryland Department of Health and Mental Hygiene
Baltimore, MD

Rentable square feet: 84,674

U.S. Federal Bureau of Investigation
Phoenix, AZ

Rentable square feet: 97,145

U.S. Department of Justice
U.S. Immigration and Customs Enforcement
Washington, D.C.

Rentable square feet: 339,541

U.S. Food and Drug Administration
Rockville, MD

Rentable square feet: 188,444

U.S. Internal Revenue Service
Fresno, CA

Rentable square feet: 531,976

U.S. Environmental Protection Agency
Golden, CO

Rentable square feet: 43,232

U.S. Department of Veteran's Affairs
Falling Waters, WV

Rentable square feet: 36,818

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 31.    Other Expenses of Issuance and Distribution.

        The following table sets forth the estimated costs and expenses, other than underwriting discounts and commissions, payable by us in connection with the sale of the securities being registered hereby. All amounts shown are estimates except the Securities and Exchange Commission, or SEC, registration fee and the Financial Industry Regulatory Authority filing fee.

SEC registration fee	$12,423
Financial Industry Regulatory Authority filing fee	17,924
NYSE fee	25,000
Printing and engraving expenses	65,000
Legal fees and expenses (including Blue Sky fees)	225,000
Accounting fees and expenses	350,000
Transfer agent and registrar fees	3,500
Miscellaneous expenses	26,153

Total	$725,000

Item 32.    Sales to Special Parties.

        See Item 33.

Item 33.    Recent Sales of Unregistered Equity Securities.

        On February 17 and February 20, 2009, we issued 1,000 of our common shares of beneficial interest, $0.01 par value per share, or Shares, and 9,949,000 Shares, respectively, to HRPT Properties Trust, or HRP, for aggregate consideration of $5 million. The 9,950,000 Shares were purchased by HRP for investment. This was deemed to be exempt from registration pursuant to Section 4(2) of the Securities Act as a transaction by an issuer not involving a public offering.

        Pursuant to our 2009 Incentive Share Award Plan, on September 22, 2009 we granted an aggregate of 31,350 Shares to our trustees and officers and certain employees of Reit Management & Research LLC, or RMR, with an aggregate market value of $694,000. We made these grants pursuant to an exemption from registration contained in Section 4(2) of the Securities Act of 1933, as amended. The shares awarded to our trustees vested immediately. The shares awarded to our officers and certain employees of RMR vest in five annual installments beginning on the date of grant.

Item 34.    Indemnification of Directors and Officers.

        The Maryland real estate investment trust law permits a Maryland real estate investment trust to include in its declaration of trust a provision limiting the liability of its trustees and officers to the trust and its shareholders for money damages except for liability resulting from (a) actual receipt of an improper benefit or profit in money, property or services or (b) active and deliberate dishonesty established by a final judgment as being material to the cause of action. Our Amended and Restated Declaration of Trust contains such a provision which eliminates such liability to the maximum extent permitted by the Maryland real estate investment trust law.

        Our Amended and Restated Bylaws require us, to the maximum extent permitted by Maryland law, to indemnify, and pay or reimburse reasonable expenses in advance of final disposition of a proceeding to, (a) any individual who is our present or former trustee or officer who is made or threatened to be made a party to the proceeding by reason of his or her service in that capacity or (b) any individual who, while our trustee or officer and at our request, serves or has served as a trustee, director, officer or partner of another real estate investment trust, corporation, partnership, joint venture, trust, employee benefit plan or other enterprise and who is made or threatened to be made a party to the proceeding by reason of his or her service in that capacity. Our Amended and Restated Bylaws also permit us to indemnify and advance expenses to any person who served a predecessor of us in any of the capacities described above and to any of our or our predecessors' present or former shareholders, employees or agents.

        The Maryland real estate investment law permits a Maryland real estate investment trust to indemnify and advance expenses to its trustees, officers, employees and agents to the same extent as permitted by the Maryland General Corporation Law, or MGCL, for directors and officers of Maryland corporations. The MGCL permits a corporation to indemnify its present and former directors and officers, among others, against judgments, penalties, fines, settlements and reasonable expenses actually incurred by them in connection with any proceeding to which they may be made, or threatened to be made, a party by reason of their service in those or other capacities unless it is established that (a) the act or omission of the director or officer was material to the matter giving rise to the proceeding and (i) was committed in bad faith or (ii) was the result of active and deliberate dishonesty, (b) the director or officer actually received an improper personal benefit in money, property or services or (c) in the case of any criminal proceeding, the director or officer had reasonable cause to believe that the act or omission was unlawful. However, under the MGCL, a Maryland corporation may not indemnify a director or officer for an adverse judgment in a suit by or in the right of the corporation or for a judgment of liability on the basis that personal benefit was improperly received, unless in either case a court orders indemnification and then only for expenses. In addition, the MGCL permits a corporation to advance reasonable expenses to a director or officer upon the corporation's receipt of (a) a written affirmation by the director or officer of his good faith belief that he has met the standard of conduct necessary for indemnification by the corporation and (b) a written undertaking by him or on his behalf to repay the amount paid or reimbursed by the corporation if it shall ultimately be determined that the standard of conduct was not met.

        We have also entered into indemnification agreements with all of our trustees and officers providing for procedures for indemnification by us to the fullest extent permitted by law and advancements by us of certain expenses and costs relating to claims, suits or proceedings arising from their service to us.

Item 35.    Treatment of Proceeds from Stock Being Registered.

        The consideration to be received by us for the Shares registered hereunder will be credited to the appropriate capital share account.

Item 36.    Financial Statements and Exhibits.

        (a)   See Page F-1 for an index of the financial statements that are being filed as part of this registration statement on Form S-11.

        (b)   The following is a list of exhibits being filed as part of, or incorporated by reference into, this registration statement on Form S-11.

Exhibit number	Description
1.1	Form of Underwriting Agreement.*
3.1	Composite Copy of Amended and Restated Declaration of Trust of the Registrant, as amended.(1)
3.2	Articles of Amendment to Declaration of Trust dated December 30, 2009.(1)
3.3	Amended and Restated Bylaws of the Registrant.(2)
4.1	Form of Share Certificate.(3)

Exhibit number	Description
5.1	Opinion of Venable LLP.*
8.1	Opinion of Sullivan & Worcester LLP.*
10.1	Transaction Agreement, dated June 8, 2009, between the Registrant and HRPT Properties Trust.(2)
10.2
Credit Agreement, dated as of April 24, 2009, among the Registrant, Government Properties Income Trust LLC, the Lenders party thereto and Bank of America, N.A., as Administrative Agent, Swing Line Lender and L/C Issuer.(3)
10.3	Business Management Agreement, dated June 8 2009, between the Registrant and Reit Management & Research LLC.(2)
10.4	Property Management Agreement, dated June 8, 2009, between the Registrant and Reit Management & Research LLC.(2)
10.5	2009 Incentive Share Award Plan of the Registrant.(4)
10.6	Form of Restricted Share Agreement.(4)
10.7	Representative Indemnification Agreement.(2)
10.8	Lease for 5045 East Butler Avenue, Fresno, California, dated November 28, 2001, as amended.(5)
10.9	Form of Mortgage, Assignment of Leases and Rents, Security Agreement and Fixture Filing (pursuant to the Registrant's Credit Agreement).(3)
10.10	Pledge Agreement, dated April 24, 2009, between the Registrant and Bank of America, National Association.(2)
10.11
Amended and Restated Shareholders Agreement, dated December 16, 2009, by and among Affiliates Insurance Company, Five Star Quality Care, Inc., Hospitality Properties Trust, HRPT Properties Trust, Senior Housing Properties Trust, TravelCenters of America LLC, Reit Management & Research LLC and the Registrant.(6)
21.1	Subsidiaries of the Registrant.**
23.1	Consent of Ernst & Young LLP.**
23.2	Consent of Venable LLP (included in the opinion filed as Exhibit 5.1).*
23.3	Consent of Sullivan & Worcester LLP (included in the opinion filed as Exhibit 8.1).*
24.1	Power of Attorney (included on Signature Page).
99.1	Dividend Reinvestment and Cash Purchase Plan.(7)
99.2	Subscription Agreement, dated December 16, 2009, by and between Affiliates Insurance Company and the Registrant.(6)

*
To be filed by amendment.

**
Filed herewith.

(1)
Incorporated by reference to the Registrant's Current Report on Form 8-K, dated December 31, 2009.

(2)
Incorporated by reference to the Registrant's Quarterly Report on Form 10-Q for the quarter ended June 30, 2009, as filed with the SEC on August 10, 2009.

(3)
Incorporated by reference to Amendment No. 2 to the Registrant's Registration Statement on Form S-11/A, File No. 333-157455, as filed with the SEC on May 4, 2009.

(4)
Incorporated by reference to the Registrant's Quarterly Report on Form 10-Q for the quarter ended September 30, 2009, as filed with the SEC on November 4, 2009.

(5)
Incorporated by reference to Amendment No. 1 to the Registrant's Registration Statement on Form S-11/A, File No. 333-157455, as filed with the SEC on April 6, 2009.

(6)
Incorporated by reference to the Registrant's Current Report on Form 8-K, dated December 17, 2009.

(7)
Incorporated by reference to the Registrant's Current Report on Form 8-K, dated October 13, 2009.

Item 37.    Undertakings.

        (a)   Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission that such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

        (b)   The undersigned registrant hereby undertakes that:

          (1)   For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

          (2)   For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

SIGNATURES

        Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-11 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Newton, Commonwealth of Massachusetts, on December 31, 2009.

By:	/s/ DAVID M. BLACKMAN David M. Blackman Treasurer and Chief Financial Officer Dated: December 31, 2009

POWER OF ATTORNEY

        KNOW ALL MEN BY THESE PRESENTS, the undersigned hereby constitute and appoint Adam D. Portnoy, Barry M. Portnoy and David M. Blackman and each of them, his or her true and lawful attorney-in-fact and agent, each with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, or any related registration statement filed pursuant to Rule 462(b) under the Securities Act of 1933, as amended, and to file the same, with exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite or necessary to be done in connection therewith, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that each of said attorneys-in-fact and agents, or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

        Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ ADAM D. PORTNOY Adam D. Portnoy	President and Managing Trustee (Principal Executive Officer)	December 31, 2009
/s/ DAVID M. BLACKMAN David M. Blackman	Treasurer and Chief Financial Officer (Principal Financial Officer and Principal Accounting Officer)	December 31, 2009
/s/ BARRY M. PORTNOY Barry M. Portnoy	Managing Trustee	December 31, 2009
/s/ BARBARA D. GILMORE Barbara D. Gilmore	Independent Trustee	December 31, 2009
/s/ JOHN L. HARRINGTON John L. Harrington	Independent Trustee	December 31, 2009
/s/ JEFFREY P. SOMERS Jeffrey P. Somers	Independent Trustee	December 31, 2009

EXHIBIT INDEX

Exhibit number	Description
1.1	Form of Underwriting Agreement.*
3.1	Composite Copy of Amended and Restated Declaration of Trust of the Registrant, as amended.(1)
3.2	Articles of Amendment to Declaration of Trust dated December 30, 2009.(1)
3.3	Amended and Restated Bylaws of the Registrant.(2)
4.1	Form of Share Certificate.(3)
5.1	Opinion of Venable LLP.*
8.1	Opinion of Sullivan & Worcester LLP.*
10.1	Transaction Agreement, dated June 8, 2009, between the Registrant and HRPT Properties Trust.(2)
10.2
Credit Agreement, dated as of April 24, 2009, among the Registrant, Government Properties Income Trust LLC, the Lenders party thereto and Bank of America, N.A., as Administrative Agent, Swing Line Lender and L/C Issuer.(3)
10.3	Business Management Agreement, dated June 8 2009, between the Registrant and Reit Management & Research LLC.(2)
10.4	Property Management Agreement, dated June 8, 2009, between the Registrant and Reit Management & Research LLC.(2)
10.5	2009 Incentive Share Award Plan of the Registrant.(4)
10.6	Form of Restricted Share Agreement.(4)
10.7	Representative Indemnification Agreement.(2)
10.8	Lease for 5045 East Butler Avenue, Fresno, California, dated November 28, 2001, as amended.(5)
10.9	Form of Mortgage, Assignment of Leases and Rents, Security Agreement and Fixture Filing (pursuant to the Registrant's Credit Agreement).(3)
10.10	Pledge Agreement, dated April 24, 2009, between the Registrant and Bank of America, National Association.(2)
10.11
Amended and Restated Shareholders Agreement, dated December 16, 2009, by and among Affiliates Insurance Company, Five Star Quality Care, Inc., Hospitality Properties Trust, HRPT Properties Trust, Senior Housing Properties Trust, TravelCenters of America LLC, Reit Management & Research LLC and the Registrant.(6)
21.1	Subsidiaries of the Registrant.**
23.1	Consent of Ernst & Young LLP.**
23.2	Consent of Venable LLP (included in the opinion filed as Exhibit 5.1).*
23.3	Consent of Sullivan & Worcester LLP (included in the opinion filed as Exhibit 8.1).*
24.1	Power of Attorney (included on Signature Page).
99.1	Dividend Reinvestment and Cash Purchase Plan.(7)
99.2	Subscription Agreement, dated December 16, 2009, by and between Affiliates Insurance Company and the Registrant.(6)

*
To be filed by amendment.

**
Filed herewith.

(1)
Incorporated by reference to the Registrant's Current Report on Form 8-K, dated December 31, 2009.

(2)
Incorporated by reference to the Registrant's Quarterly Report on Form 10-Q for the quarter ended June 30, 2009, as filed with the SEC on August 10, 2009.

(3)
Incorporated by reference to Amendment No. 2 to the Registrant's Registration Statement on Form S-11/A, File No. 333-157455, as filed with the SEC on May 4, 2009.

(4)
Incorporated by reference to the Registrant's Quarterly Report on Form 10-Q for the quarter ended September 30, 2009, as filed with the SEC on November 4, 2009.

(5)
Incorporated by reference to Amendment No. 1 to the Registrant's Registration Statement on Form S-11/A, File No. 333-157455, as filed with the SEC on April 6, 2009.

(6)
Incorporated by reference to the Registrant's Current Report on Form 8-K, dated December 17, 2009.

(7)
Incorporated by reference to the Registrant's Current Report on Form 8-K, dated October 13, 2009.